Exhibit 1.1

No securities tendered to this bid will be taken up until (a) more than 50% of the outstanding securities of the class sought (excluding those securities beneficially owned, or over which control or direction is exercised by the Offeror or any person acting jointly or in concert with the Offeror) have been tendered to the bid, (b) the minimum deposit period required under applicable Securities Laws has elapsed, and (c) any and all other conditions of the bid have been complied with or waived, as applicable. If these criteria are met, the Offeror will take up securities deposited under the bid in accordance with applicable Securities Laws and extend the bid for an additional minimum period of 10 days to allow for further deposits of securities.

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stockbroker, bank manager, accountant, lawyer or other professional advisor. Additionally, if you have questions, please contact Kingsdale Advisors (Co-Agent and Depositary for the Offer) and / or Gryphon Advisors (Co-Agent) for the Offer, by telephone at 1-888-823-4343 (toll free in North America), or 1-416-867-2272 (collect calls outside North America), or by email at  contactus@kingsdaleadvisors.com. Additional details for the Co-Information Agents are set out on the back page of this document.

The Offer (as defined herein) has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which any such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from, or on behalf of, Shareholders (as defined herein) in any jurisdiction in which the making or acceptance thereof would not be in compliance with the Laws (as defined herein) of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

Information has been incorporated by reference in this offer to purchase (the “Offer to Purchase”) and take-over bid circular (the “Circular”) from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Company Secretary of SolGold plc at Level 27, 111 Eagle Street, Brisbane, Queensland 4000, Australia. (telephone: +61 (7) 3303 0661) and are also available electronically on SEDAR at www.sedar.com.

June 30, 2020

SOLGOLD CANADIAN EXCHANGECO CORP.

OFFER TO PURCHASE

all of the outstanding common shares of

CORNERSTONE CAPITAL RESOURCES INC.

for consideration per common share of Cornerstone of either:

A.	11 ordinary shares of SolGold plc

- or -

at the election of certain holders, who are subject to tax in Canada,
B.	11 exchangeable shares of
SolGold Canadian ExchangeCo Corp.

SolGold Canadian ExchangeCo Corp. (“ExchangeCo” or the “Offeror”), a wholly-owned subsidiary of SolGold plc (“SolGold”), hereby offers (the “Offer”) to purchase, on and subject to the terms and conditions of the Offer, all of the outstanding common shares (“Cornerstone Shares”) of Cornerstone Capital Resources Inc. (“Cornerstone”) not already owned by

SolGold or its affiliates, which includes Cornerstone Shares that may become issued and outstanding after the date of the Offer but before the Expiry Time of the Offer upon exercise of any securities that are exercisable or exchangeable for or convertible into Cornerstone Shares.

The Offer will be open for acceptance until 5:00 p.m. (Toronto time) (the “Expiry Time”)

on Wednesday October 14, 2020 (the “Expiry Date”) unless the Offer is abridged, extended or withdrawn.

Under the Offer, each holder of Cornerstone Shares (each a “Shareholder”, and collectively, the “Shareholders”) is entitled to receive 11 new ordinary shares of £0.01 each par value in the capital of SolGold (each whole ordinary share, a “SolGold Share”), or in the case of certain Shareholders who are subject to tax in Canada, at the election of each such Shareholder, 11 exchangeable shares of ExchangeCo (each whole exchangeable share, an “Exchangeable Share”), in respect of each Cornerstone Share held (collectively, the “Offer Consideration”). The Exchangeable Shares of ExchangeCo will be exchangeable for ordinary shares of SolGold plc (“SolGold Shares”) on a one-for-one basis and will have the rights, privileges, restrictions and conditions described in this offer to purchase and circular (the “Offer to Purchase and Circular”). See Section  1 of the Offer to Purchase, “The Offer”.

The Offer is subject to certain conditions which are described under “Conditions of the Offer” in Section  4 of the Offer to Purchase including, without limitation, there having been validly deposited pursuant to the Offer and not withdrawn at the Expiry Time such number of Cornerstone Shares which constitute more than 50% of the Cornerstone Shares outstanding, excluding those Cornerstone Shares beneficially owned, or over which control or direction is exercised, by SolGold, the Offeror, affiliates of SolGold or by any persons acting jointly or in concert with the Offeror, if any. This condition cannot be waived by the Offeror. This and the other conditions of the Offer, which other conditions may be waived by the Offeror, are described under “Conditions of the Offer” in Section  4 of the Offer to Purchase. Subject to applicable Laws, the Offeror reserves the right to withdraw the Offer and to not take up and pay for any Cornerstone Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived by the Offeror, as applicable, at or before the Expiry Time.

THE EXCHANGEABLE SHARES, SOLGOLD SHARES, AND THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”), ANY U.S. STATE SECURITIES COMMISSION OR ANY OTHER SECURITIES REGULATORY AUTHORITY, NOR HAS THE SEC OR ANY OTHER SUCH AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER TO PURCHASE AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Shareholders should be aware that, during the period of the Offer, SolGold, the Offeror or their affiliates, directly or indirectly, may bid for or make purchases of the securities to be distributed or to be exchanged, or certain related securities, as permitted by applicable Laws or regulations of Canada or its provinces or territories.

Information has been incorporated by reference in the Offer to Purchase and Circular from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference are available electronically on SEDAR at www.sedar.com.

The Depositary for the Offer is:

KINGSDALE ADVISORS

The Cornerstone Shares are listed on the TSX Venture Exchange (“TSX-V”) under the symbol “CGP”. The existing SolGold Shares are admitted to the UK Official List with a Standard Listing and to trading on the Main Market for listed securities of the London Stock Exchange (“LSE”) under the symbol “SOLG” and on the Toronto Stock Exchange (“TSX”) under the symbol “SOLG”. SolGold will apply to list the SolGold Shares issuable under the Offer and upon exchange of the Exchangeable Shares on the TSX. Applications will be made to the United Kingdom Listing Authority (“UKLA”) for the SolGold Shares (but not the Exchangeable Shares) to be admitted to the UK Official List with a Standard Listing and to trading on the Main Market for listed securities of the LSE. Listing of the SolGold Shares issuable under the Offer (including those issuable upon exchange of the Exchangeable Shares) on the TSX is subject to SolGold fulfilling all the requirements of the TSX.

2

Admission of the SolGold Shares to the UK Official List with a Standard Listing and to trading on the Main Market for listed securities of the LSE is subject to SolGold fulfilling all the requirements of the UKLA, the UK Listing Rules (the “Listing Rules”) and the LSE.

On June 29, 2020, the closing price of the Cornerstone Shares on the TSX-V was $3.19, the closing price of the SolGold Shares on the LSE was £0.210 and the closing price of the SolGold Shares on the TSX was $0.355. The Offer Consideration had a value of approximately $3.905 per Cornerstone Share, representing a premium of approximately 22.4% as of the close of trading on June 29, 2020.

SolGold beneficially owns or controls, directly or indirectly, 1,557,655 Cornerstone Shares and 500,000 Cornerstone warrants as of the date of this Circular representing approximately 4.8% of the issued and outstanding Cornerstone Shares and 5.5% on a fully diluted basis.

SolGold and the Offeror have engaged Kingsdale Advisors to act as depositary (the “Depositary”) and Kingsdale Advisors and Gryphon Advisors Inc. to act as information co-agents (the “Co-Agents”).

For a discussion of risks and uncertainties to consider in assessing the Offer, see “Risk Factors Related to the Offer” in Section 8 of the Circular and the risks described in the Annual Information Form (as defined in the enclosed Offer to Purchase) which are incorporated by reference in this Offer to Purchase and Circular.

Registered Shareholders who wish to accept the Offer must properly complete and execute the accompanying letter of transmittal (the “Letter of Transmittal”) (printed on blue paper) and deposit it, together with original certificates or Direct Registration System (“DRS”) Advices representing their Cornerstone Shares and all other required documents, with the Depositary, at its office set out in the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may accept the Offer by: (a) following the procedures for book-entry transfer of Cornerstone Shares described under “Manner of Acceptance — Acceptance by Book-Entry Transfer” in Section  3 of the Offer to Purchase; or (b) following the procedures for guaranteed delivery described under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section  3 of the Offer to Purchase using the accompanying notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) (printed on green paper). Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Cornerstone Shares directly with the Depositary to accept the Offer. However, an investment adviser, stock broker, bank, trust company or other nominee through whom a Shareholder holds its Cornerstone Shares may charge a fee to tender any such Cornerstone Shares on behalf of the Shareholder. Shareholders should consult such nominee to determine whether any charges will apply.

Shareholders whose Cornerstone Shares are registered in the name of an investment adviser, stockbroker, dealer, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Cornerstone Shares under the Offer. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender their Cornerstone Shares.

Questions and requests for assistance may be directed to the Depositary or either of the Co-Agents, all of whose contact details are provided on the back page of this document. Additional copies of the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary or Co-Agents at the address shown on the back page of this document and are accessible on the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (“SEDAR”) website at  www.sedar.com. These website addresses are provided for informational purposes only and no information contained on, or accessible from, such websites are incorporated by reference herein unless expressly incorporated by reference.

The information contained in this document speaks only as of the date of this document. SolGold and the Offeror do not undertake to update any such information except as required by applicable Law. Information in the Offer to Purchase and Circular related to Cornerstone has been compiled from public sources.

No broker, dealer, salesperson or other person (including the Depositary, the Co-Agents, or any dealer manager or any soliciting dealer) has been authorized to give any information or make any representation or warranty on behalf of SolGold or the Offeror in connection with Offer other than those contained in this document, and, if given or made, such information

3

or representation or warranty must not be relied upon as having been authorized by SolGold, the Offeror, the Depositary, the Co-Agents or any dealer manager for the purposes of the Offer.

The availability of the Offer to Shareholders who are not resident in and citizens of the UK may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Persons who are not resident in the UK should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. The release, publication or distribution of this document in or into jurisdictions other than the UK, including the US, may be restricted by law and therefore any persons who are subject to the law of any jurisdiction other than the UK should inform themselves about, and observe, any applicable requirements. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Offer disclaim any responsibility or liability for the violation of such restrictions by any person.

The Offer is not being made to, nor will deposits be accepted from, or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the Laws of such jurisdiction. Accordingly, copies of this document and formal documentation relating to the Offer will not be and must not be, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where to do so would violate the laws of that jurisdiction.

Shareholders should be aware that during the period of the Offer, SolGold, the Offeror and any of their respective affiliates may, directly or indirectly, bid for and make purchases of Cornerstone Shares as permitted by applicable Law. See “Market Purchases and Sales of Cornerstone Shares” in Section  12 of the Offer to Purchase.

ADDITIONAL NOTICE TO UNITED STATES SHAREHOLDERS AND OTHER SHAREHOLDERS OUTSIDE CANADA

This Offer is made for the securities of a Canadian company. The Offer is subject to Canadian and certain UK procedural and disclosure requirements that are different from those of the United States. Financial statements included or incorporated by reference in this Offer to Purchase and Circular have been prepared in accordance with non-U.S. accounting standards (IFRS) that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal Securities Laws, since SolGold and the Offeror are located in countries other than the U.S., and some or all of their officers and directors may be residents of countries other than the U.S.. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. Securities Laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer, SolGold or the Offeror may purchase securities other than under the Offer, such as in open market or privately negotiated purchases.

Shareholders resident in the United States will not be eligible to elect to receive Exchangeable Shares under the Offer. The SolGold Shares offered as consideration under the Offer (but not the Exchangeable Shares) are being offered pursuant to an exemption from the registration requirements of the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “U.S. Securities Act”), provided by Rule 802 thereunder and exemptions provided under the securities laws of each applicable state of the United States. Rule 802 provides an exemption from registration under the U.S. Securities Act for offers and sales of securities issued in exchange for securities of a foreign subject company where certain requirements are met. In accordance with Rule 802, no SolGold Shares will be delivered in the United States or for the account or for the benefit of a person in the United States, unless the Offeror is satisfied that such SolGold Shares may be delivered in the relevant jurisdiction in reliance upon available exemptions from the registration requirements of the U.S. Securities Act and the Securities Laws of the relevant United States state or other local jurisdiction, or on a basis otherwise determined to be acceptable to the Offeror in its sole discretion, and without subjecting the Offeror or SolGold to any registration or similar requirements.

The Offer is made in the United States with respect to securities of a “foreign private issuer”, as such term is defined in Rule 405 promulgated under the U.S. Securities Act, that does not have securities registered under Section 12 of the U.S. Exchange Act and this Offer to Purchase and Circular is subject to applicable disclosure requirements with Canadian provincial and federal corporate and take-over offer rules. Shareholders resident in the United States (“U.S. Shareholders”) should be aware that such requirements are different from those of the United States applicable to registrations statements

4

and prospectuses filed under the U.S. Securities Act in respect of exchange offers for securities of United States domestic issuers registered under the U.S. Exchange Act.

Shareholders that hold “restricted securities” as defined in Rule 144 under the U.S. Securities Act will receive SolGold Shares that are restricted to the same extent, including legends. Restricted securities may be offered, sold, pledged or otherwise transferred, directly or indirectly, only pursuant to a subsequent registration statement or an exemption from the registration requirements of the U.S. Securities Act, including as applicable the exemption provided by Rule 904 of Regulation S thereunder, and exemptions or exclusions from applicable state Securities Laws. Additionally, the U.S. Securities Act imposes restrictions on SolGold Shares held by “affiliates” of SolGold. Persons who may be deemed to be “affiliates” of an issuer include individuals or entities that control, are controlled by, or are under common control with, the issuer, and generally include executive officers and directors of the issuer as well as principal shareholders of the issuer.

Shareholders should be aware that the disposition of Cornerstone Shares and the acquisition of Exchangeable Shares and SolGold Shares by them as described herein may have tax consequences in Canada, Ecuador and in other jurisdictions, including their jurisdiction of residence for income tax purposes. Such consequences may not be fully described herein. Shareholders are encouraged to consult their tax advisors. See “Certain Canadian Federal Income Tax Considerations” in Section  25 of the Circular, and “Certain Australian Tax Considerations” in Section  26 of the Circular, and “Certain Ecuador Tax Considerations” in Section  27 of the Circular.

Shareholders in the United States are urged to consult their own tax advisors for a full understanding of the tax consequences of the Offer to them, including the applicability of U.S. federal, state, local and non-U.S. income and other tax law.

SolGold is subject to the reporting requirements of the applicable Canadian and UK Securities Laws and, as a result, SolGold reports its mineral resources according to Canadian and UK standards. Unless otherwise indicated, all mineral reserve and Mineral Resource Estimates incorporated by reference in the Offer to Purchase and Circular have been prepared in accordance with the requirements of Canadian Securities Laws, which differ in certain respects from the requirements of United States Securities Laws. Accordingly, information contained in this Offer to Purchase and Circular and the documents incorporated by reference herein containing descriptions of mineral deposits may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal Securities Laws and the rules and regulations thereunder.

THE OFFER DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY STATE IN THE UNITED STATES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE OR DIRECTED TO, NOR IS THIS DOCUMENT BEING MAILED TO, NOR WILL DEPOSITS OF CORNERSTONE SHARES BE ACCEPTED FROM OR ON BEHALF OF, SHAREHOLDERS IN ANY STATE IN THE UNITED STATES OR ANY OTHER JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS AND REGULATIONS OF SUCH STATE OR OTHER JURISDICTION.

The Offeror need not extend the Offer to a U.S. Shareholder in those states or jurisdictions that require registration or qualification, except that the Offeror must offer the same cash alternative to U.S. Shareholders in any such state that it has offered to Shareholders in any other state or jurisdiction.

NOTICE REGARDING FORWARD-LOOKING INFORMATION

Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Section entitled “Definitions”.

This Offer to Purchase and Circular, including “Purpose of the Offer and Plans for Cornerstone” in Section  6 of the Circular, “Reasons to Accept the Offer” in Section  7 of the Circular, and “Acquisition of Cornerstone Shares Not Deposited Pursuant to the Offer” in Section  23 of the Circular, in addition to certain statements contained elsewhere in this Offer to Purchase and Circular or incorporated by reference herein, contains “forward-looking information” under the provisions of applicable Canadian securities legislation and “forward-looking statements”. Forward-looking statements include, but are not limited to, statements with respect to the anticipated timing, mechanics, completion and settlement of the Offer, the market for the Exchangeable Shares, the market for and listing of the SolGold Shares, the value of the SolGold Shares and Exchangeable Shares received as consideration under the Offer, the value of the SolGold Shares issuable upon exchange of Exchangeable

5

Shares, the ability of SolGold and ExchangeCo to complete the transactions contemplated by the Offer, reasons to accept the Offer, the purpose of the Offer, the completion of any Compulsory Acquisition (as defined herein) or Subsequent Acquisition Transaction (as defined herein) and any commitment to acquire Cornerstone Shares, SolGold’s objectives, strategies, intentions, expectations and guidance and future financial and operating performance and prospects, SolGold’s ability and the timing regarding the satisfactory fulfilment of the remaining condition precedents needed to access the funding provided by Franco-Nevada, the future price of gold, the future price of copper, the estimation of mineral resources, the realization of Mineral Resource Estimates, the timing and amount of estimated future production, costs of production, targeted cost reductions, capital expenditures, free cash flow, costs and timing of the development of new deposits, success of exploration activities, permitting time lines, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims and limitations on insurance coverage. Generally, these forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, “believes”, or variations or comparable language of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will”, “occur” or “be achieved” or the negative connotation thereof.

Forward-looking statements are necessarily based upon a number of factors and assumptions that if untrue, could cause SolGold’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such statements. Such statements and information are based on numerous assumptions regarding present and future business strategies and the environment in which SolGold will operate in the future, including the accuracy of Cornerstone’s public disclosure, the completion of the Offer and either a Compulsory Acquisition or Subsequent Acquisition Transaction, SolGold management’s assessment of the successful integration of the business and assets of Cornerstone upon completion of the Offer, the expectations of growth and production by SolGold upon completion of the Offer, SolGold’s ability and the timing regarding the satisfactory fulfilment of the remaining condition precedents needed to access the funding provided by Franco-Nevada, the viability of Cornerstone’s assets and projects on a basis consistent with SolGold management’s current expectations, there being no significant risks relating to SolGold’s or Cornerstone’s operations, including political risks, instability and uncertainty in Ecuador and any other risks related to international operations, the price of gold, the price of copper, the price of silver and the price of any other minerals and metals that may be extracted, anticipated costs and ability to achieve goals. Certain important factors that could cause actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others, failure to acquire a 100% interest in Cornerstone through the Offer, the market value of the Exchangeable Shares and SolGold Shares received as consideration under the Offer and SolGold Shares issuable upon exchange of Exchangeable Shares, delays in completing the Offer, the reduced trading liquidity of Cornerstone Shares not deposited under the Offer, the inaccuracy of Cornerstone’s public disclosure upon which the Offer is predicated, the triggering of change of control provisions in Cornerstone’s agreements leading to adverse consequences, the failure to obtain the required approvals or clearances from government authorities on a timely basis, gold and copper price volatility, discrepancies between actual and estimated mineral resources and metallurgical recoveries, mining operational and development risks, litigation risks, regulatory restrictions (including environmental regulatory restrictions and liability), changes in national and local government legislation, taxation, controls or regulations and/or change in the administration of Laws, policies and practices, expropriation or nationalization of property and political or economic developments in Ecuador, Australia, Canada, the United Kingdom and other jurisdictions in which SolGold carries on business, or may carry on business in the future, delays, suspensions or technical challenges associated with capital projects, higher prices for fuel, power, labour and other consumables, currency fluctuations, the speculative nature of mineral exploration, the global economic climate, dilution, share price volatility, competition, loss of key employees, additional funding requirements and defective title to mineral claims or property. Although SolGold believes its expectations are based upon reasonable assumptions and has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.

Forward-looking statements are subject to known and unknown risks, uncertainties and other important factors that may cause SolGold’s actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: risks related to current global financial conditions; risks related to operations; actual results of current exploration activities; environmental risks; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of gold and copper; possible variations in mineral resources, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; mine development and operating risks; accidents, labour disputes and other risks of the mining

6

industry; delays in obtaining governmental approvals or financing or in the commencement of development or construction activities; risks related to the integration of acquisitions; risks related to any future indebtedness and the service of such indebtedness, as well as those factors discussed in the section entitled “Risk Factors” in the Annual Information Form. Although the Offeror has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The forward-looking statements contained in this Offer to Purchase and Circular are made as of the date of this Offer to Purchase and Circular and, accordingly, are subject to change after such date. Except as otherwise indicated by SolGold, these statements do not reflect the potential impact of any non-recurring or other special items or of any disposition, monetization, merger, acquisition, other business combination or other transaction that may be announced or that may occur after the date hereof. Forward-looking statements are provided for the purpose of providing information about SolGold management’s current expectations and plans and allowing investors and others to get a better understanding of SolGold’s operating environment. SolGold does not intend or undertake to publically update any forward-looking statements that are included in this Offer to Purchase and Circular, whether as a result of new information, future events or otherwise, except in accordance with applicable Securities Laws.

Any forward-looking statement relating to Cornerstone is based on information provided by Cornerstone or contained in Cornerstone’s publicly available documents and records or filed with the Canadian Securities Administrators as well as on information available to SolGold as the operator of the Alpala Project (as defined herein) and any forward-looking statement relating to SolGold is based exclusively on information provided by SolGold or is contained in SolGold’s publicly available documents and records or filed with the Canadian Securities Administrators.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is made only for Cornerstone Shares and is not made for any warrants, options or any other rights to acquire Cornerstone Shares (collectively, “Convertible Securities”). Any holder of such Convertible Securities who wishes to accept the Offer should, to the extent permitted by the terms of the Convertible Security and applicable Laws, exercise, exchange or convert such Convertible Securities in order to obtain certificates or a DRS Advice representing Cornerstone Shares and deposit those Cornerstone Shares under the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure the holder of such Convertible Securities will have received certificate(s) or a DRS Advice representing the Cornerstone Shares issuable upon such exercise, exchange or conversion in time for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures described under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section  3 of this Offer to Purchase.

The tax consequences to holders of Convertible Securities of exercising or not exercising such securities are not described in this Offer to Purchase and Circular. Holders of such Convertible Securities should consult their own tax advisors with respect to the potential income tax consequences to them in connection with the decision to exercise or not exercise such securities.

INFORMATION CONCERNING CORNERSTONE

Except as otherwise expressly indicated herein, the information concerning Cornerstone contained in this Offer to Purchase and Circular has been provided by Cornerstone or has been taken from or is based upon publicly available documents and records on file with the Canadian Securities Administrators and other public sources. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Cornerstone taken from, or based upon, such information contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, SolGold, the Offeror and their directors and officers have not verified, nor do they assume any responsibility for, the accuracy or completeness of such information or statements or for any failure by Cornerstone to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information or statements but which are unknown to the Offeror and SolGold. Except as otherwise indicated, information concerning Cornerstone is given as of March 31, 2020, and the Offeror and SolGold do not undertake any duty to update any such information, except as required by applicable Law.

7

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

Unless otherwise indicated, all references to “$” or “dollars” in this Offer to Purchase and Circular refer to Canadian dollars and all references to “£” or “GBP” refer to British Pounds. The financial statements that are incorporated by reference herein are prepared in accordance with IFRS.

8

TABLE OF CONTENTS

QUESTIONS AND ANSWERS REGARDING THE OFFER		1
SUMMARY OF THE OFFER		15

1.	The Offer	15
2.	Time for Acceptance	15
3.	SolGold and The Offeror	15
4.	Reasons to Accept the Offer	16
5.	Purpose of the Offer and Plans for Cornerstone	23
6.	Manner of Acceptance	24
7.	Conditions of the Offer	24
8.	Take-Up and Pay for Cornerstone Shares	24
9.	Withdrawal of the Deposited Shares	25
10.	Certain Canadian Federal Income Tax Considerations	25
11.	Certain Australian Tax Considerations	25
12.	Certain Ecuador Tax Considerations	26
13.	Certain Information Concerning ExchangeCo and the Exchangeable Shares	26
14.	Risk Factors	26

DEFINITIONS		27
OFFER TO PURCHASE		37

1.	The Offer	37
2.	Time for Acceptance	38
3.	Manner of Acceptance	38
4.	Conditions of the Offer	43
5.	Extension, Variation or Change in the Offer	45
6.	Take Up of and Payment for Deposited Shares	47
7.	Right to Withdraw Deposited Shares	48
8.	Return of Deposited Shares	49
9.	Changes in Capitalization; Adjustments; Liens	49
10.	Notices and Delivery	50
11.	Mail Service Interruption	51
12.	Market Purchases and Sales of Cornerstone Shares	51
13.	Other Terms of the Offer	51

CIRCULAR		54

1.	SolGold and The Offeror	54
2.	Recent Developments	55
3.	The Alpala Project	59
4.	Cornerstone	98
5.	Background to the Offer	99
6.	Purpose of the Offer and Plans for Cornerstone	99
7.	Reasons to Accept the Offer	100
8.	Risk Factors Related to the Offer	107
9.	SolGold Shareholder Approvals	111
10.	Source of Funds	111
11.	Certain Information Concerning ExchangeCo and the Exchangeable Shares	111
12.	Certain Information Concerning SolGold and the SolGold Shares	118
13.	Certain Information Concerning Cornerstone and the Cornerstone Shares	123
14.	Effect of the Offer on the Market for Cornerstone Shares; Stock Exchange Listing and Public Disclosure	124
15.	Comparison of Shareholder Rights	124
16.	Ownership of and Trading in Cornerstone Shares	125
17.	Commitments to Acquire Shares of Cornerstone	125
18.	Arrangements, Agreements or Understandings	125
19.	Lock-Up Agreements	126

i

20.	Benefits from the Offer	126
21.	Material Changes and Other Information Concerning Cornerstone	126
22.	Regulatory Matters	126
23.	Acquisition of Cornerstone Shares Not Deposited Pursuant to the Offer	127
24.	Unaudited Condensed Consolidated Pro forma Financial Statements	131
25.	Certain Canadian Federal Income Tax Considerations	131
26.	Certain Australian Tax Considerations	140
27.	Certain Ecuador Tax Considerations	141
28.	Depositary and Co-Agents	144
29.	Legal Matters	145
30.	Interests of Experts	145
31.	Offerees’ Statutory Rights	145
32.	Directors’ Approval	146

CERTIFICATE OF SOLGOLD CANADIAN EXCHANGECO CORP.		147
CERTIFICATE OF SOLGOLD PLC		148
SCHEDULE “A”		1
SCHEDULE “B”		1
SCHEDULE “C”		1
SCHEDULE “D”		1

ii

QUESTIONS AND ANSWERS REGARDING THE OFFER

The following sets forth material information with respect to the Offer. The questions and answers below are not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. You are urged to read the entire Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery carefully prior to making any decision regarding whether or not to tender your Cornerstone Shares. We have included cross-references in this section to other sections of the Offer to Purchase and Circular where you will find more complete descriptions of the topics mentioned below. Unless otherwise defined herein, capitalized terms have the meanings given to them in the Section entitled “Definitions”.

WHAT IS THE OFFER?

ExchangeCo (also referred to herein as the “Offeror”) is offering to purchase all issued and outstanding Cornerstone Shares on the basis of 11 SolGold Shares, or at the election of certain holders subject to tax in Canada, 11 Exchangeable Shares of the Offeror, for each Cornerstone Share. The Offeror is a wholly-owned subsidiary of SolGold. The Exchangeable Shares will be exchangeable for SolGold Shares on a one-for-one basis and will have the rights, privileges, restrictions and conditions described in this Offer to Purchase and Circular. See Section  1 of the Offer to Purchase.

On June 29, 2020, the closing price of the Cornerstone Shares on the TSX-V was $3.19, the closing price of the SolGold Shares on the LSE was £0.210 and the closing price of the SolGold Shares on the TSX was $0.355. The Offer Consideration had a value of approximately $3.905 per Cornerstone Share, representing a premium of approximately 22.4% as of the close of trading on June 29, 2020.

See “The Offer” in Section  1 of the Offer to Purchase.

WHO IS OFFERING TO PURCHASE MY CORNERSTONE SHARES?

ExchangeCo is making the Offer and is the Offeror for all purposes in this Circular.

SolGold is a company incorporated and registered in England and Wales pursuant to the Companies Act 1985 (United Kingdom) (the “Companies Act”), as amended. SolGold’s head office is located at Level 27, 111 Eagle Street, Brisbane, Queensland 4000, Australia. SolGold’s registered office is located at c/o Locke Lord (UK) LLP, 201 Bishopsgate, London EC2M 3AB, United Kingdom.

SolGold is a Brisbane-based mineral exploration company that carries a diverse portfolio of exploration projects in Ecuador, Solomon Islands and Australia. SolGold has been focused on mineral exploration in the Andean copper belt in Ecuador since 2012. The Alpala Project is SolGold’s main material project.

ExchangeCo is a corporation incorporated by SolGold under the Business Corporations Act (Alberta) (the “ABCA”) solely for the purpose of making the Offer. ExchangeCo has no significant assets and has not engaged in any business or other activities to date. In connection with the Offer, ExchangeCo will issue Exchangeable Shares in exchange for the validly elected and tendered and not validly withdrawn Cornerstone Shares and will cause the delivery of any SolGold Shares required to be delivered in exchange for validly tendered and not validly withdrawn Cornerstone Shares.

See “Certain Information Concerning ExchangeCo and the Exchangeable Shares” in Section  11 of the Circular and “Certain Information Concerning SolGold and the SolGold Shares” in Section  12 of the Circular.

WHAT ARE THE EXCHANGEABLE SHARES AND THE SOLGOLD SHARES?

The SolGold Shares will be new ordinary shares of £0.01 each to be issued in the capital of SolGold.

The Exchangeable Shares are being issued by ExchangeCo in connection with the Offer in order to achieve intended tax efficiencies, as described in the section entitled “Certain Canadian Federal Income Tax Considerations” in Section  25 of the Circular. The Exchangeable Shares are exchangeable into SolGold Shares on a one-for-one basis and are intended to be, to the extent practicable, economically equivalent to SolGold Shares. Unlike the Cornerstone Shares and the SolGold Shares, the Exchangeable Shares will not be listed on any stock exchange or other market. Other than with respect to an exchange of the Exchangeable Shares for SolGold Shares in accordance with their terms, you will not be able to sell or transfer your Exchangeable Shares to any third party except in a transaction exempt from the prospectus requirements under applicable Securities Laws. Thus, you should expect minimal liquidity with respect to the Exchangeable Shares apart from the right to exchange such shares for SolGold Shares.

See “Certain Information Concerning ExchangeCo and the Exchangeable Shares” in Section  11 of the Circular, “Certain Information Concerning SolGold and the SolGold Shares” in Section  12 of the Circular and “Purpose of the Offer and Plans for Cornerstone” in Section  6 of the Circular.

WHAT ARE THE CLASSES OF SECURITIES SOUGHT IN THE OFFER?

ExchangeCo is offering to purchase all the outstanding Cornerstone Shares, other than Cornerstone Shares held by SolGold or its affiliates. As of March 31, 2020 there were 32,393,161 Cornerstone Shares issued and outstanding. The Offer includes Cornerstone Shares that may become issued and outstanding after the date of this Offer to Purchase, but before the expiration of the Offer, upon exercise, exchange or conversion of any Convertible Securities. The Offer is not being made directly for any Convertible Securities or other rights to acquire Cornerstone Shares.

See “The Offer” in Section  1 of the Offer to Purchase.

WHY ARE YOU MAKING THIS OFFER?

ExchangeCo is making the Offer because its parent company, SolGold, wants to acquire the entire equity interest in Cornerstone and consolidate the ownership of the Alpala Project. Exploraciones Novomining S.A. (“ENSA”) holds a 100% ownership interest in the Alpala Project. SolGold has an 85% direct holding of ENSA. The remaining 15% is indirectly held by Cornerstone through its Ecuadorian subsidiary, Cornerstone Ecuador S.A. (“CESA”). SolGold also holds 1,557,655 shares of Cornerstone, representing approximately 4.8% of the issued and outstanding shares of Cornerstone as of the date of this Offer to Purchase and Circular. Accordingly, through the shares already held in Cornerstone, SolGold has a further approximate indirect interest in ENSA of 0.7%, totaling 85.7% in aggregate. SolGold also holds 500,000 warrants to purchase Cornerstone Shares, which if exercised, would further increase its interest in Cornerstone to 5.5% on a fully diluted basis and its indirect interest in ENSA to 85.8%.

Cornerstone has limited rights as a shareholder of ENSA in relation to the Alpala Project. An agreement between shareholders exists, but no joint venture exists and SolGold owes no fiduciary obligations to Cornerstone. These circumstances may adversely impact Cornerstone’s ability to finance and hence maintain its interest in the Alpala Project.

As a result of the foregoing structure, the prospects of Cornerstone are inextricably linked to those of SolGold. For reasons outlined below, it is the position of SolGold that having these interests in the Alpala Project spread over two public companies is not only inefficient and costly, but also presents opportunities for third parties to complicate or frustrate a larger potential transaction for control of the Alpala Project. SolGold believes that combining the two companies through the Offer is a practical means of addressing such issues and will have the added benefit of relieving holders of Cornerstone Shares of certain unattractive aspects of the structure through which they currently have exposure to the Alpala Project. The foregoing is described in greater detail below and in “Reasons to Accept the Offer” in Section  7 of this Circular.

If ExchangeCo completes the Offer and following the completion of the Offer holds (together with SolGold and its affiliates) at least 66 2/3% of the outstanding Cornerstone Shares but does not then own 100% of the Cornerstone Shares, SolGold or the Offeror currently intends to acquire any Cornerstone Shares not deposited to the Offer in a second-step transaction. This transaction would likely take the form of a Compulsory Acquisition or a Subsequent Acquisition Transaction.

See “Purpose of the Offer and Plans for Cornerstone” in Section  6 of the Circular, “Reasons to Accept the Offer” in Section  7 of the Circular and “Acquisition of Cornerstone Shares Not Deposited Pursuant to the Offer” in Section  23 of the Circular.

WHY ACCEPT THE OFFER?

SolGold and the Offeror believe that the Offer is compelling and represents a superior alternative to continuing on the course set by the current board of directors and management of Cornerstone. The reasons SolGold, through the Offeror, is making the Offer, as detailed above, are equally sound reasons for accepting the Offer.

With significant investments from Newcrest Mining Ltd. (“Newcrest”), BHP Billiton Holdings Ltd (“BHP”) as well as the financing announced by Franco-Nevada, it is clear that, to date, the industry majors have elected to gain exposure to the Alpala Project through SolGold and not Cornerstone. SolGold believes that this outcome stems from the fact that industry majors are less interested in acquiring a minority, non-operating stake in an asset such as the Alpala Project. As such, SolGold sees substantial benefit to holders of Cornerstone Shares in consolidating the ownership of the Alpala Project into one entity, so that shareholders of both companies are best placed to benefit in a potential future transaction for control of the Alpala Project. In the event of no such potential future transaction, Cornerstone Shareholders risk being required to fund their share of development costs, which would be challenging for Cornerstone Shareholders under the current structure and agreement between SolGold and Cornerstone.

Additional details and support of the SolGold proposal are set out below.

A.                                    Strong balance sheet funds SolGold for the next 18 months, including to Completion of the Feasibility Study

On May 11, 2020, SolGold announced that it had entered into a US$100 million binding Net Smelter Returns Financing Agreement (“NSR Financing”) with Franco-Nevada Corporation (“Franco-Nevada”), with an option to upsize the financing to US$150 million at SolGold’s election, with reference to the Cascabel license area forming the Alpala Project. Concurrently with the NSR Financing, SolGold and Franco-Nevada have also entered into a US$15 million secured Bridge Loan Agreement (the “Bridge Loan Agreement”) that as of this date is fully drawn down. Closing of the NSR Financing is subject to completion of a site visit as final confirmatory due diligence. SolGold and Franco-Nevada are coordinating preparations to undertake this site visit.

For proceeds to SolGold of US$100 million, Franco-Nevada will receive a perpetual 1% NSR interest from SolGold calculated with reference to net smelter returns (“NSR”) from the Cascabel licence area. The NSR Financing can be upsized within eight months from the date of the NSR Financing, at SolGold’s election, for additional proceeds to SolGold of US$50 million, in exchange for an additional 0.5% NSR interest (in addition to the initial 1% NSR, creating an upsized NSR of 1.5%). The NSR Financing includes (i) a 50% buy-back option exercisable at SolGold’s election for six years from closing at a price delivering Franco-Nevada a 12% internal rate of return and (ii) a NPV neutral option in favour of Franco-Nevada to convert the NSR interest into a gold-only NSR interest, available for six years from two years after operation start. The NSR Financing includes conditional minimum annual royalty payments of US$10 million from 2028. Prior to that date, SolGold has no payment obligations and no financing costs are incurred. The NSR Financing also includes a NSR interest top-up mechanism in the event that the actual mine production (measured on a copper equivalent basis) is less than 85% of planned production.

On June 5, and June 8, 2020, SolGold announced the results of a private placing to institutional and private investors as well as members of the board of directors raising US$40.0 million in gross proceeds (the “June 2020 Private Placing”).

The NSR Financing and the June 2020 Private Placing together raised up to US$190 million in gross proceeds before costs and is expected to fund SolGold for the next 18 months (subject to the satisfaction of certain conditions precedent to funding), including through the anticipated Alpala Project Pre-Feasibility Study and Feasibility Study, all activities required to achieve the development decision (with the exception of the actual capital development costs) in addition to regional exploration costs and all overhead costs.

Immediately after the completion of the June 2020 Private Placing, SolGold had a cash balance of US$49 million, with the prospect of receiving a further US$135 million from Franco-Nevada within 8 months from the NSR Financing Agreement. SolGold’s balance sheet compares favourably to Cornerstone’s cash position at March 31, 2020 of just US$0.7 million with no further capital raises undertaken by Cornerstone since then.

This puts SolGold in a strong position to continue to drive forward the development of the Alpala Project and progress the assessment of its substantial and prospective regional exploration concessions across the rest of Ecuador.

B.                                    Premium to Shareholders

On January 31, 2019, SolGold announced its intention to make the Offer, which represented a premium of approximately 20% to the undisturbed closing price of Cornerstone Shares on the TSX-V on January 30, 2019. Since this time, Cornerstone Shares have traded at a discount to the implied value of the Offer Consideration for the significant majority of trading days.

On June 29, 2020, the closing price of the Cornerstone Shares on the TSX-V was $3.19, the closing price of the SolGold Shares on the LSE was £0.210 and the closing price of the SolGold Shares on the TSX was $0.355. The Offer Consideration had a value of approximately $3.905 per Cornerstone Share, representing a premium of:

•                  22% to the closing price of the Cornerstone Shares as of the close of trading on June 29, 2020;

•                  66% to the volume weighted average price of the Cornerstone Shares over the last 90 trading days; and

•                  56% to the volume weighted average price of the Cornerstone Shares over the last 12 months.

The maximum premium implied by the Offer Consideration since SolGold’s announcement on January 31, 2019 of its intention to make an offer, was 124% on May 13, 2020.

SolGold believes Cornerstone’s shares will continue to trade at an implied discount to SolGold for the following reasons:

•                  SolGold believes it is now fully funded for, and is making progress towards, the Alpala Pre-Feasibility and Feasibility Study (subject to the satisfaction of the conditions precedent to the NSR financing), completion of which will trigger negative financial consequences for Cornerstone as described below under  “E - Removal of Cornerstone’s Financing Obstacles at the Alpala Project”;

•                  a realization in the market that Cornerstone has limited rights and no influence over the direction of ENSA and the Alpala Project, and that its stake in ENSA is of limited long-term value for strategic investors;

•                  continued appreciation of SolGold’s relative control premium over the Alpala Project as a result of its registered and beneficial ownership and managerial control thereof;

•                  increased recognition of SolGold’s experienced and recognized management team in Ecuador with proven capabilities in identifying prospective mineral licences, discovering mineral deposits and progressing feasibility studies in a prompt, cost-effective manner;

•                  continued appreciation of the value of SolGold’s 100% owned exploration assets across 75 granted, wholly owned licenses in Ecuador;

•                  consistent progress by SolGold towards the Pre-Feasibility Study and Feasibility Study on the Alpala Project, the completion of which will trigger negative financial consequences for Cornerstone as described below under  “E - Removal of Cornerstone’s Financing Obstacles at the Alpala Project”; and

•                  favourable investor perception of SolGold’s proven ability to attract financing from a wide range of sources, including from some of the world’s largest mining companies, global institutional investors as well as development funding companies specialising in metal royalties and production streams.

SolGold believes that the strategic disadvantage facing Cornerstone and the material strategic benefits enjoyed by SolGold, including the possibility of its shareholders receiving a significant premium for control, whilst continuing to participate directly in the Alpala Project and the other Ecuadorian licences owned by SolGold, means that an alternative third party offer for Shareholders at the same or higher price than this Offer is unlikely.

C.                                    Continued Participation in the Alpala Project through SolGold — the 100% Consolidated Operator

The consolidation of 100% ownership of the Alpala Project into a single entity makes eminent sense for shareholders wishing to remain invested in the Alpala Project’s expected development and will also provide shareholders of the combined entity a meaningful platform for input and control over the project. Cornerstone’s current 15% interest in the Alpala Project is held through its ownership of ENSA equity, which carries no operational rights, no rights to representation or meaningful participation on the board of directors of ENSA, SolGold or any technical committee with oversight of any aspect of the Alpala Project, no ability to encumber or lend against the asset and no negative controls or off-take rights. Furthermore, SolGold is under no obligation, fiduciary or otherwise, to inform, share information, grant access, or align commercial objectives with Cornerstone. SolGold is a well-funded integrated development and exploration company, controlling or wholly owning the majority of its assets. In contrast, Cornerstone is a micro-cap holding company for small minority interests, with a passive management team that can play no role in the development of the Alpala Project, nor have an ability to exert any influence on the project. As such, value for Shareholders in the combined entity would immediately be unlocked through the simplification of the project structure in addition to removing duplicative overhead costs as a result of operating a single publicly-listed controlling entity.

If all Shareholders participate in the Offer then on completion of the Offer the Shareholders would hold a combined total 14% interest in SolGold.

D.                                    The Elimination of Cornerstone’s Restrictive Debt-Carry Constraints

Cornerstone’s pro rata share of costs leading up to the completion of a Feasibility Study at the Alpala Project (anticipated to be a total of US$52.0 million) is currently being debt-carried by SolGold. As of March 31, 2020, SolGold had incurred US$30.3 million on behalf of Cornerstone relating to the Alpala Project. The eventual repayment of this debt creates a large, and potentially restrictive, liability for Shareholders upon the completion of a Feasibility Study, which would be avoided if Shareholders accept the Offer. Under the current structure, Cornerstone must repay SolGold out of the Alpala Project cash flows, on a 90% preferential basis, until Cornerstone’s carried costs are repaid in full. As a result, Shareholders will only have access to 10% of the Alpala Project cash flows that they would otherwise be entitled to by virtue of their 15% interest (or 1.5% of the Alpala Project cash flows) unless and until that debt has been repaid. By accepting the Offer, however, Shareholders will receive SolGold Shares or Exchangeable Shares, giving them a direct interest (or a right to a direct interest) in an entity with a right to share in 100% of the Alpala Project’s free cash flows. Such cash flows would commence from the start of production at the project, and with no further liability by Cornerstone to repay its share of the lead-up expenditures back to SolGold.

E.                                     Removal of Cornerstone’s Financing Obstacles at the Alpala Project

Under the current structure, after completion of a Feasibility Study at the Alpala Project, if Cornerstone wishes to maintain its 15% interest in ENSA it will be required to fund its pro rata share of development expenditures at a minimum of 10% of the required capital on an ongoing basis during the highly capital-intensive construction phase of the project. SolGold expects Cornerstone will face significant obstacles in financing such contributions particularly with the current capital expenditure estimate of US$2.5-2.8 billion (which estimate was set out in the PEA, which report, for greater certainty, is no longer the most current technical report in connection with the Alpala Project, but which estimate SolGold believes continues to be relevant in respect of the project and in respect of Shareholders’ assessment of the Offer) implying Cornerstone is expected to be required to secure up to US$390-420 million of financing. This represents greater than 5 times Cornerstone’s current market capitalization. In the current market this is considered a challenging task for a micro-cap holding company. Should Cornerstone attempt to maintain its 15% ownership, Cornerstone is unlikely able to arrange debt financing, a royalty, a metal stream or any other similar structure due to a prohibition on granting security over its 15% economic interest in the Alpala Project, which is Cornerstone’s only material project. SolGold believes that Cornerstone will also face significant challenges in arranging equity financing, since third parties are likely to be discouraged from participating in any such financing due to the lack of data room access and availability to conduct due diligence, project control and influence as noted above. To the extent Cornerstone is able to arrange such equity financing, SolGold expects it will be highly dilutive to existing Shareholders given Cornerstone’s market capitalisation of just US$76 million ($103 million) against its expected required funding estimated to be up to US$390-420 million. SolGold believes holders of Cornerstone Shares should be greatly concerned about the extent to which the completion of such dilutive equity financings will limit the upside in Cornerstone Shares. Additionally, under its agreement with SolGold, Cornerstone cannot sell its interest in the Alpala Project without SolGold’s consent, which may be withheld in SolGold’s absolute discretion, and even then, SolGold has a pre-emptive right to purchase such interest itself. If Cornerstone fails to fund its pro rata share of development expenditures to an extent that its interest drops below 10%, pursuant to applicable dilution mechanisms, SolGold may exercise its right at any time to convert the remaining interest of Cornerstone in the Alpala Project into a 0.5% NSR which SolGold may acquire at any time for total consideration of only US$3.5 million.

By accepting the Offer, Shareholders can remove all of the financing obstacles above and safeguard their investment.

F.                                      Additional Upside of Other Highly Prospective SolGold Licences

Beyond the Alpala Project, SolGold holds through 4 wholly-owned subsidiaries, 75 additional 100%-owned licences in Ecuador that are highly prospective, and which have yet to have their full potential value assessed. Of these 75 concessions, SolGold has identified 13 priority targets — the most advanced of which are La Hueca, Porvenir, Rio Amarillo, Cisne Victoria, Cisne Loja, Blanca, Sharug, Chical and Timbara — which show a strong probability of being added to SolGold’s project pipeline. Shareholders accepting the Offer will gain exposure to the upside of these projects, as summarized below:

•                  The La Hueca project is in the south of Ecuador within the eastern Jurassic Belt which also contains Lundin Gold’s Fruta del Norte epithermal gold deposit (14 Moz gold), the Mirador copper-gold porphyry deposit (3 Mt copper, currently being developed by Chinese consortium CRCC-Tongguan) and the Santa Barbara gold-copper porphyry deposit (8 Moz gold, contained within Lumina Gold’s Condor project). The project area covers approximately 92km2 on 3 concessions and hosts 6 identified porphyry centres. Geological mapping, stream sediment sampling and rock chip samples, including a sample containing 13.8% copper, have shown the presence of a quartz vein network containing several minerals characteristic of copper-gold porphyries such as chalcopyrite, bornite and molybdenite. SolGold is preparing to drill test the most promising target, the La Hueca 6 anomoly.

•                  The Porvenir project is also hosted in the Jurassic belt in southern Ecuador and covers approximately 136   km2 on 4 concessions. A stream sediment sampling program initially delineated two geochemical anomalies within a larger 6.0km x 5.5km stream anomaly. These anomalous zones are known as the Derrumbo and Bartolo prospects. Detailed follow up mapping and rock chip sampling continue to locate additional mineralised outcrops at both the Bortolo and Derrumbo target, with rock chips grading up to 8.7% copper. Subsequent extended rock-saw channel sampling along exposed outcrops yielded 147m at 0.64% CuEq (0.43 g/t Au and 0.37% Cu) including 82m at 0.96% CuEq (0.71 g/t Au and 0.55% Cu). The main prospective target area at Derrumbo, Target 15, has been defined over an area of 1.5km x 1.0km and will be drill tested in the third quarter of 2020.

•                  The Blanca project and tenements are in Ecuador’s Northern Eocene Belt, 8km north-west of the Cascabel Concession. Sampling has identified several gold-rich epithermal quartz veins known as the Cielito vein which extends over approximately 5km. Rock chips from the Cielito vein average over 80 g/t Au with the highest grade sample returing 617 g/t Au. The eastern part of this vein system lies within the area of mutual interest with Cornerstone, but there has been no significant work on the extension into the area of mutual interest. The Blanca project also hosts a silicified topographic dome which contains widespread gold mineralization outcropping over an area of approximately 500m x 500m.

•                  The Cisne Loja project is located in the Miocence porphyry belt of southern Ecuador and covers approximately 147km2 in 3 concessions. SolGold has identified two high priority prospects within the Cisne Loja project: the Cuenca Loma gold prospect, where epithermal quartz veins up to 15 g/t Au outcrop over an area of 2km x 1km, and the Celen porphyry copper gold project, where rock chips up to 4.32% Cu and 4.5 g/t Au have been discovered over a 2km x 1km soil copper-gold-molydedum anomaly.

•                  The Chical project is located approximately 15km NE of Cascabel on the Eocene belt of Northern Ecuador and covers approximately 144km2 in three concessions. SolGold has identified multiple targets at Chical including Espinosa, where a 1.5km x 1.0km soil anomaly has been defined and rock chip samples have returned up to 7 g/t Au and at the Pascal and La Esperanza prospects where large copper gold anomalies have been defined with rock chips returning up to 1 % copper, 0.4 g/t gold and 886 ppm molybdenum.

•                  The Rio Amarillo project is located approximately 35km SE of Cascabel on the Eocene belt of Northern Ecuador and covers approximately 123km2 in three concessions. High priority targets within Rio Amarillo include a 2.5km x 2.2km lithocap with widespread gold and copper anomalism and distal quartz veins with rock chip samples grading up to 11 g/t gold.

•                  The Sharug project is located in the Miocene belt of southern Ecuador and comprises one concession of 26km2. SolGold has identified two targets within the concession: a gold project in the north of the concession where epithermal quartz vein samples have been defined over an area of 1.4km x 1.0km and yielded results up to 39.6 g/t gold, and a porphyry copper gold project in the south of the concession at Santa Martha where soil copper gold and molybdenum geochemistry, airborne magnetics and geological mapping have defined a target area of 1km x 1km.

•                  The Timbara project is located within the eastern Jurassic Belt in the south of Ecuador on the Timbara concessions. Initial stage geochemical sampling and reconnaissance mapping has located promising mineralised outcrops containing chalcopyrite and traces of bornite. A rock chip sample from a bornite-rich vein returned best results of 28.89% Cu. These veins are believed to be a continuation of the porphyry corridor identified at SolGold’s La Hueca project described above.

•                  The Cisne Victoria project is located in south eastern Ecuador, on the El Cisne concessions. The project consists of an epithermal zone of alteration and mineralisation indicative of the presence of a large porphyry system. Best sampling results have returned 7m at 2.29% copper, 0.73 g/t gold and 8.83 g/t silver.

(See “The Alpala Project” in Section  3 of the Circular for a full summary of the mineral resource and mineral reserve estimates for SolGold). The foregoing summary has been reviewed and approved by Jason Ward, (CP) B.Sc. Geol., Exploration Manager Global of SolGold, who is a “qualified person” under NI 43-101.

G.                                    Enhanced Market Profile, Increased Liquidity, Lower Cost of Capital and More Financing Options

By accepting the Offer, Shareholders will receive SolGold Shares, or, in the case of certain Shareholders subject to tax in Canada who so elect, Exchangeable Shares (which are intended to be the economic equivalent of SolGold Shares). The existing SolGold Shares are listed and traded on the TSX and the Main Market of the LSE, representing a broad and diversified group of investors and capital. Moreover, the market capitalization of the combined entity is initially expected to be approximately US$620 million, prior to the potential for a significant re-rating. All of which should provide a greater capital markets presence and broader analyst coverage and liquidity. Taken together, SolGold has the potential to reduce its cost of capital and will have expanded financing options. Securities listed on the TSX and LSE, particularly securities of issuers with larger market capitalizations, generally trade with less volatility than issuers listed on the TSX-V like Cornerstone.

H.                                   Experienced Board and Management

SolGold’s experienced board of directors and award-winning management team have a strong record of value creation and stewardship of investors’ capital. SolGold made its first entry into Ecuador in 2012 with the acquisition of a 20% stake in ENSA, at which time its market capitalization was approximately US$20 million. In February 2014, SolGold completed the terms of the earn-in to increase its ENSA ownership to 85% and, by the end of that month, its market capitalization increased to approximately US$120 million. In September 2016, SolGold recommenced its drilling programme and once the first results became public, SolGold’s market capitalization increased to approximately US$190 million. Since then, SolGold has completed three Mineral Resource Estimates, the most recent of which was announced on April 7, 2020 with 9.9 Mt contained copper, 21.7 Moz gold, and 92.2 Moz silver in the Measured and Indicated (as defined in NI 43-101) categories lifting the market capitalization to approximately US$535 million as of the date of this Offer.

Overall, SolGold’s successful exploration and effective leadership drastically improved the valuation of ENSA, with the Alpala Project and SolGold management being the primary driver of value for both Cornerstone and SolGold shareholders. By tendering to the Offer and becoming SolGold shareholders, Shareholders will receive the benefit of this proven, value creating-team who have discovered and delineated a large scale, world-class copper-gold-silver porphyry deposit at the Alpala Project. A successful Offer would allow the elimination of needless and duplicative corporate overheads, general and administrative expenses and deliver demonstrable ongoing value add for all Shareholders.

I.                                        Tax Efficient Transaction Structure

The Exchangeable Shares that may be issued in connection with this Offer enable, to the extent practical, permissible and applicable, Shareholders otherwise subject to tax in Canada to elect to claim a full or partial tax deferral (rollover) under the Income Tax Act (Canada), as amended (the “Tax Act”), as described in the sections entitled “Certain Information Concerning ExchangeCo and the Exchangeable Shares” in Section  11 of the Circular and “Certain Canadian Federal Income Tax Considerations” in Section  25 of the Circular. The Exchangeable Shares, by virtue of the redemption and exchange rights attaching to them and the provisions of the Support Agreement described in Section  11 of the Circular, are intended to provide the holders with economic rights that are, as nearly as practicable, equivalent to those of a SolGold Share.

J.                                        Potential for Downward Share Price Impact if the Offer is Not Accepted

The Offer represents a premium to the market price of Cornerstone Shares and provides Shareholders with an offer capable of acceptance. If the Offer is not successful and no competing transaction is made, SolGold believes the trading price of Cornerstone Shares may decline to pre-Offer levels or lower due to:

(i)             the material financing disadvantages of Cornerstone under its agreement with SolGold described above;

(ii)          Cornerstone’s minority interest in the Alpala Project, which does not attract a premium, and may in fact attract a discount;

(iii)       perceived transaction risk due to Cornerstone’s inability to consummate a business combination with its ‘natural’ partner in ENSA, SolGold;

(iv)      the unsubstantial and early stage nature of its remaining assets (other than the SolGold Shares held by Cornerstone); and

(v)         the apparent absence of other premium bids.

If Shareholders do not accept the Offer, it is the view of SolGold that:

(i)             SolGold will continue to trade at a premium to Cornerstone on the basis of:

a.              its 85% ownership of the Alpala Project;

b.              the discount Cornerstone suffers due to its minority economic position in the Alpala Project; and

c.               the inability of Cornerstone to control, or even influence, operations at the Alpala Project;

(ii)          Cornerstone’s shareholding of SolGold will continue to be diluted and lose strategic relevance as SolGold’s capital structure expands through new value adding share issuances;

(iii)       As SolGold approaches completion of the Feasibility Study on the Alpala Project, the risk to Cornerstone of not being able to finance up to an estimated US$390-420 million of capital contributions expected to be required to maintain its 15% interest, and the related risk that SolGold could acquire the entire equity interest of Cornerstone in ENSA for just US$3.5 million should Cornerstone’s equity interest drop below 10%, which would trigger this right;

(iv)      The share price of Cornerstone may fall if the Offer is not accepted or is withdrawn as SolGold believes there is a very limited scope for a superior proposal to emerge;

(v)         Shareholders would not be able to participate in the upside offered by SolGold’s unique operational capabilities in Ecuador and highly competent, efficient and award-winning management team;

(vi)      Shareholders would not be able to participate in the upside offered by SolGold’s 75 other granted concessions covering 13 wholly-owned priority targets capable of becoming economic copper-gold porphyries. In particular, they would not participate in the emerging La Hueca, Porvenir, Rio Amarillo, Cisne Victoria, Cisne Loja, Blanca, Sharug, Chical and Timbara and other targets; and

(vii)   Shareholders would not enjoy the market attention being focused on SolGold as exemplified by the premium investments made by Newcrest, BHP, Franco-Nevada and BlackRock, the world’s largest mining equity investor.

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

The Offer is conditional upon the specified conditions being satisfied, or where permitted, waived at 5:00 p.m. (Toronto time) on October 14, 2020 or such earlier or later time during which Cornerstone Shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any extension thereafter, including:

A.                                    Shareholders must validly tender and not withdraw before the expiration of the Offer a number of Cornerstone Shares that would represent more than 50% of the total number of outstanding Cornerstone Shares. This condition cannot be waived by the Offeror.

B.                                    Shareholders must validly tender and not withdraw before the expiration of the Offer a number of Cornerstone Shares that would represent at least 66 2/3% of the total number of outstanding Cornerstone Shares calculated on a fully diluted basis.

C.                                    There does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer any event, change, circumstance, development or occurrence that constitutes a Material Adverse Effect or could give rise to a Material Adverse Effect.

D.                                    The Approvals (as defined herein) and other third party consents or approvals considered necessary by the Offeror in relation to the Offer shall have been obtained on terms satisfactory to the Offeror in its reasonable judgment.

The Offer is subject to certain other conditions in addition to those listed above. A further discussion of the conditions to the consummation of the Offer can be found in “Conditions of the Offer” in Section  4 of the Offer to Purchase.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER TO THE OFFER?

You have until the Expiry Date of the Offer to tender. The Offer is scheduled to expire at 5:00 p.m. (Toronto time), on October 14, 2020 unless it is extended or withdrawn. In accordance with applicable Law, if the Offeror is required to take up the Cornerstone Shares deposited at the Expiry Time, the Offeror will extend the Offer for an additional period of 10 days following the Expiry Date and may extend the Offer for one or more additional periods.

See “Time for Acceptance” in Section  2 of the Offer to Purchase.

CAN YOU EXTEND THE OFFER?

Yes. The Offeror may elect, in its sole discretion, to extend the Offer from time to time.

In accordance with applicable Law, if the Offeror is required to take up the Cornerstone Shares deposited at the expiry of the initial deposit period, it will extend the period during which Cornerstone Shares may be deposited under the Offer for a 10-day Mandatory Extension Period following the expiry of the initial deposit period and may extend the deposit period after such 10-day Mandatory Extension Period for one or more Optional Extension Periods (“Optional Extension Period”). If the Offeror extends the Offer, it will notify the Depositary and publicly announce such extension or acceleration and, if required by applicable Law, mail you a copy of the notice of variation.

See “Extension, Variation or Change in the Offer” in Section  5 of the Offer to Purchase.

HOW DO I ACCEPT THE OFFER AND TENDER MY CORNERSTONE SHARES?

If you are a registered Shareholder, you can accept the Offer by delivering to the Depositary before the Expiry Time: (a) the original certificate(s) or DRS Advices representing the Cornerstone Shares in respect of which the Offer is being accepted; (b) a Letter of Transmittal in the form accompanying the Offer to Purchase and Circular properly completed and duly executed as required by the instructions set out in the Letter of Transmittal; and (c) all other documents required by the instructions set out in the Letter of Transmittal. If your Cornerstone Shares are registered in the name of a nominee (commonly referred to as “in street name” or “street form”), you should contact your broker, investment dealer, bank, trust company or other nominee for assistance in tendering your Cornerstone Shares under the Offer. You should request your nominee to effect the transaction by tendering through a book-entry transfer, which is detailed in the Offer to Purchase and Circular and thus have your Cornerstone Shares tendered by your nominee through the Canadian Depository for Securities (“CDS”). Your broker, investment dealer, bank, trust company or other nominee may have a deadline that is earlier than the Expiry Time.

If you cannot deliver all of the necessary documents to the Depositary in time, you may be able to complete and deliver to the Depositary the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms.

Shareholders are invited to contact Co-Agents or the Depositary for further information regarding how to accept the Offer.

The Depositary can be contacted at 1-888-823-4343 (Toll free in North America), or at 1-416-867-2272 (Collect Outside of North America), or by e-mail at contactus@kingsdaleadvisors.com, or by using additional contact details found on the back page of this document.

Kingsdale Advisors and/or Gryphon Advisors, the information Co-Agents, can be contacted at 1-888-823-4343 toll free in North America or at 1-416-867-2272 outside of North America or you can e-mail the Co-Agent at  contactus@kingsdaleadvisors.com, or by using additional contact details found on the back page of this document.

See “Manner of Acceptance” in Section  3 of the Offer to Purchase.

IF I ACCEPT THE OFFER, WHEN WILL I RECEIVE THE OFFER CONSIDERATION?

If the conditions of the Offer are satisfied or waived, and if the Offeror consummates the Offer and takes up your Cornerstone Shares, the Offer Consideration for the Cornerstone Shares you tendered will be delivered to the Depositary as agent for you as a registered Shareholder or to your nominee as soon as possible and will be released to you contemporaneously with the take-up of your Cornerstone Shares by the Offeror. For greater certainty, you will continue to be the beneficial owner of your Cornerstone Shares until such time as the Offer Consideration is delivered to you as described above.

In accordance with applicable Law, if the Offeror is required to take up such Cornerstone Shares, the Offeror will extend the period during which Cornerstone Shares may be deposited under the Offer for the 10-day Mandatory Extension Period following the expiration of the initial deposit period and may extend the deposit period for Optional Extension Periods. Any Cornerstone Shares tendered during the 10-day Mandatory Extension Period and any Optional Extension Period will be taken up and paid for as soon as possible and in any event no later than 10 days after such tender.

See “Take up of and Payment for Deposited Shares” in Section  6 of the Offer to Purchase.

CAN I WITHDRAW MY PREVIOUSLY TENDERED CORNERSTONE SHARES?

Yes. You may withdraw Cornerstone Shares previously tendered by you at any time (i) before Cornerstone Shares deposited under the Offer are taken up by the Offeror, and (ii) in certain other circumstances.

See “Right to Withdraw Deposited Shares” in Section  7 of the Offer to Purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED CORNERSTONE SHARES?

To withdraw Cornerstone Shares that have been tendered, you must deliver a written notice of withdrawal with the required information to the Depositary or your nominee if held in street form (i.e., non-registered holder) while you still have the right to withdraw the Cornerstone Shares.

See “Right to Withdraw Deposited Shares” in Section  7 of the Offer to Purchase.

IF I DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY CORNERSTONE SHARES?

If the conditions of the Offer are otherwise satisfied or waived and the Offeror takes up and pays for the Cornerstone Shares validly deposited under the Offer, the Offeror intends to acquire any Cornerstone Shares not deposited under the Offer: (i) by Compulsory Acquisition, if at least 90% of the outstanding Cornerstone Shares (other than Cornerstone Shares held directly or indirectly by SolGold, the Offeror or their affiliates) are validly tendered under the Offer and not withdrawn; or (ii) by a Subsequent Acquisition Transaction on the same terms as such Cornerstone Shares were acquired under the Offer, if a Compulsory Acquisition is not available or if the Offeror decides not to proceed with a Compulsory Acquisition.

See “Purpose of the Offer and Plans for Cornerstone” in Section  6 of the Circular and “Acquisition of Cornerstone Shares Not Deposited Pursuant to the Offer” in Section  23 of the Circular.

FOLLOWING THE OFFER, WILL CORNERSTONE CONTINUE AS A PUBLIC COMPANY?

Depending upon the number of Cornerstone Shares not already held by SolGold or its affiliates purchased pursuant to the Offer, it is possible the Cornerstone Shares will fail to meet the criteria for continued listing on the TSX-V. If this were to happen, the Cornerstone Shares could be delisted from the TSX-V and this could, in turn, adversely affect the market or result in a lack of an established market for the Cornerstone Shares.

If the Offeror acquires 100% of the Cornerstone Shares not already held by SolGold and its affiliates, and if permitted under applicable securities Law, the Offeror intends to apply to delist the Cornerstone Shares from the TSX-V as soon as practicable after completion of the Offer or a Compulsory Acquisition or Subsequent Acquisition Transaction and, subject to applicable securities Law, to cause Cornerstone to cease to be a reporting issuer under the Securities Laws of each province of Canada in which Cornerstone is a reporting issuer.

See “Effect of the Offer on the Market for Cornerstone Shares; Stock Exchange Listing and Public Disclosure” in Section  14 of the Circular.

WILL I HAVE THE RIGHT TO HAVE MY CORNERSTONE SHARES APPRAISED?

The completion of either a Compulsory Acquisition or a Subsequent Acquisition Transaction may result in registered Shareholders having the right to dissent and demand payment of the fair value of their Cornerstone Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Cornerstone Shares.

See “Acquisition of Cornerstone Shares Not Deposited Pursuant to the Offer” in Section  23 of the Circular.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

You will not have to pay any brokerage or similar fees or commissions if you are the owner of record of your Cornerstone Shares and you tender your Cornerstone Shares under the Offer by depositing the Cornerstone Shares directly with the Depositary to accept the Offer. However, an investment adviser, stock broker, bank, trust company or other nominee through whom a Shareholder owns Cornerstone Shares may charge a fee to tender any such Cornerstone Shares on behalf of the Shareholder. Shareholders should consult such nominee to determine whether any charges will apply.

WHAT IS THE MARKET VALUE OF MY CORNERSTONE SHARES AS OF A RECENT DATE?

On June 29, 2020, the closing price of the Cornerstone Shares on the TSX-V was $3.19, the closing price of the SolGold Shares on the LSE was £0.210 and the closing price of the SolGold Shares on the TSX was $0.355. The Offer Consideration had a value of approximately $3.905 per Cornerstone Share, representing a premium of approximately 22.4% as of the close of trading on June 29, 2020.

See “Certain Information Concerning Cornerstone and the Cornerstone Shares — Price Range and Trading Volumes of the Shares” in Section  13 of the Circular.

WHAT DOES THE CORNERSTONE BOARD THINK OF THE OFFER?

Under Canadian Securities Laws, an offeree directors’ circular must be prepared and sent to the offeree’s shareholders no later than 15 days from the date of commencement of the offer. The offeree directors’ circular must include either:

(i) a recommendation to accept or reject the offer, and the reasons for the board of directors’ recommendation, (ii) a statement that the board of directors is unable to make or is not making a recommendation, and if no recommendation is made, the reasons for not making a recommendation; or (iii) a statement that the board of directors is considering the bid and advising holders not to deposit under the bid until they receive further information from the board, provided that the board of directors must communicate to security holders a recommendation to accept or reject the offer or the decision that it is unable to make, or is not making, a recommendation, together with the reasons for the recommendation or decision, at least seven days before the scheduled expiry of the initial deposit period.

See Section  5 of the Circular, “Background to the Offer” for a description of the proposals made by SolGold to the Cornerstone Board and the Cornerstone Board’s lack of action with respect to such proposals.

HOW WILL SHAREHOLDERS BE TAXED FOR CANADIAN FEDERAL INCOME TAX PURPOSES?

The disposition of Cornerstone Shares under the Offer may be a taxable event in Canada for certain Shareholders. However, if such Shareholder disposes of his or her Cornerstone Shares for consideration that includes Exchangeable Shares (and Ancillary Rights) and makes a valid tax election with the Offeror and files such election in the prescribed form and within the prescribed time, such Shareholder may obtain a full or partial tax deferral (rollover) for Canadian federal income tax purposes of any capital gains otherwise arising upon the disposition of those Cornerstone Shares. A Shareholder who is not subject to income taxation in Canada on the sale of their Cornerstone Shares will not be entitled to receive Exchangeable Shares and will instead receive SolGold Shares as consideration for their Cornerstone Shares.

The Exchangeable Shares will not be “qualified investments” for Registered Retirement Savings Plans, Registered Retirement Income Funds, Deferred Profit Sharing Plans, Registered Education Savings Plans, Registered Disability Savings Plans or Tax Free Savings Accounts for Canadian income tax purposes.

Depending on the manner and circumstances in which a Subsequent Acquisition Transaction is undertaken, the tax consequences applicable to a Shareholder who is disposing of Cornerstone Shares pursuant to a Subsequent Acquisition Transaction could differ in a materially adverse way from the tax consequences that would be applicable to such Shareholder if it were to dispose of Cornerstone Shares as a tender for Exchangeable Shares under the Offer. In the case of a Shareholder who is a non-resident of Canada, a portion of the consideration received on the disposition of Cornerstone Shares pursuant to a Subsequent Acquisition Transaction could be subject to Canadian withholding tax.

The foregoing is only a brief summary of principal Canadian federal income tax consequences and is qualified by the description of principal Canadian federal income tax considerations in “Certain Canadian Federal Income Tax Considerations” in Section  25 of the Circular. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of an exchange of Cornerstone Shares pursuant to the Offer or a disposition of Cornerstone Shares pursuant to any Compulsory Acquisition, Subsequent Acquisition Transaction, or any other disposition in connection with the Offer.

WHOM CAN I CALL WITH QUESTIONS ABOUT THE OFFER OR FOR MORE INFORMATION?

The Co-Agents for the Offer are Kingsdale Advisors and Gryphon Advisors Inc. You can call Kingsdale Advisors using the numbers below if you have questions about the Offer. Questions and/or assistance with tendering your shares can be made to:

The Exchange Tower, 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario M5X 1E2

North American Toll Free Phone: 1-888-823-4343

Outside North America, Banks and Brokers Call Collect: 1-416-867-2272

E-mail:  contactus@kingsdaleadvisors.com

The Depositary for the Offer is Kingsdale Advisors. You can call the Depositary at 1-888-823-4343 toll free or you can e-mail the Depositary at  contactus@kingsdaleadvisors.com if you have questions or requests for additional copies of the Offer to Purchase and Circular.

Toll Free Phone: 1-888-823-4343

E-mail:  contactus@kingsdaleadvisors.com

SUMMARY OF THE OFFER

The following is a summary only and is qualified by the detailed provisions contained in the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Shareholders are urged to read the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety, prior to making any decision regarding whether to tender their Cornerstone Shares under the Offer.

Except as otherwise expressly indicated herein, the information concerning Cornerstone contained in the Offer to Purchase and Circular has been provided by Cornerstone or has been taken from or is based upon publicly available documents and records on file with the Canadian Securities Administrators and other public sources. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Cornerstone taken from, or based upon, such information contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, neither SolGold, the Offeror, nor any of their respective directors or officers has verified, nor do they assume any responsibility for, the accuracy or completeness of such information or statements or for any failure by Cornerstone to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information or statements but which are unknown to the Offeror and SolGold. Except as otherwise indicated, information concerning Cornerstone is given as of March 31, 2020 and neither the Offeror, nor SolGold undertake any duty to update any such information, except as required by applicable Law.

Capitalized terms used in this summary, where not otherwise defined herein, are defined in the Section entitled “Definitions”.

1.            The Offer

ExchangeCo (also referred to herein as the “Offeror”) is offering to purchase all issued and outstanding Cornerstone Shares (other than Cornerstone Shares held directly or indirectly by SolGold, the Offeror or their affiliates) on the basis of 11 of SolGold Shares, or at the election of certain holders subject to tax in Canada, 11 Exchangeable Shares of the Offeror, for each Cornerstone Share. The Offer includes Cornerstone Shares that may become issued and outstanding after the date of this Offer to Purchase, but before the expiration of the Offer, upon exercise, exchange or conversion of any Convertible Securities. The Exchangeable Shares will be exchangeable for SolGold Shares on a one-for-one basis and will have the rights, privileges, restrictions and conditions described in this Offer. The Offer is not being made for any Convertible Securities or other rights to acquire Cornerstone Shares.

2.            Time for Acceptance

The Offer is open for acceptance during the period commencing on the date hereof and ending at 5:00 p.m. (Toronto time) on October 14, 2020 or such later time or times and date or dates as may be fixed by the Offeror from time to time, in accordance with “Extension, Variation or Change of the Offer” in Section  5 of the Offer to Purchase, unless the Offer is withdrawn by the Offeror. Any decision to extend the Offer, including for how long, will be made prior to the Expiry Time. The Expiry Time may be subject to multiple extensions.

If the Statutory Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived at the expiry of the initial deposit period such that the Offeror takes up Cornerstone Shares deposited under the Offer, the Offer will be extended and will be open for acceptance for the Mandatory Extension Period. The Offeror may also extend the Offer for one or more Optional Extension Periods following the Mandatory Extension Period. See “Time for Acceptance” in Section  2 of the Offer to Purchase.

3.            SolGold and The Offeror

SolGold is a Brisbane-based mineral exploration company that carries a diverse portfolio of exploration projects in Ecuador, Solomon Islands and Australia. SolGold has been focused on mineral exploration in the Andean copper belt in Ecuador since 2012. The Alpala Project is SolGold’s main material project.

ExchangeCo is a wholly-owned subsidiary of SolGold that was incorporated under the ABCA for the purpose of implementing the Offer. ExchangeCo has no significant assets and has not carried on any business.

See “Certain Information Concerning ExchangeCo and the Exchangeable Shares” in Section  11 of the Circular, “Certain Information Concerning SolGold and the SolGold Shares” in Section  12 of the Circular and “Purpose of the Offer and Plans for Cornerstone” in Section  6 of the Circular.

4.            Reasons to Accept the Offer

ExchangeCo is making the Offer because its parent company, SolGold, wants to acquire the entire equity interest in Cornerstone and consolidate the ownership of the Alpala Project. ENSA holds a 100% ownership interest in the Alpala Project. SolGold has an 85% direct holding of ENSA. The remaining 15% is indirectly held by Cornerstone through its Ecuadorian subsidiary, CESA. SolGold also holds 1,557,655 shares of Cornerstone, representing approximately 4.8% of the issued and outstanding shares of Cornerstone as of the date of this Offer to Purchase and Circular. Accordingly, through the shares already held in Cornerstone, SolGold has a further approximate indirect interest in ENSA of 0.7%. SolGold also holds 500,000 warrants to purchase Cornerstone Shares, which if exercised, would further increase this interest.

Cornerstone has limited rights as a shareholder of ENSA in relation to the Alpala Project. An agreement between shareholders exists, but no joint venture exists and SolGold owes no fiduciary obligations to Cornerstone. These circumstances may adversely impact Cornerstone’s ability to finance and hence maintain its interest in the Alpala Project.

As a result of the structure of Cornerstone’s interest in the Alpala Project, the value of Cornerstone’s interest and hence the value of Cornerstone Shares is constrained. The SolGold position controls the project and provides a premium for this control path strategically and economically now and in the future, irrespective of the outcome for Cornerstone.

As a result of the foregoing structure, the prospects of Cornerstone are inextricably linked to those of SolGold. For reasons outlined below, it is the position of SolGold that having these interests in the Alpala Project spread over two public companies is not only inefficient and costly, but also presents opportunities for third parties to complicate or frustrate a larger potential transaction for control of the Alpala Project. SolGold believes that combining the two companies through the Offer is a practical means of addressing such issues and will have the added benefit of relieving holders of Cornerstone Shares of certain unattractive aspects of the manner through which they currently have exposure to the Alpala Project. The foregoing is described in greater detail below and in “Reasons to Accept the Offer” in Section  7 of the Circular.

If ExchangeCo completes the Offer, and following the completion of the Offer holds (together with SolGold and its affiliates) at least 66 2/3% of the outstanding Cornerstone Shares, but does not then own 100% of the Cornerstone Shares, SolGold or the Offeror currently intends to acquire any Cornerstone Shares not deposited to the Offer in a second-step transaction. This transaction would likely take the form of a Compulsory Acquisition or a Subsequent Acquisition Transaction.

SolGold and the Offeror believe that the Offer is compelling and represents a superior alternative to continuing on the course set by the current board of directors and management of Cornerstone. The reasons SolGold, through the Offeror, is making the Offer, as detailed above, are equally sound reasons for accepting the Offer.

With significant investments from Newcrest, BHP as well as the financing announced by Franco-Nevada, it is clear that, to date, the industry majors have elected to gain exposure to the Alpala Project through SolGold and not Cornerstone. SolGold believes that this outcome stems from the fact that industry majors are less interested in acquiring a minority, non-operating stake in an asset such as the Alpala Project. As such, SolGold sees substantial benefit to holders of Cornerstone Shares in consolidating the ownership of the Alpala Project into one entity, so that shareholders of both companies are best placed to benefit in a potential future transaction for control of the Alpala Project. In the event of no such potential future transaction, Cornerstone Shareholders risk being required to fund their share of development costs, which would be challenging for Cornerstone Shareholders under the current structure and agreement between SolGold and Cornerstone.

Additional details and support of the SolGold proposal are set out below.

A.                                    Strong balance sheet funds SolGold for the next 18 months, including to Completion of the Feasibility Study

On May 11, 2020, SolGold announced that it had entered into a US$100 million binding NSR Financing with Franco-Nevada, with an option to upsize the financing to US$150 million at SolGold’s election, with reference to the Cascabel license area forming the Alpala Project. Concurrently with the NSR Financing, SolGold and Franco-Nevada have also entered into a US$15 million secured Bridge Loan Agreement that as of this date is fully drawn down. Closing of the NSR Financing is subject to completion of a site visit as final confirmatory due diligence. SolGold and Franco-Nevada are coordinating preparations to undertake this site visit.

For proceeds to SolGold of US$100 million, Franco-Nevada will receive a perpetual 1% NSR interest from SolGold calculated with reference to NSR from the Cascabel licence area. The NSR Financing can be upsized within eight months from the date of the NSR Financing, at SolGold’s election, for additional proceeds to SolGold of US$50 million, in exchange for an additional 0.5% NSR interest (in addition to the initial 1% NSR, creating an upsized NSR of 1.5%). The NSR Financing includes (i) a 50% buy-back option exercisable at SolGold’s election for six years from closing at a price delivering Franco-Nevada a 12% internal rate of return and (ii) a NPV neutral option in favour of Franco-Nevada to convert the NSR interest into a gold-only NSR interest, available for six years from two years after operation start. The NSR Financing includes conditional minimum annual royalty payments of US$10 million from 2028. Prior to that date, SolGold has no payment obligations and no financing costs are incurred. The NSR Financing also includes a NSR interest top-up mechanism in the event that the actual mine production (measured on a copper equivalent basis) is less than 85% of planned production.

On June 5, and June 8, 2020, SolGold announced the results the June 2020 Private Placing.

The NSR Financing and the June 2020 Private Placing together raised up to US$190 million in gross proceeds before costs and is expected to fund SolGold for the next 18 months (subject to the satisfaction of certain conditions precedent to funding), including through the anticipated Alpala Project Pre-Feasibility Study and Feasibility Study, all activities required to achieve the development decision (with the exception of the actual capital development costs) in addition to regional exploration costs and all overhead costs.

Immediately after the completion of the June 2020 Private Placing, SolGold had a cash balance of US$49 million, with the prospect of receiving a further US$135 million from Franco-Nevada within 8 months from the NSR Financing Agreement. SolGold’s balance sheet compares favourably to Cornerstone’s cash position at March 31, 2020 of just US$0.7 million with no further capital raises undertaken by Cornerstone since then.

This puts SolGold in a strong position to continue to drive forward the development of the Alpala Project and progress the assessment of its substantial and prospective regional exploration concessions across the rest of Ecuador.

B.                                    Premium to Shareholders

On January 31, 2019, SolGold announced its intention to make the Offer, which represented a premium of approximately 20% to the undisturbed closing price of Cornerstone Shares on the TSX-V on January 30, 2019. Since this time, Cornerstone Shares have traded at a discount to the implied value of the Offer Consideration for the significant majority of trading days.

On June 29, 2020, the closing price of the Cornerstone Shares on the TSX-V was $3.19, the closing price of the SolGold Shares on the LSE was £0.210 and the closing price of the SolGold Shares on the TSX was $0.355. The Offer Consideration had a value of approximately $3.905 per Cornerstone Share, representing a premium of:

•                  22% to the closing price of the Cornerstone Shares as of the close of trading on June 29, 2020;

•                  66% to the volume weighted average price of the Cornerstone Shares over the last 90 trading days; and

•                  56% to the volume weighted average price of the Cornerstone Shares over the last 12 months.

The maximum premium implied by the Offer Consideration since SolGold’s announcement on January 30, 2019 of its intention to make an offer, was 124% on May 13, 2020.

SolGold believes Cornerstone’s shares will continue to trade at an implied discount to SolGold for the following reasons:

•                  SolGold believes it is now fully funded for, and is making progress towards, the Alpala Pre-Feasibility and Feasibility Study (subject to the satisfaction of the conditions precedent to the NSR financing), completion of which will trigger negative financial consequences for Cornerstone as described below under  “E - Removal of Cornerstone’s Financing Obstacles at the Alpala Project”;

•                  a realization in the market that Cornerstone has limited rights and no influence over the direction of ENSA and the Alpala Project, and that its stake in ENSA is of limited long-term value for strategic investors;

•                  continued appreciation of SolGold’s relative control premium over the Alpala Project as a result of its registered and beneficial ownership and managerial control thereof;

•                  increased recognition of SolGold’s experienced and recognized management team in Ecuador with proven capabilities in identifying prospective mineral licences, discovering mineral deposits and progressing feasibility studies in a prompt, cost-effective manner;

•                  continued appreciation of the value of SolGold’s 100% owned exploration assets across 75 granted, wholly owned licenses in Ecuador;

•                  consistent progress by SolGold towards the Pre-Feasibility Study and Feasibility Study on the Alpala Project, the completion of which will trigger negative financial consequences for Cornerstone as described below under  “E - Removal of Cornerstone’s Financing Obstacles at the Alpala Project”; and

•                  favourable investor perception of SolGold’s proven ability to attract financing from a wide range of sources, including from some of the world’s largest mining companies, global institutional investors as well as development funding companies specialising in metal royalties and production streams.

SolGold believes that the strategic disadvantage facing Cornerstone and the material strategic benefits enjoyed by SolGold, including the possibility of its shareholders receiving a significant premium for control, whilst continuing to participate directly in the Alpala Project and the other Ecuadorian licences owned by SolGold, means that an alternative third party offer for Shareholders at the same or higher price than this Offer is unlikely.

C.                                    Continued Participation in the Alpala Project through SolGold — the 100% Consolidated Operator

The consolidation of 100% ownership of the Alpala Project into a single entity makes eminent sense for shareholders wishing to remain invested in the Alpala Project’s expected development and will also provide shareholders of the combined entity a meaningful platform for input and control over the project. Cornerstone’s current 15% interest in the Alpala Project is held through its ownership of ENSA equity, which carries no operational rights, no rights to representation or meaningful participation on the board of directors of ENSA, SolGold or any technical committee with oversight of any aspect of the Alpala Project, no ability to encumber or lend against the asset and no negative controls or off-take rights. Furthermore, SolGold is under no obligation, fiduciary or otherwise, to inform, share information, grant access, or align commercial objectives with Cornerstone. SolGold is a well-funded integrated development and exploration company, controlling or wholly owning the majority of its assets. In contrast, Cornerstone is a micro-cap holding company for small minority interests, with a passive management team that can play no role in the development of the Alpala Project, nor have an ability to exert any influence on the project. As such, value for Shareholders in the combined entity would immediately be unlocked through the simplification of the project structure in addition to removing duplicative overhead costs as a result of operating a single publicly-listed controlling entity.

If all Shareholders participate in the Offer then on completion of the Offer the Shareholders would hold a combined total 14% interest in SolGold.

D.                                    The Elimination of Cornerstone’s Restrictive Debt-Carry Constraints

Cornerstone’s pro rata share of costs leading up to the completion of a Feasibility Study at the Alpala Project (anticipated to be a total of US$52.0 million) is currently being debt-carried by SolGold. As of March 31, 2020, SolGold had incurred US$30.3 million on behalf of Cornerstone relating to the Alpala Project. The eventual repayment of this debt creates a large, and potentially restrictive, liability for Shareholders upon the completion of a Feasibility Study, which would be avoided if Shareholders accept the Offer. Under the current structure, Cornerstone must repay SolGold out of the Alpala Project cash flows, on a 90% preferential basis, until Cornerstone’s carried costs are repaid in full. As a result, Shareholders will only have access to 10% of the Alpala Project cash flows that they would otherwise be entitled to by virtue of their 15% interest (or 1.5% of the Alpala Project cash flows) unless and until that debt has been repaid. By accepting the Offer, however, Shareholders will receive SolGold Shares or Exchangeable Shares, giving them a direct interest (or a right to a direct interest) in an entity with a right to share in 100% of the Alpala Project’s free cash flows. Such cash flows would commence from the start of production at the project, and with no further liability by Cornerstone to repay its share of the lead-up expenditures back to SolGold.

E.                                     Removal of Cornerstone’s Financing Obstacles at the Alpala Project

Under the current structure, after completion of a Feasibility Study at the Alpala Project, if Cornerstone wishes to maintain its 15% interest in ENSA it will be required to fund its pro rata share of development expenditures at a minimum of 10% of the required capital on an ongoing basis during the highly capital-intensive construction phase of the project. SolGold expects Cornerstone will face significant obstacles in financing such contributions particularly with the current capital expenditure estimate of US$2.5-2.8 billion (which estimate was set out in the PEA, which report, for greater certainty, is no longer the most current technical report in connection with the Alpala Project, but which estimate SolGold believes continues to be relevant in respect of the project and in respect of Shareholders’ assessment of the Offer) implying Cornerstone is expected to be required to secure up to US$390-420 million of financing. This represents greater than 5 times Cornerstone’s current market capitalization. In the current market this is considered a challenging task for a micro-cap holding company. Should Cornerstone attempt to maintain its 15% ownership, Cornerstone is unlikely able to arrange debt financing, a royalty, a metal stream or any other similar structure due to a prohibition on granting security over its 15% economic interest in the Alpala Project, which is Cornerstone’s only material project. SolGold believes that Cornerstone will also face significant challenges in arranging equity financing, since third parties are likely to be discouraged from participating in any such financing due to the lack of data room access and availability to conduct due diligence, project control and influence as noted above. To the extent Cornerstone is able to arrange such equity financing, SolGold expects it will be highly dilutive to existing Shareholders given Cornerstone’s market capitalisation of just US$76 million ($103 million) against its expected required funding estimated to be up to US$390-420 million. SolGold believes holders of Cornerstone Shares should be greatly concerned about the extent to which the completion of such dilutive equity financings will limit the upside in Cornerstone Shares. Additionally, under its agreement with SolGold, Cornerstone cannot sell its interest in the Alpala Project without SolGold’s consent, which may be withheld in SolGold’s absolute discretion, and even then, SolGold has a pre-emptive right to purchase such interest itself. If Cornerstone fails to fund its pro rata share of development expenditures to an extent that its interest drops below 10%, pursuant to applicable dilution mechanisms, SolGold may exercise its right at any time to convert the remaining interest of Cornerstone in the Alpala Project into a 0.5% NSR which SolGold may acquire at any time for total consideration of only US$3.5 million.

By accepting the Offer, Shareholders can remove all of the financing obstacles above and safeguard their investment.

F.                                      Additional Upside of Other Highly Prospective SolGold Licences

Beyond the Alpala Project, SolGold holds through 4 wholly-owned subsidiaries, 75 additional 100%-owned licences in Ecuador that are highly prospective, and which have yet to have their full potential value assessed. Of these 75 concessions, SolGold has identified 13 priority targets — the most advanced of which are La Hueca, Porvenir, Rio Amarillo, Cisne Victoria, Cisne Loja, Blanca, Sharug, Chical and Timbara — which show a strong probability of being added to SolGold’s project pipeline. Shareholders accepting the Offer will gain exposure to the upside of these projects, as summarized below:

•                  The La Hueca project is in the south of Ecuador within the eastern Jurassic Belt which also contains Lundin Gold’s Fruta del Norte epithermal gold deposit (14 Moz gold), the Mirador copper-gold porphyry deposit (3 Mt copper, currently being developed by Chinese consortium CRCC-Tongguan) and the Santa Barbara gold-copper porphyry deposit (8 Moz gold, contained within Lumina Gold’s  Condor project). The project area covers approximately 92km2 on 3 concessions and hosts 6 identified porphyry centres. Geological mapping, stream sediment sampling and rock chip samples, including a sample containing 13.8% copper, have shown the presence of a quartz vein network containing several minerals characteristic of copper-gold porphyries such as chalcopyrite, bornite and molybdenite. SolGold is preparing to drill test the most promising target, the La Hueca 6 anomoly.

•                  The Porvenir project is also hosted in the Jurassic belt in southern Ecuador and covers approximately 136 km2 on 4 concessions. A stream sediment sampling program initially delineated two geochemical anomalies within a larger 6.0km x 5.5km stream anomaly. These anomalous zones are known as the Derrumbo and Bartolo prospects. Detailed follow up mapping and rock chip sampling continue to locate additional mineralised outcrops at both the Bortolo and Derrumbo target, with rock chips grading up to 8.7% copper. Subsequent extended rock-saw channel sampling along exposed outcrops yielded 147m at 0.64% CuEq (0.43 g/t Au and 0.37% Cu) including 82m at 0.96% CuEq (0.71 g/t Au and 0.55% Cu). The main prospective target area at Derrumbo, Target 15, has been defined over an area of 1.5km x 1.0km and will be drill tested in the third quarter of 2020.

•                  The Blanca project and tenements are in Ecuador’s Northern Eocene Belt, 8km north-west of the Cascabel concession. Sampling has identified several gold-rich epithermal quartz veins known as the Cielito vein which extends over approximately 5km. Rock chips from the Cielito vein average over 80 g/t Au with the highest grade sample returing 617 g/t Au. The eastern part of this vein system lies within the area of mutual interest with Cornerstone, but there has been no significant work on the extension into the area of mutual interest. The Blanca project also hosts a silicified topographic dome which contains widespread gold mineralization outcropping over an area of approximately 500m x 500m.

•                  The Cisne Loja project is located in the Miocence porphyry belt of southern Ecuador and covers approximately 147km2 in 3 concessions. SolGold has identified two high priority prospects within the Cisne Loja project: the Cuenca Loma gold prospect, where epithermal quartz veins up to 15 g/t Au outcrop over an area of 2km x 1km, and the Celen porphyry copper gold project, where rock chips up to 4.32% Cu and 4.5 g/t Au have been discovered over a 2km x 1km soil copper-gold-molydedum anomaly.

•                  The Chical project is located approximately 15km NE of Cascabel on the Eocene belt of Northern Ecuador and covers approximately 144km2 in three concessions. SolGold has identified multiple targets at Chical including Espinosa, where a 1.5km x 1.0km soil anomaly has been defined and rock chip samples have returned up to 7 g/t Au and at the Pascal and La Esperanza prospects where large copper gold anomalies have been defined with rock chips returning up to 1 % copper, 0.4 g/t gold and 886 ppm molybdenum.

•                  The Rio Amarillo project is located approximately 35km SE of Cascabel on the Eocene belt of Northern Ecuador and covers approximately 123km2 in three concessions. High priority targets within Rio Amarillo include a 2.5km x 2.2km lithocap with widespread gold and copper anomalism and distal quartz veins with rock chip samples grading up to 11 g/t gold.

•                  The Sharug project is located in the Miocene belt of southern Ecuador and comprises one concession of 26km2. SolGold has identified two targets within the concession: a gold project in the north of the concession where epithermal quartz vein samples have been defined over an area of 1.4km x 1.0km and yielded results up to 39.6 g/t gold, and a porphyry copper gold project in the south of the concession at Santa Martha where soil copper gold and molybdenum geochemistry, airborne magnetics and geological mapping have defined a target area of 1km x 1km.

•                  The Timbara project is located within the eastern Jurassic Belt in the south of Ecuador on the Timbara concessions. Initial stage geochemical sampling and reconnaissance mapping has located promising mineralised outcrops containing chalcopyrite and traces of bornite. A rock chip sample from a bornite-rich vein returned best results of 28.89% Cu. These veins are believed to be a continuation of the porphyry corridor identified at SolGold’s La Hueca project described above.

•                  The Cisne Victoria project is located in south eastern Ecuador, on the El Cisne concessions. The project consists of an epithermal zone of alteration and mineralisation indicative of the presence of a large porphyry system. Best sampling results have returned 7m at 2.29% copper, 0.73 g/t gold and 8.83 g/t silver.

(See “The Alpala Project” in Section  3 of the Circular for a full summary of the mineral resource and mineral reserve estimates for SolGold). The foregoing summary has been reviewed and approved by Jason Ward, (CP) B.Sc. Geol., Exploration Manager Global of SolGold, who is a “qualified person” under NI 43-101.

G.                                    Enhanced Market Profile, Increased Liquidity, Lower Cost of Capital and More Financing Options

By accepting the Offer, Shareholders will receive SolGold Shares, or, in the case of certain Shareholders subject to tax in Canada who so elect, Exchangeable Shares (which are intended to be the economic equivalent of SolGold Shares). The existing SolGold Shares are listed and traded on the TSX and the Main Market of the LSE, representing a broad and diversified group of investors and capital. Moreover, the market capitalization of the combined entity is initially expected to be in approximately US$620 million, prior to the potential for a significant re-rating. All of which should provide a greater capital markets presence and broader analyst coverage and liquidity. Taken together, SolGold has the potential to reduce its cost of capital and will have expanded financing options. Securities listed on the TSX and LSE, particularly securities of issuers with larger market capitalizations, generally trade with less volatility than issuers listed on the TSX-V like Cornerstone.

H.                                   Experienced Board and Management

SolGold’s experienced board of directors and award-winning management team have a strong record of value creation and stewardship of investors’ capital. SolGold made its first entry into Ecuador in 2012 with the acquisition of a 20% stake in ENSA, at which time its market capitalization was approximately US$20 million. In February 2014, SolGold completed the terms of the earn-in to increase its ENSA ownership to 85% and, by the end of that month, its market capitalization increased to approximately US$120 million. In September 2016, SolGold recommenced its drilling programme and once the first results became public, SolGold’s market capitalization increased to approximately US$190 million. Since then, SolGold has completed three Mineral Resource Estimates, the most recent of which was announced on April 7, 2020 with 9.9 Mt contained copper,

21.7 Moz gold, and 92.2 Moz silver in the Measured and Indicated categories lifting the market capitalization to approximately US$729 million as of the date of this Offer.

Overall, SolGold’s successful exploration and effective leadership drastically improved the valuation of ENSA, with the Alpala Project and SolGold management being the primary driver of value for both Cornerstone and SolGold shareholders. By tendering to the Offer and becoming SolGold shareholders, Shareholders will receive the benefit of this proven, value creating-team who have discovered and delineated a large scale, world-class copper-gold-silver porphyry deposit at the Alpala Project. A successful Offer would allow the elimination of needless and duplicative corporate overheads, general and administrative expenses and deliver demonstrable ongoing value add for all Shareholders.

I.                                        Tax Efficient Transaction Structure

The Exchangeable Shares that may be issued in connection with this Offer enable, to the extent practical, permissible and applicable, Shareholders otherwise subject to tax in Canada to elect to claim a full or partial tax deferral (rollover) under the Tax Act, as described in the sections entitled “Certain Information Concerning ExchangeCo and the Exchangeable Shares” in Section  11 of the Circular and “Certain Canadian Federal Income Tax Considerations” in Section  25 of the Circular. The Exchangeable Shares, by virtue of the redemption and exchange rights attaching to them and the provisions of the Support Agreement described in Section  11 of the Circular, are intended to provide the holders with economic rights that are, as nearly as practicable, equivalent to those of a SolGold Share.

J.                                        Potential for Downward Share Price Impact if the Offer is Not Accepted

The Offer represents a premium to the market price of Cornerstone Shares and provides Shareholders with an offer capable of acceptance. If the Offer is not successful and no competing transaction is made, SolGold believes the trading price of Cornerstone Shares may decline to pre-Offer levels or lower due to:

(i)             the material financing disadvantages of Cornerstone under its agreement with SolGold described above;

(ii)          Cornerstone’s minority interest in the Alpala Project, which does not attract a premium, and may in fact attract a discount;

(iii)       perceived transaction risk due to Cornerstone’s inability to consummate a business combination with its ‘natural’ partner in ENSA, SolGold;

(iv)      the unsubstantial and early stage nature of its remaining assets (other than the SolGold Shares held by Cornerstone); and

(v)         the apparent absence of other premium bids.

If Shareholders do not accept the Offer, it is the view of SolGold that:

(i)             SolGold will continue to trade at a premium to Cornerstone on the basis of

a.              its 85% ownership of the Alpala Project;

b.              the discount Cornerstone suffers due to its minority economic position in the Alpala Project; and

c.               the inability of Cornerstone to control, or even influence, operations at the Alpala Project;

(ii)          Cornerstone’s shareholding of SolGold will continue to be diluted and lose strategic relevance as SolGold’s capital structure expands through new value adding share issuances;

(iii)       As SolGold approaches completion of the Feasibility Study on the Alpala Project, the risk to Cornerstone of not being able to finance up to an estimated US$390-420 million of capital contributions expected to be required to maintain its 15% interest, and the related risk that SolGold could acquire the entire equity interest of Cornerstone in ENSA for just US$3.5 million should Cornerstone’s equity interest drop below 10%, which would trigger this right;

(iv)      The share price of Cornerstone may fall if the Offer is not accepted or is withdrawn as SolGold believes there is a very limited scope for a superior proposal to emerge;

(v)         Shareholders would not be able to participate in the upside offered by SolGold’s unique operational capabilities in Ecuador and highly competent, efficient and award-winning management team;

(vi)      Shareholders would not be able to participate in the upside offered by SolGold’s 75 other granted concessions covering 13 wholly-owned priority targets capable of becoming economic copper-gold porphyries. In particular, they would not participate in the emerging La Hueca, Porvenir, Rio Amarillo, Cisne Victoria, Cisne Loja, Blanca, Sharug, Chical and Timbara and other targets; and

(vii)   Shareholders would not enjoy the market attention being focused on SolGold as exemplified by the premium investments made by Newcrest, BHP, Franco-Nevada and BlackRock, the world’s largest mining equity investor.

5.                                      Purpose of the Offer and Plans for Cornerstone

The purpose of the Offer is to enable the Offeror to acquire, on the terms and subject to the conditions of the Offer to Purchase, all of the outstanding Cornerstone Shares not already held by SolGold or its affiliates, which includes Cornerstone Shares that may become issued and outstanding on the exercise, exchange or conversion of the Convertible Securities.

If the conditions of the Offer are otherwise satisfied or waived and the Offeror takes up and pays for the Cornerstone Shares validly deposited pursuant to the Offer, SolGold and/or the Offeror intend to acquire any Cornerstone Shares not deposited to the Offer: (i) by Compulsory Acquisition, if at least 90% of the outstanding Cornerstone Shares (other than Cornerstone Shares held directly or indirectly by SolGold, the Offeror or their affiliates) are validly tendered under the Offer and not withdrawn; or (ii) by a Subsequent Acquisition Transaction (assuming the Offeror acquires 66 2/3% of the outstanding Cornerstone Shares (not including the Cornerstone Shares already held by SolGold or its affiliates)) on the same terms as such Cornerstone Shares were acquired under the Offer, if a Compulsory Acquisition is not available or if the Offeror decides not to proceed with a Compulsory Acquisition. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Cornerstone Shares deposited under the Offer. SolGold and/or the Offeror reserve the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described in the Circular. See “Purpose of the Offer and Plans for Cornerstone” in Section  6 of the Circular and “Acquisition of Shares Not Deposited Pursuant to the Offer” in Section  23 of the Circular.

Depending upon the number of Cornerstone Shares purchased pursuant to the Offer, it is possible the Cornerstone Shares will fail to meet the criteria for continued listing on the TSX-V. If this were to happen, the Cornerstone Shares could be delisted from the TSX-V and this could, in turn, adversely affect the market or result in a lack of an established market for the Cornerstone Shares.

If the Offeror acquires 100% of the Cornerstone Shares not already held by SolGold or its affiliates, and if permitted under applicable securities Law, SolGold and the Offeror intend to apply to delist the Cornerstone Shares from the TSX-V as soon as practicable after completion of the Offer or a Compulsory Acquisition or Subsequent Acquisition Transaction

and, subject to applicable Securities Law, to cause Cornerstone to cease to be a reporting issuer under the securities Laws of each province of Canada in which Cornerstone is a reporting issuer.

See “Effect of the Offer on the Market for Cornerstone Shares; Stock Exchange Listing and Public Disclosure” in Section  14 of the Circular.

6.            Manner of Acceptance

Registered Shareholders who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal and deposit it, together with original certificates or DRS Advices representing Cornerstone Shares and all other required documents, with the Depositary, at its office set out in the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. Alternatively, beneficial Shareholders may accept the Offer by: (a) following the procedures for book-entry transfer of Cornerstone Shares described under “Manner of Acceptance — Acceptance by Book-Entry Transfer” in Section  3 of the Offer to Purchase; or (b) following the procedures for guaranteed delivery described under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section  3 of the Offer to Purchase using the accompanying Notice of Guaranteed Delivery.

Shareholders whose Cornerstone Shares are registered in the name of an investment adviser, stockbroker, dealer, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Cornerstone Shares under the Offer. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

7.            Conditions of the Offer

The Offer is conditional upon the specified conditions being satisfied, or where permitted, waived at 5:00 p.m. (Toronto time) on October 14, 2020 or such earlier or later time during which Cornerstone Shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any extension thereafter, including:

A.                                    Shareholders must validly tender and not withdraw before the expiration of the Offer a number of Cornerstone Shares that would represent more than 50% of the total number of outstanding Cornerstone Shares. This condition cannot be waived by the Offeror.

B.                                    Shareholders must validly tender and not withdraw before the expiration of the Offer a number of Cornerstone Shares that would represent at least 66 2/3% of the total number of outstanding Cornerstone Shares calculated on a fully diluted basis.

C.                                    There does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer any event, change, circumstance, development or occurrence that constitutes a Material Adverse Effect or could give rise to a Material Adverse Effect.

D.                                    The Approvals (as defined herein) and other third party consents or approvals considered necessary by the Offeror in relation to the Offer shall have been obtained on terms satisfactory to the Offeror in its reasonable judgment.

The Offer is subject to certain other conditions in addition to those listed above. A more detailed discussion of the conditions to the consummation of the Offer can be found in “Conditions of the Offer” in Section  4 of the Offer to Purchase.

8.            Take-Up and Pay for Cornerstone Shares

If all the conditions referred to under “Conditions of the Offer” in Section  4 of the Offer to Purchase have been satisfied or, where such conditions may be waived, are waived at or before the Expiry Time, the Offeror will become required to take up the Cornerstone Shares validly deposited under the Offer, and not properly withdrawn, and will deliver the Offer

Consideration to the Depositary as agent for the tendering Shareholders contemporaneously with the take-up of their Cornerstone Shares. For greater clarity, Shareholders that tender their Cornerstone Shares under the Offer will continue to be the beneficial owner of such Cornerstone Shares until such time as the Offer Consideration is delivered to them as described above.

In accordance with applicable Law, if the Offeror is required to take up Cornerstone Shares, the Offeror will extend the Offer for the 10-day Mandatory Extension Period and may extend the deposit period after expiration of the 10-day Mandatory Extension Period for one or more Optional Extension Periods. The Offeror will, as soon as possible, take up and pay for Cornerstone Shares deposited under the Offer during the Mandatory Extension Period and any Optional Extension Period. For greater clarity, the beneficial owners of such Cornerstone Shares will continue to be the beneficial owner of such Cornerstone Shares until such time as the Offer Consideration is delivered to them as described above.

9.            Withdrawal of the Deposited Shares

Any Cornerstone Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time before the Cornerstone Shares have been taken-up by the Offeror. Additional withdrawal rights may be available under other circumstances as required by applicable Law. See “Right to Withdraw Deposited Shares” in Section  7 of the Offer to Purchase.

10.          Certain Canadian Federal Income Tax Considerations

The disposition of Cornerstone Shares under the Offer may be a taxable event in Canada for certain Shareholders. However, if such Shareholder disposes of his or her Cornerstone Shares for consideration that includes Exchangeable Shares (and Ancillary Rights) and makes a valid tax election with the Offeror and files such election in the prescribed form and within the prescribed time, such Shareholder may obtain a full or partial tax deferral (rollover) for Canadian federal income tax purposes of any capital gains otherwise arising upon the disposition of those Cornerstone Shares. A Shareholder who is not subject to income taxation in Canada on the sale of their Cornerstone Shares will not be entitled to receive Exchangeable Shares and will instead receive SolGold Shares as consideration for their Cornerstone Shares.

The Exchangeable Shares will not be “qualified investments” for Registered Retirement Savings Plans, Registered Retirement Income Funds, Deferred Profit Sharing Plans, Registered Education Savings Plans, Registered Disability Savings Plans or Tax Free Savings Accounts for Canadian income tax purposes.

Depending on the manner and circumstances in which a Subsequent Acquisition Transaction is undertaken, the tax consequences applicable to a Shareholder who is disposing of Cornerstone Shares pursuant to a Subsequent Acquisition Transaction could differ in a materially adverse way from the tax consequences that would be applicable to such Shareholder if it were to dispose of Cornerstone Shares as a tender for Exchangeable Shares under the Offer. In the case of a Shareholder who is a non-resident of Canada, a portion of the consideration received on the disposition of Cornerstone Shares pursuant to a Subsequent Acquisition Transaction could be subject to Canadian withholding tax.

The foregoing is only a brief summary of principal Canadian federal income tax consequences and is qualified by the description of principal Canadian federal income tax considerations in “Certain Canadian Federal Income Tax Considerations” in Section  25 of the Circular. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of an exchange of Cornerstone Shares pursuant to the Offer or a disposition of Cornerstone Shares pursuant to any Compulsory Acquisition, Subsequent Acquisition Transaction, or any other disposition in connection with the Offer.

11.          Certain Australian Tax Considerations

For a summary of applicable Australian tax considerations, see “Certain Australian Tax Considerations” in Section  26 of the Circular. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of an exchange of Cornerstone Shares pursuant to the Offer or a disposition of Cornerstone Shares pursuant to any Compulsory Acquisition, Subsequent Acquisition Transaction, or any other disposition in connection with the Offer.

12.          Certain Ecuador Tax Considerations

For a summary of applicable Ecuadorian tax considerations, see “Certain Ecuador Tax Considerations” in Section  27 of the Circular. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of an exchange of Cornerstone Shares pursuant to the Offer or a disposition of Cornerstone Shares pursuant to any Compulsory Acquisition, Subsequent Acquisition Transaction, or any other disposition in connection with the Offer.

13.          Certain Information Concerning ExchangeCo and the Exchangeable Shares

ExchangeCo is a corporation incorporated by SolGold under the ABCA solely for the purpose of making the Offer. ExchangeCo has no significant assets and has not engaged in any business or other activities to date. In connection with this Offer, ExchangeCo will issue Exchangeable Shares in exchange for the validly elected and tendered and not validly withdrawn Cornerstone Shares and will cause the delivery of any SolGold Shares required to be delivered in exchange for validly deposited and not validly withdrawn Cornerstone Shares.

The Exchangeable Shares are being issued by ExchangeCo in connection with the Offer in order to achieve intended tax efficiencies, as described in the section entitled “Certain Canadian Federal Income Tax Considerations” in Section  25 of the Circular. The Exchangeable Shares are exchangeable into SolGold Shares on a one-for-one basis and are intended to be, to the extent practicable, economically equivalent to the SolGold Shares.

14.          Risk Factors

An investment in SolGold Shares, Exchangeable Shares, and the SolGold Shares issuable upon exchange thereof, and the Offer are all subject to certain risks. In assessing the Offer, Shareholders should carefully consider the risks described in Section 8 of the Circular, “Risk Factors Related to the Offer”.

DEFINITIONS

In the accompanying Summary of the Offer to Purchase and in the Offer and Circular, unless the context otherwise requires or unless defined elsewhere herein, the following terms have the meanings indicated, and grammatical variations thereof have the corresponding meanings:

“2019 AGM” has the meaning ascribed thereto under “Conditions of the Offer” in Section 4 of the Offer to Purchase;

“ABCA” means the Business Corporations Act (Alberta), including all regulations made thereunder, as promulgated or as amended from time to time;

“Additional Subscription Shares” means the irrevocable agreement to subscribe for 1,116,279 New Ordinary Shares at the Placing Price between SolGold plc and Samuel Holdings Pty Ltd., in connection with the Fundraising outlined under “Recent Developments” in Section 2 of the Circular;

“Advance” means the funds received by SolGold plc in connection with the executed Bridge Loan Agreement between Franco-Nevada Corp. and SolGold plc at an interest rate of 12% per annum for a four-month period with an option to extend the maturity for another four months;

“affiliate” has the meaning ascribed thereto in NI 62-104;

“allowable capital loss” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains or Capital Losses” in Section  25 of the Circular;

“Alpala Project” means the Alpala copper-gold project located within the Cascabel Concession in the Imbabura and Carchi Provinces of Ecuador;

“Ancillary Rights” means the Insolvency Exchange Right and the Automatic Exchange Right;

“Annual Information Form” means SolGold’s annual information form dated September 16, 2019;

“Articles” or “Articles of Incorporation” means the “articles of association” or articles of Cornerstone, SolGold, the Offeror, ExchangeCo, or Callco as the context may require;

“Approvals” mean (i) the respective approvals of the TSX, UKLA and LSE to issue and list the SolGold Shares to be issued in connection with the Offer (including any SolGold Shares issuable upon exchange of any Exchangeable Shares), (ii) the SolGold Shareholder Approvals, and (iii) such other sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of a Governmental Authority (domestic or foreign) that the Offeror determines are required in connection with the commencement of the Offer or the consummation of the Offer, a Compulsory Acquisition or any Subsequent Acquisition Transaction;

“Australian Tax Act” means the Income Tax Assessment Act 1936 (Cth);

“associate” has the meaning ascribed thereto in NI 62-104;

“Automatic Exchange Right” has the meaning ascribed thereto under “Certain Information Concerning ExchangeCo and the Exchangeable Shares — The Support Agreement — Automatic Exchange Right Upon SolGold Liquidation Event” in Section  11 of the Circular;

“BHP” means BHP Billiton Holdings Ltd.;

“BlackRock” means BlackRock Inc.;

“Blanca” has the meaning ascribed thereto on page 7 of the “Questions and Answers Regarding the Offer”;

“Bookbuild Process” has the meaning ascribed thereto under “Recent Developments” in Section 2 of the Circular;

“Book-Entry Confirmation” means confirmation of a book-entry transfer of a Shareholder’s Cornerstone Shares into the Depositary’s account at CDS;

“Bridge Loan Agreement” means the US$15 million secured Bridge Loan Agreement between Franco-Nevada and SolGold plc;

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banking institutions in Toronto, Ontario are authorized or required by applicable Law to be closed;

“Callco” means SolGold Canadian CallCo Corp.;

“Call Rights” means, collectively, the Liquidation Call Right, the Redemption Call Right, and the Retraction Call Right;

“Canadian Resident” has the meaning ascribed thereto in the Tax Act;

“Canadian Securities Administrators” means the Canadian provincial and territorial securities regulatory authorities;

“Canadian security or Canadian securities” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations” in Section 25 of the Circular;

“Cascabel Concession” means the “Cascabel” concession, recorded under Code: 402288, duly granted by the Republic of Ecuador and registered with the Agencia de Regulación y Control Minero (ARCOM) of Ecuador;

“Cascabel Technical Report” means the “Cascabel Property NI 43-101 Technical Report, Alpala Mineral Resource Estimation” with an effective date of 11 November 2019, prepared by Mining Plus;

“CDS” means The Canadian Depository for Securities;

“CDSX” means the CDS on-line tendering system pursuant to which book-entry transfers may be effected;

“CESA” means Cornerstone Ecuador S.A.;

“CGT” means capital gains tax;

“Chical” has the meaning ascribed thereto on page 7 of the “Questions and Answers Regarding the Offer”;

“Circular” means the take-over bid circular accompanying the Offer to Purchase and forming a part hereof, including the schedules attached hereto;

“Cisne Loja” has the meaning ascribed thereto on page 7 of the “Questions and Answers Regarding the Offer”;

“Cisne Victoria” has the meaning ascribed thereto on page 8 of the “Questions and Answers Regarding the Offer”;

“Co-Agents” means Kingsdale Advisors and Gryphon Advisors Inc. and “Co Agent” means any one of them;

“Companies Act” means the Companies Act, 2006 (United Kingdom), as amended;

“Compulsory Acquisition” has the meaning ascribed thereto under “Acquisition of Cornerstone Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition” in Section  23 of the Circular;

“Constitutional Court” means the Constitutional Court of Ecuador;

“Convertible Securities” has the meaning ascribed thereto under “Notice to Holders of Convertible Securities”;

“Cornerstone” means Cornerstone Capital Resources Inc., a corporation existing under the ABCA;

“Cornerstone Board” means the board of directors of Cornerstone Capital Resources Incorporated;

“Cornerstone Shares” has the meaning ascribed thereto on the face page of the Offer to Purchase and Circular and “Cornerstone Share” means any one of them;

“Court” has the meaning ascribed thereto under “Acquisition of Cornerstone Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition” in Section  23 of the Circular;

“CRA” means the Canada Revenue Agency;

“Depositary” means Kingsdale Advisors at its office specified on the back page of the Offer to Purchase and Circular and in the Letter of Transmittal and Notice of Guaranteed Delivery;

“Deposited Shares” has the meaning ascribed thereto under “Manner of Acceptance — Dividends and Distributions” in Section  3 of the Offer to Purchase;

“Dissenting Offeree” has the meaning ascribed thereto under “Acquisition of Cornerstone Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition” in Section  23 of the Circular;

“Distributions” has the meaning ascribed thereto under “Manner of Acceptance — Dividends and Distributions” in Section  3 of the Offer to Purchase;

“DPSP” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Eligibility for Investment” in Section  25 of the Circular;

“DRS” means the Direct Registration System;

“DRS Advice” means, with respect to the applicable securities, written evidence of book-entry issuance or holding of such securities issued to the holder of such securities by the transfer agent of such securities;

“Ecuador-Canada income tax treaty” has the meaning ascribed thereto under “Certain Ecuador Tax Considerations” in Section  27 of the Circular;

“Ecuadorian Entities” has the meaning ascribed thereto under “Certain Ecuador Tax Considerations — Exchange of Cornerstone Shares Pursuant to the Offer” in Section 27 of the Circular;

“Effective Time” with respect to a Cornerstone Share means the effective time at which beneficial ownership of such Cornerstone Share is transferred to the Offeror pursuant to the Offer, being the time that is concurrent with the delivery of the Offer Consideration to the former holder of such Cornerstone Share;

“Elected Amount” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Exchange of Cornerstone Shares for Exchangeable Shares and Ancillary Rights — Section 85 Tax Election” in Section  25 of the Circular;

“Eligible Holder” means a beneficial owner of Cornerstone Shares immediately prior to the Effective Time that is (i) a resident of Canada for purposes of the Tax Act (other than a person who is exempt from tax under Part I of the Tax Act), or (ii) a partnership any direct or indirect (through another partnership) member of which (other than a person who is exempt from tax under Part I of the Tax Act) is a resident of Canada for the purposes of the Tax Act;

“Eligible Institution” means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers, Inc. or banks and trust companies in the United States;

“Eligible Securities” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Exchange of Cornerstone Shares for Exchangeable Shares and Ancillary Rights — Section 85 Tax Election” in Section  25 of the Circular;

“ENSA” means Exploraciones Novomining S.A.;

“Exchangeable Shares” has the meaning ascribed thereto on the face page of the Offer to Purchase and Circular;

“ExchangeCo” has the meaning ascribed thereto on the face page of the Offer to Purchase and Circular;

“Expiry Date” means October 14, 2020 or such earlier or later date or dates as may be fixed by the Offeror from time to time as provided under “Extension, Variation or Change in the Offer” in Section  5 of the Offer to Purchase, unless the Offer is withdrawn by the Offeror;

“Expiry Time” means 5:00 p.m. (Toronto time) on the Expiry Date, or such earlier or later time or times as may be fixed by the Offeror from time to time as provided under “Extension, Variation or Change in the Offer” in Section  5 of the Offer to Purchase, unless the Offer is withdrawn by the Offeror;

“FCA” means the UK Financial Conduct Authority;

“Feasibility Study” or “FS” is defined by the Canadian Institute of Mining, Metallurgy and Petroleum as a comprehensive technical and economic study of the selected development option for a mineral project that includes appropriately detailed assessments of applicable Modifying Factors together with any other relevant operational factors and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is reasonably justified (economically mineable). The results of the study may reasonably serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. The confidence level of the study will be higher than that of a Pre-Feasibility Study.

“Franco-Nevada” means Franco-Nevada Corporation;

“fully diluted basis” means, with respect to the number of outstanding Cornerstone Shares at any time, the number of Cornerstone Shares that would be outstanding if all rights to acquire Cornerstone Shares were exercised, other than those which are not, and cannot in accordance with their terms, become exercisable within 120 days following the Expiry Date, but including, for the purposes of this calculation, all Cornerstone Shares issuable upon the exercise of Convertible Securities, whether vested or unvested.

“Fundraising” has the meaning ascribed thereto under “Recent Developments” in Section 2 of the Circular;

“Governmental Authority” means any foreign or domestic multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any division, agent, official, agency, bureau, commission, board or authority of any government, governmental body, governmental or public department, central bank, foreign investment authority, quasi-governmental or private body (including the TSX, TSX-V, LSE or any other stock exchange) exercising any statutory, regulatory, expropriation, environmental or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel or arbitrator acting under the authority of any of the foregoing;

“GST” means goods and services tax;

“Holder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations” in Section  25 of the Circular;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board (or any successor institute) as adopted by the European Union in effect from time to time;

“Independent Committee Exemption” has the meaning ascribed thereto under “Acquisition of Cornerstone Shares Not Deposited Pursuant to the Offer — Securities Law Requirements for Business Combinations” in Section  23 of the Circular;

“insider” has the meaning ascribed thereto in MI 61-101;

“Insolvency Exchange Right” has the meaning ascribed thereto under the heading “Certain Information Concerning ExchangeCo and the Exchangeable Shares — The Support Agreement — Optional Exchange Upon ExchangeCo Insolvency Event” in Section  11 of the Circular;

“Joint Tax Election” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Exchange of Cornerstone Shares for Exchangeable Shares and Ancillary Rights — Section 85 Tax Election” in Section  25 of the Circular;

“June 2020 Private Placing” means the US$40 million in gross proceeds raised by SolGold in June 2020 from institutional and private investors as well as members of the board of directors;

“La Hueca” has the meaning ascribed thereto on page 7 of the “Questions and Answers Regarding the Offer”;

“Laws” or “Law” means all laws, statutes, codes, ordinances (including zoning), decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, settlements, writs, assessments, arbitration awards, rulings, determinations or awards, decrees or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over such person or its business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal (printed on blue paper) in the form accompanying the Offer to Purchase and Circular;

“Lien” means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, royalty, levy, right to possession or any other encumbrance, easement, right of way, title limit, license, right of first refusal, covenant, voting trust or agreement, transfer restriction under any shareholder or similar agreement, right or restriction of any kind or nature whatsoever, whether contingent or absolute, direct or indirect, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Liquidation Call Right” has the meaning ascribed thereto under “Certain Information Concerning ExchangeCo and the Exchangeable Shares — Call Rights — Liquidation Call Right” in Section  11 of the Circular;

“Listing Rules” means the rules and regulations made by the UK Listing Authority under Part VI of the Financial Services and Markets Act, 2000 (United Kingdom), as amended, and contained in the UK Listing Authority’s publication of the same name (as amended from time to time);

“LSE” means the London Stock Exchange plc;

“Mandatory Extension Period” has the meaning ascribed thereto under “Time for Acceptance” in Section  2 of the Offer to Purchase;

“Material Adverse Effect” means any event, circumstance, change, development, occurrence or state of facts:

(i) affecting the business, assets, operations, prospects, capitalization, properties, condition (financial or otherwise), equity or debt ownership, results of operations, cash flows, articles, notice of articles, licenses, permits, rights or privileges or liabilities (including without limitation any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), whether contractual or otherwise, of Cornerstone or any of its subsidiaries, which, when considered either individually or in the aggregate, is or may be materially adverse to Cornerstone or, where applicable, the Offeror, (ii) which, when considered either individually or in the aggregate, would be expected to reduce the anticipated economic value to the Offeror of the acquisition of the Cornerstone Shares or make it inadvisable for or impair the ability of the Offeror to proceed with the Offer and/or to take up and pay for Cornerstone Shares deposited under the Offer and/or acquire Cornerstone Shares under any Compulsory Acquisition or Subsequent Acquisition Transaction, or (iii) which, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, would be materially adverse to the Offeror or any of its affiliates or which would limit, restrict or impose limitations or conditions on the ability of the Offeror to own, operate or control any material portion of the business or assets of Cornerstone or its subsidiaries or would compel the Offeror or any of its affiliates to dispose of, or hold separate, any material portion of the business or assets of Cornerstone or any of its subsidiaries or would compel the Offeror or any of its affiliates to dispose of, or hold separate, any material portion of the business or assets of the Offeror or any of its affiliates;

“Mineral Resource Estimates” means all Mineral Resource Estimates in connection with the Alpala Project;

“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions, as amended or replaced from time to time;

“Newcrest” means Newcrest Mining Ltd.;

“New Ordinary Shares” means the minimum placing of 74,418,604 shares in connection with the Fundraising outlined under “Recent Developments” in Section 2 of the Circular;

“NI 43-101” means National Instrument 43-101 — Standards of Disclosure for Mineral Projects, as amended or replaced from time to time;

“NI 62-104” means National Instrument 62-104 — Take-Over Bids and Issuer Bids, as amended or replaced from time to time;

“Non-Australian Shareholder” has the meaning ascribed thereto under “Certain Australian Tax Considerations — Overview” in Section 26 of the Circular;

“Non-Resident Holder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Holders Not Resident in Canada” in Section  25 of the Circular;

“Non-Resident Shareholder” has the meaning ascribed thereto under “Certain Ecuador Tax Considerations” in Section 27 of the Circular;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery (printed on green paper) in the form accompanying the Offer to Purchase and Circular;

“NSR” means net smelter returns;

“NSR Financing” means the US$100 million net smelter returns financing between Franco-Nevada and SolGold plc;

“NSR Financing Agreement” means the agreement between Franco-Nevada and SolGold plc dated May 11, 2020 as filed on SEDAR;

“NSR interest” means the perpetual 1% net smelter returns royalty held by Franco-Nevada pursuant to the NSR Financing Agreement, which may be increased to a 1.5% net smelter returns royalty at SolGold’s election within 8 months from the date of the NSR Financing Agreement;

“Offer” means the offer to purchase all of the outstanding Cornerstone Shares made hereby, which includes common shares of Cornerstone that may become issued and outstanding after the date of the Offer but before the Expiry Time upon exercise, conversion or exchange of Convertible Securities;

“Offer Consideration” has the meaning ascribed thereto on the second page of the Offer to Purchase and Circular;

“Offeror” means SolGold Canadian ExchangeCo Corp.;

“Offeror’s Notice” has the meaning ascribed thereto under “Acquisition of Cornerstone Shares Not Deposited Pursuant to the Offer — Compulsory Acquisition” in Section  23 of the Circular;

“Offer to Purchase” means the offer to purchase accompanying and forming part of the Offer;

“Offer to Purchase and Circular” means the Offer to Purchase and the Circular, including, without limitation, Frequently Asked Questions, the Summary of the Offer and Definitions;

“Optional Extension Period” has the meaning ascribed thereto under “Take Up of and Payment for Deposited Shares” in Section  6 of the Offer to Purchase;

“PEA” means the Preliminary Economic Assessment;

“Placing” means the full underwriting of the New Ordinary Shares to new and existing institutional investors in connection with the Fundraising outlined under “Recent Developments” in Section 2 of the Circular;

“Placing Price” means the price of 21.5 pence per placing share of the Fundraising outlined under “Recent Developments” in Section 2 of the Circular;

“Plans” or “Plan” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Eligibility for Investment” in Section  25 of the Circular;

“Porvenir” has the meaning ascribed thereto on page 7 of the “Questions and Answers Regarding the Offer”;

“Pre-Feasibility Study” is defined by the Canadian Institute of Mining, Metallurgy and Petroleum as a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a preferred mining method, in the case of underground mining, or the pit configuration, in the case of an open pit, is established and an effective method of mineral processing is determined. It includes a financial analysis based on reasonable assumptions on the Modifying Factors and the evaluation of any other relevant factors which are sufficient for a Qualified Person, acting reasonably, to determine if all or part of the Mineral Resource may be converted to a Mineral Reserve at the time of reporting. A Pre-Feasibility Study is at a lower confidence level than a Feasibility Study;

“Preliminary Economic Assessment” means the report entitled “Cascabel Project, Northern Ecuador Alpala Copper-Gold-Silver Deposit Preliminary Economic Assessment” with an effective date of March 25, 2019, prepared by Wood plc, SRK Exploration UK, Mining Plus, Knight Piésold and Ernst and Young;

“PrimaryBid Offer” has the meaning ascribed thereto under “Recent Developments — US$32.6 million Financing” in Section 2 of the Circular;

“PrimaryBid Shares” has the meaning ascribed thereto under “Recent Developments — US$32.6 million Financing” in Section 2 of the Circular;

“Private Investor Shares” means the certain institutional and private investors who irrevocably agreed to subscribe for a further 21,440,186 New Ordinary Shares at the Placing Price, in connection with the Fundraising outlined under “Recent Developments — Further Institutional and Private Investors” in Section 2 of the Circular;

“Proceeding” means any court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration, or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority, or any claim, action, suit, demand, arbitration, charge, indictment, hearing, demand letter or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding;

“Proposed Amendments” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations” in Section  25 of the Circular;

“Purchased Shares” has the meaning ascribed thereto under “Manner of Acceptance — Power of Attorney” in Section  3 of the Offer to Purchase;

“RDSP” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Eligibility for Investment” in Section  25 of the Circular;

“Redemption Call Right” has the meaning ascribed thereto under “Certain Information Concerning ExchangeCo and the Exchangeable Shares — Call Rights — Redemption Call Right” in Section  11 of the Circular;

“Resident Holder” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada” in Section  25 of the Circular;

“RESP” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Eligibility for Investment “ in Section  25 of the Circular;

“Retraction Call Right” has the meaning ascribed thereto under “Certain Information Concerning ExchangeCo and the Exchangeable Shares” in Section  11 of the Circular;

“Retraction Right” has the meaning ascribed thereto under “ Certain Information Concerning ExchangeCo and the Exchangeable Shares” in Section  11 of the Circular;

“Returns” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of taxes;

“Rio Amarillo” has the meaning ascribed thereto on page 8 of the “Questions and Answers Regarding the Offer”;

“RRIF” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Eligibility for Investment” in Section  25 of the Circular;

“RRSP” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Eligibility for Investment” in Section  25 of the Circular;

“SEC” means the United States Securities and Exchange Commission;

“Securities Laws” means all applicable Canadian provincial and territorial securities Laws and the U.S. Exchange Act, the U.S. Securities Act and any other applicable United States state securities Laws, the UK Listing Rules, the Financial Services and Markets Act 2000 (UK), as amended and other applicable UK securities Laws;

“Securities Regulatory Authorities” means all applicable securities regulatory authorities, including the applicable securities commission or similar regulatory authorities in each of the provinces and territories of Canada, the SEC and in each of the states of the United States;

“SEDAR” has the meaning ascribed thereto on page 3 of the Offer to Purchase and Circular;

“Shareholders” has the meaning ascribed thereto on the face page of the Offer to Purchase and Circular, and “Shareholder” means any one of them;

“Sharug” has the meaning ascribed thereto on page 8 of the “Questions and Answers Regarding the Offer”;

“SolGold” has the meaning ascribed thereto on the face page of the Offer to Purchase and Circular;

“SolGold Liquidation Event” has the meaning ascribed thereto in the Support Agreement attached hereto in Schedule C;

“SolGold Shareholder Approvals” has the meaning ascribed thereto in Section  9 of the Circular;

“SolGold Shares” means ordinary shares of £0.01 each in the capital of SolGold;

“Standard Listing” means a standard listing under Chapter 14 of the Listing Rules;

“Statutory Minimum Condition” has the meaning ascribed thereto under “Conditions of the Offer” in Section  4 of the Offer to Purchase;

“Subscription” means the conditional subscription by management, either directly or through associated entities, in connection with the Fundraising outlined under “Recent Developments — US$32.6 million Financing” in Section 2 of the Circular, that was not underwritten;

“Subsequent Acquisition Transaction” has the meaning ascribed thereto under “Acquisition of Cornerstone Shares Not Deposited Pursuant to the Offer — Subsequent Acquisition Transaction” in Section  23 of the Circular;

“subsidiary” means, with respect to a specified entity, any:

(a)                                 corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are owned by such specified entity and the votes attached to those voting securities are sufficient, if exercised, to elect a majority of the directors of such corporation;

(b)                                 partnership, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

(c)                                  a subsidiary (as defined in clauses  (a) and  (b) above) of any subsidiary (as so defined) of such specified entity;

“Support Agreement” means the support agreement attached hereto as Schedule “C”;

“take up” in reference to a Cornerstone Share means the transfer of beneficial ownership of the Cornerstone Share by the Shareholder to ExchangeCo, which will occur upon the issuance of the Offer Consideration payable by ExchangeCo in respect of such Cornerstone Share, which shall be initiated by ExchangeCo giving written notice to the Depositary, and “taking up” and “taken up” have corresponding meanings;

“taxable capital gains” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains or Capital Losses” in Section  25 of the Circular;

“Tax Act” means the Income Tax Act (Canada), including all regulations made thereunder, as amended;

“Tax Law” has the meaning ascribed thereto under “Certain Ecuador Tax Considerations” in Section  27 of the Circular;

“TFSA” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Eligibility for Investment” in Section  25 of the Circular;

“Timbara” has the meaning ascribed thereto on page 8 of the “Questions and Answers Regarding the Offer”;

“TSX” means the Toronto Stock Exchange;

“TSX-V” means the TSX Venture Exchange;

“UK” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland;

“UK Listing Authority” or “UKLA” means the FCA acting in its capacity as the authority for listing in the UK;

“UK Official List” means the official list maintained by the UK Listing Authority;

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder);

“U.S. Securities Act” has the meaning ascribed thereto under “Additional Notice to United States Shareholders and Other Shareholders Outside Canada”; and

“U.S. Shareholders” or “U.S. Shareholder” has the meaning ascribed thereto under “Additional Notice to United States Shareholders and Other Shareholders Outside Canada”.

OFFER TO PURCHASE

The accompanying Circular, which is incorporated into and forms part of the Offer to Purchase, contains important information that should be read carefully before making a decision with respect to the Offer. Capitalized terms used in the Offer to Purchase, where not otherwise defined herein, shall have the meanings given to them in the section entitled “Definitions”.

June 30, 2020

TO: THE HOLDERS OF COMMON SHARES OF CORNERSTONE

1.            The Offer

The Offeror hereby offers to purchase, on and subject to the following terms and conditions, all of the outstanding Cornerstone Shares (other than any Cornerstone Shares held directly or indirectly by SolGold, the Offeror or their affiliates), and including, for greater certainty, any Cornerstone Shares that may become issued and outstanding upon the exercise, exchange or conversion of Convertible Securities after the date hereof but prior to the Expiry Time, for consideration of 11 SolGold Shares, or at the election of each Shareholder that is an Eligible Holder, 11 Exchangeable Shares for each Cornerstone Share.

No fractions of SolGold Shares or Exchangeable Shares will be issued pursuant to the Offer. Where the aggregate number of SolGold Shares or Exchangeable Shares to be issued or delivered to a Shareholder would result in a fraction of a SolGold Share or Exchangeable Share being issuable, the number of SolGold Shares or Exchangeable Shares to be received by such Shareholder will be rounded down to the nearest whole number and no Shareholder will be entitled to any compensation in respect of any fractional entitlement to any SolGold Share or Exchangeable Share that would otherwise arise.

On June 29, 2020, the closing price of the Cornerstone Shares on the TSX-V was $3.19, the closing price of the SolGold Shares on the LSE was £0.210 and the closing price of the SolGold Shares on the TSX was $0.355. The Offer Consideration had a value of approximately $3.905 per Cornerstone Share, representing a premium of approximately 22.4% as of the close of trading on June 29, 2020.

The Exchangeable Shares are being issued by ExchangeCo in connection with the Offer in order to achieve intended tax efficiencies, as described in the section entitled “Certain Canadian Federal Income Tax Considerations” in Section  25 of the Circular. The Exchangeable Shares are exchangeable into SolGold Shares on a one-for-one basis and are intended to be, to the extent practicable, economically equivalent to the SolGold Shares.

The Offer is made only for Cornerstone Shares and is not made for any Convertible Securities. Any holder of such Convertible Securities who wishes to accept the Offer should, to the extent permitted by the terms of the Convertible Security and applicable Laws, exercise, exchange or convert such Convertible Securities in order to obtain certificates or a DRS Advice representing Cornerstone Shares and deposit those Cornerstone Shares under the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure the holder of such Convertible Securities will have received certificate(s) or a DRS Advice representing the Cornerstone Shares issuable upon such exercise, exchange or conversion in time for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures described under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section  3 of this Offer to Purchase.

The obligation of the Offeror to take up and pay for Cornerstone Shares pursuant to the Offer is subject to certain conditions. See “Conditions of the Offer” in Section  4 of the Offer to Purchase.

Shareholders who do not deposit their Cornerstone Shares under the Offer will not be entitled to any right of dissent or appraisal in connection with the Offer. However, Shareholders who do not deposit their Cornerstone Shares under the Offer may have certain rights of dissent in the event the Offeror elects to acquire such Cornerstone Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, including the right to seek judicial determination of the fair value of their Cornerstone Shares. See “Acquisition of Cornerstone Shares Not Deposited Pursuant to the Offer” in Section  23 of the Circular.

Shareholders should contact the Depositary, or one of the Co-Agents for assistance in accepting the Offer and in depositing Cornerstone Shares with the Depositary. Contact information for the Depositary and Co-Agents can be found on the back page of this document.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Cornerstone Shares directly with the Depositary to accept the Offer. However, an investment adviser, stock broker, bank, trust company or other nominee through whom a Shareholder owns Cornerstone Shares may charge a fee to tender any such Cornerstone Shares on behalf of the Shareholder. Shareholders should consult such nominee to determine whether any charges will apply.

Shareholders whose Cornerstone Shares are registered in the name of an investment adviser, stockbroker, dealer, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Cornerstone Shares under the Offer. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

2.            Time for Acceptance

The Offer is open for acceptance during the period commencing on the date hereof and ending at 5:00 p.m. (Toronto time) on the Expiry Date or such later time or times and date or dates as may be fixed by the Offeror from time to time, in accordance with “Extension, Variation or Change of the Offer” in Section  5 of the Offer to Purchase, unless the Offer is withdrawn by the Offeror.

Any decision to extend the Offer, including for how long, will be made prior to the Expiry Time. The Expiry Time may be subject to multiple extensions.

If the Statutory Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived at the expiry of the initial deposit period such that the Offeror takes up Cornerstone Shares deposited under the Offer, the Offer will be extended and will be open for acceptance for an additional period of not less than 10 days (the “Mandatory Extension Period”). The Offeror may also extend the Offer for one or more Optional Extension Periods following the Mandatory Extension Period.

3.            Manner of Acceptance

Letter of Transmittal

Registered Shareholders may accept the Offer by delivering to the Depositary at the office of the Depositary listed in the accompanying Letter of Transmittal (printed on blue paper) thereof so as to be received before the Expiry Time:

(a)                                 the original certificate(s) or DRS Advice(s) representing the Cornerstone Shares in respect of which the Offer is being accepted;

(b)                                 a Letter of Transmittal in the form accompanying the Offer to Purchase and Circular properly completed and duly executed as required by the instructions set out in the Letter of Transmittal (including signature guarantee, if required); and

(c)                                  all other documents required by the instructions set out in the Letter of Transmittal.

The Offer will be deemed to be accepted only if the Depositary has actually received these documents at its office specified in the Letter of Transmittal at or prior to the Expiry Time. Beneficial owners of Cornerstone Shares may deposit their Cornerstone Shares under the Offer in compliance with the procedures for book-entry transfers set out below under the heading “Acceptance by Book-Entry Transfer” or for guaranteed delivery set out below under the heading “Procedure for Guaranteed Delivery”.

Except as otherwise provided in the instructions set out in the Letter of Transmittal, the registered Shareholder’s signature is required on the Letter of Transmittal. If a Letter of Transmittal is executed by a person other than the registered Shareholder represented by the certificates(s) deposited therewith, or if the Offer Consideration issued pursuant to the Offer is to be issued to a person other than the registered Shareholder, the original certificate(s) must be endorsed, or be accompanied by an appropriate share transfer power of attorney, in either case, duly and properly completed by the registered Shareholder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

Participants in CDS should contact the Depositary with any questions related to the deposit of their Cornerstone Shares under the Offer. The Offeror understands that CDS will be issuing instructions to their participants as to the method of depositing such Cornerstone Shares under the terms of the Offer. See “Acceptance by Book-Entry Transfer” below.

Acceptance by Book-Entry Transfer

Shareholders holding their shares through a nominee such as a bank, brokerage or other such financial institution may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office specified in the Letter of Transmittal at or prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder’s Cornerstone Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Cornerstone Shares to the Depositary by means of a book-entry transfer will constitute a valid deposit of such Cornerstone Shares under the Offer.

Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid deposit under and in accordance with the terms of the Offer.

Procedure for Guaranteed Delivery

If a Shareholder wishes to accept the Offer and deposit Cornerstone Shares, under the Offer and (i) the certificate(s) representing such Cornerstone Shares, is (are) not immediately available, (ii) the Shareholder cannot complete the procedure for book-entry transfer of such Cornerstone Shares on a timely basis, or (iii) the original certificate(s) or DRS Advice(s) and all other required documents cannot be delivered to the Depositary at or prior to the Expiry Time, those Cornerstone Shares may nevertheless be deposited under the Offer, provided that all of the following conditions are met:

(a)                                 such deposit is made by or through an Eligible Institution or directly presented by a registered Shareholder;

(b)                                 a properly completed and duly executed Notice of Guaranteed Delivery (printed on green paper) in the form accompanying the Offer to Purchase and Circular or a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary before the Expiry Time at its office listed on the Notice of Guaranteed Delivery; and

(c)                                  the original certificate(s) or DRS Advice representing all Deposited Shares, in proper form for transfer, together with a Letter of Transmittal, or, in the case of a book-entry transfer, a book-entry confirmation with respect to Cornerstone Shares and all other documents required by the terms of the Offer and the Letter of Transmittal, are received by the Depositary at its office in Toronto, Ontario specified in the Letter of Transmittal prior to 5:00 p.m. (Toronto time) on the second trading day on the TSX-V after the Expiry Time.

The Notice of Guaranteed Delivery must be delivered by hand, couriered or mailed to the Depositary at its office listed on the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying certificate(s) representing Cornerstone Shares and all other required documents to an address other than those specified in the Notice of Guaranteed Delivery does not constitute delivery for purposes of satisfying a guaranteed delivery.

Lost Certificates

If a certificate representing Cornerstone Shares to be deposited under the Offer has been lost or destroyed, the Letter of Transmittal should be completed to the extent possible and forwarded, together with a letter describing the loss and a contact telephone number, to the Depositary at its office specified in the Letter of Transmittal. The Depositary will forward a copy to the transfer agent for the Cornerstone Shares and such transfer agent will advise the Shareholder of the steps that the Shareholder must take to obtain a replacement certificate for its Cornerstone Shares. The foregoing action must be taken sufficiently in advance of the Expiry Time in order to obtain a replacement certificate in sufficient time to permit the Cornerstone Shares represented by the replacement certificate to be deposited under the Offer at or prior to the Expiry Time.

General

The Offer will be deemed to be accepted by a Shareholder only if the Depositary has actually received the requisite documents at its office specified in the Letter of Transmittal at or prior to the Expiry Time. In all cases, payment for Cornerstone Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary of (a) certificates representing the Cornerstone Shares (or, in the case of a book-entry transfer to the Depositary, a Book-Entry Confirmation for the Cornerstone Shares), (b) a Letter of Transmittal, properly completed and duly executed, covering such Cornerstone Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal or in the case of a book-entry transfer to the Depositary through CDS, a Book-Entry Confirmation for the Cornerstone Shares, and (c) all other required documents. For greater certainty, a Shareholder will remain the beneficial owner of any Cornerstone Shares deposited by them or on their behalf until the time that the Offer Consideration for such Cornerstone Shares has been delivered to them as specified in this Offer to Purchase.

The method of delivery of certificate(s) or DRS Advice(s) representing Cornerstone Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the person depositing such documents. The Offeror recommends that all such documents be delivered by hand to the Depositary and a receipt obtained or, if mailed, that registered mail, with acknowledgement of receipt requested, be used and that proper insurance be obtained. It is suggested that any such mailing be made well in advance of the Expiry Time to permit delivery to the Depositary at or prior to the Expiry Time. Delivery will only be effective upon physical receipt by the Depositary.

Persons whose Cornerstone Shares are registered in the name of an investment adviser, stockbroker, dealer, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Cornerstone Shares under the Offer. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

All questions as to the validity, form, eligibility (including, without limitation, timely receipt) and acceptance of any Cornerstone Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the Laws of any applicable jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in any deposit of any Cornerstone Shares. There shall be no duty or obligation on the Offeror, the Depositary, or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer, the Offer to Purchase, the

Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and any other related documents will be final and binding.

The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out in this Section  3.

Shareholders should contact the Depositary, one of the Co-Agents or a broker or dealer for assistance in accepting the Offer and depositing Cornerstone Shares with the Depositary.

Dividends and Distributions

Subject to the terms and conditions of the Offer and subject, in particular, to Cornerstone Shares being validly withdrawn by or on behalf of a depositing Shareholder, and except as provided below, by accepting the Offer pursuant to the procedures set out herein, a Shareholder irrevocably deposits, and agrees to sell, assign and transfer to the Offeror at the Effective Time all right, title and interest in and to the Cornerstone Shares covered by the Letter of Transmittal or book-entry transfer (collectively, the “Deposited Shares”) and in and to all rights and benefits arising after the Effective Time from such Deposited Shares including, without limitation, any and all dividends, distributions, payments, securities, property or other interests that may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Shares or any of them after Effective Time, including, without limitation, any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).

For greater certainty, a Shareholder will remain the beneficial owner of any Cornerstone Shares deposited by them or on their behalf until the time that the Offer Consideration for such Cornerstone Shares has been delivered to them as specified in this Offer to Purchase.

Power of Attorney

The execution of a Letter of Transmittal or the making of a book-entry transfer in accordance with “Acceptance by Book-Entry Transfer” above irrevocably constitutes and appoints each director and officer of the Offeror and any other person designated by the Offeror in writing as the true and lawful agent, attorney and attorney-in-fact and proxy of the holder of the Deposited Shares deposited pursuant to the Offer and taken up and paid for by the Offeror (the “Purchased Shares”), and with respect to any and all Distributions thereon which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Purchased Shares or any of them after the Effective Time as specified in this Offer to Purchase except as otherwise indicated in “Changes in Capitalization; Adjustments; Liens” in Section  9 of the Offer to Purchase. Such power of attorney shall be effective only on and after the Effective Time, with full power of substitution and resubstitution (such powers of attorney, being coupled with an interest, being irrevocable), to, in the name of and on behalf of such Shareholder:

(a)                                 to register or record the transfer and/or cancellation of such Purchased Shares and Distributions, to the extent consisting of securities, on the appropriate securities registers maintained by or on behalf of Cornerstone;

(b)                                 for so long as any such Purchased Shares and Distributions are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, the right to vote, to execute and deliver (provided the same is not contrary to applicable Law), as and when requested by the Offeror, any and all instruments of proxy, authorizations, resolutions or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Shares and Distributions, to revoke any such instruments, authorizations, resolutions or consents given prior to or after the date that the Offeror takes up and pays for the Purchased Shares, and to designate in any such instruments, authorizations, resolutions or consents any person or persons as the proxyholder of such Shareholder in respect of such Purchased Shares and Distributions for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Cornerstone;

(c)                                  to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distributions payable to or to the order of, or endorsed in favour of, such Shareholder;

(d)                                 to exercise any other rights of a Shareholder with respect to such Purchased Shares and Distributions, all as set out in the Letter of Transmittal; and

(e)                                  to execute all such further and other documents, transfers or other assurances as may be necessary or desirable in the sole judgment of the Offeror to effectively convey such Purchased Shares and Distributions to the Offeror.

A Shareholder who executes a Letter of Transmittal (including by book-entry transfer) also acknowledges, effective on and after the Effective Time, not to vote any of the Purchased Shares or Distributions at any meeting (whether annual, special or otherwise or any adjournments or postponements thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Cornerstone and will not exercise any or all of the other rights or privileges attached to the Purchased Shares or Distributions and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents, in form and on terms satisfactory to the Offeror, in respect of all or any of the Purchased Shares or Distributions, and to designate in such instruments of proxy, authorizations or consents the person or persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder in respect of the Purchased Shares or Distributions. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Shares or Distributions with respect thereto shall be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

A Shareholder accepting the Offer under the terms of the Letter of Transmittal (including by book-entry transfer) revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Shares or any Distributions. Such depositing Shareholder agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Shares or any Distributions by or on behalf of the depositing Shareholder unless the Deposited Shares are not taken up and paid for under the Offer or are withdrawn in accordance with “Right to Withdraw Deposited Shares” in Section  7 of the Offer to Purchase.

Further Assurances

A Shareholder accepting the Offer covenants and agrees under the terms of the Letter of Transmittal (including by book-entry transfer) to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Shares or Distributions to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred is, to the extent permitted by Law, irrevocable and may be exercised during any subsequent legal incapacity of such Shareholder and shall, to the extent permitted by Law, survive the death or incapacity, bankruptcy or insolvency of the Shareholder and all obligations of the Shareholder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such Shareholder.

Formation of Agreement; Shareholder’s Representations and Warranties

The acceptance of the Offer pursuant to the procedures set out above will constitute a binding agreement between a depositing Shareholder and the Offeror, effective concurrently with the time at which the Offeror takes up and pays for the Cornerstone Shares deposited by such Shareholder, in accordance with the terms and conditions of the Offer and the Letter of Transmittal. This agreement includes a representation and warranty by the depositing Shareholder that, among other things: (a) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made has received the Offer to Purchase and Circular and has full power and authority to deposit, sell, assign and transfer the Deposited Shares and all rights and benefits arising from such Deposited Shares including, without limitation, any Distributions; (b) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made has good title to and is the beneficial owner of the Deposited Shares and any Distributions deposited under the Offer; (c) the

Deposited Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Shares or Distributions, to any other person; (d) the deposit of the Deposited Shares and Distributions complies with applicable Law; (e) all information inserted in the Letter of Transmittal is accurate and complete; and (f) when the Deposited Shares and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereto (and to any Distributions), free and clear of all Liens, restrictions, charges, encumbrances, claims, adverse interests, equities and rights of others.

The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set forth in this Section  3.

4.            Conditions of the Offer

Notwithstanding any other provision of the Offer and subject to applicable Law, and in addition to (and not in limitation of) the Offeror’s right to vary or change the Offer at any time prior to the Expiry Time pursuant to “Extension, Variation or Change in the Offer” in Section  5 of the Offer to Purchase, the Offeror will not take up or pay for, any Cornerstone Shares unless, at the Expiry Time or such later time during which Cornerstone Shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any Optional Extension Period thereafter, there shall have been validly deposited under the Offer and not withdrawn such number of Cornerstone Shares constituting more than 50% of the total number of Cornerstone Shares outstanding, excluding those Cornerstone Shares beneficially owned, or over which control or direction is exercised by SolGold, the Offeror, and their affiliates or by any person acting jointly or in concert with the Offeror or SolGold. In the event that the foregoing condition is not satisfied at the Expiry Time, the Offeror shall have the right to withdraw or terminate the Offer or to extend the period of time during which the Offer is open for acceptance. The foregoing condition is referred to herein as the “Statutory Minimum Condition” and cannot be waived by the Offeror.

In addition to the Statutory Minimum Condition, notwithstanding any other provision of the Offer and subject to applicable Law, and in addition to (and not in limitation of) the Offeror’s right to vary or change the Offer at any time prior to the Expiry Time pursuant to “Extension, Variation or Change in the Offer” in Section  5 of the Offer to Purchase, the Offeror will have the right to withdraw the Offer and not take up, purchase or pay for, and shall have the right to extend the period of time during which the Offer is open and postpone taking up and paying for any Cornerstone Shares deposited pursuant to the Offer, unless all of the following conditions are satisfied, as determined in the Offeror’s reasonable judgment or waived by the Offeror at or before the Expiry Time or such later time during which Cornerstone Shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any Optional Extension Period thereafter:

(a)                                 there shall have been validly deposited under the Offer and not withdrawn such number of Cornerstone Shares constituting more than 66 2/3% of the total number of Cornerstone Shares outstanding, excluding those Cornerstone Shares beneficially owned, or over which control or direction is exercised by SolGold, the Offeror, and their affiliates or by any person acting jointly or in concert with the Offeror or SolGold;

(b)                                 no Law will have been enacted, issued, promulgated, enforced, made, entered, issued or applied and no Proceeding will otherwise have been taken under any Laws or by any Governmental Authority (whether temporary, preliminary or permanent) that makes the Offer illegal or otherwise directly or indirectly cease trades, enjoins, restrains or otherwise prohibits completion of the Offer;

(c)                                  there does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer any event, change, circumstance, development or occurrence that constitutes a Material Adverse Effect or could give rise to a Material Adverse Effect, including, but not limited to any adverse claims, rights, interests, limitations, or other restrictions of any kind whatsoever not publicly disclosed by Cornerstone in respect of any of Cornerstone’s property or assets;

(d)                                 the Approvals and other third party consents or approvals considered necessary by the Offeror that are necessary or desirable in order to:

(i)                                     complete the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction;

(ii)                                  prevent or avoid the occurrence of any Material Adverse Effect as a result of the completion of the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction; and

(iii)                               shall have been obtained, received or concluded or, in the case of waiting or suspensory periods, expired or been terminated, on terms satisfactory to the Offeror in its reasonable judgment and all Approvals required for admission of the SolGold Shares to the UK Official List with a Standard Listing and to trading on the Main Market for listed securities of the LSE;

(e)                                  there shall not be pending or threatened any Proceeding by any Governmental Authority or any other person that is reasonably likely to result in any:

(i)                                     prohibition or restriction on the acquisition by the Offeror of any Cornerstone Shares or the completion of the Offer or make it inadvisable for the Offeror to complete the Offer;

(ii)                                  prohibition or material limit on the ownership by the Offeror of Cornerstone or any material portion of its business; or

(iii)                               imposition of limitations on the ability of the Offeror to acquire or hold, or exercise full rights of ownership of, any Cornerstone Shares, including the right to vote such Cornerstone Shares;

(f)                                   that none of Cornerstone, any of its affiliates, subsidiaries or any third party has taken or proposed to take any action or has failed to take any action, or disclosed a previously undisclosed action or event which might reduce the expected economic value to the Offeror of the acquisition of Cornerstone or make it inadvisable for Offeror to proceed with the Offer and/or with the taking-up and paying for deposited Cornerstone Shares under the Offer and/or the completion of a Compulsory Acquisition or any Subsequent Acquisition Transaction or reduce the expected economic value of Cornerstone’s assets including, without limiting the generality of the foregoing:

(i)                                     adopting, establishing or entering into any new or amending any existing employment, change in control, severance, compensation or similar agreement, arrangement or plan with or for one or more of Cornerstone’s or its subsidiaries’ employees, consultants or directors or making grants or awards pursuant to, any agreements, arrangements or plans to provide for increased benefits to one or more employees, consultants or directors of Cornerstone or its subsidiaries;

(ii)                                  adopting, establishing or entering into, or amending or making grants or awards pursuant to, any agreements, arrangements or plans to provide for increased benefits to one or more employees, consultants or directors of Cornerstone or any of its subsidiaries, whether or not as a result of or in connection with the transactions contemplated by this Offer and Circular;

(iii)                               except as may be required by Laws, taking any action to adopt, establish, terminate or amend any employee benefit plan of Cornerstone or any of its subsidiaries; or

(iv)                              any proposal, plan or intention to do any of the foregoing, either publicly announced or communicated by or to Cornerstone, or any agreement to engage in any of the foregoing;

(g)                                  that there shall not have occurred, developed or been threatened on or after the date of the Offer:

(i)                                     any general suspension of trading, or limitation on prices for, securities on the LSE, TSX or TSX-V or in any national securities exchange or the over-the-counter market in Canada;

(ii)                                  any extraordinary or material adverse change in the financial, banking or capital markets in Canada;

(iii)                               a material change in currency exchange rates or a suspension of, or limitation on, the markets therefor;

(iv)                              a declaration of a banking moratorium or any suspension of payments in respect of banks in Canada;

(v)                                 any limitation (whether or not mandatory) by any Governmental Authority on, or other event that might affect the extension of credit by banks or other lending institutions in Canada; or

(vi)                              any natural disaster, commencement of war or armed hostilities, other acts of sabotage, military action or police action or other national or international calamity or crisis involving Canada or any attack on, or outbreak or act of terror in or involving Canada, and

(h)                                 in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

The foregoing conditions, other than the Statutory Minimum Condition, are for the exclusive benefit of the Offeror. The Offeror may assert any of the foregoing conditions at any time, regardless of the circumstances giving rise to such assertion (including any action or inaction by the Offeror giving rise to any such assertions). The Offeror may waive any of the foregoing conditions, other than the Statutory Minimum Condition and the further approval of SolGold Shareholders to obtain authority to issue and allot the SolGold Shares issuable pursuant to the Offer (including those issuable upon exchange of the Exchangeable Shares) if required (The SolGold Shareholder Approvals were passed at SolGold’s Annual General Meeting held on September 20, 2019 (the “2019 AGM”). SolGold has authority to issue 443,750,000 ordinary shares in respect of the Cornerstone offer, that authority expires on September 20, 2020, save that SolGold makes an offer or enters into an agreement before September 20, 2020.), in its sole discretion, in whole or in part, at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights which the Offeror may have. Each of the foregoing conditions is independent of and in addition to each other of such conditions and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise. The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed to constitute a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed to constitute a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time by the Offeror. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions will be final and binding upon all parties.

Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its principal office in Toronto, Ontario. The Offeror, forthwith after giving any such notice, shall (i) make a public announcement of such waiver or withdrawal, (ii) cause the Depositary, if required by Law, as soon as practicable thereafter to notify the Shareholders thereof in the manner set forth in “Notices and Delivery” in Section  10 of the Offer to Purchase, and (iii) provide a copy of the aforementioned notice to the TSX and TSX-V, as applicable. If the Offer is withdrawn, the Offeror shall not be required to take up or pay for any Cornerstone Shares deposited under the Offer and the Depositary will promptly return all certificates representing deposited Cornerstone Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited at the Offeror’s expense. See “Return of Deposited Shares” in Section  8 of the Offer to Purchase.

5.            Extension, Variation or Change in the Offer

The Offer is open for acceptance from the date of the Offer until the Expiry Time, subject to extension or variation in the Offeror’s sole discretion or as set out below, unless the Offer is withdrawn by the Offeror. In addition, if the Offeror takes up Cornerstone Shares deposited under the Offer at the Expiry Time, the Offer will be extended and will be open for acceptance for an additional period of not less than 10 days (the Mandatory Extension Period) from the date on which the Cornerstone Shares are first taken up.

Subject to the limitations set out below, the Offeror reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance (or at any other time if permitted by applicable Law) to vary the terms of the Offer (including, without limitation, by extending or abridging the period during which Cornerstone Shares may be deposited under the Offer where permitted by Law).

Where the terms of the Offer are varied, the Offer will not expire before 10 days after the notice of such variation has been given to the Shareholders, unless otherwise permitted by applicable Law and subject to abridgement or elimination of that period pursuant to such orders or other forms of relief as may be granted by applicable Securities Regulatory Authorities.

If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, the terms of the Offer are varied (other than a variation in the terms of the Offer consisting solely of the waiver of a condition in the Offer and any extension of the Offer, other than an extension in respect of the 10-day Mandatory Extension Period, resulting from the waiver), including any reduction of the period during which securities may be deposited under the Offer pursuant to applicable Law, or any extension of the period during which securities may be deposited under the Offer pursuant to applicable Law, and whether or not that variation results from the exercise of any right contained in the Offer, the Offeror will promptly (a) issue and file a news release to the extent and in the manner required by applicable Law, and (b) send a notice of variation in the manner set out under “Notices and Delivery” in Section  10 of the Offer to Purchase, to every person to whom the Offer is required to be sent under applicable Law and whose Cornerstone Shares were not taken up before the date of the variation. If there is a notice of variation, the period during which Cornerstone Shares may be deposited under the Offer must not expire before 10 days after the date of the notice of variation. If the Offeror is required to send a notice of variation before the expiry of the initial deposit period, the initial deposit period for the Offer must not expire before 10 days after the date of the notice of variation, and the Offeror must not take up Cornerstone Shares deposited under the Offer before 10 days after the date of the notice of variation.

In addition, the Offeror will file a copy of such notice of variation and will provide a copy of such notice in the manner required by applicable Law as soon as practicable thereafter to Cornerstone, the TSX, the TSX-V and the Securities Regulatory Authorities, as applicable. Any notice of variation of the Offer will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. If the variation consists solely of a waiver of a condition, the Offeror will promptly issue and file a news release announcing the waiver.

If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer to Purchase or the Circular or any notice of change or notice of variation that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will promptly (a) issue and file a news release of such change to the extent and in the manner required by applicable Law, and (b) send a notice of the change in the manner set out under “Notices and Delivery” in Section  10 of the Offer to Purchase, to every person to whom the Offer was required to be sent and whose Cornerstone Shares were not taken up before the date of the change. If the Offeror is required to send a notice of change before the expiry of the initial deposit period, the initial deposit period for the Offer must not expire before 10 days after the date of the notice of change, and the Offeror must not take up Cornerstone Shares deposited under the Offer before 10 days after the date of the notice of change. In addition, the Offeror will file a copy of such notice and will provide a copy of such notice in the manner required by applicable Law as soon as practicable thereafter to Cornerstone, the TSX, the TSX-V and the Securities Regulatory Authorities, as applicable. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. Notwithstanding the foregoing, but subject to applicable Law, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer, except those waived by the Offeror, have been fulfilled or complied with, unless the Offeror first takes up all Cornerstone Shares deposited under the Offer and not withdrawn.

During any extension or in the event of any variation of the Offer or change in information, all Cornerstone Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offeror in accordance with the terms hereof, subject to “Right to Withdraw Deposited Shares” in Section  7 of the Offer to Purchase. An extension of the Expiry Time, a variation of the Offer or a change in information does not, unless otherwise expressly stated, constitute a waiver by the Offeror of its rights under “Conditions of the Offer” in Section  4 of the Offer to Purchase.

If, prior to the Expiry Time, the Offer Consideration is increased, the increased consideration will be paid to all depositing Shareholders whose Cornerstone Shares are taken up under the Offer, whether or not such Cornerstone Shares were taken up before the increase.

6.            Take Up of and Payment for Deposited Shares

If all the conditions referred to under “Conditions of the Offer” in Section  4 of the Offer to Purchase have been satisfied or, where such conditions may be waived, are waived at or before the Expiry Time, the Offeror will become required to take up the Cornerstone Shares validly deposited under the Offer, and not properly withdrawn, forthwith following the Expiry Time and to pay for the Cornerstone Shares so taken up concurrently with the take-up of such shares. For greater certainty, the depositing Shareholders will continue to be the beneficial owners of their Deposited Shares until such time as the Offer Consideration is delivered to them as specified below.

In accordance with applicable Law, if the Offeror is required to take up such Cornerstone Shares, the Offeror will extend the Offer for the 10-day Mandatory Extension Period and may extend the deposit period after expiration of the 10-day Mandatory Extension Period for one or more Optional Extension Periods. Any Cornerstone Shares tendered during the 10-day Mandatory Extension Period and any Optional Extension Period will be taken up and paid for as soon as possible (with take-up and payment to occur simultaneously) and in any event no later than 10 days after such tender. For greater certainty, Shareholders who tender their Cornerstone Shares during the Mandatory Extension Period or any Optional Extension Period will continue to be the beneficial owners of such shares until such time as the Offer Consideration is delivered to them as specified below.

For the purposes of the Offer, the Offeror will be deemed to have taken up Cornerstone Shares validly deposited and not withdrawn under the Offer if, as and when the Offeror pays for such shares, as described in the following paragraph. Subject to applicable Law, the Offeror expressly reserves the right in its sole discretion to terminate or withdraw the Offer and not take up or pay for any Cornerstone Shares under the Offer if any condition specified under “Conditions of the Offer” in Section  4 of the Offer to Purchase is not satisfied or where such condition may be waived by giving written notice thereof or other communication subsequently confirmed in writing to the Depositary at its principal office in Toronto, Ontario.

The Offeror will pay for Cornerstone Shares validly deposited under the Offer and not withdrawn by providing (or causing to be provided) the Depositary, as agent for the depositing Shareholders, with sufficient certificates and DRS Advices representing the Exchangeable Shares or SolGold Shares, as applicable that comprise the Offer Consideration for such shares for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Cornerstone Shares on the purchase price of Cornerstone Shares purchased by the Offeror, regardless of any delay in making such payment.

The Depositary will act as the agent of persons who have deposited Cornerstone Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Cornerstone Shares under the Offer.

Settlement with each Shareholder who has deposited (and not withdrawn) Cornerstone Shares under the Offer will be made by the Depositary delivering or causing to be delivered certificate(s) or DRS Advice representing the SolGold Shares or Exchangeable Shares, as applicable, in the amount to which the person depositing Cornerstone Shares is entitled. Unless otherwise directed by the Letter of Transmittal, the certificate(s) or DRS Advice will be issued in the name of the registered holder of the Cornerstone Shares so deposited. Unless the person depositing the Cornerstone Shares instructs the Depositary to hold the certificate(s) or DRS Advice for pick-up by checking the appropriate box in the Letter of Transmittal, the certificate(s) or DRS Advice will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no such address is specified, the certificate(s) or DRS Advice will be sent to the address of the registered holder as shown on the securities register maintained by or on behalf of Cornerstone. Certificate(s) or DRS Advice mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing. Pursuant to applicable Law, the Offeror may, in certain circumstances, be required to make withholdings from the amount otherwise payable to a Shareholder.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Cornerstone Shares directly with the Depositary to accept the Offer. However, an investment adviser, stock broker, bank, trust company or other nominee through whom a Shareholder owns Cornerstone Shares may charge a fee to tender any such Cornerstone Shares on behalf of the Shareholder. Shareholders should consult such nominee to determine whether any charges will apply.

7.            Right to Withdraw Deposited Shares

Except as otherwise provided in this Section  7 or as otherwise required by applicable Law, all deposits of Cornerstone Shares under the Offer are irrevocable. Unless otherwise required or permitted by applicable Law, any Cornerstone Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time before the Cornerstone Shares have been taken up and paid for by the Offeror.

In addition, if:

(a)                                 there is a variation of the terms of the Offer before the Expiry Time (including any abridgment or extension of the period during which Cornerstone Shares may be deposited thereunder or the modification of a term or condition of an Offer, but excluding a variation consisting solely of an increase in the Offer Consideration where the Expiry Time is not extended for a period not greater than 10 days from the date of the notice of variation); or

(b)                                 there is a variation of the terms of the Offer after the Expiry Time, excluding a variation consisting of either an increase in the Offer Consideration or an extension of the Offer for a period not greater than 10 days from the date of the notice of variation; or

(c)                                  a notice of change in respect of the information contained in the Offer to Purchase and the accompanying Circular or if any subsequent notice of change or variation is delivered to persons whose Cornerstone Shares were not taken up at the date of the occurrence of the change;

then any Deposited Shares not taken up and paid for by the Offeror at such time may be withdrawn by or on behalf of the depositing Shareholder at any time before the expiration of 10 days from the date upon which the notice of such change or variation is mailed, delivered or otherwise communicated.

Withdrawals of Deposited Shares must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be actually received by the Depositary at the place of deposit within the time limits indicated above. Notices of withdrawal: (i) must be made by a method, including a manually signed facsimile transmission or email that provides the Depositary with a written or printed copy of such notice; (ii) must be signed by or on behalf of the person who signed the Letter of Transmittal accompanying (or Notice of Guaranteed Delivery in respect of) the Cornerstone Shares which are to be withdrawn; (iii) must specify such person’s name, the number of Cornerstone Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the applicable Cornerstone Shares to be withdrawn; and (iv) must be actually received by the Depositary of the applicable Deposited Shares (or Notice of Guaranteed Delivery in respect thereof). The withdrawal will take effect upon actual physical receipt by the Depositary of the properly completed and signed written notice of withdrawal.

Alternatively, if Cornerstone Shares have been deposited pursuant to the procedures for book-entry transfer as set forth in “Manner of Acceptance — Acceptance by Book-Entry Transfer” in Section  3 of the Offer to Purchase, any notice of withdrawal must comply with the procedures of CDS, as applicable.

A withdrawal of Deposited Shares can only be accomplished in accordance with the foregoing procedures. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written notice of withdrawal.

Shareholders whose Cornerstone Shares are registered in the name of an investment adviser, stockbroker, bank, trust company or other nominee should contact such nominee for assistance. Intermediaries likely have established tendering cut-off times that are prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to withdraw.

All questions as to the validity (including, without limitation, timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion and such determination will be final and binding. There is no duty or obligation of the Offeror, the Depositary or any other person to give notice of any defect or irregularity in any notice of withdrawal and no liability shall be incurred or suffered by any of them for failure to give such notice.

If the Offeror extends the period of time during which the Offer is open, is delayed in taking up and paying for Cornerstone Shares or is unable to take up and pay for Cornerstone Shares for any reason, then, without prejudice to the Offeror’s other rights, Deposited Shares may, subject to applicable Law, be retained by the Depositary on behalf of the Shareholder until such Deposited Shares are either taken-up and paid for or are withdrawn by such Shareholder in accordance with this Section  7 or pursuant to applicable Law.

Withdrawals cannot be rescinded and any Cornerstone Shares withdrawn will be deemed not validly deposited for the purposes of the Offer, but may be re-deposited at any subsequent time at or prior to the Expiry Time by following any of the procedures described in “Manner of Acceptance” in Section  3 of the Offer to Purchase.

In addition to the foregoing rights of withdrawal, Shareholders in the provinces and territories of Canada are entitled to one or more statutory rights of rescission, price revision or to damages in certain circumstances. See “Offerees’ Statutory Rights” in Section  31 of the Circular.

8.            Return of Deposited Shares

Any Deposited Shares that are not taken up and paid for by the Offeror pursuant to the terms and conditions of the Offer for any reason will be returned, at the Offeror’s expense, to the depositing Shareholder as soon as practicable after the Expiry Time or withdrawal of the Offer, by either: (a) sending certificates or DRS Advices representing the Cornerstone Shares not purchased by first-class insured mail to the address of the depositing Shareholder specified in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the securities register maintained by or on behalf of Cornerstone, or (b) in the case of Cornerstone Shares deposited by book-entry transfer of such Cornerstone Shares pursuant to the procedures set out in “Manner of Acceptance — Acceptance by Book-Entry Transfer” in Section  3 of the Offer to Purchase, such Cornerstone Shares will be credited to the depositing holder’s account maintained with CDS.

9.            Changes in Capitalization; Adjustments; Liens

If, on or after the date of the Offer, Cornerstone should divide, combine, reclassify, consolidate, convert or otherwise change any of the Cornerstone Shares or its capitalization; issue any Cornerstone Shares; or issue, grant or sell any securities convertible into Cornerstone Shares, declare or pay any dividends or other distributions on or in respect of any securities of Cornerstone; or disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under “Conditions of the Offer” in Section  4 of the Offer to Purchase, make such adjustments as it considers appropriate to the purchase price and other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amount payable therefor) to reflect such division, combination, reclassification, consolidation, conversion, issuance, grant, sale, dividend, distribution, or other change. See “Extension, Variation or Change in the Offer” in Section  5 of the Offer to Purchase.

Cornerstone Shares and any Distributions acquired under the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, claims, adverse interests, equities and rights of others and together with all rights and benefits arising therefrom.

If, at or after the time at which the Offer Consideration in respect of a Cornerstone Share has been delivered to the holder thereof as specified in this Offer to Purchase, Cornerstone should declare, set aside or pay any Distributions with respect to any Cornerstone Share, which is or are payable or distributable to Shareholders on a record date on or after the date on which the Offer Consideration has been delivered and prior to the date of transfer into the name of the Offeror or its nominee or transferee on the securities register maintained by or on behalf of Cornerstone in respect of Cornerstone Shares accepted for purchase under the Offer, then (and without prejudice to its rights under “Conditions of the Offer” in Section  4 of the Offer to Purchase) any such Distributions will be received and held by the depositing Shareholder for the account of the Offeror and will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer.

10.          Notices and Delivery

Without limiting any other lawful means of giving notice, and unless otherwise specified by applicable Law, any notice to be given by SolGold, the Offeror or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered Shareholders at their respective addresses as shown on the register maintained by or on behalf of Cornerstone in respect of the Cornerstone Shares and, unless otherwise specified by applicable Laws, will be deemed to have been received on the first Business Day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services following mailing. Except as otherwise permitted by applicable Law, if mail service is interrupted or delayed following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by applicable Law, if post offices in Canada are not open for the deposit of mail, any notice which SolGold, the Offeror or the Depositary may give or cause to be given to Shareholders under the Offer will be deemed to have been properly given and to have been received by Shareholders if: (a) it is given to the TSX or TSX-V and disseminated through their facilities; (b) it is published once in the National Edition of The Globe and Mail or the National Post and in Québec, Le Devoir, in French; or (c) it is delivered to MarketWired or Cision for dissemination through their respective facilities.

The Offer to Purchase and Circular and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered Shareholders by first class mail, postage prepaid, or made available in such other manner as is permitted by applicable Law and the Offeror will use its reasonable efforts to furnish such documents to brokers, investment dealers, banks and similar persons whose names, or the names of whose nominees, appear in the register maintained by or on behalf of Cornerstone in respect of the Cornerstone Shares or, if security position listings are available, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners of Cornerstone Shares where such listings are received.

Only the Offer to Purchase and Circular will be mailed to the non-registered owners of Cornerstone Shares. If you are a non-registered owner, and the Offeror or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable regulatory requirements from the intermediary holding such securities on your behalf. Non-registered shareholders should instruct their broker if they wish to tender their Cornerstone Shares towards the Offer.

Wherever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the offices of the Depositary specified in the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable.

11.          Mail Service Interruption

Notwithstanding the provisions of the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to certificates and/or any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificate(s) or DRS Advice representing Cornerstone Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror shall provide notice of any such determination not to mail made under this Section  11 as soon as reasonably practicable after the making of such determination and in accordance with “Notices and Delivery” in Section  10 of the Offer to Purchase.

12.          Market Purchases and Sales of Cornerstone Shares

Except as set forth below, the Offeror and SolGold reserve the right to, and may, acquire or cause an affiliate to acquire beneficial ownership of Cornerstone Shares by making purchases through the facilities of the TSX-V at any time, and from time to time, prior to the Expiry Time subject to and in accordance with applicable Law.

In no event will the Offeror or SolGold make any such purchases of Cornerstone Shares through the facilities of the TSX-V until the third Business Day following the date of the Offer and the Offeror and SolGold shall comply with the following requirements under Section 2.2(3) of NI 62-104 in the event they decide to make any such purchases: (a) such intention shall be stated in a news release issued and filed at least one Business Day prior to making such purchases; (b) the aggregate number of Cornerstone Shares beneficially acquired shall not exceed five percent of the outstanding Cornerstone Shares as of the date of the Offer, calculated in accordance with applicable Law; (c) the purchases shall be made in the normal course through the facilities of the TSX-V; (d) the Offeror or SolGold shall issue and file a news release containing the information required under applicable Law immediately after the close of business of the TSX-V on each day on which Cornerstone Shares have been purchased; and (e) the broker involved in such trades shall provide only customary broker services and receive only customary fees or commissions, and no solicitation for the sale or purchase of Cornerstone Shares shall be made by the Offeror or SolGold or their agents (other than under the Offer) or the seller or its agents.

Purchases pursuant to Section 2.2(3) of NI 62-104 of any Cornerstone Shares acquired by the Offeror or SolGold through such market purchases will not be counted in any determination as to whether the Statutory Minimum Condition has been fulfilled.

Although the Offeror has no present intention to sell Cornerstone Shares taken up under the Offer, the Offeror reserves the right to make or enter into arrangements, commitments or understandings at or prior to the Expiry Time to sell any of such Cornerstone Shares after the Expiry Time, subject to applicable Law and compliance with Section 2.7(2) of NI 62-104.

For the purposes of this Section  12, the “Offeror” includes any person acting jointly or in concert with the Offeror.

13.          Other Terms of the Offer

Eligible Holders may elect to receive Exchangeable Shares as Offer Consideration. Exchangeable Shares are securities of ExchangeCo that are intended to be the economic equivalent of SolGold Shares. The Exchangeable Shares have specific provisions designed to achieve this economic equivalence, as well as intended tax efficiencies for Shareholders. Such terms and provisions are described under “Certain Information Concerning ExchangeCo and the Exchangeable Shares” in Section  11 of the Circular. Eligible Holders should review this section together with “Certain Canadian Federal Income Tax Considerations” in Section  25 of the Circular, and to consult their own tax advisors to determine the particular tax consequences to them, prior to making any election to receive Exchangeable Shares.

The Offer and all contracts resulting from acceptance thereof shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the Laws of such jurisdiction.

No broker, dealer or other person has been authorized to give any information or make any representation on behalf of the Offeror not contained herein or in the accompanying Circular, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of the Offeror, the Depositary or the Co-Agents for the purposes of the Offer.

The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer to Purchase, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

The Offeror, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawals of Cornerstone Shares.

The Offer to Purchase and Circular do not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making or the acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in the Offeror’s sole discretion, take such action as the Offeror may deem necessary to make the Offer in any jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

Where the Offer provides that the time for the taking of any action, the doing of any thing or the end of any period, expires or falls upon a day that is not a Business Day, the time shall be extended and action may be taken, the thing may be done or the period shall end as the case may be, on the next Business Day.

The Offeror reserves the right to waive any defect in acceptance with respect to any particular Cornerstone Share or any particular Shareholder. There shall be no duty or obligation of the Offeror, the Depositary, the Co-Agents or any other person to give notice of any defect or irregularity in the deposit of any Cornerstone Shares or in any notice of withdrawal and in each case no liability shall be incurred or suffered by any of them for failure to give such notice.

DATED: June 30, 2020

SOLGOLD CANADIAN EXCHANGECO CORP.

By:	(signed) “Brian Moller”
	Name:	Brian Moller
	Title:	Director

SOLGOLD PLC

By:	(signed) “Nicholas Mather”
	Name:	Nicholas Mather
	Title:	Chief Executive Officer

The Offer to Purchase and the accompanying Circular together constitute the take-over bid circular required under Canadian securities Laws with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

CIRCULAR

This Circular is furnished in connection with the accompanying Offer to Purchase dated June 30, 2020 by the Offeror to purchase all of the outstanding Cornerstone Shares not already owned by SolGold or its affiliates, including Cornerstone Shares that may become issued and outstanding after the date of the Offer but before the Expiry Time upon exercise, exchange or conversion of Convertible Securities. Shareholders should refer to the Offer to Purchase for details of its terms and conditions, including details as to payment and withdrawal rights. The terms and provisions of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Schedules are incorporated into and form part of this Circular. Capitalized terms used in the Circular which are not otherwise defined herein are defined in the Section entitled “Definitions” unless the context otherwise requires.

No securities tendered to the Offer will be taken up unless (a) more than 50% of the outstanding securities of the class sought (excluding those securities beneficially owned, or over which control or direction is exercised, by SolGold or the Offeror or any person acting jointly or in concert with SolGold or the Offeror) have been tendered to the Offer, (b) the minimum deposit period under the applicable securities Laws has elapsed, and (c) any and all other conditions of the Offer have been complied with or waived, as applicable. If these criteria are met, the Offeror will take up securities deposited under the Offer in accordance with applicable Securities Laws and extend the Offer for an additional minimum period of 10 days to allow for further deposits of Cornerstone Shares.

Except as otherwise expressly indicated herein, the information concerning Cornerstone contained in the Offer and Circular has been provided by Cornerstone or has been taken from or is based upon publicly available documents and records on file with the Canadian Securities Administrators and other public sources. Although SolGold and the Offeror have no knowledge that would indicate that any statements contained herein concerning Cornerstone taken from, or based upon, such information contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, neither SolGold, the Offeror, nor any of their directors or officers has verified, nor do they assume any responsibility for, the accuracy or completeness of such information or statements or for any failure by Cornerstone to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information or statements but which are unknown to SolGold and the Offeror. Except as otherwise indicated, information concerning Cornerstone is given as of March 31, 2020 and the Offeror and SolGold do not undertake any duty to update any such information, except as required by applicable Laws.

1.            SolGold and The Offeror

ExchangeCo is making the Offer and is the Offeror for all purposes in this Circular. The Offeror is a wholly-owned subsidiary of SolGold that was incorporated under the ABCA for the purpose of implementing the Offer. ExchangeCo has no significant assets and has not carried on any business. Its registered office is located at 4500 Bankers Hall East, 855 2nd Street SW, Calgary, Alberta, T2P 4K7.

SolGold was incorporated in England and Wales as a private company limited by shares on May 11, 2005 under the name “Solomon Gold Limited” pursuant to the Companies Act, as amended. On December 22, 2005, SolGold was re-registered as a public company limited by shares under the name “Solomon Gold plc”. On May 28, 2012, SolGold changed its named to “SolGold plc”. SolGold was admitted to trading on the AIM market of the LSE under the symbol “SOLG” from February 10, 2006 to October 5, 2017. On October 6, 2017, SolGold’s ordinary shares were admitted to the UK Official List with a Standard Listing and to trading on the Main Market for listed securities of the LSE under the symbol “SOLG”. SolGold’s ordinary shares are also traded on the OTCQB under the symbol “SLGGF” and, since July 14, 2017, on the TSX under the symbol “SOLG”.

SolGold is a reporting issuer or the equivalent in the Province of Ontario and files its continuous disclosure documents with the Ontario Securities Commission. Such documents are available on SEDAR at  www.sedar.com.

SolGold is a Brisbane-based mineral exploration company that carries a diverse portfolio of exploration projects in Ecuador, Solomon Islands and Australia. SolGold has been focused on mineral exploration in the Andean copper belt in Ecuador since 2012. The Alpala Project is SolGold’s main material project. As of the date of this Offer to Purchase and Circular, SolGold has made a number of announcements relating to copper and gold mineralization at the Alpala Project, one of the mineral deposits at the Cascabel Concession.

ENSA holds a 100% ownership interest in the Cascabel Concession. SolGold has an 85% direct holding of ENSA. The remaining 15% is indirectly held by Cornerstone through its Ecuadorian subsidiary, CESA. SolGold also holds 1,557,655 shares of Cornerstone, representing approximately 4.8% of the issued and outstanding shares of Cornerstone as of the date of this Offer to Purchase and Circular. Accordingly, through the shares already held in Cornerstone, SolGold has a further approximate indirect interest in ENSA of 0.7%, totaling 85.7% in aggregate. SolGold also holds 500,000 warrants to purchase Cornerstone Shares, which if exercised, would further increase this interest to approximately 5.5% on a fully diluted basis.

SolGold is organized under the Laws of a foreign jurisdiction. Additionally, Messrs. Nicholas Mather, Jason Ward and Liam Twigger, each of whom is a director of SolGold, as well as Messrs. Brian Moller and Robert Weinberg, each of whom is a director of SolGold and the Offeror, reside outside of Canada. Shareholders are advised that it may not be possible to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the Laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

2.            Recent Developments

On June 24, 2020, Mr. Craig Jones tendered his resignation as director of SolGold.

Franco-Nevada NSR Financing Agreement

On May 11, 2020, SolGold announced that it had entered into the NSR Financing with Franco-Nevada with reference to the Cascabel license area forming the Alpala Project. For proceeds to SolGold of US$100 million, Franco-Nevada will receive a perpetual 1.0% NSR interest from SolGold calculated with reference to NSR from the Cascabel licence area. The NSR Financing can be upsized within eight months from the date of the NSR Financing, at SolGold’s election, for additional proceeds to SolGold of US$50 million, in exchange for an additional 0.5% NSR interest (in addition to the initial 1% NSR interest, creating an upsized NSR of 1.5%).

The NSR Financing includes:

•                  A 50% buy-back option exercisable at SolGold’s election for six years from closing at a price delivering Franco-Nevada a 12% internal rate of return;

•                  A NPV neutral option in favour of Franco-Nevada to convert the NSR interest into a gold-only NSR interest, available for six years from the second anniversary of the operation start;

•                  The NSR Financing includes conditional minimum annual royalty payments of US$10 million from 2028. Prior to that date, SolGold has no payment obligations and no financing costs are incurred;

•                  The NSR Financing also includes a NSR interest top-up mechanism in the event that the actual mine production (measured on a copper equivalent basis) is less than 85% of planned production.

Franco-Nevada has indicated its interest, subject to further studies, to participate in the financing of SolGold’s share of the mine development at Alpala via a gold stream. SolGold expects that, due to the gold-rich nature of the Alpala porphyry, the project can support up to US$1 billion of precious metals stream financing. Proceeds of the NSR Financing will be used by SolGold to fund the costs to complete a Feasibility Study on the Alpala Project and any surplus will be used for SolGold’s share of the development of Alpala pursuant to agreements with Cornerstone.

Cornerstone’s share to completion of the Feasibility Study of Alpala is debt funded by SolGold and post Feasibility Study, Cornerstone must contribute to all expenses and capital costs. If Cornerstone’s equity stake in ENSA is diluted below 10%, its equity stake will be converted to a 0.5% NSR which SolGold can then acquire for US$3.5 million at any time. SolGold’s debt funding to Cornerstone accrues interest at LIBOR plus 2% per annum and is to be repaid from 90% of Cornerstone’s distributions of earnings or dividends from ENSA or the Cascabel Concession. Currently Cornerstone’s indebtedness to SolGold is US$30.3 million. The latest budget indicates that this liability is expected to reach US$52.0 million in the period to completion of the Feasibility Study.

Under the NSR Financing, following closing, Franco-Nevada will have the right to appoint an observer to the Alpala Project Advisory Committee. Although this committee will not have formal decision-making power, it can nonetheless advise SolGold’s board of directors on strategic, financial and technical matters regarding the project.

Franco-Nevada has agreed to contribute US$150,000 for three years towards environmental and social initiatives in Ecuador in the direct zone of influence of the Alpala Project via joint projects.

Concurrently with the entering into of the NSR Financing, SolGold and Franco-Nevada have also entered into a Bridge Loan Agreement of immediately available funds as an initial advance (the “Advance”) prior to closing the NSR Financing. The full amount of the Advance was disbursed by Franco-Nevada to SolGold on May 11, 2020. The Advance provides SolGold with short term funding at an interest rate of 12% per annum for a four-month period, with an option to extend the maturity for another four months in consideration for the issuance of 12.2 million warrants of SolGold. The Advance is in any event repayable with interest upon closing of the NSR Financing.

Conditions precedent to the NSR Financing are expected to be satisfied soon after COVID-19 related travel restrictions are lifted. The following is an overview of certain conditions to closing of the NSR Financing:

•                  Franco-Nevada commenced due diligence on SolGold and Alpala in late 2019. Franco-Nevada’s studies of the project have been completed satisfactorily, except for a site visit as final confirmatory due diligence. Temporary COVID-19 travel restrictions have delayed completion of Franco-Nevada’s on-site due diligence, which is a key condition precedent to closing the NSR Financing. SolGold and Franco-Nevada are coordinating preparations to undertake this site visit.

•                  The site visit is expected to take place as soon as travel restrictions are lifted. Both parties will adhere to appropriate health and safety measures in order to mitigate potential risks of COVID-19 infection to the personnel of Franco-Nevada, SolGold’s employees as well as the communities in and around the Alpala Project area.

•                  As a backup measure, both parties are also investigating alternatives to a conventional site visit.

•                  In the event that the conditions precedent are not fulfilled or waived by a long stop date, either party may terminate the NSR Financing Agreement.

On May 15, 2020, SolGold announced the filing of its quarterly management discussion and analysis for financial period ended March 31, 2020.

On May 22, 2020, SolGold announced the filing of an independent technical report on the Alpala Project. See “Section 3 — The Alpala Project” below.

US$32.6 million Financing

On June 4, 2020, SolGold announced a proposed fundraising to raise minimum gross proceeds of approximately US$20 million (the “Fundraising”) at a price of 21.5 pence per placing share (the “Placing Price”). The Fundraising comprised a placing of a minimum of 74,418,604 new ordinary shares (the “New Ordinary Shares”) which were fully underwritten to new and existing institutional investors (the “Placing”), and a proposed conditional subscription by management either directly or through associated entities (the “Subscription”). The Subscription was not underwritten.

The Placing of the New Ordinary Shares was conducted through an accelerated book building process (the “Bookbuild Process”) which was launched immediately following release of the June 4, 2020 announcement and which closed at 7.00 a.m. on June 5, 2020. The accelerated Bookbuild Process was fully underwritten.

Concurrently, a PrimaryBid.com offer was announced for subscription via PrimaryBid (the “PrimaryBid Offer”) of up to 33,095,528 new ordinary shares of one pence each in the capital of SolGold (“PrimaryBid Shares”) at the Placing Price, being a discount of 8.7 per cent to the closing mid-price on June 3, 2020.

On June 5, 2020, a total of 121,359,680 New Ordinary Shares were placed with new and existing investors at the Placing Price pursuant to the Fundraising. Certain directors of SolGold subscribed for 162,790 Subscription Shares at the Placing Price pursuant to the Subscription.

The Placing and the Subscription raised gross proceeds of approximately £26.1 million for SolGold (approximately US$32.6 million) (before expenses).

In addition, retail investors subscribed in the PrimaryBid Offer for 4,813,527 PrimaryBid Shares in the capital of SolGold. The PrimaryBid Offer raised proceeds of £1.0 million (before expenses).

Further Institutional and Private Investors

On June 8, 2020, SolGold announced further to the results of the Fundraising, Subscription and PrimaryBid Offer, certain institutional and private investors irrevocably agreed to subscribe for a further 21,440,186 New Ordinary Shares at the Placing Price (the “Private Investor Shares”). Concurrently with the Private Investor Shares, Nicholas Mather through one of his associated entities, Samuel Holdings Pty Ltd, also irrevocably agreed to subscribe for 1,116,279 New Ordinary Shares at the Placing Price (“Additional Subscription Shares”). The Private Investor Shares raised gross proceeds of approximately £4.6 million (approximately US$5.8 million) and the Additional Subscription Shares raised gross proceeds of £0.2 million (approximately US$0.3 million).

The Additional Subscription Shares will increase Samuel Holdings Pty Ltd’s shareholding from 89,518,275 ordinary shares to 90,634,554 ordinary shares, equating to 4.4% of the issued share capital of SolGold.

COVID-19

SolGold temporarily suspended all operations throughout Ecuador over the past three months during the current global COVID-19 pandemic, in order to comply with government regulations and help curtail the spread of the virus. The Emergency Operations Committee (COE) of Ecuador announced in March 2020, a “Stay at home” policy in Ecuador which meant the temporary closure of businesses across the country. SolGold is committed to the safety and wellbeing of its employees and communities, and as a result of the state policy and the reaction from many communities within its areas of operations, SolGold halted all activities on the ground.

Where possible, SolGold’s geologists, administration, technical and financial teams are working from home and have continued to progress SolGold’s projects using the extensive database. During the lockdown period, SolGold has been donating and distributing medical supplies (face masks, gloves, hand sanitisers etc.) to a number of communities where it operates.

Recently, the Ecuadorean government at regional, province and national levels have publicly recognised the critical role the metals and mining industry will play in the post COVID-19 economic recovery and the national authorities are encouraging a staged return to activities. SolGold’s social teams have maintained contact with local communities throughout the “Stay at home” phase in Ecuador and are now sharing proposed safety protocols with community members and local Emergency Committees in order to restart work on priority projects. Local businesses have been approached to provide modified catering and accommodation that meet distancing and sanitary requirements in an effort to reduce the spread of COVID-19. With the approval and cooperation from local communities and the COE, SolGold has resumed exploration activities on a number of projects areas throughout the country with strict COVID-19 safety protocols in place.

For the foreseeable future, trained medical personnel will work alongside the SolGold teams in order to carry out daily personnel checks for COVID-19 symptoms, and ensure all COVID-19 protocols are enforced properly.

Ecuador Constitutional Court Matter

Under domestic Laws, any individual is legally allowed to put forward petitions to the Constitutional Court of Ecuador (the “Constitutional Court”) for the inclusion of specific questions in a future vote. The Constitutional Court has 20 Business Days, counting from the date when they officially begin the constitutionality control, to rule on the validity of the question. If that question is viewed as valid by the Consitutional Court the next phase is for the petitioning party to gain 10% of the signatures of the voting population of the location involved. If the question is viewed as invalid, the decision of the Contitutional Court would be final and binding for the parties.

On May 20 2019, 34 individuals who purported to act on behalf of Ecuadoreans resident in the administrative parish in which the Alpala Project is located as well as three adjacent parishes submitted a question to the Constitutional Court on the practice of mining in general for potential use in a public referendum «consulta popular». The question posed was “Are you in agreement with mining production in the territories of the communities located in the parishes of Lita, Carolina, Jijon and Caamaño, and Goaltal?”

The Constitutional Court convened a public hearing on June 5, 2019, at which hearing a large majority of intervenors, including elected representatives of various communities within the four identified parishes, educational institutions, companies, employee groups, representatives of five different ministries of the Government of Ecuador, the Attorney General of Ecuador and the Mining Control Agency ARCOM, all called for the Constitutional Court to reject the submission. On June 20, 2019, the Constitutional Court rejected the question submitted as invalid on various constitutional grounds. The Constitutional Court’s decision automatically negated the subsequent stages of any valid submission, including potential collection of voters’ signatures or any referendum and the legal process has ended.

Although the Constitutional Court specifically indicated that, due to the invalidity of the submitted question, it had no need to pronounce on the underlying issue of whether a «consulta popular» can be used to stop strategic national interest projects in localized areas, in SolGold’s view various legal arguments and statements contained within the full text of the Constitutional Court’s reasons for its decision indicate that many additional factors would bear on such a decision. Given those indications, SolGold believes that future attempts to use a «consulta popular» to deliberately hinder strategically important development projects may now have, at minimum, much more difficult passage through the Constitutional Court.

Moreover, on July 30, 2019 the prefect for the province of Azuay filed before the Constitutional Court a request for a public consultation on mining activities within the province of Azuay. The request contains the following question for a future ballot paper: “¿Are you in agreement with the prohibition, without any exception, of prospection, exploration and exploitation activities of metallic mining in water sources, water recharge zones, moors, wetlands, protected forests and fragile ecosystems within the province of Azuay?”

On September 17, 2019, Ecuador’s Constitutional Court ruled against the above petition to require local consultation for prohibiting mining activities within the province of Azuay, Ecuador. This establishes precedent judgment for future consultations. The key aspects -both formal and material-of the ruling are as follows:

•                 The Constitutional Court unanimously concluded that any referendum (“consulta popular”) implying constitutional reforms is inadmissible. In the view of the Constitutional Court, the proper and only way to modify the constitution, which already specifies the places where mining is prohibited, is through a constitutional reform process.

•                  The Constitutional Court determined that any referendum resulting in other constitutional rights being restricted is inadmissible; the ruling specifically addresses the rights granted to mining concessionaries and the legal certainty principle.

•                  The Constitutional Court found that the question confused the nature of referendums with other types of constitutional provisions on public consultations. The ruling made a distinction between referendums and environmental consultations and the consultation that only applies to indigenous people. As such, the Constitutional Court clarified that each consultation has a different purpose and thus it requires a different method to conduct them. Hence, the Constitutional Court clarified that any referendum confusing the different types of consultations is inadmissible.

•                  On formal grounds, the Constitutional Court found that the petition and its recitals were too broad and misleading to potential voters, as they did not provide sufficient information. Thus the question did not meet the legal requirements of loyalty, clarity and transparency for its admission.

•                  It is worth mentioning, that the Constitutional Court accused the petitioner of formulating the question in a very general and abstract manner. The ruling interpreted that such a broad question is incompatible with the constitution as it ignores other rights at stake, specifically, prior rights granted to mining concessionaries. The Constitutional Court explained that such general questions are inadmissible.

Finally, the Constitutional Court ratified that every citizen has a constitutional right to propose local consultations aligned with the legal certainty principle. The Constitutional Court seemed to suggest that local consultations addressing a specific project are admissible, as long as they do not entail such a wide scope or general ban. For instance, a community asking a specific mining concessionary to avoid using a specific construction material on a specific mining concession, might be admitted if it meets the required criteria.

3.            The Alpala Project

ENSA holds a 100% ownership interest in the Cascabel Concession. SolGold holds approximately a 85.7% ownership in the Cascabel Concession, comprised of: (i) its 85% ownership interest in ENSA; and (ii) its investment in Cornerstone of 1,557,655 shares in Cornerstone 4.8% based on there being 32,393,161 shares of Cornerstone issued and outstanding as at March 31, 2020 (this information, not being within the knowledge of SolGold, is based on Cornerstone’s public disclosure, which is available on SEDAR), the entity which holds the remaining 15% ownership interest in ENSA through its Ecuadorian subsidiary, CESA, which amounts to a further indirect interest in ENSA of approximately 0.7%.

Current Technical Report

Mining Plus was commissioned by SolGold to prepare a Mineral Resource Estimate (“MRE”) and the subsequent Technical Report for the Alpala Porphyry Copper-Gold-Silver Deposit in the Cascabel Concession in Northern Ecuador.

The mineral resource estimation process followed the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) “Estimation of Mineral Resources and Mineral Reserves Best Practice Guidelines” (CIM, 2019). Mining Plus employee Cecilia Artica has authored the document and takes Qualified Person (“QP”) responsibility for the Technical Report.

In this Section 3, capitalised terms used but not defined herein have the meaning given in the Technical Report.

Project Description, Location and Access

Location and access

The Cascabel Property is located within the Imbabura province of northern Ecuador, approximately 100 km north of the capital city of Quito and approximately 50 km north-northwest of the provincial capital, Ibarra (Figure 1). The northern border of the project lies approximately 20 km south of the Colombia-Ecuador border, and 75 km southeast of San Lorenzo, located on Ecuador’s Pacific coast.

International flights regularly arrive and depart from the Mariscal Sucre International airport, 18 km north east of Quito, from major carriers including KLM, American Airlines, Air Canada, Lufthansa, and Copa Airlines.

The Cascabel Project is easily accessible from Quito, via the multi-lane E35 Pan-American North highway to Ibarra (approximately 100 km) and connected to the northern margin of the licence area near Rocafuerte Village (approximately 90 km) via the sealed two lane E10 Salinas - San Lorenzo highway that runs along the Rio Mira river valley. Driving time to the project offices at Rocafuerte is approximately three hours from Quito.

Within the Cascabel concession area, access to the Rocafuerte Office Complex, the Alpala Deposit and Alpala Base Camp is via Carmen Road, a maintained two-lane dirt road from Rocafuerte village, through Santa Cecilia village. The main exploration prospects within Cascabel are accessible via a series of maintained single lane dirt roads, single lane four-wheel drive tracks and hiking trails off the Carmen road. The Alpala Deposit lies approximately 12 km drive, or 40 minutes, from the Rocafuerte Office Complex.

Figure 1: Location of the Cascabel Project in Northern Ecuador

ECUADOR
CASCABEL
QUITO
ECUADOR
700000 E
800000 E
San Lorenzo
COLUMBIA
Cascabel
Esmeraldas
ECUADOR
10100000 N
10100000 N
Carchi
Cascabel
Carolinas Hydro Power Station
Powerline
Esmeraldas
Powerline
Imbabura
Ibarra
LEGEND
Project tenement
Town
Major road
Railway
Port
Powerline
Oil pipeline
Llurimagua
Sucumbios
10000000 N
Pichincha
Quito
Orellana
700000 E
800000 E
50km

Mineral Tenure

The Cascabel mining concession (Code 402288) is now considered one of the most relevant mining projects in Ecuador, and on which SolGold through its subsidary ENSA has invested significant human and financial capital into exploration and appraisal, making the area one of the most important assets not only for the Company, but for the Ecuadorian State and the communities in the area of influence.

The concession was granted over 5,000 hectares, valid for 25 years and renewable for a further 25 years. According to the Mining Law, the 25 years are divided in two phases: exploration and exploitation. Exploration is subsequently divided in three periods: initial exploration (up to 4 years), advanced exploration (up to 4 years) and economic evaluation of the deposit (up to 2 years with the possibility of requesting an extension of 2 additional years). Following a compulsory size reduction resolution on December 16, 2016, due to change of period to advanced exploration, and registered before the Mining Regulation and Control Agency on January 16, 2017, the Cascabel exploration concession now covers 4,979 hectares (49.79 km2) and is currently registered as an Economic Evaluation Licence for metallic minerals under cadastral code 402288. The economic evaluation of the deposit period initiated with the notification of ENSA on August 23, 2018 before the Zonal Sub-secretariat for Northern Division Mining.

The Cascabel Concession was initially granted to Santa Barbara Copper and Gold S.A. on January 5, 2017 and then replaced in compliance to the Mining Law on April 26, 2010. The Resolution was protocolized in the Thirty-Second Notary Office of the Quito Canton on April 30, 2010 and was registered in the Mining Registry by the Ibarra Mining Regulation and Control Agency on May 7, 2010 under Registry No. 0022-2010, Directory 024, Volume 001. Santa Barbara Copper & Gold S.A. reformed its statute, modifying its corporate name to Exploraciones Novomining S.A. (ENSA) on July 27, 2011, and was duly registered on the Commercial Registry on November 29, 2011.

On March 29, 2011, Cornerstone Capital Resources Inc. (Cornerstone) signed a definitive agreement to acquire 100% of the shares of Santa Barbara Copper and Gold S.A., a subsidiary of then Santa Barbara Resources (TSXV-SBL). Santa Barbara Copper and Gold S.A. was subsequently renamed Exploraciones Novomining S.A. (ENSA) after being sold to Cornerstone Ecuador S.A. (CESA), a subsidiary of Cornerstone Capital Resources Inc (Cornerstone).

On April 10, 2012, SolGold entered into a binding Letter of Intent with Cornerstone to earn an 85% interest in ENSA. SolGold now holds an 85% registered and beneficial interest in ENSA. The Cascabel license is 100% owned by ENSA.

On July 24, 2012, SolGold entered into a Earn-in Agreement with Cornerstone, ENSA and CESA to explore the Cascabel licence. On February 18, 2013, the Earn-in Agreement was supplemented by a binding Term Sheet between SolGold, Cornerstone, CESA and ENSA. An amended term sheet was executed on February 24, 2014.

On August 23, 2018, ENSA notified the Zonal Sub-secretariat for Northern Division Mining, of the Ministry of Energy and Non-Renewable Natural Resources of the start of the Economic Evaluation period for the Cascabel Deposit, in accordance with articles 27 and 37 of the Mining Law.

On April 25, 2019, the North Zonal Co-ordination (Zones 1, 2 and 9) of the Ministry of Energy and Non-Renewable Natural Resources issued Resolution No. MERNNR-CZN-2019-0042-RM that contains the Resolution of the Beginning of the Economic Evaluation Period of the Cascabel Deposit. This duly notarized Resolution was registered in the Mining Regulation and Control Agency of Ibarra on 20 June 2019 under the Repertoire Book No.20, Volume No. 1, Item No. 1 and Folio No. 31. Regardless of said Resolution, according to the Mining Law, the effective date of the initiation of the economic evaluation of the deposit starts on August 23, 2018.

Underlying Agreements

As part of the terms of the sale of ENSA by Santa Barbara Resources Limited, Santa Barbara Resources Limited was granted a 2% NSR. The NSR is the gross amount received from the sale of ores, concentrates or precipitates processed from the mine less the fair market costs of smelting, refining, sampling, charges and penalties for treatment and testing and also less the fair market costs of handling, transporting, securing and insuring that material.

Pursuant to the Earn-in Agreement and the Term Sheet, SolGold is entitled to purchase half of that royalty interest being a 1% NSR for US$1M within three months of the completion of a Feasibility Study. SolGold can purchase a further 1% NSR for US$3M within three months of a decision made by the owners to mine the project.

Since the dissolution of Santa Barbara in 2015, the benefit of the NSR has been held by a third-party agent in trust for the benefit of the prior shareholders of Santa Barbara Copper and Gold S.A.

In the event Cornerstone’s equity interest in ENSA is diluted below 10%, Cornerstone (and CESA) equity interest will be converted to a 0.5% NSR. SolGold has the right to purchase this NSR for US$3.5M at any time. As of 22 May 2020, Cornerstone’s equity interest in ENSA remained at 15% and had therefore not diluted below 10%.

Licences and Authorisations

Regulatory licenses and authorisations currently in place at the Cascabel Property include:

•                  Mining Title: On April 26, 2010 the Ministry of Non-Renewable Natural Resources issued the mining title of Cascabel (Code. 402288). It was registered before the Mining Registry of the Mining Regulation and Control Agency of Ibarra on May 7, 2010.

•                  Resolution to Initiate Advanced Exploration Activities: On September 17, 2014, the Undersecretary of Mines issued the Resolution Nº MRNNR-SRM-N-2014-0744-RES which authorized the change of period to advanced exploration. The resolution was registered before the Mining Registry of the Mining Regulation and Control Agency of Ibarra on October 7, 2014.

•                  Resolution Approving Partial Relinquishment due to Change of Period to Advanced Exploration: On December 16, 2016, the Undersecretary of Mines issued the Resolution Nº MM-CZM-N-2016-0354-RM approving the partial relinquishment of 21 hectares of the Cascabel Concession due to the change of period to advanced exploration. The resolution was registered before the Mining Registry of the Mining Regulation and Control Agency of Ibarra on January 16, 2017.

•                  Resolution to Initiate Economic Evaluation of the Deposit Activities: On April 25, 2019, the Undersecretary of Mines issued the Resolution Nº MERNNR-CZN-2019-0042-RM authorizing the initiation of the economic evaluation of the deposit. The resolution was registered before the Mining Registry of the Mining Regulation and Control Agency of Ibarra on June 20, 2019. Please note that the notification to initiate economic evaluation of the deposit activities is dated August 23, 2018 and this date must be considered in order to request the corresponding extension of the period.

•                  Environmental License for Initial Exploration: On July 12, 2011 the Environmental Ministry issued the Resolution No. 757 that contains the Environmental License for initial exploration activities within the Cascabel Concession.

•                  Environmental License for Advanced Exploration: On August 23, 2013 the Environmental Ministry issued the Resolution No. 618 that contains the Environmental License for advanced exploration activities within the Cascabel Concession.

•                  Authorizations to Use Water for Industrial Purposes: On July 26, 2013 the National Water Secretariat issued the Resolution DHM-001-2013 authorizing the use of water for industrial purposes within Cascabel Concession. Subsequently, on August 7, 2017 the National Water Secretariat issued the Resolution within proceeding No. DHM-AP-002-2017authorizing the use of water for industrial purposes in additional collection points within the Cascabel Concession.

•                  Fuel Licensing approved by the Hydrocarbon Regulation and Control Agency (ARCH).

•                  Sworn Declaration of Non-Adverse Affectation of Public Infrastructure in accordance with article 26 of the Mining Law ‘.

•                  Certificate of Compliance with Employers Obligations (Ecuadorian Social Security Institute.

•                  SolGold (ENSA and its sister company Solgold Ecuador S.A.) have entered into Land Access Agreements to all areas of the Cascabel Property with proprietors and maintains strong working relationships with all stakeholders.

ENSA is a corporation duly incorporated and validly existing under the Laws of Ecuador. It is in good standing with respect to all applicable filing and regulatory requirements and has all the legal capacity to conduct its business in Ecuador. The Concession is duly registered and in good standing and there are no liens or encumbrances registered. There is neither any indication of any potential issue that could result in the termination, revocation or suspension of the Concession, nor any evidence of grounds for the nullification of the ownership of the Concession held by ENSA.

ENSA, in accordance with the Mining Law, has complied on a timely basis with its obligations to pay the concession patent fees and to file annual exploration reports with respect to the Concession. ENSA holds the necessary licenses, permits and registrations, including all necessary environmental licenses and water permits, to carry out advanced exploration and economic evaluation of the deposit activities on the Concession for metallic minerals. Such licenses, registrations and permits have been duly granted to and are validly held by ENSA. There are no outstanding agreements or operations that may limit the right of ENSA to carry out mining activities. There are no agreements for operations with artisanal miners. Currently, there are no artisanal miners at or on the Cascabel Property.

Environmental licenses do not have a specific term and are in effect while the licensed activities are developed. Certain annual reporting and auditing obligations apply to maintain the good status of the licenses. The environmental licenses are in good standing. ENSA has two permits for industrial water use, conferred by the National Secretariat of Water (SENAGUA) and which are in force and valid. Industrial water use permits are granted for ten renewable years. One of these permits is valid until July 2023 and the other until August 2027.

Although the term for mining a Concession is 25 years, the Mining Act establishes maximum terms for each mining phase for the industrial mining system. Once a mining concession is granted, concessionaires are subject to the following phases and terms within the exploration phase for medium-scale and large-scale mining:

•                  Up to four years of Initial Exploration,

•                  Up to four years of Advanced Exploration, and

•                  Up to two years of Economic Evaluation of the deposit, which can be extended for an additional 2-year period.

Initial exploration commenced upon granting of the concession on 26 April 2010. The project progressed into the advanced exploration phase on 17 September 2014. Such resolution approving the initiation of advanced exploration was registered before the Mining Regulation and Control Agency of Ibarra on October 7, 2014.

On July 31, 2019, a request for an expansion of advanced exploration of the environmental license to encompass the entire area of the mining concession was presented to the Ministry of the Environment, through a Complementary Environmental Impact Study. Granting of the expansion of the advanced exploration area remains pending.

On August 23, 2018, the letter of notification was sent to the applicable Zone Co-ordinator of the Ministry in Ibarra and the current Economic Evaluation period commenced.

During the final (exploitation) phase, the concessionaire must request the start of the exploitation phase of the project prior to the expiry of the economic evaluation phase. Within six months of starting the exploitation phase, large-scale mining concessionaires must sign an exploitation contract with the Ecuadorian government, although negotiations may begin during the economic evaluation phase.

Regulatory licenses and authorisations required for the future entry into the final phase of the Cascabel Project include:

•                  Environmental and water licensing for the operation and associated facilities,

•                  Fiscal Package negotiations with the Government,

•                  Exploitation Agreement executed with the Government, and

•                  Other permits and licenses including those applicable to construction, hazardous substances, transport and others.

There are no permanent illegal mining activities within the Concession. However, there is sporadic entry of artisanal miners panning alluvial gold and when the presence of such miners is detected, they are asked to leave. In the case that they do not respond to this petition, there are recourses under Ecuadorian legislation to safeguard ENSA from legal liability in the unlikely event of potential environmental impacts.

There are no outstanding operations or any other kind of agreements that may limit ENSAs right to carry out mining activities. No administrative, legal, or other form of claim or complaint has been made against ENSA by communities and/or indigenous groups regarding the Concession.

Administrative permits from ministries and applicable municipalities, for both on-site and off-site locations, required for the final operations phase will depend on the designs to be elaborated in the Pre-Feasibility Study and Feasibility Study. Examples of these permits include but are not limited to:

•                  Explosives use and storage (Armed Forces of Ecuador),

•                  Special labour shifts (Ministry of Labour),

•                  Permits for construction (building permits) plant sites, access roads, water process plant/s, process water pond/s, accommodation and amenities, office complexes and tailings storage facilities (Ministry of Transport, Ministry of Energy and Non-Renewable Natural Resources), and

•                  Right of Way (ROW) permits applicable to pipelines, power transmission lines, tailings storage facilities, port facilities, water process plant/s, access roads, heavy transport, chemical storage and transportation, as well as hazardous goods (Ministry of Transport).

Environmental Considerations

Exploration and mining activities in Ecuador are subject to provisions of the Mining Act, 2009 (Ley de Minería). According to the Mining Act, the holders of mining licences must obtain and submit environmental studies to prevent, mitigate, control and repair the environmental and social impact resulting from such activities.

The Ministry of Environment is responsible for the approval of the environmental studies of the Alpala Project. According to the Environmental Regulation for Mining Activities (Reglamento Ambiental para Actividades Mineras) and the Environmental Organic Act, the required environmental studies are:

•                  Environmental Impact Preliminary Evaluation (EIPA). The EIPA is a general environmental study which describes the environmental components, project activities, potential environmental effects, and planned prevention, correction, and/or mitigation measures,

•                  Environmental Impact Assessment (EIA). The EIA is a detailed, multidisciplinary technical study which identifies and evaluates the potential negative environmental effects and details specific preventative or corrective measures for the effects,

•                  Environmental Audit (EA). The EA provides a means of assessing and controlling the measures proposed in the EIA and legal framework.

In August 2013, an Environmental Licence for advanced exploration including drilling was issued by the Ecuadorean Ministry of Environment. SolGold has commenced acquisition of landholdings in the Cascabel Property area in anticipation of infrastructure requirements for the project development. As of March 5, 2020, SolGold (ENSA and SolGold Ecuador S.A.) has purchased 1,665.6 hectares comprising 53 properties, with negotiations ongoing for the acquisition other properties.

Mineral Rights in Ecuador

Mining in Ecuador is mainly governed by the Constitution, the Mining Act (MA), issued on January 29, 2009 and the General Regulation of the Mining Act (GRMA), issued on November 16, 2009, which regulates activity as a whole. The MA and GRMA recognise, regulate, and classify mining activities depending on production levels, namely: large-scale mining; medium-scale mining; small-scale mining; and artisanal mining.

To conduct exploration in Ecuador, a mining concession must be granted by the Ministry of Energy and Non-Renewable Natural Resources and registered with the respective mining registry managed by the Agency for Regulation and Control of Mining (Agencia de Regulacion y Control Minero) (ARCOM). The term of a mining licence is 25 years and is renewable for similar periods upon request by the licence holder. Once the licence has been granted, exploration may be conducted for a four year term, which is identified as the initial exploration period and governed by Article 37.

The holder of the licence is entitled to request a further four year period from the Ministry of Energy and Non-Renewable Natural Resources, under Article 37, to proceed with advanced exploration. At this point, part of the exploration concession will be relinquished, although there is no legislated minimum area to be dropped. The Ministry will process this application provided the company has met the minimum requirements and filed the corresponding technical report in compliance with the Guides issued by the Mining Regulation and Control Agency.

Other aspects of the Mining Act which are considered to be pertinent are described as follows:

1. Taxation and Royalties

The holder of the licence is subject to other taxes, payments and contributions such as:

•                  Income Tax — 25% of profits and 10% withholding on payment of dividends abroad,

•                  Labour Profit-Sharing Tax — 15% (12% to the State and 3% to employees in the case of large-scale mining, and 10% to the State and 5% to employees in the case of medium- and small-scale mining),

•                  Value Added Tax — 12%,

•                  Municipal taxes and contributions, social security contributions,

•                  Annual conservation fee that the holder of the licence shall pay by March each year for each mining hectare. This equates to 2.5% of the government mandated basic salary, currently US$400 for the 2020 fiscal year, per hectare of the mining licence for the initial exploration period. This doubles to 5% of the basic salary per hectare for the advanced exploration and economic evaluation periods. The 2 years extension of the economic evaluation is subject to a 7.5% of the government mandated basic salary per hectare. Finally, during the exploitation phase the patent fee is also 10% of the government mandated basic salary per hectare.

In addition to the taxes outlined above, the holder of the licence must pay to the State a royalty of no less than 3% of the value of all sales and no more than 8% for the sale of Au, Ag and Cu when large-scale mining. In the case of small-scale mining, the royalty 3%, while artisanal mining is not subject to any royalties.

The Ecuadorian government has various taxes, duties and levies that may or may not be applicable to future mining operations depending on the mining exploitation contract established between SolGold and the Ecuadorian government, and the Laws in force at that time.

2. Surface Rights

The holder of a mining licence has the ability to reach a voluntary easement or request before the Authority the impose a mandatory easement in case an agreement is not reached with the surface rights owner in order to duly exercise its mining rights. The rights emanating from this easement include, among others, the right to occupy certain areas for construction required for mining activities, as well as rights related to waterways, railways, landing strips, ramps, transport belts, and electrical installations. The easement must be registered in the mining registry managed by ARCOM.

The owner of the surface land is entitled to receive payment from the holder of the mining licence for the easement granted. In certain cases, the easement rights, including terms and conditions, are expressly agreed to in contracts executed between the holder of the licence and the owner of the surface land. If no agreement is reached, ARCOM may order the creation of the easement and determine the mandatory payments due to the owner of the land.

In August 2013, an Environmental Licence for advanced exploration including drilling was issued by the Ecuadorean Ministry of Environment.

On July 26, 2013, the National Water Secretariat for the Mira Hydrographic Demarcation resolved to grant ENSA the right to exploit the waters of River Mira, to be used during the execution of the advanced mining exploration period at the Cascabel Project. The water concession is valid for a renewable term of ten years. The water intake shall be used in mining and industrial exploration activities within the area authorised by the Ministry of Mines. ENSA shall pay US$0.0039 per cubic metre to the National Water Secretariat.

On August 7, 2017 a second concession for the Use and Consumption of Industrial Water was granted by the National Water Secretariat for the Mira Hydrographic Demarcation for the Cascabel Project for advanced exploration activities.

The combined concessions allow extraction from a maximum of 14 collection points or water sources (water collection points are included for use in advanced exploration activities and for use in camps); and an authorised flow rate of 1.5 l/sec for each collection point.

SolGold through its subsidiaries ENSA and Solgold Ecuador S.A. holds all required permits and easements to operate across the Alpala deposit.

History

From 1980 to the present, 10 different entities have conducted field activities and/or studies over the Cascabel area. Historical exploration of the project area, undertaken from 1980 to May 2012, highlighted widespread geochemical anomalism in stream pan-concentrates, stream sediments and rock chips over a nine square kilometre area in the northern half of the license area. Previous explorers focused on the source of Au, Cu, Pb and Zn in stream sediments, which led to the location of gold-bearing, polymetallic base-metal sulphide quartz veins in streams that flank the northern periphery of the Alpala Deposit.

The Cascabel tenement was granted to Santa Barbara Copper and Gold S.A on 26 April 2010. Santa Barbara Copper and Gold S.A. was renamed to Exploraciones Novomining S.A. on 27 July 2011. On 29 March 2011, Cornerstone signed a definitive agreement to acquire Santa Barbara Copper and Gold S.A.

On July 24, 2012, SolGold entered into a Earn-in Agreement with Cornerstone, ENSA and CESA (see section 2.2), which was further supplemented by a binding Term Sheet executed on 24 February 2014.

In May 2012, SolGold assumed the management of the project and commenced the first systematic exploration program at Cascabel. The surface expression of the Alpala Deposit was discovered the same month, during reconnaissance mapping which located an 80 m wide zone of Cu and Au bearing, dominantly sheeted and stockwork porphyry-style quartz veining in Alpala Creek. After follow-up mapping, geochemical and geophysics programs were conducted and other porphyry related stockwork veins were subsequently discovered in the Moran, Tandayama and America Creeks.

Rock channel sampling and structural measurements of quartz veins over a 430 m by 200 m area at Alpala provided the geological context for a diamond drilling program.

In August 2013, the Environmental License of Advanced Exploration for the Cascabel Concession was approved and on 1 September 2013, drilling of the first hole commenced using a modified man-portable drill rig operated by Hubbard Perforaciones (HP).

The first four holes of the drill program confirmed surface mineralisation to depths of approximately 200 m. However, the course of the program was modified by the extent and high-grades of chalcopyrite-bearing quartz vein stockworks encountered in hole 5, which was drilled less than 18 months after the location of the surface mineralisation. This fifth drill hole marks the discovery of the high-grade world-class Alpala Deposit, with an overall interval of 1,306 m at 0.62% Cu and 0.54g/t Au, including 552 m at 1.03% Cu and 1.05g/t Au from a 778 m downhole depth.

A summary of the project ownership and key activities is provided in Table 3-1.

Period	Company	Major Activities Advancing Cascabel Project
1980-1984	INEMIN	Noroccidente Project, including geological mapping and stream sediment sampling

1984-1985	INEMIN & BEM	Preliminary field inspections only

1986	INEMIN (ex-DGGM) & Rio Tinto Zinc Corp.	Western Cordillera I: analyses of samples from stream anomalies and extensions identified in previous INMEM/BEM study

1988-1991	Lumina Gold (ODIN Mining & Exploration)	Preliminary stream sediment sampling

1991-1997	Japan International Cooperation Agency	Reported discovery of mineralised porphyries that intrude the Apuela batholith at Junin (Llurimagua) approximately 60km SW of Cascabel.

1998-2000	Government of Ecuador (PRODEMINCA)	Western Cordillera II: Definition of geochemical provinces within the Western Cordillera including identification of polymetallic base metal sulphide veins at Moran Creek in Cascabel.

1998-2000	INEMIN	EMDEC Project (Ecuadorian Mining Development & Environmental Control Project)

2008-2011	Santa Barbara Copper and Gold (SBCG)	26 Apr 2010: Tenement granted to SBCG Stream sediment, rock chip sampling and prospecting identified widespread geochemical anomalism

2011-2012	Cornerstone Capital Resources (CCR)	29 Mar 2011. CCR acquires 100% of SBCG 27 Jul 2011: SBCG corporate name is modified to ENSA. Stream sediment, pan-conc. and rock chip sampling (93 samples).

2012-2020	Exploraciones Novomining SA (ENSA)

12 April 2012: SolGold enters binding Letter of Intent with CCR to earn 85% interest in ENSA. Cascabel license 100% owned by ENSA.

from May 2012: INITIAL EXPLORATION. Alpala discovery outcrop found. Immediate follow-up field programs of soil, rock chip, and rock-saw channel sampling. Extensive Anaconda geological, structural and mineralogical field mapping at 1:2000: 1:500, 1:200 scales. Soil spectral mapping. Geophysical surveys incl. heli-borne magnetics and IP Surveys

Nov 2012: Heli-borne magnetics and radio-metrics survey including 3D inversion modelling.

Aug 2013: Environmental licence received from MAE

01 Sep 2013: Drilling commences at Alpala. Hole 1 intersects porphyry mineralisation. Hole 5 marks the discovery of the high-grade world-class Alpala porphyry copper-gold deposit returning 1,306m @ 0.62% Cu, 0.54 g/t Au, incl. 552m @ 1.03% Cu and 1.05 g/t Au.

16 Dec 2016: Cascabel tenement reduced from 5000ha to 4,979ha.

Aug 2014: deep penetration Orion — IP/3DMT survey

Period	Company	Major Activities Advancing Cascabel Project
17 Sep 2014: ADVANCED EXPLORATION phase of exploration.

3 Jan 2018: Maiden Mineral Resource Estimate (MRE). 5.2Mt Cu, and 12.3Moz Au (IND+INF)

20 Aug 2018: ECONOMIC EVALUATION phase commences.

20 Nov 2018: MRE#2. 10.9Mt Cu, and 23.2Moz Au (IND+INF)

7 Apr 2020: MRE#3. 9.9Mt Cu, 21.7Moz Au, and 92.2Moz Ag (MEAS+IND)

11 May 2020: Royalty Financing Package announced.

Table 0-1: Cascabel Ownership History and Key Activities

Geological Setting, Mineralisation and Deposit Types

Geological Setting

The Cascabel Project lies within the Western Tectonic Realm (WTR) of Ecuador and Colombia according to Cedial et al. (2003) and within the Cordillera Occidental of Northern Ecuador. The Western Tectonic Realm of Ecuador and Colombia comprises the three composite terrane assemblages:

•                  Pacific Arc Terrane (PAT),

•                  Choco Arc Terrane (CHO), and

•                  Caribbean Terrane (CAT).

Within the Pacific composite terrane assemblage (PAT) there are three sub-terranes, from east to west: the Romeral (RO), Dagua-Pinon (DAP) and Gorgona (GOR) terranes.

The tectonic building blocks that comprise this northwest margin of South America are bound by north-northeast trending crustal-scale faults or sutures. Strike-slip structures are the dominant structural pattern. In the vicinity of the Cascabel Project, the principal terrane boundary is the Cauca-Pujili fault system which forms the suture between the RO and the DAP terranes. This is a major fault system which in detail comprises several strands; several of which pass near or through the Cascabel Project, such as the Toachi Fault Zone (TFZ). The presence of ophiolite along the extension of this fault zone, such as the Pujili Fault southwest of Quito, attests to its role as a major terrane suture. In northern Ecuador, the Cauca Fault is referred to as the Pujili Fault.

The Eocene Alpala porphyry deposit lies in a zone of overlap between the Eocene and Miocene Andean porphyry belts that extend from Colombia through Ecuador and Peru into Chile and Argentina. The basement rocks consist of tholeiitic basalts of the Dagua-Piñon Terrane, an oceanic plateau that is believed to have accreted to South America in the Late Cretaceous.

Submarine arc volcanism deposited the volcano-sedimentary rock sequence of the Macuchi Formation during the Palaeocene through the Eocene, followed by the sub-aerial deposition of volcanic and volcaniclastic rocks of the San Juan de Lachas Formation during the Oligocene to mid-Miocene. Late Eocene to Miocene age plutons and stocks of hornblende-bearing diorite, quartz diorite and tonalite form major intrusive complexes, known as the Santiago batholith (Eocene) and Apuela batholith (Miocene).

Situated at the margins of a large regional batholith and centred at the confluence of a major northeast trending fault zone, the location of the Alpala Deposit is controlled by the first order tectonic structure, the TFZ, with a northwest trending second order tectonic structure, typical of the location of a number of porphyry deposits globally.

The Alpala Deposit is interpreted to have been broadly controlled by primary northeast-southwest to north-northeast south-southwest structural systems with reverse dextral strike slip kinematics and secondary northwest-southeast normal fault systems. Interpretation of key structures within the concession areas revealed first order arc parallel northeast trending faults, such as the TFZ, second order arc normal northwest trending faults, such as the Alpala Structural Zone (APZ), and third order north and north-northeast trending faults.

The majority of the prospective porphyries within the Cascabel tenement occur at the intersection of first order northeast to east-northeast trending faults, with second order northwest trending faults, and third order north and north-northeast trending faults. This supports the hypothesis that the northeast and northwest structural trends have deep seated roots and may have provided a locus or crustal weakness for the ascension of mineralised porphyry stocks and their associated hydrothermal fluids in the Cascabel area.

Northwest trending structures exhibit important controls on intrusion emplacement and the localisation of mineralisation at intersecting northeast trending structures at Alpala. Third order north-northwest to north-northeast trending structures are also considered to play an important role in emplacement of intrusions and localising mineralisation. Combining datasets from geological mapping, geochemistry, geophysics, and remote sensing identified a primary northwest trending mineralisation trend likely related to deep seated arc-parallel feeder structures with secondary north and northeast trending structures. The southeast corner of the tenement is dominated by a sequence of basement rocks uplifted along the TFZ (Figure 2).

Figure 2: Key Structures Identified Within the Cascabel Tenement, Showing Key Structures at Alpala that have been Interpreted Kinematically. The interpreted structures are colour coded by strike orientation: blue is northeast to east-northeast, black is northwest to west-northwest, and red is north-northwest to north-northeast.

Three critical constraints form the foundation for a robust understanding of the geometry of a porphyry Cu-(Au) deposit:

•                  The geometry of porphyry intrusions,

•                  The orientation of veins within and around each intrusive phase, and

•                  The geometry of the host rock stratigraphic units.

The major rock types of the Cascabel tenement consist of Cretaceous siltstones and minor sandstones which are unconformably overlain by a Tertiary sequence of andesitic lavas and volcano-sedimentary rocks. A series of hornblende-bearing diorites, quartz diorites and tonalities intruded the volcano-sedimentary sequence as plutons, stocks and dykes. Three of these intrusions have been dated by SolGold utilising the SHRIMP U/Pb zircon method, which indicates results of approximately 39 Ma for the Alpala and Moran porphyry centres and approximately 37 Ma for the Aguinaga porphyry centre (Garwin et al., 2017).

The volcanic and volcano-sedimentary sequences that host the deposit were previously mapped as the Macuchi Unit (Vallejo, 2007), a volcanic arc of tholeiitic and calc-alkaline composition which was formed on oceanic crust during the Eocene. This sequence has been intruded by a series of Middle to Late-Eocene (Bartonian) hornblende-bearing diorites, quartz diorites and tonalities that form plutons, stocks and dykes.

Drilling has defined a northwest trending, steeply northeast dipping corridor known as the Greater Alpala Trend. This trend is centred upon a syn-mineralisation causal quartz-diorite intrusion (QD10) cut by a series of intra-mineralisation, late-mineralisation, and post-mineralisation stocks, dykes and breccias of diorite, hornblende diorite, quartz diorite, tonalite and granodiorite. Intrusions have been emplaced episodically such that each subsequent intrusion has introduced mineralising fluids (notably as porphyry-type quartz and quartz-sulphide veins) into the Alpala system, and/or remobilised existing mineralisation or contributed to localised overprinting and destruction of the pre-existing mineralisation.

Intrusions are typically emplaced with a stock-like geometry that is moderately elongate in a northwest direction. Intrusions often hold typically vertically and laterally extensive northwest trending, steeply dipping dyke extensions beyond their stock margins. The geometry of the various lithologies and intrusive bodies at Alpala is now well understood and has been modelled from the completed drilling, demonstrating extensive sub-vertical continuity and highly complex intrusive relationships.

The application of the Anaconda method to geological mapping and drill core logging has identified a total of 31 likely intrusion phases. These intrusions have been grouped into 18 major rock groups which have been delineated based on their mineralisation phase and resource group. All the major rock groups have been incorporated into the three-dimensional geological models created of the Alpala Deposit.

A total of 20 major phases of mineralisation have been delineated on composition, relative timing relationships and porphyry related vein stages (Figure 3). These intrusive rock phases are simplified into 11 major rock groups for three-dimensional modelling of the deposit and form the major low-grade, medium-grade and high-grade stages of mineralisation at Alpala.

Figure 3: Geological Modelling Codes Utilized for the Alpala Deposit, which form the Foundation of Geological Interpretation and 3D Modelling of the Alpala Deposit, showing mineralised orebody forming porphyry phases inside red outline (QD10 to G20).

Mineralisation

The majority of the Cu and Au mineralisation at Alpala was added to the system by the QD10 intrusion with supplementary additions through time with the injection of the intra-mineralisation QD15, IM, IM BX, IMF T intrusive phases, with only very minor metal addition from late-mineralisation and post-mineralisation intrusions as the system waned. Mineralisation at Alpala took place intermittently over approximately 800,000 years (Garwin et al. 2017).

A key point in understanding the Alpala Deposit relates to the manner in which the geometric framework of various lithologies and intrusive bodies subsequently controlled the successive geometries and zonation of the porphyry-style quartz vein abundance at Alpala, which in turn correlates exceedingly well with distribution of Cu and Au (Figure 4 and Figure 5).

Figure 4: Example Long-Section Through the Centre of Alpala Deposit, Looking West-Southwest, and Across the Trend of the Alpala Intrusive Complex, showing the geometric framework of intrusions (A), and high, medium and low abundance zones of porphyry-type quartz veins (B).

Figure 5: Example Long-Section Through the Centre of Alpala Deposit, Looking West-Southwest, and Across the Trend of the Alpala Intrusive Complex, showing excellent correlation with high, medium and low grade zones C),and block model grades above the 0.21% CuEq cut-off-grade, classification shells, and the Mineral Resource Outline (MRO) limit (D).

Each of the 11 rock groups recognized (from QD10 to BX) sequentially added its own stage of porphyry-related veining and mineralisation to the Alpala Intrusive Complex. Interpretations of the deposit are built episodically by utilising Rock Group relative timing relationships in the same manner that each subsequent intrusion has introduced mineralising fluids into the Alpala system, and/or remobilised existing mineralisation, or contributed to localised overprinting and destruction of the pre-existing mineralisation.

A simplified schematic intrusive and vein paragenesis model for the formation of the Alpala deposit has been developed (Figure 6). The earliest intrusion, the pre-mineral D10 diorite, was intruded into the host andesite volcanics (V), to form the host rock sequence for the deposit (A). The D10 intrusion probably intruded along a north-west trending structure (such as the ASZ) accounting for the elongated shape. The main phase of mineralisation was subsequently emplaced with the syn-mineralisation QD10 intrusion, resulting in a concentric zone of high-grade mineralisation marked by approximately greater than 10% B-type quartz-magnetite-chalcopyrite veining (B). The cupola of the QD10 dykes and stocks, when intersected by drilling, typically display Unidirectional Solidification Textures (UST). Mineralising fluids sourced from high-grade QD10 apophyses would further propagate upward into the D10 and volcanic host rocks. Due to the high density of these saline fluids, the mineralisation may have also intruded downwards along the apical margins. A second weaker stage of mineralisation was introduced through later intra-mineralisation intrusions of QD15, IM, IM BX and IMF (IMF T and IMF G), which locally exploited the intrusive contacts of earlier intrusions and/or reactivated the previously significant structural framework (C, D, E). The intra-mineralisation group of intrusions crosscut the existing QD10 and its associated high-grade halo, leaving a second stage of weaker veining and intra-mineralisation. This intra-mineralisation intrusive complex was flanked by a Late-mineralisation (LM) group of intrusions followed by final by a group of Post-mineralisation intrusions, including a conspicuous late stage hydrothermal breccia which continued through to the current topographical surface (Figure 6-F).

Figure 6: Simplified scaled schematic Intrusive and vein paragenesis model for the Alpala Deposit

A
V
D10
B
QD10
C
QD15
D
IM
E
IMBX
IMF
F
BX
PM
IM
0 125 250 375 500

The equigranular to sub-porphyritic, hornblende-bearing intrusions at Alpala are narrow, taper upwards, and are geometrically similar to grade models of Cu, Au and Ag mineralisation. Mineralisation occurs as a prolate body approximately 2,400 m northwest by 1,200 m northeast and 2,800 m in vertical extent, defined at a Cu equivalent (CuEq) cut-off criteria of greater than 0.15% CuEq and/or greater than 0.55% B-type quartz veins.

The porphyry related vein types and mineralisation paragenesis at Alpala indicate a systematic progression in time. The geometry of the intrusive units and zones of porphyry style B-type quartz vein abundance correlate exceedingly well with Cu-Au grade distributions (Figure 7).

Figure 7: Alpala Deposit Cross-Section 82,950m N (window + 50m), showing the Relationships Between Rock Units, Porphyry Style B-type Quartz Vein Abundance, CuEq grade (Garwin et al., 2018)

Planar and pervasive, B-type quartz veins crosscut the early vein types and consist of quartz-magnetite-chalcopyrite. At least two stages of B-type veins have been recognized, B1 and B2, with magnetite more abundant in early B1 veins and chalcopyrite more common in the later B2 veins. B-type veins contain the majority of the Cu and Au in the deposit.

Chalcopyrite-rich, C-type veins contain rare to minor bornite and cross-cut earlier vein types. C-type veins contain significant amounts of metal but constitute a small volume of the drill core. B-type and C-type veins are spatially associated with intrusions that show variable feldspar destruction, and sericite-chlorite-clay overprinting of biotite-actinolite and chlorite-epidote alteration mineral assemblages.

Late stage, pyritic D-type veins with quartz-sericite-pyrite selvedges contain chalcopyrite, minor bornite and locally, molybdenite. Many of the later vein stages exploit and re-open earlier vein stages, as does anhydrite. Transitional to late stage, anhydrite bearing veins are inferred to form a halo to the deposit core. Late stage hydrothermal matrix breccia bodies and volumetrically small igneous matrix breccias, including pebble dykes, typically postdate sericite — chlorite ± clay alteration and are locally cut by pyritic D-type veins and anhydrite veins. The breccia bodies cut the volcanic host-rocks and the pre-mineralisation, early-mineralisation, and intra-mineralisation intrusions.

Deposit Types

The mineralisation observed at surface and in the drill core along the trend of the Alpala Deposit is considered as a classic porphyry Cu-Au system and exploration has been designed with this in mind as the primary target. The site team is continuously engaged in advancing the understanding of the porphyry systems at Cascabel. Exploration also keeps in mind the potential for surrounding economic porphyry deposits within a one to two kilometre radius of the Alpala Deposit, as well as the potential for discovery of epithermal and skarn deposits peripheral to these porphyry systems throughout the Cascabel Project area.

These mineralised systems are hosted within a linear belt (Andean Porphyry Belt) that extends from southern Chile right through to Ecuador and Colombia to Panama. The Andean Porphyry Belt is host to the largest concentrations of Cu in the world, including numerous deposits that are in active mining operations.

This geological setting is associated with the following mineral deposit types:

•                  Porphyry Cu-Au-Ag-Mo - related to the early stages of magmatism,

•                  Epithermal Au, low and high-sulfidation - associated with volcanic regions above porphyry systems, and

•                  Polymetallic skarn - related to hydrothermal fluid flow from granite stocks through permeable and reactive calcareous host-rocks, such as limestone and calcareous siltstone.

Porphyry deposits typically form from magmatic hydrothermal fluids that have evolved from a voluminous magma chamber several kilometres below the deposit itself. Predating or associated with those fluids are vertical dykes and stocks of porphyritic intrusive rocks from which this deposit type derives its name. Porphyry deposits typically host mineralisation within quartz veins that form dominantly in a vertical sense.

Exploration

Previous exploration of the project area, extending from 1980 to 2011, focussed on the source of Au, Cu, Pb and Zn in stream sediments, which led to the location of Au-bearing, polymetallic epithermal quartz veins in streams that flank the Alpala deposit.

Recent exploration at the Cascabel Project began with the acquisition of the project by Cornerstone from Santa Barbara

Copper and Gold S.A. in 2011. Cornerstone expanded on preliminary exploration carried out in the 1980’s by completing reconnaissance mapping alongside stream sediment, panned concentrate and rock chip sampling totalling 93 samples in June to July 2011.

Previous explorers focussed on polymetallic base-metal Au veins and pan concentrate Au showings occurring some 800 m to 2,000 m from what would become the Alpala discovery outcrop at Alpala Creek. Intermediate epithermal polymetallic base metal Au veining and associated widespread Cu, Au, Mo, Zn anomalism typically form peripheral to porphyry centres.

In May 2012, SolGold commenced the first systematic exploration on the Concession with reconnaissance field mapping. SolGold’s exploration has initially targeted the licence as a whole, as well as specifically targeting a number of the priority prospects within the licence. Amongst the first exploration techniques employed by SolGold (ENSA) on the Cascabel Project included reconnaissance mapping and the commencement of geochemical sampling of stream sediment, soil and rock which built on historical programmes.

This early work noted the transition from chlorite-propylitic alteration in lower Moran Creek to epidote-(chlorite)-propylitic alteration in the Moran Creek headwaters, postulating a vector toward the south for a potential porphyry source. Soon after, a reconnaissance mapping team began exploring the southern watersheds of the concession and located an approximately 80 m wide zone of Cu and Au bearing, sheeted, porphyry-style quartz veins in Alpala Creek.

A helicopter borne magnetics and radiometric survey was conducted over the entire Cascabel tenement in November 2012. A reduced-to-the-pole magnetic high/low complex was identified to be broadly coincident with a 1.5 km by 2.2 km Mo (greater than 1.4 ppm) soil anomaly that encompasses the Alpala discovery zone.

Multi-element grid based soil geochemistry studies took in approximately 3,287 soil grid samples and 550 soil auger samples across an area of approximately 35 km2, and indicated several zones of coincident Au, Cu, Mo, and Cu-Zn ratio anomalies across a number of inferred porphyry centres. The recognition of geochemical zoning has assisted drill targeting within the deposit and tenement-wide exploration. This zoning is characterised by central Cu-Au; proximal Mo; proximal to distal Bi, Se and Te; and distal As, Mn and Zn. The central portions of the three major porphyry systems discovered to date show high Cu/Zn and Mo/Mn ratios in soil and rock-chip samples. Within the Alpala Deposit, variations of Au/Cu ratios in drill holes assist in the delineation of different intrusion stages.

The application of the Anaconda method to geological mapping and drill core logging have facilitated the identification of more than six major intrusion stages and a vein paragenesis that allows for the prediction of Cu-Au grades in the

Alpala Deposit. The most important indicators of high-grade mineralisation include the presence of the early-stage causal intrusion(s), elevated porphyry-style vein abundance and an increased ratio of chalcopyrite to pyrite.

The spectral analysis of the grid soil samples led to the identification of zoned clay-mica alteration assemblages over an area of approximately 2.5 km by 1 km, centred approximately over the discovery outcrop and hydrothermal alteration (at surface). These results were deduced to represent the structurally controlled roots of a lithocap above the Alpala porphyry system.

Building on past 1:10,000 scale mapping of the project area, SolGold field teams commenced 1:2,000 and 1:500 scale Anaconda style geological mapping over the tenement area and updates to the local geology map remain on-going.

A total of 524 rock chip and grab samples have been taken across the tenement during reconnaissance mapping to identify and define the surface mineralisation and geology. This formed the basis of an extensive channel sampling program which resulted in 1,434 rock-saw channel samples cut from 262 surface rock exposures channel samples. Rock-saw channel results confirmed the significance of sheeted, porphyry-style quartz veins in Alpala Creek and inferred an upper margin of a mineralised porphyry system. The channel sampling and structural measurements of quartz veins over an area of approximately 430 m by 200 m at Alpala provided the geological context for a diamond drilling programme using a man-portable drill rig which commenced in September 2013.

A ground magnetic survey was completed over an area of approximately 30 km2 of the Cascabel tenement in February 2017. This represented 650 km of total-field magnetic data that was acquired from east-west oriented lines spaced every 50 m. The reduced to the pole image for the ground magnetics data identified a major zone of magnetite destruction that occurs over much of the Alpala porphyry area.

The 3D magnetic inversion (MVI) models, based on the ground magnetic data in the Alpala region, mostly coincide with subsurface mineralised envelopes and reveal a northwest trending line of significant magnetic bodies at Moran, Trivinio, Alpala Northwest, and Alpala Central.

Petrographic studies have identified more than six major phases of intrusion that are delineated on composition and relative timing relationships with porphyry-related vein-stages. Scanning Electron Microscopy (SEM) techniques indicate that the primary Cu minerals are chalcopyrite and bornite. Also, Au occurs as discrete grains of electrum (typically 65% to 85% Au) that range from one to 50 microns in diameter. The electrum grains occur within chalcopyrite, bornite, pyrite and rarely quartz and anhydrite. Grains of low-Ag electrum (greater than 90% Au) that are 1 to 3 microns in diameter are associated with sulphide grains and occur locally within silicate minerals.

Amongst the first exploration techniques employed on the Cascabel Project was geochemical sampling of stream sediment, soil and rock which built on historical programmes (Table 5-1).

Sample Type	Samples
Pan Concentrate	223
Stream Sediment	94
Rock (rock chips and grabs)	524
Soil (hand dug and shallow auger)	3,287
Soil (Deep Auger)	550
Rock-saw Channel Samples (Trench)	1,434

Table 5-1: Geochemical Samples Collected at the Cascabel Project

Drilling

Drilling targets within the Cascabel Concession comprise a cluster of Eocene aged porphyry deposits and prospects within the Cascabel Concession area which include:

The world class Alpala Deposit, incorporating several targets defined along The Greater Alpala Trend including Alpala Central, Alpala NW, Trivinio, Alpala Western Limb, Alpala SE, and Alpala South),

The Aguinaga Porphyry Copper-Gold Deposit, and

Untested porphyry prospects at Moran, Tandayama-America, Chinambicito and Parambas.

Since drilling commenced on 1 September 2013, a total of 227,961.6 m of diamond drilling has been completed on the Cascabel Project. Several drill holes were completed outside the Alpala Resource area, including, 7,258.7 m drilled at the Aguinaga Deposit, and a further 3,477.0 m of drilling completed on sterilisation drilling and water monitoring wells.

A total of 217,225.9 m of drilling was completed at Alpala, with 188 diamond drill holes and 3,161.5 m of surface rock-saw channel samples incorporated in the lithological interpretation applied to MRE#3.

Drilling at Alpala has defined a northwest trending, steeply northeast dipping corridor of porphyry Cu-Au-Ag mineralisation known as the Greater Alpala Trend (Figure 8).

Figure 8: Alpala Drilling Plan, showing all drill holes to date at Alpala, and porphyry deposits and prospects Along the Greater Alpala Trend.

Four distinct phases of Alpala resource drilling have been completed thus far:

Phase 1 Drilling: Exploration and Reconnaissance Drilling

Phase 1 drilling focussed on extending the discovery outcrop of sheeted and stockwork B-type quartz veins in Alpala Creek, both at depth and along strike towards the northwest.

Phase 1 drilling utilised two HP man-portable machines to complete 17 drill holes and two re-drills (CSD-13-001 to CSD-16-017) for a total 23,670.04 m of drilling. Initial results indicated that a mineralised Cu-Au porphyry system exists at depth and that this mineralisation is intimately related to the sheeted and stockwork veining seen at surface.

The first phase of drilling concluded on 6 June 2016 following completion of a detailed review of geological interpretations at Alpala.

Phase 2 Drilling: Maiden Resource Drilling (MRE#1)

Phase 2 drilling focused on defining the extent of mineralisation at Alpala, and the northwest and southeast extensions to the known mineralisation to allow a maiden Mineral Resource Estimate to be calculated.

Phase 2 drilling utilised seven HP custom-built man-portable rigs, two Titeline track mounted rigs and one Hytec track mounted rig to complete drill holes 18 to 38, and partially completed drill holes 29, 32-Daughter2, 33-Daughter1, 34-Daughter1 and drill holes 35 to 38.

The second phase of drilling concluded on 18 December 2017 ahead of completion of the Maiden MRE (MRE#1). MRE#1 was undertaken using data from a total of 62,525.6 m of drilling.

Phase 3 Drilling: Resource Update Drilling (MRE#2)

Phase 3 drilling focused on extending and upgrading the existing Alpala resource with drill targeting focussed on infill drilling of the high-grade core of the deposit, as well as resource extension drilling both along and across the main northwest trend of the deposit.

Phase 3 drilling utilised seven HP man-portable rigs, three Titeline track mounted rigs and two Hytec track mounted rigs to complete drilling of Hole 74 and partially complete hole 75.

Phase 3 drilling was completed on the 7 November 2018 ahead of the updated MRE (MRE#2). MRE#2 was estimated from a total of 133,576 m of drilling comprising 128 diamond drill holes, including 75 primary drill holes (Holes 1 to 75), 34 daughter drill holes, eight re-drilled drill holes, and 11 over-runs.

Phase 4 Drilling: Resource Update Drilling (MRE#3)

Phase 4 continued the focus on extending and upgrading the existing Alpala resource with drill targeting focussed on infill drilling of the high-grade core of the deposit, as well as resource extension drilling both along and across the main northwest trend of the deposit. This phase of drilling also incorporated geotechnical drill holes completed within the Alpala resource area.

Phase 4 drilling utilised seven HP man-portable rigs, and three Titeline track mounted rigs to complete drilling of Hole 114 as well as selected geotechnical drill holes that lie within the resource area. Phase 4 drilling was completed on the 18 October 2019 ahead of the updated MRE (MRE#3).

The completion of the Phase 4 program improved the drill hole spacing within the deposit, and provided sufficient data to establish a high degree of geological confidence and grade continuity appropriate for Mineral Resources in the Measured category. The drill hole spacing ranges from less than 60 m in the central core, to 160 m at the margins of the deposit, and up to 240 m at the low-grade extremities of the deposit.

The additional 83,649.9 m of drilling achieved during Phase 4 allowed SolGold to be successful in delivering the conversion of considerable tonnages into the Measured Resource category, plus the addition of 1.6 Mt Cu, 2.5 Moz Au, and 92.2 Moz Ag (not previously estimated) to Measured plus Indicated Mineral Resources.

MRE#3 was estimated from drill core samples that were obtained from total of 217,225.9 m of drilling from 188 diamond drill holes. Drill holes comprise 114 parent drill holes, 37 daughter drill holes, 8 re-drills, 20 over-runs and 9 geotechnical diamond drill holes. Surface rock-saw channel samples were obtained from 3,161.5 m of rock-saw cuts from 262 surface rock exposure trenches. This equates to 105,166 assays, of which 103,732 assays were diamond drill core samples, and 1,434 assays were rock-saw channel samples.

Nine geotechnical drill holes, GHD-19-003 to GHD-19-010 and GHD19-108-D1, totalling 7,764.76 m, were included in the geological database utilised for this resource estimate, providing important geological data and improving the geological model. However, these drill holes were not assayed because whole drill core was retained for further geotechnical and geometallurgical test work.

Three sterilisation drill holes GHD-19-001, GHD-19-002 and GDH-19-002R were assayed, however these drill holes lie outside the Alpala resource estimation area and were omitted from the estimation.

Six water monitoring drill holes, (MW-19-001 to MW-19-003B) were drilled specifically for hydrological studies and these drill holes lie outside the Alpala resource estimation area and are omitted from the estimation.

Sample Preparation, Analysis and Data Verification

SolGold routinely undertakes data verification as part of the on-going exploration programme. Checks completed include validation for all tabulated data, including collar and down-hole survey, sampling information, assay and lithology interval data. Validation of sample results from the latest phase of drilling uses standards, blanks and duplicate samples inserted routinely into each batch submitted to the laboratory to a percentage of 8.7%.

SolGold made available all technical and scientific data and interpretations relevant to the MRE, which have been reviewed and validated by the QP. As part of the current MRE update (MRE#3), the QP has cross-checked 100% of the database entries with the original assay certificates provided by the assay laboratories, by recreating a database using the original csv files from each laboratory. In addition, the QP cross-checked approximately 10% of the Cu and Au entries in the database with the pdf certificates from the laboratory. No errors or inconsistencies were identified in the database.

Following a review of the sample preparation, assay QAQC protocols and results, chain of custody, data security procedures and assaying methods employed by SolGold, the QP is of the opinion that the systems in place are consistent with industry best practices and suitable for use in a Mineral Resource Estimate.

As a result of this database verification and verification of the other geological inputs during the personal inspection of the Property, the QP considers that the geological and assay data are robust and suitable for use as inputs into an MRE in a Pre-Feasibility Study.

Sample Preparation and Analysis

Historically, the assaying of drill core and channel samples collected during SolGold’s exploration programmes has been performed by four laboratories.

•                  Acme Analytical Labs Ltd (Vancouver, Canada),

•                  Met-Solve Laboratories Inc (Vancouver, Canada),

•                  ALS Global Ltd (Arequipa Geochemistry, Lima, Peru), and

•                  Bureau Veritas (Lima, Peru).

Samples have been packaged on site by SolGold and have been dispatched periodically to one of the three assaying laboratories via two sample preparation laboratories in either Cuenca or Quito though the history of the drilling programme. Sample security and dispatch forms are completed for each shipment documenting the number and type of samples to be received by the laboratory. A SolGold driver transports the samples to either the ACME preparation laboratory in Cuenca (ACME or Met-Solve assaying), or the ALS preparation laboratory in Quito (ALS assaying).

Current primary sample collection involves secure transport from SolGold’s concessions in Ecuador, to the ALS certified sample preparation facility in Quito, Ecuador. Samples are then air freighted from Quito to the ALS certified laboratory in Lima, Peru where the assaying of drill core, channel samples, rock chips and soil samples is undertaken. SolGold utilises ALS certified laboratories in Canada and Australia for the analysis of metallurgical samples.

Samples are prepared and analysed by ALS using 100g 4-Acid digest ICP with MS finish for 48 elements on a 0.25g aliquot (ME-MS61). Laboratory performance is routinely monitored using umpire assays, check batches and inter-laboratory comparisons between the ALS certified laboratory in Lima and the ACME certified laboratory in Cuenca, Ecuador.

The Rocafuerte core facility is located in a secured compound with dedicated undercover processing and storage areas. After logging and cutting, samples are bagged, and magnetic susceptibility readings taken in the sample area. Samples remain here until they are despatched.

All drill core samples are marked-up, longitudinally half cut, sampled, and bagged ahead of undergoing bulk density and magnetic susceptibility analysis.

Core is stored in stacked core boxes available for review and future sample requirements. Pulps are held at the laboratory for 90 days, then transported to the SolGold facility in Quito.

Sample QAQC Protocols and Results

SolGold operates according to its rigorous Quality Assurance and Quality Control (QAQC) protocol, which is consistent with industry best practices.

Primary sample collection involves secure transport from SolGold’s concessions in Ecuador, to independent certified sample preparation facilities in Cuenca or Quito, Ecuador. Samples are then typically air freighted from Quito to certified laboratories in either Lima, Peru or Vancouver, Canada where the assaying of drill core, channel samples, rock chips and soil samples is undertaken. SolGold typically utilises ALS certified laboratories in Lima, Peru for geochemical analysis, and ALS certified laboratories in Vancouver, Canada for the analysis of metallurgical samples.

To monitor the ongoing quality of its analytical database, SolGold’s QAQC protocol encompasses standard sampling methodologies, including the insertion of certified powder blanks, coarse chip blanks, standards, pulp duplicates and field duplicates. The blanks and standards are Certified Reference Materials supplied by Ore Research and Exploration, Australia.

SolGold’s QAQC protocol also monitors the ongoing quality of its analytical database. The Company’s protocol involves Independent data validation of the digital analytical database including searches for sample overlaps, duplicate or absent samples as well as anomalous assay and survey results. These are routinely performed ahead of Mineral Resource Estimates and Feasibility Studies. No material QAQC issues have been identified with respect to sample collection, security and assaying.

Reviews of the sample preparation, chain of custody, data security procedures and assaying methods used by SolGold confirm that they are consistent with industry best practices and all results stated in this announcement have passed SolGold’s QAQC protocol.

SolGold has undertaken a data verification process on the QAQC data generated during the Phase 4 drilling utilised for the MRE#3 Mineral Resource update.

A total number of 9,064 QAQC samples have been inserted into sample lots submitted in the MRE#3 dataset, from November 2018 to November 2019 inclusive. Details of samples submitted in the MRE#3 dataset and their relative utilisations are provided in Table 7-1.

Sample Type	Total	(%)	Comment
Normal (original) Samples	68,744	88.4%

Pulverised Certified Blanks	835	1.1%

OREAS 22d	9	0.0%	Ore Research and Exploration

OREAS 22e	826	1.1%	Ore Research and Exploration

Sample Type	Total	(%)	Comment
Coarse Certified Blanks	736	0.9%

OREAS C27c	736	0.9%	Ore Research and Exploration

Certified Reference Material	1,482	1.9%

OREAS 501c	751	1.0%	Ore Research and Exploration

OREAS 502b	7	0.0%	Ore Research and Exploration

OREAS 502c	610	0.8%	Ore Research and Exploration

OREAS 504b	114	0.1%	Ore Research and Exploration

Field Duplicates	2,215	2.8%

Umpire Laboratory Duplicates	3,796	4.9%

Total QAQC Samples	9,064	11.6%

Total Samples	77,808	100.0%

Table 7-1: MRE#3 summary of QAQC samples submitted for analysis, by type

Data Verification

Mrs. Cecilia Artica, a full-time employee of Mining Plus Pty Ltd and independent Qualified Person (QP), undertook a site visit to the Cascabel Property from the 13th to 16th of November 2018. The QP undertook the following data verification checks during the site visit:

•                  Cross-checking location of drill hole collars with handheld GPS, Drill hole platform visits with active drilling rigs,

•                  Check-logging of drill core significant intersections,

•                  Observing core sampling and bulk density measurement procedures in practice, Observing storage and security of drill core and coarse rejects,

•                  Reviewing database compilation and integrity, Evaluating QAQC procedures, and

•                  Interviews with key SolGold personnel.

The QP has drawn the following conclusions from the site visit with details provided in the following section:

•                  The geological descriptions and logging were appropriate for an MRE in this style of mineralisation,

•                  The core sampling procedures have produced unbiased samples in accordance with standard industry practice,

•                  The storage procedures and facilities were generally good for core, although some improvements could have been made to coarse reject storage,

•                  The QAQC procedures as described were adequate and suitable for the style of mineralisation encountered at Cascabel,

•                  The drill hole collar surveying procedures are typically to industry best practices and check survey measurements undertaken using a hand-held GPS showed no significant inconsistencies,

•                  The bulk density measurement procedure could be improved, specifically the oven was too close to the balance and there was no evidence of calibration of the balance, however, in general the procedure followed standard industry practice, and

•                  Several errors in the database were revealed during a high-level validation exercise by the QP. A thorough audit and establishment of a formal validation procedure was recommended during the site visit and then completed at that time of the current MRE to ensure the validity of the data to be used.

In summary, the QP was of the opinion in November 2018, that the quality of the geological and assay data capture, validation and storage procedures she observed on site were adequate for the data to be used as input to a MRE in a preliminary economic assessment, which at that time was due to be released in the upcoming months (MRE#2).

As part of the current MRE update (MRE#3), the QP has cross-checked 100% of the database entries with the original assay certificates provided by the assay laboratories, by recreating a database using the original csv files from each laboratory. In addition, she cross-checked approximately 10% of the Cu and Au entries in the database with the pdf certificates from the laboratory. As a result of this cross-check and her observations while on site, the QP considers that the geological and assay data are robust and suitable for use as inputs into an MRE in a Pre-Feasibility Study.

Mineral Processing and Metallurgical Testing

Metallurgical testwork to date is based on 20 samples, averaging 53 kg per sample, obtained from 480 m of NQ sized half core from five drill holes representing the major domain groups from preliminary geometallurgical models.

Testwork was conducted at ALS Metallurgical Laboratories, Kamloops, Canada. The laboratory testwork program consisted of:

•                  Sample preparation and composite formation,

•                  Comminution tests including SMC, Bond Ball Mill Work Index (BWI) and Bond Abrasion Index (Ai),

•                  Flotation optimisation and locked cycle tests on specified composites, and

•                  Rougher kinetic tests.

Selected samples were grouped into comminution and flotation samples, with twenty sets of comminution tests and twenty rougher kinetic flotation variability tests conducted. The samples were also used to form three master composites for process optimisation and locked cycle tests. The composites were designated as:

1.                  Low Copper — Low Gold (LC-LG),

2.                  Intermediate Copper — High Gold (IC-HG),

3.                  High Copper — High Gold (HC-HG).

Assays for the three composites are presented in Table 8-1.

	ASSAY — percent or g/tonne
Composite	Cu	Fe	S	S(s)	Ag	Au	TOC
Low Copper — Low Gold (LC-LG)	0.77	6.7	3.34	2.26	2	0.76	0.03
Intermediate Copper — High Gold (IC-HG)	1.19	8.8	5.38	4.74	3	2.39	0.05
High Copper — High Gold (HC-HG)	1.93	8.9	4.64	3.51	5	2.61	0.02

Table 8-1: Head Assay Summary — Master Composites

Based on the samples tested, the Cascabel deposit is competent from a SAG mill perspective (average DWi - 7.06 kWh/m3 / average A*b - 42.7), moderately hard from a ball mill perspective (average BWI — 13.7 kWh/t) and moderately abrasive (average Ai — 0.139).

Based on average results the comminution circuit would consist of SAG and ball mills. Elevated RQD values in drill core indicate that once the mine approached nameplate capacity, pebble crushing may be required. The initial comminution tests indicate significant variability and secondary crushing may potentially need to be implemented in latter stages of operation.

Both the mineralogy and flotation results indicate the flotation performance aligns with similar chalcopyrite dominant porphyry deposits. A flotation circuit would consist of roughing with a feed P80 of 150 µm, a multistage cleaner circuit, incorporating a regrind section to reduce the cleaner feed P80 to 25 µm. Rejection of pyrite in the cleaner circuit results in a 5% to 10% loss in gold and consideration should be given to retreatment of the cleaner scavenger tailing. The Locked Cycle Flotation Circuit as tested is depicted in Figure 9.

The mass recoveries for each individual circuit have been applied to determine the flotation circuit requirements for a typical three stage cleaning circuit with recycle of a cleaner scavenger concentrate and second and third cleaner tailings.

Summaries of locked cycle conditions and results are given in Table 8-2 and Table 8-3 respectively.

Figure 9: Locked Cycle Flotation Circuit

Operation	Conditioning Time (min)	pH	Lime (kg/t)	Collector PAX (Potassium Amyl Xanthate) (g/t)	Frother MIBC (Methyl Isobutyl Carbinol)	Flotation Time (min) Note 1
Mill — P80 155 µm		8.1
Rougher Con 1	1	8.0		5	As required	0.5
Rougher Con 2	1	8.0		1		1.0
Rougher Con 3	1	8.0		1		2.0
Rougher Con 4	1	8.0		1		4.0
Rougher Con 5	1	8.0		1		4.0
Rougher Total				9		11.5

Operation	Conditioning Time (min)	pH	Lime (kg/t)	Collector PAX (Potassium Amyl Xanthate) (g/t)	Frother MIBC (Methyl Isobutyl Carbinol)	Flotation Time (min) Note 1
Regrind — P80 25 µm			0.30
Cleaner 1	1	11.0		8		4 / 5 / 6
Cleaner 2	1	11.0		4		3 / 4 / 5
Cleaner 3	1	11.0		2		2/ 3 / 4
Clnr Scavenger	1	10.6		10		3

Note 1: Lower Batch Flotation Times correspond to lower feed copper values

Table 8-2 Locked Cycle Test Conditions

		LC-LG	IC-HG	HC-HG
Parameter	Units	Composite	Composite	Composite
Copper feed grade	% Cu	0.79	1.17	2.03
Gold feed grade	g/t Au	0.80	2.29	2.97
Copper recovery to copper concentrate	%	86.0	93.2	93.0
Copper in copper concentrate	% Cu	28.8	27.6	30.5
Gold recovery to copper concentrate	%	79.4	79.3	85.2
Gold in copper concentrate	g/t Au	28.3	46.2	41.0
Mass yield to copper concentrate	%	2.0	3.9	6.2
Copper recovery to pyrite concentrate	%	5.8	2.2	1.9
Copper in pyrite concentrate	% Cu	3.50	1.52	2.11
Gold recovery to pyrite concentrate	%	4.9	5.6	5.5
Gold in pyrite concentrate	g/t Au	3.04	7.8	8.85
Mass yield to pyrite concentrate	%	1.3	1.6	1.8

Table 8-3 Locked Cycle Results

Mineralogy and flotation results indicate the flotation performance aligns with similar chalcopyrite dominant porphyry deposits.

The concentrate grade and metal content will be impacted by the feed bornite to chalcopyrite ratio and the feed pyrite content. At the current stage of evaluation there is insufficient information to incorporate these factors. The concentrate grade equation has been developed to align with testwork. It is recommended that a geometallurgical approach to concentrate grade estimation be developed in subsequent phases of the project.

The comminution tests conducted to date indicate significant variability for comminution.

Flotation tests indicated little variability, based primarily on the copper head grade. The concentrate produced will be affected by both the bornite to chalcopyrite ratio and the pyrite content of the deposit. At the current stage of evaluation there is insufficient information to determine the effect these factors will have on performance.

No thickening or filtration tests have been conducted. Considering the expected size of final concentrate (P80 ~25 µm) pressure filtration of concentrates will be required.

On the basis of drill core results, extended sample head assays and metallurgical testwork carried out to date, no penalty elements are anticipated in the copper concentrate.

Mineral Resource and Mineral Reserve Estimates

Mineral Resource Estimates

The estimation process followed the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) “Estimation of Mineral Resources and Mineral Reserves Best Practice Guidelines” (CIM, 2019). The Mineral Resource Estimate is stated in accordance with CIM Definition Standards (CIM, 2014) and NI 43-101.

Following a further 83,650 m of infill drilling since the previous Mineral Resource Estimate (MRE#2) reported in November 2018, the MRE has been successful in delivering the conversion of considerable tonnages into the Measured Resource category, and the addition of 1.6 Mt Cu, 2.5 Moz Au, and 92.2 Moz Ag (not previously estimated) to Measured plus Indicated Mineral Resources.

The Alpala Deposit, at a cut-off grade of 0.21% Copper Equivalent (CuEq), comprises 2,663 Mt at 0.53% CuEq in the Measured plus Indicated categories, which includes 1,192 Mt at 0.72% CuEq in the Measured category and 1,470 Mt at 0.37% CuEq in the Indicated category, Table 9-1. The Inferred category contains an additional 544 Mt at 0.31% CuEq.

			Grade				Contained metal
Cut-off grade	Mineral Resource category	Mt	CuEq (%)	Cu (%)	Au (g/t)	Ag (ppm)	CuEq (Mt)	Cu (Mt)	Au (Moz)	Ag (Moz)
	Measured	1,192	0.72	0.48	0.39	1.37	8.6	5.7	15.0	52.4
	Indicated	1,470	0.37	0.28	0.14	0.84	5.5	4.2	6.6	39.8
0.21	Measured + Indicated	2,663	0.53	0.37	0.25	1.08	14.0	9.9	21.7	92.2
	Inferred	544	0.31	0.24	0.11	0.61	1.7	1.3	1.9	10.6
	Planned dilution	5	0.00	0.00	0.00	0.00	0.0	0.0	0.0	0.0

Table 9-1: Mineral Resource Statement

Notes:

1.              Mrs. Cecilia Artica, SME Registered Member, Principal Geology Consultant of Mining Plus, is responsible for this Mineral Resource statement and is an “independent Qualified Person” as such term is defined in NI 43-101.

2.              The Mineral Resource is reported using a cut-off grade of 0.21% CuEq calculated using [copper grade (%)] + [gold grade (g/t) x 0.613] as discussed below.

3.              The Mineral Resource is considered to have reasonable prospects for eventual economic extraction by underground mass mining such as block caving.

4.              Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.

5.              The statement uses the terminology, definitions and guidelines given in the CIM Standards on Mineral Resources and Mineral Reserves (May 2014) as required by NI 43-101.

6.              MRE is reported on 100 percent basis within an optimised shape as described in section below.

7.              Figures may not compute due to rounding.

The MRE comprises a contained metal content of 9.9 Mt Cu and 21.7 Moz Au in the Measured plus Indicated categories, which includes 5.7 Mt Cu and 15 Moz Au in the Measured category, and 4.2 Mt Cu and 6.6 Moz Au in the Indicated category. The Inferred category contains an additional 1.3 Mt Cu and 1.9 Moz Au.

Reasonable Prospects for Eventual Economic Extraction

The cut-off grade used for reporting was based on up to date third party metal price research, forecasting of long-term copper and gold prices, and a cost structure from the PEA at Alpala (which for greater certainty is no longer the most current technical report in connection with the Alpala Project). Costs include mining, processing and general and administration (“G&A”). Net Smelter Return (“NSR”) includes metallurgical recoveries and off-site realization (treatment and refining charges) inclusive government royalties. Metal prices used were US$3.40/lb for copper and US$1,400/oz for gold.

A three-dimensional Underground Optimised Shape (UOS) shape was generated at the 0.21% CuEq cut-off grade. This shape maximized the tonnes above the cut-off while ensuring that all material was part of a minimum mining unit with geometry appropriate for a block cave. These minimum mining dimensions for a block cave were defined in the PEA and as such, the resulting shape contains planned internal and edge dilution that the Qualified Person considers appropriate.

It should be noted that this shape is not described as a “mineable shape”. Mining factors excluded in this analysis include but are not limited to; capital costs (non-mining, access and footprint establishment), regional pillars, footprint geometries, unplanned dilution and the time value of money. However, the shape does enclose a contiguous and appropriately diluted Mineral Resource that, by virtue of its grade and geometry, should be considered for inclusion within a mineable shape.

The Qualified Person considers that the reported Mineral Resource has reasonable prospects for eventual economic extraction by the block cave underground mining method at the specified cut-off grade. An assessment of whether the project as a whole is economically viable has not been made under this analysis.

Furthermore, the optimized shape contains a small amount of material that is not classified as a Mineral Resource but cannot be mined separately. This material is also reported in the Mineral Resource tabulation as “Planned dilution” in the interests of transparency.

Sensitivity of tonnage and grade in the resource model against different cut-off grades is shown in Table 9-2.

The MRE was estimated from 105,166 assays, 103,732 assays representing diamond drill core samples, and 1,434 assays representing rock-saw channel samples cut from surface rock exposures. Drill core samples were obtained from total of 217,225.9 m of drilling from 188 diamond drill holes. Drill holes comprise 114 parent drill holes, 37 daughter drill holes, 8 re-drills, 20 over-runs and 9 geotechnical diamond drill holes. Surface rock-saw channel samples were obtained from 3,161.5 m of rock-saw cuts from 262 surface rock exposure trenches.

Nine geotechnical drill holes GHD-19-003 to GHD-19-010 and GHD19-108-D1, totalling 7,764.76m, were included in the geological database utilised for this resource estimate, providing important geological data improving geological models. However, these drill holes were not assayed because whole drill core was retained for further geotechnical and geometallurgical test work.

Three sterilisation drill holes GHD-19-001, GHD-19-002 and GDH-19-002R were assayed, however these drill holes lie outside the Alpala resource estimation area and were omitted from the estimation. Six water monitoring drill holes, totalling 277.8m (MW-19-001 to MW-19-003B) were drilled specifically for hydrological studies and these drill holes lie outside the Alpala resource estimation area and are omitted from the estimation.

Of the 188 drill holes supplied in the collar file, 161 drill holes were used in the grade estimation of the MRE. Some drill holes contained logging information and no assay information, and these were used to inform the lithological interpretation only. In total, 27 drill holes were excluded from the grade estimation due to not being assayed or being outside the MRE area

The Mineral Resource estimation methodology involved the following procedures:

•                  Database compilation and verification,

•                  Construction of wireframe models for the lithologies,

•                  Construction of wireframe models for the mineralisation extents,

•                  Definition of resource estimation domains,

•                  Data conditioning (compositing and capping review) for statistical analysis,

•                  Geostatistical analysis (variography),

•                  Block modelling and grade estimation,

•                  Resource classification and validation,

•                  Assessment of “reasonable prospects for economic extraction” and selection of appropriate reporting cut-off grades, and

•                  Preparation of the Mineral Resource statement.

The geometries of the various lithologies and intrusive bodies at Alpala are now well understood and the drilling completed to date demonstrates extensive sub-vertical 3D continuity.

Intrusions typically emplace with a stock-like geometry that is moderately elongate in a northwest direction. They are typically associated with vertically and laterally extensive northwest trending, steeply-dipping dykes that extend beyond their stock margins.

The understanding of intrusive phase relationships within the Alpala Deposit advanced following a detailed review of drill core in 2014, which focused on vein types and paragenesis. This work resulted in the recognition that each intrusive phase contains a specific set of veins, which are spatially related to Cu and Au grade distributions.

The relationship between the B-type quartz vein (B-vein) abundance and Cu, Au and CuEq grades throughout the deposit shows considerable scatter, however, a linear regression line has been fit to the data with a correlation coefficient of 0.53, which has helped to guide the geological interpretation.

Figure 10 displays the relationship with the CuEq values of 0.15% CuEq, 0.70% CuEq and 1.50% CuEq equating to 0.55% B-veins, 4.1% B-veins and 9.4% B-veins respectively.

Figure 10: Scatterplot of B-type Quartz Vein (B-vein) Percentage Against CuEq grades

The geological model forms the foundation of the B-vein and grade interpretation modelling and compares well with hand-drawn level plans and sections. The B-vein interpretation utilized a lithology underlay such that the mineralisation interpretation can account for the sequence and relative timing between host intrusions. The geometry of intrusive units and accompanying zones of porphyry-style quartz vein abundance correlate well with spatial distributions of Cu and Au grade.

Mineralisation domain wireframes have been interpreted to honour lithological contacts and intrusion geometries and guided locally by structural measurements of B-vein orientations. Three mineralisation wireframes were interpreted by modelling CuEq grade and B-vein abundance and using the following guidance criteria:

Low grade - where CuEq exceeds 0.15% and B vein intensity exceeds 0.55%,

Medium grade - where CuEq grade exceeds 0.7% CuEq and B vein intensity exceeds 4.1%, and

High grade - where CuEq grade exceeds 1.5% CuEq and B vein intensity exceeds 9.4%,

The CuEq grade utilised for the mineralisation modelling was determined using metal prices of USD $3.30/lb copper and USD $1500/oz gold (or USD $7275.30/lb copper and USD $48.20/g gold) and calculated using formula [CuEq] = [Cu(%)] + [Au(g/t) x 0.663]. This CuEq formula for the cut-off grade calculation has subsequently been updated to recognise recent metal price forecasts to: [Cu(%)] + [Au(g/t) x 0.613]. However, the QP considers that the use of slightly different formulae for the determining the CuEq applied to the mineralisation modelling and the block model reporting cut-off grade has not materially impacted the stated Mineral Resource.

Cu-Au grade codes have been applied to the wireframes and later to the block model. A reference plan view and vertical section displaying the mineralisation domains are displayed in Figure 11 and Figure 12 respectively. Example 3D Images of mineralisation grade wireframes are shown in Figure 13.

Figure 11: Level Plan (500 m above sea level) Through the Alpala Deposit Showing the Grade Domains and Reference Section Lines

Figure 12: Section B-B’ Through the Alpala Deposit Showing Grade Domains

Figure 13: 3D Images of the Mineralisation. A: High-Grade Wireframe; B: Medium-Grade Wireframe

Estimation domains have been defined by combining the modelled geological features, including lithology, alteration, oxidation and structure in a manner which demonstrates the relationship between grade and the geological history of the deposit. These domains should be determined based on geologic knowledge and supported by statistical analysis (EDA). Estimates are improved by geological constraints that can be confidently correlated between drill holes. The definition of estimation domains that are geologically and statistically self-similar is referred to as the definition of stationary zones within the deposit, or stationarity.

An important part of stationarity is the decision on how to group the geological features. The stationary domains cannot be too small; otherwise, there are too few data for reliable statistical description and interpolation. Conversely, the stationary domains cannot be too big; otherwise, the data could likely be subset into more geologically homogeneous subdivisions (Rossi & Deutsch, 2014).

After considering the geological history, the geometry of the units and by iteratively combining various groups of lithologies within each grade wireframe and analysing the resulting statistics, Mining Plus has derived the estimation domains in Table 9-3 for Cu and Ag, and in Table 9-4 for Au. Ag uses the same domain definitions as Cu since it showed better correlation with Cu than Au, and because Ag only adds a small incremental value to the deposit. Au has its own estimation domain definitions.

	Grade Shell Code		Lithological code
Domain	GSCODE	Description	LTCODE	LITHO
CUDOM1	50	High grade	3	QD10,
CUDOM2	50	High grade	2	D10
CUDOM3	50	High grade	1, 4, 5, 6, 8	IM, IMBX, IMFT, QD15, V
CUDOM4	30	Mid grade	2, 3, 6	D10, IMBX, QD10
CUDOM5	30	Mid grade	1, 8	IMFT, V
CUDOM6	30	Mid grade	4, 5	IM, QD15
CUDOM7	10	Low grade	2, 3	D10, QD10
CUDOM8	10	Low grade	4, 5, 6, 8, 18	IM, IMBX, IMFG, IMFT, QD15
CUDOM9	10	Low grade	1, 9, 11, 12, 19	BAS, LM, LMF, LMQD, V
CUDOM10	70	Outside	1, 2, 4, 5, 6, 8, 9, 11, 12, 14, 15, 17, 19,	BAS, BX, D10, IM, IMBX, IMFT, LM, LMF, LMQD, PM, PM2, QD15, V

Table 9-3: Domain Definitions: Cu and Ag

	Grade Shell Code		Lithological code
Domain	GSCODE	Description	LTCODE	LITHO
AUDOM1	50	High grade	3	QD10
AUDOM2	50	High grade	1, 2	D10, V
AUDOM3	50	High grade	4, 5, 6, 8	IM, IMBX, IMFT, QD15,
AUDOM4	30	Mid grade	3	QD10
AUDOM5	30	Mid grade	2	D10
AUDOM6	30	Mid grade	1, 4, 5, 6, 8	IM, IMBX, IMFT, QD15, V
AUDOM7	10	Low grade	18, 19	BAS, IMFG
AUDOM8	10	Low grade	1, 2, 3, 4, 56, 8, 9, 11, 12	D10, IM, IMBX, IMFT, LM, LMF, LMQD, QD10, QD15, V
AUDOM9	70	Outside	1, 2, 4, 5, 6,8, 9, 11, 12, 14, 15, 17, 19,	D10, IM, IMBX, IMFT, LM,LMF, LMQD, QD15, V, BAS, BX, PM, PM2

Table 9-4: Domain Definitions: Au

Variography reflects the average spatial grade continuity for a located variable. The variogram is used to assign the appropriate kriging weights in the estimation process, taking into account the average spatial characteristics of the underlying grade distribution. The traditional variogram is one of several measures of spatial continuity that can be applied.

Mining Plus selected the correlogram, which has been shown to perform better than four alternative measures of spatial continuity where data is affected by clustering and the proportional effect (heteroscedasticity) (Shrivastava & Parker, 1989).

Experimental correlograms have been generated from capped and declustered Cu, Au and Ag composites in reference planes aligned with the overall strike and dip of the mineralisation. Other directions have also been investigated for some domains and elements where they showed a stronger continuity in a direction other than the overall strike and dip of the mineralisation.

Once the reference plane has been established, a fan of correlograms have been produced at 10° increments in the reference plane. The direction that showed the best continuity (longest range) has been modelled with the two perpendicular directions also modelled. Spherical models with a nugget and two or three structures have been manually fitted to the directional correlograms. Correlogram analysis has been completed for each domain and grade variable with the modelling completed using Supervisor software.

Some domains had insufficient samples from which to model a robust correlogram. In those domains, correlogram models from geologically similar domains have been borrowed. Examples of ellipsoids representing the correlogram models relative to the high-grade mineralisation have been provided in Figure 14 for Cu and Figure 15 for Au.

Figure 14: Various Views of Ellipsoid Representing Correlogram Models for Cu Domain 1

Note: Green ellipsoid represents the rotations and ranges of the second structure modelled for the CUDOM1 domain, high-grade wireframe in white, semi-transparent to aid visualization. View directions are annotated.

Figure 15: Various Views of Ellipsoid Representing Correlogram Models for Au Domain 1

Note: Green ellipsoid represents the rotations and ranges of the second structure modelled for the AUDOM1 domain, high-grade wireframe in white, semi-transparent to aid visualization. View directions are annotated.

Quantitative Kriging Neighbourhood Analysis (QKNA) assessed the effect on the estimate of changing key kriging neighbourhood estimation parameters. The kriging plan was balanced so that the search and estimation parameters minimize conditional bias, and so they also produced an estimate that adequately predicts the grade-tonnage curve of the selective mining unit (SMU) or Mineral Resource Outline (MRO).

The chosen parent block size of 20 m (X) by 20 m (Y) by 10 m (Z) displayed acceptable estimation precision, while also being appropriate for the drill hole spacing and consistent with the anticipated mining selectivity required for the upcoming Mineral Reserve estimation.

The block model has been constructed without rotation using sub-cells in Datamine™. Grade has been estimated into parent cells with dimensions of 20 mE by 20 mN by 10 mRL. Sub-cells have been used to fit the geometry of the lithology and grade wireframes more precisely, with these sub-cells estimated at the parent cell scale. Minimum sub-cell dimensions of 5 mE by 5 mN by 5 mRL have been used. The block model parameters are detailed in Table 9-5.

			Minimum Sub Block	Number of Parent
Direction	Origin (m)	Parent Block (m)	Size (m)	Blocks
Easting (m)	795,500	20	5	176
Northing (m)	82,000	20	5	176
Elevation (m)	-1,000	10	5	320

Table 9-5: Block Model Parameters, bmestfin.dm

The block model validation was undertaken to ensure the interpreted geological and grade characteristics have been correctly modelled and estimated. Comparisons are between the declustered composite drill hole grades and the estimated block model grades. The comparison should be both visual and statistical. Mining Plus has undertaken visual comparisons, comparisons of statistics by domain and moving average or swath plot comparisons.

Block model tonnage and grade estimates have been classified according to the CIM Definition Standards for Mineral Resources and Mineral Reserves. Mining Plus has used a drill hole spacing study (DHSS) as the basis for the Mineral Resource classification for the Alpala Deposit following the Verly, Postolski and Parker method (Verly et al., 2014).

The method considers the production rate, the variogram model and sample co-efficient of variation to assess the variability of grade estimation over various production periods for various drill hole grids.

Mineral Reserve Estimates

No Mineral Reserve Estimate has been prepared for the Alpala Deposit at this stage of the study.

Exploration, Development, and Production

Exploration

In addition to the several exploration targets on the Cascabel licence, many of which require follow-up work, SolGold’s focus will be to continue drilling in the Alpala cluster.

Phase 4 drilling is now underway, with a primary focus on further resource growth. SolGold believes that there remains good potential for further growth with the 2019 drilling campaign which is aimed at continuing to expand the deposit at Alpala Southeast, Alpala Northwest, Trivinio and Alpala Western Limb.

Most of the currently defined medium and high-grade mineralisation is confined to the Indicated Mineral Resource.

Several corridors of Cu-Au mineralisation are currently recognised within the Cascabel Project area which are based on topographic expression and mapping of quartz veins, sulfide veinlets and fractures. Three major veinlet and fracture-orientations exist, northwesterly, northerly and northeasterly, which are similar to the orientations expressed by the intrusions and faults. Many of the targets lie near the intersection of the mineralised corridors (see Figure 16).

Figure 16: Cascabel Tenement Distribution of Intrusions, Mineralised Corridors and Copper-Gold Target Areas (Garwin, et al., 2017)

Fifteen Cu-Au targets were initially defined by geological mapping, soil and rock-chip geochemical anomalies and magnetic expression. A sixteenth target is recognised at Urbina. The main targets comprise the Alpala porphyry cluster, with satellite targets at Moran, Tandayama, Chinambicito, Aguinaga, Paramba, Cristal and Urbina.

The Alpala porphyry cluster itself comprises: Alpala (Central), Carmen, Alpala West, Trivinio, Alpala NW, Alpala North, Alpala East, Alpala Southeast, and Alpala South.

The geophysical modelling and spatial coincidence of magnetite to Cu-Au mineralisation suggests that other high-grade zones may exist peripheral to the Alpala Deposit area.

Deep seated intrusions of late tonalite and extensive occurrence of shallower hydrothermal breccia that occupy the northern flank of the Alpala Deposit, could represent a barren core to what may be a larger system at Cascabel, with the Alpala Deposit representing a single flank of that larger system. Current interpretations suggest the potential for a second ore zone may lie further north and/or northwest in the Moran vicinity.

The subdued magnetic signatures in the southeastern portion of the Greater Alpala mineralised corridor, inferred to be caused by late phyllic alteration, may indicate that the magnetically ‘quiet’ targets at Alpala Southeast and Cristal also require significant drill testing.

The potential for significant structural offsets by dip-slip faults, normal faults and thrust faults may also play a role in displacement of mineralisation within the tenement, and SolGold intends to drill test a number of interpreted displacement targets, including the Urbina target in the coming year.

Project Development

Following completion of a preliminary economic assessment (“PEA”) by the Corporation in 2019, it is expected that the project will progress to the Pre-Feasibility Study (PFS) stage to further define and assess various mining, processing, materials handling and infrastructure options, and ultimately select a preferred option for further evaluation at the Definitive Feasibility Study (DFS) level with capital and operating cost estimates at an accuracy of +/- 10 to +/- 15%. The PEA was supported by the technical report entitled Cascabel Project, Northern Ecuador Alpala Copper-Gold-Silver Deposit NI 43-101 Technical Report on Preliminary Economic Assessment, with an amended date of November 6, 2019, an original date of May 7, 2019 and an effective date of March 25, 2019. The technical report supporting the PEA has been superseded for the purposes of NI 43-101 by the Technical Report, which is the current technical report on the Cascabel Project for regulatory purposes, and should not be considered current.

Following the DFS and upon project approval, project execution will follow consisting of Engineering Procurement and Construction Management (EPCM) or Engineering Procurement and Construction (EPC) models.

The strategy adopted for project execution is likely to be based on an EPCM or EPC model. SolGold will appoint consultants to engineer and design the new mine facility, to manage the process of procuring (or procuring on behalf of SolGold) all tagged equipment and bulk materials, to manage the logistics relating to equipment and materials, to enter construction contracts on behalf of SolGold and to manage the construction and commissioning of the facilities required for the project.

During the execution, SolGold may self-perform certain activities which are best done by the owner and where extensive local knowledge is essential. SolGold may manage aspects of the preparation for the new plant start up and operation phase.

The schedule developed for the PEA shows the development of the underground block cave mine and associated infrastructure is the longest duration activity. The approval process and the start of mine production will govern to a large extent the timeline for the construction of other project facilities.

The permitting and approvals process will commence as soon as possible and will continue through the PFS and DFS stages to ensure the proposed schedule will be achieved.

The PEA envisages that the project will be built using a modular approach. It is likely that some parts of the plant may be more suited to pre-assembly. This concept of pre-assembled modules will be considered in detail during the PFS and DFS phases.

Interpretation and Conclusions

Based on the findings of this study, it is recommended that given the strong fundamentals, the Cascabel Project should progress to the Pre-Feasibility Study stage.

4.            Cornerstone

Cornerstone is a company governed by the Laws of the Province of Alberta and its registered and head office is located at 1730 St. Laurent Blvd., Suite 800 Ottawa, Ontario K1G 3Y7 Ontario K1C 1G5.

Cornerstone is a mineral exploration company with a portfolio of projects in Ecuador and Chile. The Offeror believes Cornerstone’s sole material asset to be its 15% indirect equity interest in ENSA, held through its Ecuadorian subsidiary CESA. SolGold owns the remaining 85% of the equity of ENSA. SolGold is providing a debt-carry of 100% of Cornerstone’s portion of the exploration costs at the Alpala Project, subsequently repayable from 90% of Cornerstone’s proportional project cash flows until full repayment. Cornerstone plays no operational role in the project, nor does it maintain any influence in the project decision making.

Cornerstone Shares trade on the TSX-V under the symbol “CGP”. On June 29, 2020, the closing price of Cornerstone Shares on the TSX-V was $3.19.

Cornerstone is a reporting issuer in the provinces of British Columbia, Alberta, Nova Scotia and Newfoundland and Labrador and files its continuous disclosure documents with the relevant Canadian Securities Administrators. Such documents are available on SEDAR at  www.sedar.com.

5.            Background to the Offer

It has been the view of the board of directors and management of SolGold for some time that the consolidation of 100% ownership of the Alpala Project into a single listed entity makes eminent sense, would simplify the structure of the project and would remove the risk of dilution for Shareholders.

To this end, after completing its preliminary analysis together with its advisors, SolGold approached Cornerstone in 2017 and 2018 in an effort to commence the negotiation of a business combination transaction between the two corporations. Despite good faith attempts, Cornerstone’s management indicated that they would not engage in any negotiations towards a business combination unless (i) 50% of the seats on the board of directors of the combined entity were allocated to Cornerstone, (ii) the Chief Executive Officer of SolGold was replaced, and (iii) the Chairman of the board of directors of SolGold was replaced. The board of directors of SolGold view each of these demands as being highly unrealistic based on the relative size of the two companies and their respective ownership interests in and contributions to the development of the Alpala Project.

In light of the failure of Cornerstone to constructively engage in meaningful negotiations, SolGold decided to announce its intention to make the Offer directly to Shareholders on January 31, 2019.

6.            Purpose of the Offer and Plans for Cornerstone

The purpose of the Offer is to enable SolGold to acquire, through its wholly-owned subsidiary, ExchangeCo, on the terms and subject to the conditions of the Offer to Purchase, all of the outstanding Cornerstone Shares not already owned by SolGold or its affiliates, which includes Cornerstone Shares that may become issued and outstanding on the exercise, exchange or conversion of the Convertible Securities. See also “Acquisition of Cornerstone Shares Not Deposited Pursuant to the Offer” in Section  23 of this Circular.

If the conditions of the Offer to Purchase are satisfied or waived and the Offeror takes up and pays for the Cornerstone Shares validly deposited under the Offer, the Offeror intends to acquire any Cornerstone Shares not deposited under the Offer through a Compulsory Acquisition or propose a Subsequent Acquisition Transaction, in each case if available and for consideration per Cornerstone Share equal in value to and in the same form as the Offer Consideration. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Cornerstone Shares deposited under the Offer. Although the Offeror intends to propose either a Compulsory Acquisition or Subsequent Acquisition Transaction (in each case if available) generally on the terms described herein, it is possible that, as a result of delays in the Offeror’s ability to effect such a transaction, information subsequently obtained by the Offeror, changes in general economic or market conditions or in the business of Cornerstone, or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, the Offeror reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described in the Circular.

If permitted by applicable Law and the rules of the TSX-V, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to delist the Cornerstone Shares from the TSX-V, and subject to applicable securities Law, cause Cornerstone to cease to be a reporting issuer under the Securities Laws of each province of Canada in which it is a reporting issuer and cease to have public reporting obligations in any other jurisdiction where it currently has such obligations.

See “Acquisition of Cornerstone Shares Not Deposited Pursuant to the Offer” in Section  23 of the Circular.

If the Offer is completed and the Offeror acquires 100% of the outstanding Cornerstone Shares not already held by SolGold, the Offeror intends to conduct a detailed review of Cornerstone and its assets, corporate structure, capitalization, operations, policies, management and personnel to determine what changes would be desirable in light of such review and the circumstances which then exist. See “Reasons to Accept the Offer” in Section  7 of this Circular.

If the Offer is completed, it is anticipated that the Cornerstone Board and certain members of senior management may be replaced by nominees of SolGold.

Other than consolidating ownership and control of ENSA and ultimate ownership of the Cascabel exploration licence within a single entity and continuing to advance the Alpala Project towards a positive Feasibility Study, SolGold has not developed any specific proposals with respect to Cornerstone or its operations, or any changes in its assets, business strategies, management or personnel following the acquisition of the Cornerstone Shares pursuant to the Offer.

7.            Reasons to Accept the Offer

The Offeror is making the Offer because its parent company, SolGold, wants to acquire the entire equity interest in Cornerstone and consolidate the ownership of the Alpala Project. ENSA holds a 100% ownership interest in the Alpala Project. SolGold has an 85% direct holding of ENSA. The remaining 15% is indirectly held by Cornerstone through its Ecuadorian subsidiary, CESA. SolGold also holds 1,557,655 shares of Cornerstone, representing approximately 4.8% of the issued and outstanding shares of Cornerstone as of the date of this Offer to Purchase and Circular. Accordingly, through the shares already held in Cornerstone, SolGold has a further approximate indirect interest in ENSA of 0.7%. SolGold also holds 500,000 warrants to purchase Cornerstone Shares, which if exercised, would further increase this interest.

Cornerstone has limited rights as a shareholder of ENSA in relation to the Alpala Project. An agreement between shareholders exists, but no joint venture exists and SolGold owes no fiduciary obligations to Cornerstone. These circumstances may adversely impact Cornerstone’s ability to finance and hence maintain its interest in the Alpala Project.

As a result of the structure of Cornerstone’s interest in the Alpala Project, the value of Cornerstone’s interest and hence the value of Cornerstone Shares is constrained. The SolGold position controls the project and provides a premium for this control path strategically and economically now and in the future, irrespective of the outcome for Cornerstone.

Additionally, given the pending repayment by Cornerstone of its debt-carried expenses and restrictions on how it can deal in its interests in the Alpala Project, Cornerstone may be constrained in how it can contribute in a meaningful way, financially or otherwise, to the success of the Alpala Project and, more importantly for Shareholders, how it can deliver value to Cornerstone Shareholders. Accordingly, if the Offeror completes the Offer, and following completion of the Offer holds (together with SolGold and its affiliates) at least 66 2/3% of the outstanding Cornerstone Shares, but does not then own 100% of the Cornerstone Shares, the Offeror currently intends to acquire any Cornerstone Shares not deposited to the Offer in a second-step transaction. This transaction would likely take the form of a Compulsory Acquisition or a Subsequent Acquisition Transaction.

SolGold and the Offeror believe that the Offer is compelling and represents a superior alternative to continuing on the course set by the current board of directors and management of Cornerstone. The reasons SolGold, through the Offeror, is making the Offer, as detailed above, are equally sound reasons for accepting the Offer.

With significant investments from Newcrest, BHP as well as the financing announced by Franco-Nevada, it is clear that, to date, the industry majors have elected to gain exposure to the Alpala Project through SolGold and not Cornerstone. SolGold believes that this outcome stems from the fact that industry majors are less interested in acquiring a minority, non-operating stake in an asset such as the Alpala Project. As such, SolGold sees substantial benefit to holders of Cornerstone Shares in consolidating the ownership of the Alpala Project into one entity, so that shareholders of both companies are best placed to benefit in a potential future transaction for control of the Alpala Project. In the event of no such potential future transaction, Cornerstone Shareholders risk being required to fund their share of development costs, which would be challenging for Cornerstone Shareholders under the current structure and agreement between SolGold and Cornerstone.

Additional details and support of the SolGold proposal are set out below.

A.                                    Strong balance sheet funds SolGold for the next 18 months, including to Completion of the Feasibility Study

On May 11, 2020, SolGold announced that it had entered into a US$100 million binding NSR Financing with Franco-Nevada, with an option to upsize the financing to US$150 million at SolGold’s election, with reference to the Cascabel license area forming the Alpala Project. Concurrently with the NSR Financing, SolGold and Franco-Nevada have also entered into the Bridge Loan Agreement that as of this date is fully drawn down. Closing of the NSR Financing is subject to completion of a site visit as final confirmatory due diligence. SolGold and Franco-Nevada are coordinating preparations to undertake this site visit.

For proceeds to SolGold of US$100 million, Franco-Nevada will receive a perpetual 1% NSR interest from SolGold calculated with reference to NSR from the Cascabel licence area. The NSR Financing can be upsized within eight months from the date of the NSR Financing, at SolGold’s election, for additional proceeds to SolGold of US$50 million, in exchange for an additional 0.5% NSR interest (in addition to the initial 1% NSR, creating an upsized NSR of 1.5%). The NSR Financing includes (i) a 50% buy-back option exercisable at SolGold’s election for six years from closing at a price delivering Franco-Nevada a 12% internal rate of return and (ii) a NPV neutral option in favour of Franco-Nevada to convert the NSR interest into a gold-only NSR interest, available for six years from two years after operation start. The NSR Financing includes conditional minimum annual royalty payments of US$10 million from 2028. Prior to that date, SolGold has no payment obligations and no financing costs are incurred. The NSR Financing also includes a NSR interest top-up mechanism in the event that the actual mine production (measured on a copper equivalent basis) is less than 85% of planned production.

On June 5, and June 8, 2020, SolGold announced the results of the June 2020 Private Placing.

The NSR Financing and the June 2020 Private Placing together raised up to US$190 million in gross proceeds before costs and is expected to fund SolGold for the next 18 months (subject to the satisfaction of certain conditions precedent to funding), including through the anticipated Alpala Project Pre-Feasibility Study and Feasibility Study, all activities required to achieve the development decision (with the exception of the actual capital development costs) in addition to regional exploration costs and all overhead costs.

Immediately after the completion of the June 2020 Private Placing, SolGold had a cash balance of US$49 million, with the prospect of receiving a further US$135 million from Franco-Nevada within 8 months from the NSR Financing Agreement. SolGold’s balance sheet compares favourably to Cornerstone’s cash position at March 31, 2020 of just US$0.7 million with no further capital raises undertaken by Cornerstone since then.

This puts SolGold in a strong position to continue to drive forward the development of the Alpala Project and progress the assessment of its substantial and prospective regional exploration concessions across the rest of Ecuador.

B.                                    Premium to Shareholders

On January 31, 2019, SolGold announced its intention to make the Offer, which represented a premium of approximately 20% to the undisturbed closing price of Cornerstone Shares on the TSX-V on January 30, 2019. Since this time, Cornerstone Shares have traded at a discount to the implied value of the Offer Consideration for the significant majority of trading days.

On June 29, 2020, the closing price of the Cornerstone Shares on the TSX-V was $3.19, the closing price of the SolGold Shares on the LSE was £0.210 and the closing price of the SolGold Shares on the TSX was $0.355. The Offer Consideration had a value of approximately $3.905 per Cornerstone Share, representing a premium of:

•                  22% to the closing price of the Cornerstone Shares as of the close of trading on June 29, 2020;

•                  66% to the volume weighted average price of the Cornerstone Shares over the last 90 trading days; and

•                  56% to the volume weighted average price of the Cornerstone Shares over the last 12 months.

The maximum premium implied by the Offer Consideration since SolGold’s announcement on January 31, 2019 of its intention to make an offer, was 124% on May 13, 2020.

SolGold believes Cornerstone’s shares will continue to trade at an implied discount to SolGold for the following reasons:

•                  SolGold believes it is now fully funded for, and is making progress towards, the Alpala Pre-Feasibility Study and Feasibility Study (subject to the satisfaction of the conditions precedent to the NSR financing), completion of which will trigger negative financial consequences for Cornerstone as described below under  “E - Removal of Cornerstone’s Financing Obstacles at the Alpala Project”;

•                  a realization in the market that Cornerstone has limited rights and no influence over the direction of ENSA and the Alpala Project, and that its stake in ENSA is of limited long-term value for strategic investors;

•                  continued appreciation of SolGold’s relative control premium over the Alpala Project as a result of its registered and beneficial ownership and managerial control thereof;

•                  increased recognition of SolGold’s experienced and recognized management team in Ecuador with progressing Feasibility Studies in a prompt, cost-effective manner;

•                  continued appreciation of the value of SolGold’s 100% owned exploration assets across 75 granted, wholly owned licenses in Ecuador;

•                  consistent progress by SolGold towards the Pre-Feasibility Study and Feasibility Study on the Alpala Project, the completion of which will trigger negative financial consequences for Cornerstone as described below under  “E - Removal of Cornerstone’s Financing Obstacles at the Alpala Project” below; and

•                  favourable investor perception of SolGold’s proven ability to attract financing from a wide range of sources, including from some of the world’s largest mining companies, global institutional investors as well as development funding companies specialising in metal royalties and production streams.

SolGold believes that the strategic disadvantage facing Cornerstone and the material strategic benefits enjoyed by SolGold, including the possibility of its shareholders receiving a significant premium for control, whilst continuing to participate directly in the Alpala Project and the other Ecuadorian licences owned by SolGold, means that an alternative third party offer for Shareholders at the same or higher price than this Offer is unlikely.

C.                                    Continued Participation in the Alpala Project through SolGold — the 100% Consolidated Operator

The consolidation of 100% ownership of the Alpala Project into a single entity makes eminent sense for shareholders wishing to remain invested in the Alpala Project’s expected development and will also provide shareholders of the combined entity a meaningful platform for input and control over the project. Cornerstone’s current 15% interest in the Alpala Project is held through its ownership of ENSA equity, which carries no operational rights, no rights to representation or meaningful participation on the board of directors of ENSA, SolGold or any technical committee with oversight of any aspect of the Alpala Project, no ability to encumber or lend against the asset and no negative controls or off-take rights. Furthermore, SolGold is under no obligation, fiduciary or otherwise, to inform, share information, grant access, or align commercial objectives with Cornerstone. SolGold is a well-funded integrated development and exploration company, controlling or wholly owning the majority of its assets. In contrast, Cornerstone is a micro-cap holding company for small minority interests, with a passive management team that can play no role in the development of the Alpala Project, nor have an ability to exert any influence on the project. As such, value for Shareholders in the combined entity would immediately be unlocked through the simplification of the project structure in addition to removing duplicative overhead costs as a result of operating a single publicly-listed controlling entity.

If all Shareholders participate in the Offer then on completion of the Offer the Shareholders would hold a combined total 14% interest in SolGold.

D.                                    The Elimination of Cornerstone’s Restrictive Debt-Carry Constraints

Cornerstone’s pro rata share of costs leading up to the completion of a Feasibility Study at the Alpala Project (anticipated to be a total of US$52.0 million) is currently being debt-carried by SolGold. As of March 31, 2020, SolGold had incurred US$30.3 million on behalf of Cornerstone relating to the Alpala Project. The eventual repayment of this debt creates a large, and potentially restrictive, liability for Shareholders upon the completion of a Feasibility Study, which would be avoided if Shareholders accept the Offer. Under the current structure, Cornerstone must repay SolGold out of the Alpala Project cash flows, on a 90% preferential basis, until Cornerstone’s carried costs are repaid in full. As a result, Shareholders will only have access to 10% of the Alpala Project cash flows that they would otherwise be entitled to by virtue of their 15% interest (or 1.5% of the Alpala Project cash flows) unless and until that debt has been repaid. By accepting the Offer, however, Shareholders will receive SolGold Shares or Exchangeable Shares, giving them a direct interest (or a right to a direct interest) in an entity with a right to share in 100% of the Alpala Project’s free cash flows. Such cash flows would commence from the start of production at the project, and with no further liability by Cornerstone to repay its share of the lead-up expenditures back to SolGold.

E.                                     Removal of Cornerstone’s Financing Obstacles at the Alpala Project

Under the current structure, after completion of a Feasibility Study at the Alpala Project, if Cornerstone wishes to maintain its 15% interest in ENSA it will be required to fund its pro rata share of development expenditures at a minimum of 10% of the required capital on an ongoing basis during the highly capital-intensive construction phase of the project. SolGold expects Cornerstone will face significant obstacles in financing such contributions particularly with the current capital expenditure estimate of US$2.5-2.8 billion (which estimate was set out in the PEA, which report, for greater certainty, is no longer the most current technical report in connection with the Alpala Project, but which estimate SolGold believes continues to be relevant in respect of the project and in respect of Shareholders’ assessment of the Offer) implying Cornerstone is expected to be required to secure up to US$390-420 million of financing. This represents greater than 5 times Cornerstone’s current market capitalization. In the current market this is considered a challenging task for a micro-cap holding company. Should Cornerstone attempt to maintain its 15% ownership, Cornerstone is unlikely able to arrange debt financing, a royalty, a metal stream or any other similar structure due to a prohibition on granting security over its 15% economic interest in the Alpala Project, which is Cornerstone’s only material project. SolGold believes that Cornerstone will also face significant challenges in arranging equity financing, since third parties are likely to be discouraged from participating in any such financing due to the lack of data room access and availability to conduct due diligence, project control and influence as noted above. To the extent Cornerstone is able to arrange such equity financing, SolGold expects it will be highly dilutive to existing Shareholders given Cornerstone’s market capitalisation of just US$76 million ($103 million) against its expected required funding estimated to be up to US$390-420 million. SolGold believes holders of Cornerstone Shares should be greatly concerned about the extent to which the completion of such dilutive equity financings will limit the upside in Cornerstone Shares. Additionally, under its agreement with SolGold, Cornerstone cannot sell its interest in the Alpala Project without SolGold’s consent, which may be withheld in SolGold’s absolute discretion, and even then, SolGold has a pre-emptive right to purchase such interest itself. If Cornerstone fails to fund its pro rata share of development expenditures to an extent that its interest drops below 10%, pursuant to applicable dilution mechanisms, SolGold may exercise its right at any time to convert the remaining interest of Cornerstone in the Alpala Project into a 0.5% NSR which SolGold may acquire at any time for total consideration of only US$3.5 million.

By accepting the Offer, Shareholders can remove all of the financing obstacles above and safeguard their investment.

F.                                      Additional Upside of Other Highly Prospective SolGold Licences

Beyond the Alpala Project, SolGold holds through 4 wholly-owned subsidiaries, 75 additional 100%-owned licences in Ecuador that are highly prospective, and which have yet to have their full potential value assessed. Of these 75 concessions, SolGold has identified 13 priority targets — the most advanced of which are La Hueca, Porvenir, Rio Amarillo, Cisne Victoria, Cisne Loja, Blanca, Sharug, Chical and Timbara — which show a strong probability of being added to SolGold’s project pipeline. Shareholders accepting the Offer will gain exposure to the upside of these projects, as summarized below:

•                  The La Hueca project is in the south of Ecuador within the eastern Jurassic Belt which also contains Lundin Gold’s Fruta del Norte epithermal gold deposit (14 Moz gold), the Mirador copper-gold porphyry deposit (3 Mt copper, currently being developed by Chinese consortium CRCC-Tongguan) and the Santa Barbara gold-copper porphyry deposit (8 Moz gold, contained within Lumina Gold’s Condor project). The project area covers approximately 92km2 on 3 concessions and hosts 6 identified porphyry centres. Geological mapping, stream sediment sampling and rock chip samples, including a sample containing 13.8% copper, have shown the presence of a quartz vein network containing several minerals characteristic of copper-gold porphyries such as chalcopyrite, bornite and molybdenite. SolGold is preparing to drill test the most promising target, the La Hueca 6 anomaly.

•                  The Porvenir project is also hosted in the Jurassic belt in southern Ecuador and covers approximately 136         km2 on 4 concessions. A stream sediment sampling program initially delineated two geochemical anomalies within a larger 6.0km x 5.5km stream anomaly. These anomalous zones are known as the Derrumbo and Bartolo prospects. Detailed follow up mapping and rock chip sampling continue to locate additional mineralised outcrops at both the Bortolo and Derrumbo target, with rock chips grading up to 8.7% copper. Subsequent extended rock-saw channel sampling along exposed outcrops yielded 147m at 0.64% CuEq (0.43 g/t Au and 0.37% Cu) including 82m at 0.96% CuEq (0.71 g/t Au and 0.55% Cu). The main prospective target area at Derrumbo, Target 15, has been defined over an area of 1.5km x 1.0km and will be drill tested in the third quarter of 2020.

•                  The Blanca project and tenements are in Ecuador’s Northern Eocene Belt, 8km north-west of the Cascabel Concession. Sampling has identified several gold-rich epithermal quartz veins known as the Cielito vein which extends over approximately 5km. Rock chips from the Cielito vein average over 80 g/t Au with the highest grade sample returning 617 g/t Au. The eastern part of this vein system lies within the area of mutual interest with Cornerstone, but there has been no significant work on the extension into the area of mutual interest. The Blanca project also hosts a silicified topographic dome which contains widespread gold mineralization outcropping over an area of approximately 500m x 500m.

•                  The Cisne Loja project is located in the Miocence porphyry belt of southern Ecuador and covers approximately 147km2 in 3 concessions. SolGold has identified two high priority prospects within the Cisne Loja project: the Cuenca Loma gold prospect, where epithermal quartz veins up to 15 g/t Au outcrop over an area of 2km x 1km, and the Celen porphyry copper gold project, where rock chips up to 4.32% Cu and 4.5 g/t Au have been discovered over a 2km x 1km soil copper-gold-molydedum anomaly.

•                  The Chical project is located approximately 15km NE of Cascabel on the Eocene belt of Northern Ecuador and covers approximately 144km2 in three concessions. SolGold has identified multiple targets at Chical including Espinosa, where a 1.5km x 1.0km soil anomaly has been defined and rock chip samples have returned up to 7 g/t Au and at the Pascal and La Esperanza prospects where large copper gold anomalies have been defined with rock chips returning up to 1 % copper, 0.4 g/t gold and 886 ppm molybdenum.

•                  The Rio Amarillo project is located approximately 35km SE of Cascabel on the Eocene belt of Northern Ecuador and covers approximately 123km2 in three concessions. High priority targets within Rio Amarillo include a 2.5km x 2.2km lithocap with widespread gold and copper anomalism and distal quartz veins with rock chip samples grading up to 11 g/t gold.

•                  The Sharug project is located in the Miocene belt of southern Ecuador and comprises one concession of 26km2. SolGold has identified two targets within the concession: a gold project in the north of the concession where epithermal quartz vein samples have been defined over an area of 1.4km x 1.0km and yielded results up to 39.6 g/t gold, and a porphyry copper gold project in the south of the concession at Santa Martha where soil copper gold and molybdenum geochemistry, airborne magnetics and geological mapping have defined a target area of 1km x 1km.

•                  The Timbara project is located within the eastern Jurassic Belt in the south of Ecuador on the Timbara concessions. Initial stage geochemical sampling and reconnaissance mapping has located promising mineralised outcrops containing chalcopyrite and traces of bornite. A rock chip sample from a bornite-rich vein returned best results of 28.89% Cu. These veins are believed to be a continuation of the porphyry corridor identified at SolGold’s La Hueca project described above.

•                  The Cisne Victoria project is located in south eastern Ecuador, on the El Cisne concessions. The project consists of an epithermal zone of alteration and mineralisation indicative of the presence of a large porphyry system. Best sampling results have returned 7m at 2.29% copper, 0.73 g/t gold and 8.83 g/t silver.

(See “The Alpala Project” in Section  3 of the Circular for a full summary of the mineral resource and mineral reserve estimates for SolGold). The foregoing summary has been reviewed and approved by Jason Ward, (CP) B.Sc. Geol., Exploration Manager Global of SolGold, who is a “qualified person” under NI 43-101.

G.                                    Enhanced Market Profile, Increased Liquidity, Lower Cost of Capital and More Financing Options

By accepting the Offer, Shareholders will receive SolGold Shares, or, in the case of certain Shareholders subject to tax in Canada who so elect, Exchangeable Shares (which are intended to be the economic equivalent of SolGold Shares). The existing SolGold Shares are listed and traded on the TSX and the Main Market of the LSE, representing a broad and diversified group of investors and capital. Moreover, the market capitalization of the combined entity is initially expected to be approximately US$620 million, prior to the potential for a significant re-rating. All of which should provide a greater capital markets presence and broader analyst coverage and liquidity. Taken together, SolGold has the potential to reduce its cost of capital and will have expanded financing options. Securities listed on the TSX and LSE, particularly securities of issuers with larger market capitalizations, generally trade with less volatility than issuers listed on the TSX-V like Cornerstone.

H.                                   Experienced Board and Management

SolGold’s experienced board of directors and award-winning management team have a strong record of value creation and stewardship of investors’ capital. SolGold made its first entry into Ecuador in 2012 with the acquisition of a 20% stake in ENSA, at which time its market capitalization was approximately US$20 million. In February 2014, SolGold completed the terms of the earn-in to increase its ENSA ownership to 85% and, by the end of that month, its market capitalization increased to approximately US$120 million. In September 2016, SolGold recommenced its drilling programme and once the first results became public, SolGold’s market capitalization increased to approximately US$190 million. Since then, SolGold has completed three Mineral Resource Estimates, the most recent of which was announced on April 7, 2020 with 9.9 Mt contained copper, 21.7 Moz gold, and 92.2 Moz silver in the Measured and Indicated categories lifting the market capitalization to approximately US$535 million as of the date of this Offer.

Overall, SolGold’s successful exploration and effective leadership drastically improved the valuation of ENSA, with the Alpala Project and SolGold management being the primary driver of value for both Cornerstone and SolGold shareholders. By tendering to the Offer and becoming SolGold shareholders, Shareholders will receive the benefit of this proven, value creating-team who have discovered and delineated a large scale, world-class copper-gold-silver porphyry deposit at the Alpala Project. A successful Offer would allow the elimination of needless and duplicative corporate overheads, general and administrative expenses and deliver demonstrable ongoing value add for all Shareholders.

I.                                        Tax Efficient Transaction Structure

The Exchangeable Shares that may be issued in connection with this Offer enable, to the extent practical, permissible and applicable, Shareholders otherwise subject to tax in Canada to elect to claim a full or partial tax deferral (rollover) under the Tax Act, as described in the sections entitled “Certain Information Concerning ExchangeCo and the Exchangeable Shares” in Section  11 of the Circular and “Certain Canadian Federal Income Tax Considerations” in Section  25 of the Circular. The Exchangeable Shares, by virtue of the redemption and exchange rights attaching to them and the provisions of the Support Agreement described in Section  11 of the Circular, are intended to provide the holders with economic rights that are, as nearly as practicable, equivalent to those of a SolGold Share.

J.                                        Potential for Downward Share Price Impact if the Offer is Not Accepted

The Offer represents a premium to the market price of Cornerstone Shares and provides Shareholders with an offer capable of acceptance. If the Offer is not successful and no competing transaction is made, SolGold believes the trading price of Cornerstone Shares may decline to pre-Offer levels or lower due to:

(i)             the material financing disadvantages of Cornerstone under its agreement with SolGold described above;

(ii)          Cornerstone’s minority interest in the Alpala Project, which does not attract a premium, and may in fact attract a discount;

(iii)       perceived transaction risk due to Cornerstone’s inability to consummate a business combination with its ‘natural’ partner in ENSA, SolGold;

(iv)      the unsubstantial and early stage nature of its remaining assets (other than the SolGold Shares held by Cornerstone); and

(v)         the apparent absence of other premium bids.

If Shareholders do not accept the Offer, it is the view of SolGold that:

(i)             SolGold will continue to trade at a premium to Cornerstone on the basis of

a.              its 85% ownership of the Alpala Project;

b.              the discount Cornerstone suffers due to its minority economic position in the Alpala Project; and

c.               the inability of Cornerstone to control, or even influence, operations at the Alpala Project;

(ii)          Cornerstone’s shareholding of SolGold will continue to be diluted and lose strategic relevance as SolGold’s capital structure expands through new value adding share issuances;

(iii)       As SolGold approaches completion of the Feasibility Study on the Alpala Project, the risk to Cornerstone of not being able to finance up to an estimated US$390-420 million of capital contributions expected to be required to maintain its 15% interest, and the related risk that SolGold could acquire the entire equity interest of Cornerstone in ENSA for just US$3.5 million should Cornerstone’s equity interest drop below 10%, which would trigger this right;

(iv)      The share price of Cornerstone may fall if the Offer is not accepted or is withdrawn as SolGold believes there is a very limited scope for a superior proposal to emerge;

(v)         Shareholders would not be able to participate in the upside offered by SolGold’s unique operational capabilities in Ecuador and highly competent, efficient and award-winning management team;

(vi)      Shareholders would not be able to participate in the upside offered by SolGold’s 75 other granted concessions covering 13 wholly-owned priority targets capable of becoming economic copper-gold porphyries. In particular, they would not participate in the emerging La Hueca, Porvenir, Rio Amarillo, Cisne Victoria, Cisne Loja, Blanca, Sharug, Chical and Timbara and other targets; and

(vii)   Shareholders would not enjoy the market attention being focused on SolGold as exemplified by the premium investments made by Newcrest, BHP, Franco-Nevada and BlackRock, the world’s largest mining equity investor.

8.                                     Risk Factors Related to the Offer

Shareholders should carefully consider the following risk factors related to the Offer, Offeror and SolGold and the risks set out in the documents incorporated by reference in this Offer to Purchase and Circular. Such risks may not be the only risks applicable to the Offer or the Offeror and SolGold. Additional risks and uncertainties not presently known by the Offeror or SolGold or that the Offeror or SolGold currently believes are not material may also materially and adversely affect the successful completion of the Offer or the business, operations, prospects, financial condition, financial performance, cash flows or reputation of the Offeror or SolGold.

The Exchangeable Shares issued in connection with the Offer will not be listed on any stock exchange and may have a market value different than expected.

The Offeror is offering to purchase the Cornerstone Shares on the basis of 11 of SolGold Shares, or at the election of certain Shareholders subject to tax in Canada, of 11 Exchangeable Shares for each Cornerstone Share. The Exchangeable Shares are exchangeable in accordance with their terms for SolGold Shares on a one-for-one basis, and are intended to be, to the extent practicable, economically equivalent to SolGold Shares. Notwithstanding the ability to exchange Exchangeable Shares for SolGold Shares on a one-for-one basis, there can be no assurance that a market for

Exchangeable Shares will develop, or that the market value will be in line with expectations. Because the exchange ratio will not be adjusted to reflect any changes in the market value of SolGold Shares (and, consequently, the Exchangeable Shares), the market values of the SolGold Shares and the Cornerstone Shares at the time of the take up of Cornerstone Shares under the Offer may vary significantly from the values at the date of this Offer to Purchase and Circular or the date that Shareholders tender their Cornerstone Shares under the Offer. If the market price of SolGold Shares declines, the value of the Offer Consideration received by Shareholders who elect to receive Exchangeable Shares will decline as well. The Exchangeable Shares will not be listed on any stock exchange.

After the consummation of the Offer, Cornerstone would become an indirect majority-owned subsidiary of SolGold and SolGold’s interests could differ from that of the other Shareholders.

After the consummation of the Offer (which may result in SolGold holding, directly and indirectly through its subsidiary, the Offeror, less than 100% of the issued and outstanding Cornerstone Shares), SolGold will, through the control of Cornerstone by its wholly-owned subsidiary ExchangeCo, have the power to elect the directors, appoint new management, or approve certain actions requiring the approval of Shareholders, including adopting certain amendments to Cornerstone’s constating documents and approving mergers or dispositions of Cornerstone’s assets. In particular, after the consummation of the Offer (assuming the Offeror and SolGold collectively hold at least 66 2/3% of the outstanding Cornerstone Shares pursuant to the Offer), SolGold intends, together with ExchangeCo, to exercise its statutory right, if available, to pursue a Compulsory Acquisition or Subsequent Acquisition Transaction. This may allow the Offeror to acquire all of the Cornerstone Shares not deposited pursuant to the Offer or, if such statutory right of acquisition is not available or the Offeror elects not to pursue such right, the Offeror may elect to integrate Cornerstone and the Offeror, by amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction for the purpose of enabling the Offeror or its affiliates to acquire all Cornerstone Shares not acquired pursuant to the Offer. In any of these contexts, SolGold’s interest with respect to Cornerstone may differ from those of any remaining minority Shareholders who do not deposit their Cornerstone Shares under the Offer.

Following the completion of the Offer and prior to the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction or if a Compulsory Acquisition or Subsequent Acquisition Transaction cannot be completed, the trading liquidity for Cornerstone Shares not deposited under the Offer will be reduced, which might affect the price of the Cornerstone Shares and the ability of a Shareholder to dispose of its Cornerstone Shares.

If the Offer is completed, the liquidity and market value of any remaining Cornerstone Shares, prior to the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, held by the public could be adversely affected by the fact that they will be held by a smaller number of holders. The purchase of any Cornerstone Shares by the Offeror pursuant to the Offer will reduce the number of Cornerstone Shares that might otherwise trade publicly, as well as the number of Shareholders, and, depending on the number of Shareholders depositing and the number of Cornerstone Shares purchased under the Offer, successful completion of the Offer would likely adversely affect the liquidity and market value of the remaining Cornerstone Shares held by the public. In addition, if the Offeror is unable to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, the liquidity and market value of the Cornerstone Shares held by the public will likely be adversely affected. After the purchase of the Cornerstone Shares under the Offer, it may be possible for Cornerstone to take steps towards the elimination of any applicable public reporting requirements under applicable securities legislation in any province of Canada. If such requirements are eliminated, Cornerstone will cease filing periodic reports with the Canadian Securities Administrators, which may further impact the value of the Cornerstone Shares.

The rules and regulations of the TSX-V establish certain criteria that, if not met, could lead to the delisting of the Cornerstone Shares from the TSX-V. Among such criteria are the number of Shareholders, the number of Cornerstone Shares publicly held and the aggregate market value of the Cornerstone Shares publicly held. Depending on the number of Cornerstone Shares purchased under the Offer, it is possible that Cornerstone would fail to meet the criteria for continued listing on the TSX-V. If this were to happen, the Cornerstone Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Cornerstone Shares. The Offeror intends to cause Cornerstone to apply to delist the Cornerstone Shares from the TSX-V as soon as practicable after the completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction. If the Cornerstone Shares are delisted and Cornerstone ceases to be a “public corporation” for the purposes of the Tax Act, Cornerstone Shares would cease to be qualified investments for trusts governed by RRSPs, RDSPs, RESPs, RRIFs, TFSAs, and DPSPs. Delisting can also have adverse tax consequences to non-resident Shareholders.

The acquisition by the Offeror of Cornerstone may not be successfully completed without the possibility of Shareholders exercising dissent and appraisal rights in connection with a Compulsory Acquisition or a Subsequent Acquisition Transaction.

In order for the Offeror to acquire all of the issued and outstanding Cornerstone Shares, it will likely be necessary, following the completion of the Offer, to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction if permitted under applicable Securities Laws. A Compulsory Acquisition or a Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Cornerstone Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Cornerstone Shares which would be paid in cash rather than in the form of the Offer Consideration to be paid pursuant to the Offer. Should a significant number of Shareholders exercise such dissent or appraisal rights, the Offeror may elect not to proceed with a Compulsory Acquisition or Subsequent Acquisition Transaction.

The Offeror has been unable to independently verify the accuracy and completeness of Cornerstone information in the Offer to Purchase and Circular.

The Offeror and SolGold have not had access to Cornerstone’s detailed accounting records or other non-public books and records. The Offeror and SolGold have not been able to independently assess or verify the information in Cornerstone’s publicly filed documents, including its financial statements in a comprehensive manner. As a result, all historical information regarding Cornerstone contained herein, including all of Cornerstone’s financial information and all pro forma financial information reflecting the pro forma effects of a combination of Cornerstone and SolGold derived in part from Cornerstone’s financial information, has been derived, by necessity, from Cornerstone’s public reports and securities filings. Although the Offeror and SolGold have no reason to doubt the accuracy of Cornerstone’s publicly disclosed information, any inaccuracy or material omission in Cornerstone’s publicly available information, including the information about or relating to Cornerstone contained in the Offer, could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies, or adversely affect the operational plans of the combined company and its results of operations and financial condition.

The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and may not be an indication of SolGold’s financial condition or results of operations following completion of the Offer.

The unaudited pro forma condensed consolidated financial statements contained in the Circular are presented for illustrative purposes only and may not be an indication of SolGold’s financial condition or results of operations following completion of the Offer for several reasons. For example, the unaudited pro forma condensed consolidated financial statements have been derived from the respective historical financial statements of SolGold and Cornerstone and certain adjustments and assumptions have been made. The information upon which these adjustments and assumptions have been made is historical, preliminary and subject to change. Moreover, the unaudited pro forma condensed consolidated financial statements do not reflect all costs that are expected to be incurred in connections with the Offer. For example, the impact of any incremental costs incurred, or synergies realized, in integrating SolGold and Cornerstone is not reflected in the unaudited pro forma condensed consolidated financial statements. In addition, the assumptions used in preparing the pro forma consolidated financial information may not prove to be accurate, and other factors may affect SolGold’s financial condition or results of operations following completion of the Offer. The price of SolGold Shares may be adversely affected if the actual results of SolGold following completion of the Offer fall short of the pro forma consolidated financial information contained in the Circular. See the unaudited pro forma condensed consolidated financial statements of SolGold following the completion of the Offer attached as Schedule “B” to the Circular.

The Offer may not be Completed for a Variety of Reasons.

In addition to various risks identified under the heading “Forward-Looking Statements and Information”, completion of the Offer is subject to satisfaction or waiver of a number of conditions, certain of which are outside the control of the Offeror, including, but not limited to Shareholders tendering a sufficient number of Cornerstone Shares to the Offer, the Offeror obtaining the Approvals. There is no certainty, nor can the Offeror provide any assurance, that the conditions of the Offer will be satisfied.

Change of control provisions in Cornerstone’s agreements triggered upon the acquisition of Cornerstone may lead to adverse consequences.

Cornerstone may be a party to agreements containing change of control provisions that may be triggered following successful completion of the Offer, since the Offeror would then hold Cornerstone Shares representing a majority of the voting rights of Cornerstone. SolGold and the Offeror are aware that the operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Offer or adversely affect Cornerstone’s results of operations and financial condition or, following the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the results of operations and financial condition of Cornerstone and SolGold on a combined basis. Unless these change of control provisions are waived by the other party to any such agreements, the operation of any of these provisions could adversely affect the results of operations and financial condition of Cornerstone or, following the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, the results of operations and financial condition of Cornerstone and SolGold on a combined basis.

The Offeror and SolGold may not realize all of the anticipated benefits and synergies from the completion of the transaction.

The Offer has been made with the expectation that its successful completion will result in certain synergies and costs savings. These anticipated benefits will depend in part on whether the operations of Cornerstone and SolGold can be integrated in an efficient and effective manner and the timing and manner of completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, if any. The integration of the two companies may present challenges to management of SolGold, and SolGold may encounter unanticipated delays, liabilities and costs. If the Offeror does not acquire at least 66 2/3% of the Cornerstone Shares and cannot or does not complete a Compulsory Acquisition or Subsequent Acquisition Transaction, SolGold will not be able to fully and efficiently integrate Cornerstone into its business. There can be no assurance that the operational or other synergies that the Offeror and SolGold expect to realize in the combined entity will be ultimately realized, or that the integration of the operations of both companies will be timely or effectively accomplished, or will ultimately result in cost reductions.

Holders of the Exchangeable Shares will only be able to obtain Canadian tax deferral for as long as they hold the Exchangeable Shares, which holding period could be shorter than anticipated.

Certain Shareholders that are subject to tax in Canada and who elect to receive Exchangeable Shares (and Ancillary Rights) for their Cornerstone Shares, and who make a valid tax election with the Offeror and file such election in the prescribed form and within the prescribed time, may obtain a full or partial tax deferral (rollover) for Canadian federal income tax purposes of any capital gains otherwise arising upon the disposition of those Cornerstone Shares. However, (unless the relevant Canadian tax legislation is amended) such Shareholders will generally only be able to obtain Canadian tax deferral for so long as they hold the Exchangeable Shares.

Holders of Exchangeable Shares may be required to redeem their Exchangeable Shares for SolGold Shares following the third anniversary of the date on which Cornerstone Shares are first paid for pursuant to the Offer, or earlier in certain events, including if less than 5% of the number of Exchangeable Shares issued are held by persons other than SolGold or its affiliates, or if there is a change of control of SolGold.

Moreover, if the Call Rights are not exercised and the Exchangeable Shares are redeemed by ExchangeCo, a holder of Exchangeable Shares may realize a dividend for Canadian tax purposes that may exceed the holder’s economic gain.

See “Certain Information Concerning ExchangeCo and the Exchangeable Shares” in Section  11 of the Circular and “Certain Canadian Federal Income Tax Considerations” in Section  25 of the Circular

Holders of Exchangeable Shares who later request to exchange such shares for SolGold Shares will not receive SolGold Shares for a few Business Days after such request is received.

Shareholders who receive Exchangeable Shares in the Offer and later request to receive SolGold Shares in exchange for their Exchangeable Shares will not receive SolGold Shares for a few Business Days after the applicable request is received. During this period, the market price of SolGold Shares may increase or decrease. Any such increase or decrease would affect the value of the consideration.

Ecuador’s Rights to Seek a Referendum

Under Ecuadorean Law, citizens have a constitutional right pursuant to a judicial process, to seek to have a referendum held on a specific subject matter. Recently, an application was made by applicants to the Ecuadorean Constitutional Court to request to have a referendum held, the effect of which was to seek to stop mining at the Alpala Project.

The Constitutional Court unanimously rejected the application. However, despite the Constitutional Court ruling, no assurance can be given that at some future time other applications designed to seek to stop mining at the Alpala Project, will not be made.

9.                                      SolGold Shareholder Approvals

In order for the Offeror to implement and ultimately complete the Offer and take up and pay for the Deposited Shares by delivering the Offer Consideration, SolGold will be required to obtain certain approvals of its shareholders (the “SolGold Shareholder Approvals”) on or prior to the date on which the Offeror takes up and pays for the Deposited Shares.

The SolGold Shareholder Approvals were passed at the 2019 AGM. Resolutions 11, 12 and 13 of the 2019 AGM grant SolGold the authority to issue up to 443,750,000 SolGold Shares in respect of the Offer. This authority remains valid until September 20, 2020, provided that SolGold can still allot SolGold Shares in reliance upon such authority after September 20, 2020 if it makes an offer or enters into an agreement before September 20, 2020 which would or might require SolGold Shares to be allotted after such date. Accordingly SolGold retains relevant shareholder approvals to allot SolGold Shares in connection with the Offer.

10.                               Source of Funds

The Offer Consideration consists of SolGold Shares and / or Exchangeable Shares. Accordingly, the Offeror will not use any funds to pay for deposited Cornerstone Shares. The Offeror’s obligation to purchase the Cornerstone Shares deposited under the Offer is not subject to any financing condition.

11.                               Certain Information Concerning ExchangeCo and the Exchangeable Shares

Overview

ExchangeCo was incorporated under the ABCA on April 29, 2019 as a direct wholly-owned subsidiary of SolGold. ExchangeCo was incorporated for the sole purpose of implementing the Offer. ExchangeCo has not carried on any active business since incorporation other than in connection with the Offer. ExchangeCo’s registered office is located at 4500 Bankers Hall East, 855 2nd Street SW, Calgary, Alberta, T2P 4K7.

SolGold Canadian Callco Corp. (“Callco”) was incorporated under the ABCA on April 29, 2019, as a direct wholly-owned subsidiary of SolGold. Callco was incorporated for the sole purpose of implementing the Offer. Callco has not carried on any active business since incorporation other than in connection with the Offer. Callco will hold certain Call Rights related to the Exchangeable Shares, as further described below. Callco’s registered office is located at 4500 Bankers Hall East, 855 2nd Street SW, Calgary, Alberta, T2P 4K7.

The Offer has been structured to provide Canadian Resident Shareholders with an opportunity to obtain a full or partial deferral of capital gains for Canadian federal income tax purposes on the exchange of their Cornerstone Shares for Exchangeable Shares as described in this Circular under “Certain Canadian Federal Income Tax Considerations” in Section 25.

The Exchangeable Shares will be issued by ExchangeCo and will be exchangeable at any time on a one-for-one basis, at the option of the holder, for SolGold Shares, subject to their terms and applicable Law. An Exchangeable Share will provide a holder thereof with economic terms which are substantially equivalent to those of a SolGold Share; however, holders of the Exchangeable Shares will not be able to exercise voting rights with respect to SolGold. Any Exchangeable Shares outstanding on the third year anniversary of the date on which the Exchangeable Shares are first issued will, upon the direction of ExchangeCo’s board of directors, be exchanged for SolGold Shares, subject to applicable Law. Exchangeable Shares will also be required to be exchanged for SolGold Shares in other specified circumstances.

The Exchangeable Shares will not be listed on any stock exchange.

There is no market through which the Exchangeable Shares may be sold and Shareholders who elect to receive Exchangeable Shares may not be able to resell such Exchangeable Shares. This may affect the value of the securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation.

Retraction of Exchangeable Shares by Holders

Subject to applicable Law and the due exercise by either SolGold or Callco of SolGold’s or Callco’s Retraction Call Right, holders of Exchangeable Shares will be entitled (the “Retraction Right”) at any time to retract (i.e., to require ExchangeCo to redeem) any or all Exchangeable Shares held by them and to receive in exchange for each such Exchangeable Share one SolGold Share, plus the “dividend amount”, which is the full amount, if any, of all declared and unpaid dividends on the Exchangeable Shares and all dividends and distributions declared on a SolGold Share that have not yet been declared or paid on the Exchangeable Shares. Holders of Exchangeable Shares may effect a retraction by presenting to ExchangeCo or its transfer agent the certificate(s) representing the Exchangeable Shares the holder desires to be redeemed by ExchangeCo, together with such other documents and instruments as may be required under the ABCA, the Articles of Incorporation of ExchangeCo or by its transfer agent, and a duly executed retraction request specifying that the holder desires to have the number of retracted shares specified therein redeemed by ExchangeCo. A holder of Exchangeable Shares may withdraw its retraction request, by written notice to ExchangeCo before the close of business on the Business Day immediately preceding the retraction date, in which case the retraction request will be null and void and the revocable offer constituted by the retraction request will be deemed to have been revoked.

Upon receipt by ExchangeCo or its transfer agent of a retraction request, ExchangeCo will immediately provide notice of such request to SolGold and Callco. Instead of ExchangeCo redeeming the retracted shares, and provided that the retraction request is not revoked by the holder in the manner described above, SolGold will have the right to purchase, and to the extent it does not exercise such right, Callco will have the right to purchase, all but not less than all of the shares covered by the retraction request. See the subheading “Call Rights”.

If, as a result of solvency requirements or other provisions of applicable Law, ExchangeCo is not permitted to redeem all Exchangeable Shares tendered by a retracting holder and neither SolGold nor Callco has exercised its Retraction Call Right, ExchangeCo will redeem up to the maximum permissible number of Exchangeable Shares tendered by the holder, and SolGold or Callco will be required to purchase any Exchangeable Shares not redeemed by ExchangeCo in exchange for SolGold Shares on the retraction date under the optional exchange right described below. See the subheading “The Support Agreement — Optional Exchange Upon ExchangeCo Insolvency Event”.

Distribution on Liquidation of ExchangeCo

Subject to applicable Law and the exercise by either SolGold or Callco of SolGold’s or Callco’s Liquidation Call Right, in the event of the liquidation, dissolution or winding up of ExchangeCo or any other distribution of its assets among its shareholders for the purpose of winding up its affairs, holders of Exchangeable Shares shall be entitled to receive from the assets of ExchangeCo a liquidation payment that will be satisfied by issuance of one SolGold Share plus the dividend amount, if any, for each outstanding Exchangeable Share. This liquidation amount will be paid to the holders of Exchangeable Shares before any distribution of assets of ExchangeCo is made to the holders of the common shares or any other shares of ExchangeCo ranking junior to the Exchangeable Shares, and is subject to the exercise by SolGold or Callco of the Liquidation Call Right.

Automatic Exchange Upon Liquidation of SolGold

Under the Support Agreement, upon a SolGold Liquidation Event, all of the then outstanding Exchangeable Shares will be automatically exchanged for SolGold Shares. To effect an automatic exchange, SolGold will purchase all of the Exchangeable Shares from the holders on the last Business Day prior to the effective date of a liquidation. The purchase price payable for each Exchangeable Share purchased upon a SolGold Liquidation Event, will be satisfied by the issuance of one SolGold Share plus the dividend amount, if any. See the subheading “The Support Agreement—Automatic Exchange Right Upon SolGold Liquidation Event”.

Redemption of Exchangeable Shares by ExchangeCo

Subject to applicable Law and the due exercise by either SolGold or Callco of SolGold’s or Callco’s Redemption Call Right, ExchangeCo will, on the redemption date, redeem all of the then outstanding Exchangeable Shares for a purchase price equal to one SolGold Share for each outstanding Exchangeable Share plus the dividend amount, if any. The redemption date for the Exchangeable Shares will be the date, if any, established by the board of directors of ExchangeCo for the redemption by ExchangeCo of all but not less than all of the outstanding Exchangeable Shares, which date will be no earlier than the third anniversary of the date on which the Exchangeable Shares are first issued, unless one of the conditions described in the paragraphs below is met.

The board of directors of ExchangeCo may accelerate the redemption date in the event that: (i) fewer than 5% of the total number of Exchangeable Shares issued in connection with the Offer (other than Exchangeable Shares held by SolGold or its subsidiaries and subject to necessary adjustments to the number of shares to reflect permitted changes to Exchangeable Shares) are outstanding; (ii) (a) any merger, amalgamation, arrangement, take-over bid or tender offer, material sale of shares or rights or interest therein or thereto, restructuring or reorganization or similar transactions involving SolGold occurs (or any proposal to do so occurs) that would, immediately following implementation of such transaction, result in either (1) any person, either individually or together with any non-arm’s length or affiliated persons, acquiring voting securities representing more than 50 per cent of the total voting power of all of the then outstanding voting securities of SolGold on a fully-diluted basis; or (2) the holders of outstanding voting securities of SolGold as a group determined immediately prior to the implementation of such transaction holding voting securities representing less than 50 per cent of the total voting power of all of the then outstanding voting securities of SolGold on a fully-diluted basis; (b) the shareholders of SolGold approve a liquidation of SolGold; or (c) the shareholders of SolGold approve the sale or disposition of all or substantially all of SolGold’s assets, and the board of directors of ExchangeCo determines that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such transaction; (iii) the holders of Exchangeable Shares are entitled to vote as shareholders of ExchangeCo on a certain matter, except with respect to the right to vote on any change to the rights of the holders of Exchangeable Shares where the approval of such change would be required to maintain the economic equivalence of the Exchangeable Shares with the SolGold Shares, and to the extent that the board of directors of ExchangeCo has determined that it is not reasonably practicable to accomplish the business purpose intended by the matter on which the shareholders are entitled to vote, which business purpose must be bona fide and not for the primary purpose of causing the redemption date acceleration, in a commercially reasonable manner that does not result in such a vote; or (iv) the holders of Exchangeable Shares are entitled to vote as shareholders of ExchangeCo on a proposed change to the rights of the holders of Exchangeable Shares where the approval of such change would be required to maintain the economic equivalence of the Exchangeable Shares with the SolGold Shares and the holders of Exchangeable Shares fail to take the necessary action at a meeting or other vote of the holders of Exchangeable Shares, to approve or disapprove, as applicable, the matter.

Subject to applicable Law, and provided that SolGold and Callco have not exercised the Redemption Call Right, ExchangeCo will redeem all of the outstanding Exchangeable Shares upon at least 30 days prior notice to the holders of the Exchangeable Shares.

Call Rights

As further described below, SolGold and Callco will have certain overriding rights to acquire Exchangeable Shares from the holders. In each case, SolGold has the initial Call Right and to the extent it does not exercise its right, Callco may exercise its right. A holder of Exchangeable Shares will be subject to different Canadian federal income tax consequences depending upon whether the Call Rights are exercised or whether the relevant Exchangeable Shares are redeemed by ExchangeCo if the Call Rights are not exercised. See “Certain Canadian Federal Income Tax Considerations.” A holder of Exchangeable Shares cannot control whether the Exchangeable Shares will be acquired (i) by Callco or SolGold; or (ii) by ExchangeCo.

Retraction Call Right

Under the share provisions of the Exchangeable Shares, each of SolGold and Callco has an overriding right (the “Retraction Call Right”) to acquire all but not less than all of the Exchangeable Shares that a holder of Exchangeable Shares requests ExchangeCo to redeem on the retraction date. Callco is only entitled to exercise the Retraction Call Right with respect to those holders of Exchangeable Shares, if any, for which SolGold has not exercised the Retraction Call Right. The purchase price under the Retraction Call Right is satisfied by delivering to the holder of Exchangeable Shares one SolGold Share for each Exchangeable Share purchased plus the dividend amount, if any.

At the time of a retraction request by a holder of Exchangeable Shares, ExchangeCo will immediately notify SolGold and Callco, and either SolGold or Callco must then advise ExchangeCo no later than five Business Days after such notification if they choose to exercise the Retraction Call Right. If neither SolGold nor Callco so advises ExchangeCo before the end of such fifth Business Day, ExchangeCo will notify the holder as soon as possible thereafter that neither SolGold nor Callco will exercise the Retraction Call Right. Unless the holder revokes his or her retraction request, on the retraction date the Exchangeable Shares that the holder has requested ExchangeCo to redeem will be either acquired by SolGold or Callco (if either SolGold or Callco exercises the Retraction Call Right) or redeemed by ExchangeCo (if neither SolGold nor Callco exercises the Retraction Call Right), in each case for one SolGold Share plus the dividend amount, if any, for each Exchangeable Share purchased or redeemed, as the case may be.

Liquidation Call Right

Under the share provisions of the Exchangeable Shares, each of SolGold and Callco has an overriding right (the “Liquidation Call Right”), in the event of and notwithstanding a proposed liquidation, dissolution or winding up of ExchangeCo, to acquire all but not less than all of the Exchangeable Shares then outstanding (other than Exchangeable Shares held by SolGold or its subsidiaries). Callco is only entitled to exercise the Liquidation Call Right with respect to those holders of Exchangeable Shares, if any, for which SolGold has not exercised the Liquidation Call Right. The purchase price under the Liquidation Call Right is satisfied by delivering to the holder of Exchangeable Shares one SolGold Share for each Exchangeable Share purchased plus the dividend amount, if any. Upon the exercise by SolGold or Callco of the Liquidation Call Right, the holders will be required to transfer their Exchangeable Shares to SolGold or Callco, as the case may be, for the purchase price. The acquisition by SolGold or Callco of all of the outstanding Exchangeable Shares upon the exercise of the Liquidation Call Right will occur on the effective date of the voluntary or involuntary liquidation, dissolution or winding up of ExchangeCo.

To exercise the Liquidation Call Right, SolGold or Callco must notify ExchangeCo’s transfer agent in writing, as agent for the holders of the Exchangeable Shares, and ExchangeCo of SolGold’s or Callco’s intention to exercise this right at least 30 days before the liquidation date in the case of a voluntary liquidation, dissolution or winding up of ExchangeCo and at least five Business Days before the liquidation date in the case of an involuntary liquidation, dissolution or winding up of ExchangeCo. The transfer agent will notify the holders of Exchangeable Shares as to whether or not SolGold or Callco has exercised the Liquidation Call Right after the earlier of (a) the date notice of exercise has been provided to the transfer agent and (b) the expiry of the date by which the same may be exercised by SolGold or Callco. If SolGold or Callco exercises the Liquidation Call Right, on the liquidation date SolGold or Callco will purchase and the holders will sell all of the Exchangeable Shares for an amount equal to the liquidation call exercise price as described in the preceding paragraph.

Redemption Call Right

Under the share provisions of the Exchangeable Shares, SolGold and Callco have an overriding right (the “Redemption Call Right”), notwithstanding any proposed redemption of the Exchangeable Shares by ExchangeCo, to acquire all but not less than all of the Exchangeable Shares then outstanding (other than Exchangeable Shares held by SolGold or its subsidiaries). Callco is only entitled to exercise its Redemption Call Right with respect to those holders of Exchangeable Shares, if any, for which SolGold has not exercised its Redemption Call Right. The purchase price under the Redemption Call Right is satisfied by delivering to the holder one SolGold Share for each Exchangeable Share purchased plus the dividend amount, if any. In the event of the exercise of the Redemption Call Right by SolGold or Callco, as the case may be, each holder of Exchangeable Shares shall be required to sell all the Exchangeable Shares held by such holder to SolGold or Callco, as the case may be, on the redemption date upon payment by SolGold or Callco, as the case may be, to such holder of the purchase price for such Exchangeable Shares.

To exercise the Redemption Call Right, SolGold or Callco must notify ExchangeCo’s transfer agent in writing, as agent for the holders of the Exchangeable Shares, and ExchangeCo of SolGold’s or Callco’s intention to exercise this right at least 30 days before the redemption date (other than in the case of an accelerated redemption date described above, in which case SolGold or Callco, as the case may be, must notify the transfer agent and ExchangeCo on or before the redemption date).

The transfer agent will notify the holders of Exchangeable Shares as to whether or not SolGold or Callco exercised the Redemption Call Right after the earlier of: (a) the date notice of exercise has been provided to the transfer agent; and (b) the expiry of the date by which the same may be exercised by SolGold or Callco. If SolGold or Callco exercises the Redemption Call Right, on the redemption date SolGold or Callco will purchase and the holders will sell all of the Exchangeable Shares for an amount equal to the redemption call purchase price as described in the preceding paragraph.

Effect of Call Rights Exercise

If SolGold or Callco exercises one or more of its Call Rights, SolGold Shares will be directly issued by SolGold to the relevant holders of Exchangeable Shares, and SolGold or Callco, as the case may be, will become the holder of the Exchangeable Shares. SolGold will be required, under the Support Agreement, to issue SolGold Shares to the holders of Exchangeable Shares in the event either it or Callco exercises its Call Rights to purchase such Exchangeable Shares. Under the Support Agreement, SolGold and Callco will not be entitled to exercise any voting rights attached to the Exchangeable Shares that are acquired from the holders.

Purchase for Cancellation

Subject to applicable Law and the Articles of Incorporation of ExchangeCo, ExchangeCo may at any time purchase for cancellation all or any part of the outstanding Exchangeable Shares by private agreement with any holder of such Exchangeable Shares or by tender to all holders of record of the Exchangeable Shares together with the dividend amount for which the record date has occurred prior to the date of purchase.

No Voting Rights

Holders of Exchangeable Shares shall not be entitled to receive notice of or attend any meeting of SolGold shareholders, or to vote at any such meetings. Holders of Exchangeable Shares shall not generally be entitled to receive notice of or attend any meeting of shareholders of ExchangeCo, or to vote at any such meetings. However, the approval of holders of Exchangeable Shares (other than SolGold or its subsidiaries) will be required to change the terms of the Exchangeable Shares and with respect to certain other limited matters generally intended to preserve the economic equivalence of the Exchangeable Shares, as described below.

Ranking

Holders of Exchangeable Shares will be entitled to a preference over holders of any common shares of ExchangeCo and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of ExchangeCo, whether voluntary or involuntary, or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs.

Dividends

Holders of Exchangeable Shares will be entitled to receive dividends equivalent to the dividends, if any, paid from time to time by SolGold on SolGold Shares. The declaration date, record date and payment date for dividends on the Exchangeable Shares will be the same as that for any corresponding dividends on SolGold Shares.

Certain Restrictions

Except with the approval of the holders of the Exchangeable Shares, ExchangeCo will not be permitted to:

(a)         pay any dividends on common shares or any other shares of ExchangeCo ranking junior to the Exchangeable Shares, other than stock dividends payable in common shares or in any such other shares of ExchangeCo ranking junior to the Exchangeable Shares, as the case may be;

(b)         redeem or purchase or make any capital distribution in respect of common shares or any other shares of ExchangeCo ranking junior to the Exchangeable Shares with respect to the payment of dividends or the distribution of the assets in the event of a liquidation, dissolution or winding up of ExchangeCo, whether voluntary or involuntary, or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs;

(c)          redeem or purchase or make any capital distribution in respect of any other shares of ExchangeCo ranking equally with the Exchangeable Shares with respect to the payment of dividends or the distribution of assets in the event of the liquidation, dissolution or winding up of ExchangeCo, whether voluntary or involuntary, or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs; or

(d)         issue any shares of stock other than Exchangeable Shares, common shares and any other shares ranking junior to the Exchangeable Shares, other than by way of stock dividends to holders of Exchangeable Shares, unless, in the case of (a), (b) or (c) above, all dividends and distributions on the outstanding Exchangeable Shares corresponding to dividends and distributions declared and paid to date on the SolGold Shares have been declared and paid in full on the Exchangeable Shares.

Amendment and Approval

The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders of the Exchangeable Shares. Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares as a separate class shall be deemed to have been sufficiently given if it has been given in accordance with applicable Law, subject to a minimum requirement that such approval be evidenced by a resolution passed by not less than 66 2/3% of the votes cast on such resolution (excluding Exchangeable Shares beneficially owned by SolGold or any of its subsidiaries) at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 10% of the outstanding Exchangeable Shares at that time are present or represented by proxy.

The Support Agreement

The following is a summary of some of the material terms and conditions of the Support Agreement and is qualified in its entirety by reference to the form of the Support Agreement attached as Schedule “C” to the Offer.

Covenants of SolGold

Under the Support Agreement, SolGold will covenant that, so long as Exchangeable Shares not owned by SolGold or its subsidiaries are outstanding, SolGold will, among other things:

(a)         not declare or pay any dividend on the SolGold Shares unless: (i) on the same day ExchangeCo declares or pays, as the case may be, an equivalent dividend on the Exchangeable Shares; and (ii) ExchangeCo has sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable Law and the Articles of Incorporation of ExchangeCo, of an equivalent dividend on the Exchangeable Shares;

(b)         advise ExchangeCo sufficiently in advance of the declaration of any dividend on the SolGold Shares and take other actions reasonably necessary to ensure that the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as those for any corresponding dividends on the SolGold Shares;

(c)          ensure that the record date for any dividend declared on the SolGold Shares is not less than ten Business Days after the declaration date of such dividend (or such shorter time period as may be permitted by Law); and

(d)         take all actions reasonably necessary to enable ExchangeCo to pay the liquidation amount, the retraction price or the redemption price to the holders of the Exchangeable Shares in the event of a liquidation, dissolution or winding up of ExchangeCo, a retraction request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by ExchangeCo, as the case may be.

The Support Agreement will also provide that, without the prior approval of ExchangeCo and the holders of Exchangeable Shares, SolGold will not distribute additional SolGold Shares or rights to subscribe therefor or other property or assets to all or substantially all holders of SolGold Shares; change any of the rights, privileges or other terms of SolGold Shares; or change the then outstanding number of SolGold Shares into a lesser or greater number, unless the same or an equivalent distribution on, or change to, the Exchangeable Shares (or in the rights of the holders thereof) is made simultaneously. In the event of any proposed cash offer, share exchange offer, issuer bid, takeover bid or similar transaction affecting SolGold Shares, SolGold and ExchangeCo will use reasonable best efforts to take all actions necessary or desirable to enable holders of Exchangeable Shares to participate in such transaction to the same extent and on an economically equivalent basis as the holders of SolGold Shares, without discrimination.

The Support Agreement will also provide that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than SolGold or any of its subsidiaries, SolGold will, unless approval to do otherwise is obtained from the holders of the Exchangeable Shares, remain the direct or indirect beneficial owner of all of the issued and outstanding common shares of ExchangeCo and Callco.

Under the Support Agreement, each of SolGold and Callco will not exercise, and will prevent their affiliates from exercising, any voting rights attached to the Exchangeable Shares owned by SolGold or Callco or their affiliates on any matter considered at meetings of holders of Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the Support Agreement).

Optional Exchange Upon ExchangeCo Insolvency Event

SolGold and Callco will agree in the Support Agreement that, upon an insolvency event of ExchangeCo, a holder of Exchangeable Shares will be entitled to instruct ExchangeCo to exercise an exchange right (the “Insolvency Exchange Right”) with respect to any or all of the Exchangeable Shares held by the holder, thereby requiring SolGold or Callco to purchase the Exchangeable Shares from the holder. The purchase price payable for each Exchangeable Share purchased pursuant to this exchange right will be satisfied by the issuance of one SolGold Share plus the dividend amount, if any.

As soon as practicable following an insolvency event of ExchangeCo, ExchangeCo will give written notice of the insolvency event to each holder of Exchangeable Shares of the event or potential event and will advise the holder of its rights with respect to the exchange right.

If, as a result of solvency provisions of applicable law, ExchangeCo is unable to redeem all of a holder’s Exchangeable Shares which the holder is entitled to have redeemed in accordance with the share provisions, the holder will be deemed to have exercised the optional exchange right with respect to the unredeemed Exchangeable Shares and SolGold or Callco will be required to purchase those shares from the holder in the manner set forth above.

Automatic Exchange Right Upon SolGold Liquidation Event

SolGold will agree in the Support Agreement that SolGold will notify ExchangeCo in the event of any SolGold Liquidation Event. Promptly following receipt by ExchangeCo of notice of a SolGold Liquidation Event, ExchangeCo will give notice to each holder of Exchangeable Shares of such event or potential event and will advise the holder of its rights with respect to the Automatic Exchange Right described below.

In order that the holders of Exchangeable Shares will be able to participate on a pro rata basis with SolGold’s shareholders, immediately prior to the effective date of a SolGold Liquidation Event, SolGold will automatically exchange (the “Automatic Exchange Right”) all of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by SolGold or its subsidiaries) for a purchase price per Exchangeable Share of one SolGold Share plus the dividend amount, if any.

The Support Agreement may not be amended without the approval of the holders of the Exchangeable Shares, except in limited circumstances.

12.                               Certain Information Concerning SolGold and the SolGold Shares

Authorized and Outstanding Share Capital

SolGold does not have an authorized share capital. The share capital of SolGold is divided into ordinary shares with a nominal par value of £0.01 (1 penny) each.

Any alteration of the rights, privileges, restrictions and conditions attaching to the SolGold Shares under SolGold’s Articles must be either consented to in writing by not less than ¾ of the nominal value of the issued ordinary shares or with the sanction of a special resolution passed at a separate general meeting of the holders of SolGold Shares duly convened and held as provided in the Articles.

Voting and Other Rights

Each SolGold Share is entitled to one vote. The holders of the SolGold Shares are entitled to receive notice of, and to attend and vote at, all general meetings of SolGold. All of the SolGold Shares, rank equally as to voting rights, participation in a distribution of the assets of SolGold on a liquidation, dissolution or winding-up of SolGold and entitlement to any dividends declared by SolGold(save in respect of any SolGold Shares held in treasury by SolGold). In the event of the liquidation, dissolution or winding-up of SolGold, or any other distribution of the assets of SolGold among its shareholders for the purpose of winding-up its affairs, the holders of the SolGold Shares will be entitled to receive, on a pro rata basis and in proportion to the capital paid up on the shares held by each shareholder, all of the assets remaining after the payment by SolGold of all of its liabilities. The holders of SolGold Shares are entitled to receive dividends as and when declared by the board of directors of SolGold in respect of the SolGold Shares on a pro rata basis. There are statutory pre-emptive rights on issues of new shares for cash. There are no conversion rights and no provision for redemption, purchase for cancellation, surrender or sinking or purchase funds applicable to the SolGold Shares. Provisions as to the modification, amendment or variation of such rights or such provisions are contained in the Articles of SolGold as at the date of this Circular, which are available on SEDAR at  www.sedar.com. As of the date of this Circular, there were 2,072,213,495 ordinary shares issued and outstanding (none of which are held by the Offeror in treasury).

Pro forma SolGold Shares Outstanding and Ownership

	Number of	Percentage of SolGold Shares
	SolGold Shares	Upon Completion of the Offer(3)
SolGold Shares Currently Outstanding
Existing SolGold Shareholders(1)	2,072,213,495	85.9%
SolGold Shares to be Issued under the Offer
Existing Shareholders (Excluding SolGold) (2)	339,190,566	14.1%
TOTAL:	2,411,404,061	100%

Notes:

(1)         As at March 31, 2020, SolGold also had 139,162,000 options exercisable at £0.60, 18,250,000 options exercisable at £0.40 and 19,250,000 options exercisable at £0.37 outstanding.

(2)         As at March 31, 2020, Cornerstone had additional Convertible Securities (options and warrants) outstanding to purchase up to approximately 4,484,201 Cornerstone Shares (excluding 500,000 warrants held by SolGold). If exercised, SolGold and the Offeror would collectively issue approximately an additional 49,326,211 SolGold Shares or Exchangeable Shares.

(3)         Assumes all Exchangeable Shares are exchanged for SolGold Shares.

Consolidated Capitalization

There have not been any material changes in the share and loan capital of SolGold since March 31, 2020, the effective date of SolGold’s most recently filed financial statements, other than the June 2020 Private Placing described in the Recent Developments section above. The table should be read in conjunction with (i) the audited consolidated financial statements of SolGold as at and for the year ended June 30, 2019 and 2018, including the notes thereto; (ii) Management’s Discussion and Analysis of financial condition and results of operations for the year ended June 30, 2019; (iii) Management’s Discussion and Analysis of the financial condition and results of operations for the nine months ended March 31, 2020 (iv) the unaudited interim financial statements of SolGold as at and for the nine months ended March 31, 2020; (v) the unaudited pro forma condensed consolidated financial statements of SolGold as at and for the nine months ended March 31, 2020 and the year ended June 30, 2020 attached hereto as Schedule “B”; (vi) the unaudited interim financial statements of SolGold as at and for the nine months ended March 31, 2020; and (vii) the other financial information of SolGold contained in or incorporated by reference in the Offer to Purchase and Circular.

		As at March 31, 2020,
		After Giving Effect to the
		Offer (and the Compulsory
		or Subsequent Acquisition
		Transaction) and June 2020
	As at March 31, 2020	Private Placing
	(Expressed in Canadian dollars)
Liabilities	12,516,630	12,516,630
Shareholders’ equity
Share capital	38,664,660	47,294,352
Share premium	445,709,359	590,062,914
Reserves	44,185,095	(56,402,274)
Accumulated losses	(179,572,293)	(179,572,293)
Total shareholders’ equity attributable to owners of the parent company	348,986,821	401,382,699
Non-controlling interests	(688,092)	—
Total capitalization	348,298,729	401,382,699

Prior Sales

For the 12-month period prior to the date hereof, SolGold has issued or granted SolGold Shares and securities convertible into SolGold Shares listed in the table set forth below:

Price per
	Type of	Expiry Date (as	Number of	Security /	Nature of
Date	Security	applicable)	Securities	Exercise Price (£)	Transaction
June, 2019	—	—	—	—	—
July, 2019	—	—	—	—	—
August, 2019	—	—	—	—	—
September, 2019	Options	December 20, 2021	3,150,000-	£0.60-	Non-executive director options
October, 2019	—	—	—	—	—
November, 2019	—	—	—	—	—
December, 2019	Options	December 2, 2024	19,250,000	£0.37	BHP options
January, 2020	—	—	—	—	—
February, 2020	—	—	—	—	—
March, 2020	—	—	—	—	—
April, 2020	Options	April 26, 2023	8,500,000	£0.25	Employee options
May, 2020	—	—	—	—	—
June, 2020	—	—	—	—	—

Price Range and Trading Volumes of SolGold Shares

SolGold Shares are listed and posted for trading on the TSX under the symbol “SOLG”. The following table sets forth information relating to the trading of the SolGold Shares on the TSX for the months indicated.

	High	Low
Month	($)	($)	Volume
June, 2019	0.64	0.39	487,713
July, 2019	0.56	0.475	147,744

	High	Low
Month	($)	($)	Volume
August, 2019	0.485	0.43	52,120
September, 2019	0.44	0.36	286,305
October, 2019	0.40	0.275	235,185
November, 2019	0.425	0.345	1,311,067
December, 2019	0.415	0.33	1,076,791
January, 2020	0.415	0.335	347,661
February, 2020	0.425	0.31	705,252
March, 2020	0.34	0.19	456,670
April, 2020	0.50	0.265	1,118,349
May, 2020	0.59	0.41	918,095
June 1 - 29, 2020	0.44	0.35	991,371

SolGold Shares are also listed and posted for trading on the Main Market of the LSE under the symbol “SOLG”. The following table sets forth information relating to the trading of the SolGold Shares on the LSE for the months indicated.

	High	Low
Month	(£)	(£)	Volume
June, 2019	37.6	24.8	97,736,493
July, 2019	32	28.3	35,708,210
August, 2019	28.75	20.85	50,256,746
September, 2019	27.25	20.85	38,886,705
October, 2019	23.95	16.18	94,872,244
November, 2019	23.5	18.5	38,525,192
December, 2019	22.6	18.74	36,521,335
January, 2020	21	19	40,763,050
February, 2020	23.55	16.54	57,894,063
March, 2020	17.92	10	88,391,068
April, 2020	30.65	15	101,952,691
May, 2020	30.25	22.6	72,891,735
June 1 - 29, 2020	26.95	19.66	135,581,607

Documents of SolGold Incorporated by Reference

Information has been incorporated by reference in this Offer to Purchase and Circular from documents filed with the Ontario Securities Commission. Copies of the documents incorporated herein by reference may be obtained on request without charge from SolGold’s corporate head office at Level 27, 111 Eagle Street, Brisbane, Queensland 4000, Australia. (telephone: +61 (7) 3303 0661) and are also available electronically on SEDAR at  www.sedar.com. The filings of SolGold through SEDAR are not incorporated by reference in this Offer to Purchase and Circular except as specifically set out herein. Information contained in or otherwise accessed through SolGold’s website (www.solgold.com.au), or any other website, does not form part of this Offer to Purchase and Circular. All such references to SolGold’s website are inactive textual references only.

The following documents of SolGold are specifically incorporated by reference in, and form an integral part of, this Offer to Purchase and Circular:

(a)                                 annual information form for the year ended June 30, 2019 dated September 16, 2019 (other than the section entitled “Cascabel Project”);

(b)                                 audited consolidated financial statements as at and for the years ended June 30, 2019 and 2018, together with the notes thereto and the independent auditor’s report thereon;

(c)                                  management’s discussion and analysis of financial condition and results of operations for the year ended June 30, 2019;

(d)                                 unaudited interim consolidated financial statements as at and for the nine months ended March 31, 2020 and March 31 2019, together with the notes thereto;

(e)                                  management’s discussion and analysis of the financial condition and results of operations for the nine months ended March 31, 2020;

(f)                                   management information circular dated August 23, 2019 for SolGold’s annual meeting of shareholders held on September 20, 2019; and

(g)                                  material change report dated May 21, 2020 regarding the NSR Financing and the Bridge Loan Agreement.

All documents of the type referred to above (excluding confidential material change reports) and any business acquisition reports subsequently filed by SolGold with any Canadian Securities Administrators on or after the date of the Offer to Purchase and Circular and prior to the termination of the Offer shall be deemed to be incorporated by reference into the Offer to Purchase and Circular.

Notwithstanding the foregoing, any and all portions of the documents that consist of Cornerstone’s public disclosure documents expressly identified as such, and whether or not such portions are reproduced or incorporated by reference into a SolGold document, including, without limitation, Cornerstone’s financial statements are expressly excluded from such incorporation by reference into the Offer to Purchase and Circular, and SolGold and the Offeror disclaim any responsibility for such disclosure. None of SolGold, the Offeror, or any of their officers or directors assumes any responsibility for the accuracy or completeness of such Cornerstone information or for any failure by Cornerstone to disclose events or facts which have occurred or which may affect the significance or accuracy of any such information but which are unknown to SolGold and the Offeror. Information regarding Cornerstone is filed publicly by Cornerstone with the Canadian Securities Administrators, which are available electronically on SEDAR at  www.sedar.com.

Any statement contained in this Offer to Purchase and Circular or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Offer to Purchase and Circular, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase and Circular. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Any documents of the type required by National Instrument 44-101 — Short Form Prospectus Distributions to be incorporated by reference in an Offer to Purchase and Circular, including those types of documents referred to above and press releases issued by SolGold or the Offeror specifically referencing incorporation by reference into this Offer to Purchase and Circular, if filed by SolGold or the Offeror with the provincial securities commissions or similar authorities in Canada after the date of this Circular and before the distribution of the Offer Consideration, are deemed to be incorporated by reference in this Offer to Purchase and Circular.

13.                               Certain Information Concerning Cornerstone and the Cornerstone Shares

Authorized and Outstanding Capital

Cornerstone’s authorized share capital consists of an unlimited number of Cornerstone Shares without par value. As of March 31, 2020 there were 32,393,161 Cornerstone Shares issued and outstanding, 500,000 warrants and 2,323,625 options. There are no other Convertible Securities outstanding. All of the Cornerstone Shares rank equally as to voting rights, participation in a distribution of the assets of Cornerstone on liquidation, dissolution or winding-up and the entitlement to dividends. The holders of the Cornerstone Shares are entitled to receive notice of all meetings of Shareholders and to attend and vote their Cornerstone Shares at such meetings. Each Cornerstone Share carries with it the right to one vote. In the event of the liquidation, dissolution or winding-up of Cornerstone or other distribution of assets of Cornerstone, the holders of the Cornerstone Shares will be entitled to receive, on a pro-rata basis, all of the assets remaining after Cornerstone has paid its liabilities. There is no set dividend rate or dividend schedule for the Cornerstone Shares. The Cornerstone Board will decide if and when dividends should be declared and paid. The Cornerstone Shares are not subject to any future call or assessment and there are no provisions for exchange, conversion, exercise, redemption or retraction.

Dividend and Dividend Policy

Cornerstone has not paid any dividends since incorporation and according to its public disclosure, it has no plans to pay dividends for the foreseeable future.

Price Range and Trading Volumes of the Shares

The Cornerstone Shares are listed and posted for trading on the TSX-V under the symbol “CGP”. The following table sets forth information relating to the trading of the Cornerstone Shares on the TSX-V for the months indicated.

	High	Low
Month	($)	($)	Volume
June, 2019	0.29	0.195	4,622,284
July, 2019	4.25	0.195	972,597
August, 2019	4.31	3.16	262,790
September, 2019	3.19	2.58	350,188
October, 2019	2.875	2.04	332,633
November, 2019	2.45	1.96	253,123
December, 2019	2.97	2.25	221,977
January, 2020	3.5	2.89	181,731
February, 2020	3.17	2.35	125,898
March, 2020	2.85	1.36	214,224
April, 2020	3.1	1.66	498,517
May, 2020	3.73	2.55	356,071
June 1 - 29, 2020	4.00	3.02	214,901

On June 29, 2020, the closing price of the Cornerstone Shares on the TSX-V was $3.19, and the closing price of the SolGold Shares on the TSX was $0.355. Prior to the announcement of the Offer on January 30, 2019 the closing price of Cornerstone Shares on the TSX-V was $3.15.

14.                               Effect of the Offer on the Market for Cornerstone Shares; Stock Exchange Listing and Public Disclosure

Market for Cornerstone Shares

The purchase of Cornerstone Shares by the Offeror under the Offer or otherwise will reduce the number of Cornerstone Shares that might otherwise trade publicly and may reduce the number of Shareholders and, depending on the number of Cornerstone Shares purchased, could adversely affect the liquidity and market value of the remaining Cornerstone Shares held by the public.

Listing and Quotations

The rules and regulations of the TSX-V establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Cornerstone Shares from the TSX-V. Depending on the number of Cornerstone Shares purchased by the Offeror under the Offer or otherwise, it is possible that Cornerstone would fail to meet the criteria for continued listing on the TSX-V. If this were to happen, the Cornerstone Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Cornerstone Shares. If the Offeror proceeds with a Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause Cornerstone to apply to delist the Cornerstone Shares from the TSX-V as soon as practicable after completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction. If the Cornerstone Shares are delisted from the TSX-V, the extent of the public market for the Cornerstone Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Cornerstone Shares publicly held and the aggregate market value of the Cornerstone Shares publicly held at such time, the interest in maintaining a market in Cornerstone Shares on the part of securities firms, whether Cornerstone remains subject to public reporting requirements in Canada, and other factors.

Continuous Disclosure Obligations of Cornerstone

After the purchase of the Cornerstone Shares under the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Cornerstone may cease to be subject to the public reporting and proxy solicitation requirements of the ABCA and the Securities Laws of certain provinces of Canada. Furthermore, it may be possible for Cornerstone to cease to be a reporting issuer in any province or jurisdiction where only a small number of Shareholders reside. If permitted by Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause Cornerstone to cease to be a reporting issuer under the Securities Laws of each provinces of Canada in which it is a reporting issuer.

15.                               Comparison of Shareholder Rights

If the Offer is consummated, Shareholders may receive SolGold Shares, or at the election of certain Shareholders who are subject to tax in Canada, Exchangeable Shares. ExchangeCo is incorporated under the ABCA and the rights of holders of Exchangeable Shares under the ABCA is substantially the same as with respect to the Cornerstone Shares, subject to those provisions described under the heading “Certain Information Concerning ExchangeCo and the Exchangeable Shares” in Section  11. The Exchangeable Shares are exchangeable in accordance with their terms for SolGold Shares. As SolGold is a public limited company incorporated and registered under the Laws of England and Wales, the rights of holders of SolGold Shares are governed by the Articles and the Companies Act. The rights of Shareholders are currently governed by the ABCA and by Cornerstone’s Articles of incorporation and by-laws. Although the rights and privileges of shareholders under Companies Act and the ABCA are in many instances comparable, there are certain differences. Please refer to Schedule “A” attached hereto for a comparison of shareholder rights under the Companies Act and the ABCA.

16.                               Ownership of and Trading in Cornerstone Shares

As at the date hereof, SolGold beneficially owns or controls, directly or indirectly, 1,557,655 Cornerstone Shares and 500,000 Cornerstone warrants representing approximately 5.5% of the issued and outstanding on a fully diluted basis Cornerstone Shares.

No Cornerstone Shares or other securities of Cornerstone are beneficially owned, nor is control or direction exercised over any of such securities, by ExchangeCo or any director or officer of ExchangeCo.

To the knowledge of SolGold and the Offeror after reasonable enquiry, no Cornerstone Shares or other securities of Cornerstone are beneficially owned, and no control or direction is exercised over any of such securities, (i) by any associate or affiliate of the Offeror; (ii) any insider of Offeror or by any associate or affiliate thereof; or (iii) any person acting jointly or in concert with the Offeror.

To the knowledge of SolGold and the Offeror after reasonable enquiry, neither SolGold, the Offeror nor any of their directors or officers, any associate or affiliate of SolGold or the Offeror, any insider of SolGold or the Offeror or any associate or affiliate thereof, or any person acting jointly or in concert with SolGold or the Offeror purchased or sold any Cornerstone Shares or other securities of Cornerstone during the six-month period preceding the date of the Offer.

17.                               Commitments to Acquire Shares of Cornerstone

To the knowledge of SolGold and ExchangeCo after reasonable enquiry, none of SolGold, ExchangeCo or any of their respective directors or officers, any associate or affiliate of SolGold or ExchangeCo, any insider of SolGold or ExchangeCo or any associate of affiliate thereof, or any person acting jointly or in concert with SolGold or ExchangeCo, have entered into any agreements, commitments or understandings to acquire any Cornerstone Shares or other securities of Cornerstone.

18.                               Arrangements, Agreements or Understandings

There are (i) no agreements, commitments or understandings made or proposed to be made between SolGold or the Offeror and any of the directors or officers of Cornerstone, including for any payment or other benefit proposed to be made or given by way of compensation for loss of office or their remaining in or retiring from office if the Offer is successful, (ii) no agreements, commitments or understandings made or proposed to be made between SolGold or the Offeror and any security holder of Cornerstone relating to the Offer, and (iii) no agreements, commitments or understandings between SolGold or the Offeror and Cornerstone relating to the Offer. SolGold and the Offeror are not aware of any agreement, commitment or understanding that could affect control of Cornerstone and that can reasonably be regarded as material to a Shareholder in deciding whether or not to deposit Cornerstone Shares under the Offer.

To the knowledge of SolGold and the Offeror, other than as described in this Section  18, there are no direct or indirect benefits of accepting or rejecting the Offer that will accrue to any insider of SolGold or the Offeror or, to the knowledge of SolGold and the Offeror, after reasonably enquiry, any director or officer of Cornerstone, any insider of Cornerstone or any associate or affiliate thereof, any associate or affiliate of Cornerstone or any person or company acting jointly or in concert with Cornerstone, other than those benefits that will accrue to Shareholders generally. See Section  19 of the Circular, “Lock-Up Agreements”.

19.                               Lock-Up Agreements

SolGold or the Offeror have not entered into any lock-up agreements with any Cornerstone Shareholder in connection with the Offer.

20.                               Benefits from the Offer

No person will receive any direct or indirect benefit from the consummation of the Offer, any Compulsory Acquisition or Subsequent Acquisition Transaction or from accepting or refusing to accept the Offer, other than the consideration available to any Shareholder who participates in the Offer.

21.                               Material Changes and Other Information Concerning Cornerstone

Neither SolGold nor the Offeror has any information that indicates any material change in the affairs of Cornerstone since the date of the last published financial statements of Cornerstone other than as has been publicly disclosed by Cornerstone. SolGold and the Offeror have no knowledge of any material fact concerning securities of Cornerstone that has not been generally disclosed by Cornerstone or any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

22.                               Regulatory Matters

In connection with the Offer, the approval on terms satisfactory to SolGold and the Offeror of various domestic and foreign regulatory authorities having jurisdiction over SolGold and the Offeror, and their subsidiaries and respective businesses, is required. The principal approvals required are described below.

Securities Regulatory Matters

The distribution of SolGold Shares and the Exchangeable Shares under the Offer, and the SolGold Shares issuable upon exchange thereof, is being made pursuant to statutory exemptions from the prospectus requirements under applicable Canadian Securities Laws. The resale of SolGold Shares issued under the Offer and the SolGold Shares issuable upon exchange of such Exchangeable Shares is subject to restrictions under the Securities Laws of Canadian provinces and territories; however, the Shareholders in such provinces and territories will generally be able to rely on statutory exemptions from such restrictions. The resale of Exchangeable Shares issued under the Offer is also subject to restrictions under the Securities Laws of Canadian provinces and territories.

The Offer to Purchase is being made in compliance with Canadian rules governing take-over bids and tender offers, respectively, or applicable exemptions therefrom.

Admission of the SolGold Shares to the UK Official List of the FCA is subject to compliance with and satisfaction of the Listing Rules and the approval of the UK Listing Authority (after satisfaction of any conditions to which such approval is expressed to be subject).

Stock Exchange Listing Requirements

SolGold will apply to the TSX and LSE to list the SolGold Shares issuable to Shareholders in connection with the Offer (including SolGold Shares issuable upon exchange of the Exchangeable Shares). Listing on the TSX and LSE will be subject to fulfillment of all the applicable listing and / or exchange requirements. The Exchangeable Shares will not be listed on any stock exchange.

23.                               Acquisition of Cornerstone Shares Not Deposited Pursuant to the Offer

All terms used in this section but not defined herein have the meaning ascribed under MI 61-101.

If the Offeror takes up and pays for Cornerstone Shares deposited under the Offer, it is the Offeror’s current intention that it will enter into one or more transactions to enable the Offeror to acquire all Cornerstone Shares not acquired under the Offer. There is no assurance that such transaction will be completed, and the Offeror expressly reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction.

Compulsory Acquisition

If, within four months after the date of the Offer, the Offer has been accepted by holders of Cornerstone Shares holding at least 90% of the issued and outstanding Cornerstone Shares, other than Cornerstone Shares held at the date of the Offer by or on behalf of SolGold, the Offeror and their affiliates, SolGold and/or the Offeror intend, to the extent possible, to acquire the Cornerstone Shares not deposited pursuant to the Offer pursuant to the provisions of Section 195 of the ABCA by way of a Compulsory Acquisition or Subsequent Acquisition Transaction (as more fully described under “Subsequent Acquisition Transaction” below) for consideration equivalent in value to the consideration paid pursuant to the Offer.

To exercise such statutory right, the Offeror must give notice (the “Offeror’s Notice”) to each holder of Cornerstone Shares to whom the Offer was made but who did not accept the Offer (and each person who subsequently acquires any such Cornerstone Shares) (in each case, a “Dissenting Offeree”) within five months after the date of the Offer of such proposed acquisition. If the Offeror’s Notice is sent to a Dissenting Offeree under Subsection 196 of the ABCA, the Offeror is entitled and bound to acquire all of the Cornerstone Shares of that Dissenting Offeree for the same price and on the same terms contained in the Offer, unless the Alberta Court of Queen’s Bench (the “Court”) orders otherwise on an application made by that Dissenting Offeree within two months after the date of the Offeror’s Notice.

Pursuant to any such application, the Court may fix the price and terms of payment for the Cornerstone Shares held by a Dissenting Offeree and make any such consequential orders and give any such directions as the Court considers appropriate. Unless the Court orders otherwise (or, if an application to the Court has been made pursuant to the provisions described in the immediately preceding sentence, at any time after that application has been disposed of) the Offeror, not earlier than two months after the date of the Offeror’s Notice, must send a copy of the Offeror’s Notice to Cornerstone and pay or transfer to Cornerstone the consideration representing the price payable by the Offeror for the Cornerstone Shares that are referred to in the Offeror’s Notice. On receiving a copy of the Offeror’s Notice and the consideration representing the price payable for the Cornerstone Shares referred to in the Offeror’s Notice, Cornerstone will be required to register the Offeror as the holder of those Cornerstone Shares. Any such amount received by Cornerstone must be paid into a separate account at a savings institution and, together with any other consideration so received, must be held by Cornerstone, or by a trustee approved by the Court, in trust for the Dissenting Offerees.

The foregoing is only a summary of the statutory right of a Compulsory Acquisition that may become available to the Offeror. The summary is not intended to be complete nor is it meant to be a substitute for the more detailed information contained in the provisions of Part 16 of the ABCA. Shareholders should refer to Part 16 of the ABCA for the full text of the relevant statutory provisions. The provisions of Part 16 of the ABCA are complex and require strict adherence to notice and timing provisions, failing which the rights under such provisions may be lost or altered. Shareholders who wish to be better informed about the provisions of Part 16 of the ABCA should consult their legal advisors.

The income tax consequences to a holder of Cornerstone Shares of a Compulsory Acquisition may differ from the income tax consequences to such holder having its Cornerstone Shares acquired pursuant to the Offer. See “Certain Canadian Federal Income Tax Considerations” in Section  25 of the Circular. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Compulsory Acquisition if proposed.

Subsequent Acquisition Transaction

If the Offeror acquires less than 90% of the Cornerstone Shares under the Offer (other than Cornerstone Shares held directly or indirectly by SolGold, the Offeror or their affiliates), the right of Compulsory Acquisition described above is not available for any reason, or the Offeror chooses not to avail itself of such statutory right, the Offeror may, at its option, pursue other means of acquiring the remaining Cornerstone Shares not deposited under the Offer.

Such action may include causing one or more special meetings to be called of the then Shareholders to consider a statutory arrangement, amalgamation, merger, reorganization, amendment to Cornerstone’s Articles, consolidation, recapitalization or similar transaction involving SolGold, the Offeror and/or an affiliate of SolGold or the Offeror and Cornerstone and/or the Shareholders for the purpose of Cornerstone becoming, directly or indirectly, a wholly-owned subsidiary or affiliate of SolGold or the Offeror (a “Subsequent Acquisition Transaction”). If SolGold and the Offeror were to proceed with a Subsequent Acquisition Transaction, it is the current intention of the Offeror and SolGold that the consideration to be paid to Shareholders pursuant to any such Subsequent Acquisition Transaction would be equal in value to and in the same form as the Offer Consideration payable under the Offer.

Any such Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent in respect thereof and demand payment of the fair value of their Cornerstone Shares pursuant to the ABCA. The exercise of such right of dissent, if certain procedures are complied with by the holder, could lead to a judicial determination of fair value required to be paid to such Dissenting Offeree for its Cornerstone Shares. The fair value so determined could be more or less than the amount paid per Cornerstone Share pursuant to such transaction or pursuant to the Offer. The exact terms and procedures of the rights of dissent available to Shareholders will depend on the structure of the Subsequent Acquisition Transaction and will be fully described in the proxy circular or other disclosure document provided to Shareholders in connection with the Subsequent Acquisition Transaction.

The timing and details of a Subsequent Acquisition Transaction, if any, will necessarily depend on a variety of factors, including, without limitation, the number of Cornerstone Shares acquired pursuant to the Offer. If, after taking up Cornerstone Shares under the Offer, the Offeror (together with SolGold) owns at least 66 2/3% of the outstanding Cornerstone Shares on a fully diluted basis and sufficient votes are cast by “minority” holders to constitute a majority of the “minority” on a fully diluted basis pursuant to MI 61-101, as discussed below, the Offeror should own sufficient Cornerstone Shares to be able to effect a Subsequent Acquisition Transaction. There can be no assurances that the Offeror will pursue a Compulsory Acquisition or Subsequent Acquisition Transaction.

The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See “Certain Canadian Federal Income Tax Considerations” in Section  25 of the Circular. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction.

Securities Law Requirements for Business Combinations

MI 61-101 may deem a Subsequent Acquisition Transaction to be a “business combination” if such Subsequent Acquisition Transaction would result in the interest of a holder of Cornerstone Shares being terminated without the consent of the holder, irrespective of the nature of the consideration provided in substitution therefor. The Offeror and SolGold expect that any Subsequent Acquisition Transaction relating to Cornerstone Shares will be a “business combination” under MI 61-101.

In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. Moreover, if the Subsequent Acquisition Transaction is a “business combination” carried out in accordance with MI 61-101 or an exemption thereunder, the “related party” provisions therein do not apply to such transaction. Following completion of the Offer, each of SolGold and the Offeror may be a “related party” of Cornerstone for the purposes of MI 61-101, although SolGold and the Offeror expect that any Subsequent Acquisition Transaction would be a “business combination” for purposes of MI 61-101 and that therefore the “related party transaction” provision of MI 61-101 would not apply to the Subsequent Acquisition Transaction. SolGold and the Offeror intend to carry out any such Subsequent Acquisition Transaction in accordance with MI 61-101, or any successor provisions, or an exemption under MI 61-101, such that the “related party transaction” provisions of MI 61-101 would not apply to such Subsequent Acquisition Transaction.

MI 61-101 provides that, unless exempted, an issuer proposing to carry out a “business combination” is required to prepare a valuation of the affected securities (and, subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. SolGold and the Offeror currently intend to rely on available exemptions (or, if such exemptions are not available, to seek discretionary relief from the applicable Securities Regulatory Authorities from the valuation requirements of MI 61-101). An exemption is available under MI 61-101 for certain “business combinations” completed within 120 days after the date of expiry of a formal take-over bid where the consideration per security under the “business combination” is at least equal in value to and is in the same form as the consideration that depositing security holders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents (which disclosure has been provided herein). SolGold and the Offeror currently intend that the consideration offered per Cornerstone Share under any Subsequent Acquisition Transaction proposed would be the same Offer Consideration offered to the Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date and, accordingly, SolGold and the Offeror expect to rely on these exemptions.

Depending on the nature and terms of the Subsequent Acquisition Transaction, SolGold and the Offeror expect the provisions of the ABCA and Cornerstone’s constating documents will require the approval of 66 2/3% of the votes cast by holders of the outstanding Cornerstone Shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. MI 61-101 would also require that, in addition to any other required security holder approval, in order to complete a “business combination” (such as a Subsequent Acquisition Transaction), the approval of a majority of the votes cast by “minority” shareholders of each class of affected securities must be obtained unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities. If, however, following the Offer, SolGold, the Offeror and their affiliates are the registered holders of 90% or more of the Cornerstone Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable appraisal right or substantially equivalent right is made available to minority shareholders.

In relation to the Offer and any subsequent “business combination”, the “minority” Shareholders entitled to vote will be, unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities, all Shareholders other than: (a) the Offeror (other than in respect of Cornerstone Shares acquired pursuant to the Offer as described below); (b) any “interested party” (within the meaning of MI 61-101); (c) certain “related parties” of the Offeror or of any other “interested party” (in each case within the meaning of MI 61-101) including any director or senior officer of the Offeror, affiliate or insider of the Offeror or any of its directors or senior officers; and (d) any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons.

MI 61-101 also provides that the Offeror may treat Cornerstone Shares acquired under the Offer as “minority” shares and to vote them, or to consider them voted, in favour of such “business combination” if, among other things: (a) the “business combination” is completed no later than 120 days after the Expiry Date; (b) the consideration per security in the “business combination” is at least equal in value to and in the same form as the Offer Consideration paid under the Offer; and (c) the Shareholder who tendered such Cornerstone Shares under the Offer was not (i) a “joint actor” (within the meaning of MI 61-101) with the Offeror in respect of the Offer; (ii) a direct or indirect party to any “connected transaction” (within the meaning of MI 61-101) to the Offer; or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of MI 61-101) or consideration per Cornerstone Share that is not identical in amount and form to the entitlement of the general body of holders in Canada of Cornerstone Shares.

MI 61-101 excludes from the meaning of “collateral benefit” certain benefits to a related party received solely in connection with the related party’s services as an employee or director of an issuer where, among other things, (a) the benefit is not conferred for the purposes of increasing the value of the consideration paid to the related party for securities relinquished under the transaction or bid; (b) the conferring of the benefit is not, by its terms, conditional on the related party supporting the transaction or bid in any manner; (c) full particulars of the benefit are disclosed in the disclosure document for the transaction or bid (and which disclosure has been provided herein); and (d) the related party and his or her associated entities beneficially own, or exercise control or direction over, less than 1% of the outstanding securities of each class of equity securities of the issuer.

In addition, MI 61-101 also excludes from the meaning of “collateral benefit” certain benefits to a related party received solely in connection with the related party’s services as an employee or director of an issuer where such benefit meets the criteria described in  (a) to  (c) of the previous paragraph and (i) the related party discloses to an independent committee of the issuer the amount of consideration that the related party expects it will be beneficially entitled to receive, under the terms of the transaction or bid, in exchange for the equity securities beneficially owned by the related party, (ii) the independent committee, acting in good faith, determines that the value of the benefit, net of any offsetting costs to the related party, is less than 5% of the value referred to in clause (i) above, and (iii) the independent committee’s determination is disclosed in the directors’ circular (and which disclosure is provided therein) (the “Independent Committee Exemption”)

The Offeror and SolGold currently intend that the consideration offered for Cornerstone Shares under any Subsequent Acquisition Transaction proposed by it would be equal in value to and in the same form as the Offer Consideration paid to Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date and, accordingly, the Offeror intends to cause Cornerstone Shares acquired under the Offer to be voted in favour of any such transaction and, where permitted by MI 61-101, to be counted as part of any minority approval required in connection with any such transaction.

Other Alternatives

Although the Offeror may propose a Compulsory Acquisition or Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Cornerstone Shares acquired under the Offer, delays in the Offeror’s ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of Cornerstone, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. The Offeror and SolGold expressly reserve the right to propose other means of acquiring, directly or indirectly, all of the outstanding Cornerstone Shares in accordance with applicable Law, including, without limitation, a Subsequent Acquisition Transaction on terms not described in the Circular.

If SolGold and the Offeror are unable to, or determine at their option not to, effect a Compulsory Acquisition or Subsequent Acquisition Transaction, or propose a Subsequent Acquisition Transaction but cannot obtain any required approvals or exemptions promptly SolGold and the Offeror will evaluate their other alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional Cornerstone Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise. Subject to applicable Law, any additional purchases of Cornerstone Shares could be at a price greater than, equal to, or less than the price to be paid for Cornerstone Shares under the Offer and could be for cash, securities and/or other form of consideration. Alternatively, the Offeror and SolGold may take no action to acquire additional Cornerstone Shares, or, subject to applicable Law, may either sell or otherwise dispose of any or all Cornerstone Shares acquired under the Offer, on terms and at prices then determined by the Offeror, which may vary from the consideration paid for Cornerstone Shares under the Offer.

See “Market Purchases and Sales of Cornerstone Shares” in Section  12 of the Offer to Purchase.

Legal and Judicial Developments

Certain judicial decisions may also be considered relevant to any Subsequent Acquisition Transaction that may be proposed or effected subsequent to the expiry of the Offer. Canadian courts have, in a few instances prior to the adoption of MI 61-101 and its predecessors, granted preliminary injunctions to prohibit transactions involving certain “business combinations”. The current trends in both legislation and Canadian jurisprudence indicate a willingness to permit “business combinations” to proceed, subject to evidence of procedural and substantive fairness in the treatment of minority shareholders.

Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction that may constitute a business combination.

24.                               Unaudited Condensed Consolidated Pro forma Financial Statements

Shareholders should refer to Schedule “B” to this document for the unaudited pro forma consolidated statement of financial position of SolGold as at March 31, 2020, the pro forma statement of comprehensive income for the twelve month period ending June 30, 2019 and the unaudited pro forma consolidated statements of comprehensive income (loss) of SolGold for the nine month period ending March 31, 2020. Such unaudited pro forma consolidated financial statements have been prepared using certain of SolGold’s and Cornerstone’s respective financial statements as more particularly described in the notes to the unaudited pro forma consolidated financial statements. In preparing the unaudited pro forma consolidated financial statements, management of SolGold has made certain assumptions that affect the amounts reported in the unaudited pro forma consolidated financial statements. Such unaudited pro forma consolidated financial statements are not intended to be indicative of the results that would have actually occurred, had the events reflected therein occurred on the dates indicated, and do not purport to project the future financial position of SolGold. Actual amounts recorded upon consummation of the Offer will differ from such unaudited pro forma consolidated financial statements. Any potential synergies that may be realized following consummation of the Offer have been excluded from such unaudited pro forma consolidated financial statements. Shareholders are cautioned to not place undue reliance on such unaudited pro forma consolidated financial statements.

25.                               Certain Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations relating to the Offer under the Tax Act that generally apply to Shareholders who beneficially own their Cornerstone Shares and who, for purposes of the Tax Act, and at all relevant times, (i) hold their Cornerstone Shares, and will, if applicable, hold their SolGold Shares and/or Exchangeable Shares, as capital property; (ii) deal at arm’s length with Cornerstone, ExchangeCo, Callco and SolGold; and (iii) are not affiliated with Cornerstone, ExchangeCo, Callco or SolGold (each, a “Holder”).

This summary does not apply to a Shareholder: (i) with respect to whom SolGold or any subsidiary of Cornerstone or SolGold is or will be a “foreign affiliate” within the meaning of the Tax Act, (ii) that is a “financial institution” for the purposes of the mark-to-market rules in the Tax Act, (iii) an interest in which is a “tax shelter investment” as defined in the Tax Act, (iv) that is a “specified financial institution” as defined in the Tax Act, (v) who has elected to report its Canadian tax results in a currency other than Canadian currency, (vi) who received Cornerstone Shares upon exercise of a stock option, or (vii) who has entered into a “derivative forward agreement” or “synthetic disposition arrangement” in respect of its Cornerstone Shares, or will enter into a “derivative forward agreement” or “synthetic disposition arrangement” in respect of Exchangeable Shares and/or SolGold Shares (all as defined in the Tax Act). Any such Shareholder should consult its own tax advisor with respect to the Offer.

Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada and is, or becomes, controlled by a non-resident or group of non-residents that do not deal at arm’s length with each other for purposes of the Tax Act for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Holders should consult their tax advisors with respect to the Offer.

Cornerstone Shares, SolGold Shares, and Exchangeable Shares will generally be considered to be capital property unless such securities are held in the course of carrying on a business of trading or dealing in securities, or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade. Certain Shareholders who are resident in Canada for purposes of the Tax Act and whose Cornerstone Shares might not otherwise qualify as capital property may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Cornerstone Shares, and every “Canadian security” (as defined in the Tax Act) owned by such Shareholder in the taxation year of the election and in all subsequent taxation years, deemed to be capital property. Where a Shareholder makes an election with ExchangeCo under section 85 of the Tax Act in respect of their Cornerstone Shares as described below, the Exchangeable Shares received under the Offer in exchange for such Cornerstone Shares will not be Canadian securities to such holder for the purposes of this election and therefore will not be deemed to be capital property under subsection 39(4) of the Tax Act. In addition, SolGold Shares will not constitute Canadian securities for the purposes of this election. Shareholders who do not hold their Cornerstone Shares as capital property or who will not hold their SolGold Shares and/or Exchangeable Shares as capital property should consult their own tax advisors regarding their particular circumstances.

This summary is based on the facts set out in this Offer to Purchase and Circular, the current provisions of the Tax Act and SolGold and ExchangeCo’s understanding of the published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) publicly available prior to the date of this document. This summary takes into account all proposed amendments to the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (“Proposed Amendments”) and assumes that such Proposed Amendments will be enacted substantially as proposed. However, no assurance can be given that such Proposed Amendments will be enacted in the form proposed, or at all.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to the Offer and/or the holding of SolGold Shares or Exchangeable Shares. Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in Law or any changes in the CRA’s administrative policies and assessing practices, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE OFFER AND THE HOLDING OF SOLGOLD SHARES AND/OR EXCHANGEABLE SHARES.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in a currency other than Canadian dollars must be converted into Canadian dollars generally based on the relevant exchange rate determined in accordance with the Tax Act.

Holders Resident in Canada

The following section of the summary is generally applicable to a Holder who, for purposes of the Tax Act and any applicable income tax treaty, is or is deemed to be resident in Canada at all relevant times (a “Resident Holder”).

Receipt of Ancillary Rights

A Resident Holder who receives Exchangeable Shares under the Offer will also receive the Ancillary Rights. A Resident Holder will be required to account for these Ancillary Rights in determining the proceeds of disposition of such holder’s Cornerstone Shares and the cost of any Exchangeable Shares received in consideration for Cornerstone Shares. SolGold and ExchangeCo are of the view that the Ancillary Rights have a nominal fair market value, if any. This determination of value is not binding on the CRA and it is possible that the CRA could take a contrary view.

Grant of Call Rights

A Resident Holder who receives Exchangeable Shares and the Ancillary Rights under the Offer will grant the Call Rights to Callco and SolGold. SolGold and ExchangeCo are of the view that the Call Rights have only a nominal fair market value and accordingly no amount should be allocated to the Call Rights. Provided that this view with respect to the value of such Call Rights is correct, the granting of the Call Rights should not result in any material adverse income tax consequences to a Resident Holder who acquires Exchangeable Shares. This summary assumes that the Call Rights have nominal value. This determination of value is not binding on the CRA and it is possible that the CRA could take a contrary view. Should the CRA challenge this view and ultimately succeed in establishing that the Call Rights have a fair market value in excess of a nominal amount and that a Resident Holder received such amount for the grant of the Call Rights, such Resident Holder who acquires Exchangeable Shares under the Offer will realize a capital gain in an amount equal to the fair market value of the Call Rights. For a description of the tax treatment of capital gains and losses, see “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains or Capital Losses” below.

Exchange of Cornerstone Shares for SolGold Shares

A Resident Holder who transfers its Cornerstone Shares to ExchangeCo under the Offer for SolGold Shares will be considered to have disposed of such Cornerstone Shares for proceeds of disposition equal to the fair market value at the Effective Time of any SolGold Shares acquired by such Resident Holder on the exchange. As a result, the Resident Holder will generally realize a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of such Cornerstone Shares. For a description of the tax treatment of capital gains and losses, see “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains or Capital Losses” below.

The cost to a Resident Holder of SolGold Shares acquired on the exchange will be equal to the fair market value of the SolGold Shares at the Effective Time and will generally be averaged with the adjusted cost base of any other SolGold Shares held at that time by the Resident Holder as capital property for the purposes of determining the Resident Holder’s adjusted cost base of such SolGold Shares.

Exchange of Cornerstone Shares for Exchangeable Shares and Ancillary Rights — No Section 85 Tax Election

Subsection 85.1(1) of the Tax Act provides a tax deferral where a taxpayer exchanges shares of any particular class of the capital stock of a taxable Canadian corporation for shares of another taxable Canadian corporation and receives no consideration for the transfer of the exchanged shares other than shares of the purchaser corporation. Subsection 85.1(1) does not apply if the taxpayer elects in the taxpayer’s return of income for the year in which the exchange occurs to recognize any gain or loss on the exchange or if the taxpayer makes a Joint Tax Election pursuant to subsection 85(1) or (2) of the Tax Act with respect to the exchanged shares (discussed below under “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Exchange of Cornerstone Shares for Exchangeable Shares and Ancillary Rights — Section 85 Tax Election”).

If subsection 85.1(1) of the Tax Act applies to the exchange by a Resident Holder of Cornerstone Shares for Exchangeable Shares, the Resident Holder would be deemed to have disposed of such Cornerstone Shares for an amount equal to such Resident Holder’s adjusted cost base of such Cornerstone Shares immediately before the exchange and to have received Exchangeable Shares with a cost to the Resident Holder equal to the adjusted cost base of the Cornerstone Shares immediately before the exchange. If the Ancillary Rights represent consideration to the Resident Holder for the disposition of Cornerstone Shares, subsection 85.1(1) would not apply to the exchange by a Resident Holder of Cornerstone Shares for Exchangeable Shares. Resident Holders are advised to consult their tax advisors as to whether subsection 85.1(1) may apply to an exchange by them of their Cornerstone Shares and whether they should make an election pursuant to subsection 85(1) or (2) of the Tax Act as described below under “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Exchange of Cornerstone Shares for Exchangeable Shares and Ancillary Rights — Section 85 Tax Election”.

If subsection 85.1(1) of the Tax Act does not apply, a Resident Holder who exchanges such holder’s Cornerstone Shares with ExchangeCo under the Offer for Exchangeable Shares and Ancillary Rights will, unless such Resident Holder is an Eligible Holder and makes a valid joint election under subsection 85(1) or 85(2) of the Tax Act as discussed below, be considered to have disposed of such Cornerstone Shares for proceeds of disposition equal to the sum of (i) the fair market value at the Effective Time of any Exchangeable Shares received by the Resident Holder on the exchange, and (ii) the fair market value at the Effective Time of any Ancillary Rights received by the Resident Holder on the exchange. As a result, the Resident Holder will generally realize a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of the Cornerstone Shares immediately before the exchange. In such circumstances, the cost to a holder of

Exchangeable Shares and Ancillary Rights acquired on the exchange will be equal to the fair market value of such shares and rights at the Effective Time. For a description of the tax treatment of capital gains and losses, see “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains or Capital Losses” below.

Exchange of Cornerstone Shares for Exchangeable Shares and Ancillary Rights— Section 85 Tax Election

A Resident Holder who is an Eligible Holder and who exchanges its Cornerstone Shares (“Eligible Securities”) with ExchangeCo under the Offer for Exchangeable Shares may make a valid joint election with ExchangeCo pursuant to subsection 85(1) of the Tax Act (or, in the case of an Eligible Holder that is a partnership, pursuant to subsection 85(2) of the Tax Act) (a “Joint Tax Election”) in respect of such Eligible Securities and thereby obtain a full or partial tax deferral of any capital gain otherwise arising on the exchange of such Eligible Securities as described above under “Exchange of Cornerstone Shares for Exchangeable Shares and Ancillary Rights — No Section 85 Tax Election”.

The ability to obtain a full or partial tax deferral of any such capital gain depends on the Elected Amount (as defined below) and the adjusted cost base to the holder of such Eligible Securities at the time of the exchange.

ExchangeCo will only make a Joint Tax Election with an Eligible Holder. Eligible Holders who wish to make a Joint Tax Election with ExchangeCo should give their immediate attention to this matter following the tendering of any Cornerstone Shares under the Offer. For further information respecting the Joint Tax Elections, see Interpretation Bulletin IT-291R3 (archived) “Transfer of Property to a Corporation under Subsection 85(1)” (January 12, 2004) and Information Circular IC 76-19R3 “Transfer of Property to a Corporation under Section 85” (June 17, 1996) issued by the CRA.

The comments made herein with respect to the Joint Tax Elections are provided for general information only. The Law in this area is complex and contains numerous technical requirements. Eligible Holders wishing to make a Joint Tax Election should consult their own tax advisors.

Elected Amount

An Eligible Holder may, in its Joint Tax Election, elect an amount that, subject to certain limitations contained in the Tax Act, will be treated as the proceeds of disposition of such Eligible Holder’s Eligible Securities (the “Elected Amount”). The limitations imposed by the Tax Act in respect of the Elected Amount are that the Elected Amount may not:

(a)                                 be less than the fair market value at the Effective Time of any Ancillary Rights acquired on the exchange;

(b)                                 be less than the lesser of (i) the adjusted cost base to the Eligible Holder of its Eligible Securities at the Effective Time, and (ii) the fair market value of the Eligible Securities at that time; and

(c)                                  exceed the fair market value of the Eligible Securities at the Effective Time.

Tax Treatment to Eligible Holders

Where an Eligible Holder and ExchangeCo make a valid Joint Tax Election in respect of the Eligible Holder’s Eligible Securities, the tax treatment to such holder will generally be as follows:

(a)                                 the Eligible Holder will be deemed to have disposed of the Eligible Securities for proceeds of disposition equal to the Elected Amount;

(b)                                 the Eligible Holder will not realize a capital gain (or a capital loss), provided that the Elected Amount is equal to the sum of (i) the aggregate adjusted cost base to the Eligible Holder of the Eligible Securities immediately before the Effective Time and (ii) any reasonable costs of disposition;

(c)                                  the Eligible Holder will realize a capital gain (or a capital loss) to the extent that the Elected Amount exceeds (or is less than) the sum of (i) the aggregate adjusted cost base to the Eligible Holder of its Eligible Securities immediately before the Effective Time and (ii) any reasonable costs of disposition. For a description of the tax treatment of capital gains and losses, see “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains or Capital Losses” below;

(d)                                 the cost to the Eligible Holder of any Ancillary Rights received on the exchange will be equal to the fair market value thereof at the Effective Time; and

(e)                                  the cost to the Eligible Holder of the Exchangeable Shares received on the exchange will be equal to the amount by which the Elected Amount exceeds the fair market value at the Effective Time of any Ancillary Rights acquired on the exchange.

ExchangeCo has agreed to make a Joint Tax Election pursuant to subsection 85(1) or 85(2) of the Tax Act (and any similar provision of any provincial tax legislation) with an Eligible Holder at the amount determined by such Eligible Holder, subject to the limitations set out in subsection 85(1) and 85(2) of the Tax Act (or any applicable provincial tax legislation).

ExchangeCo will make a web-based system available for use by Eligible Holders to allow Eligible Holders to complete the applicable Joint Tax Election prescribed by the Tax Act (i.e. a form T2057 or, for Eligible Holders that are partnerships, a form T2058) and any applicable provincial or territorial forms. The link to that system will be made available at  www.SolGold.com.au shortly after the first date on which Cornerstone Shares are taken up and paid for under the Offer.

In order to make a Joint Tax Election, an Eligible Holder must provide the necessary information in accordance with the procedures set out in the instructions on the web-based system on or before 90 days after the first date on which Cornerstone Shares are taken up and paid for under the Offer. The information will include the number of Cornerstone Shares transferred, the adjusted cost base or cost amount of the Cornerstone Shares, the consideration received and the applicable Elected Amount for the purposes of such Joint Tax Election. Subject to the information complying with the provisions of the Tax Act (and any applicable provincial income tax Law), a copy of the Joint Tax Election form containing the information provided will be signed by ExchangeCo and returned to the Eligible Holder for filing with the CRA (or the applicable provincial tax authority). Each Eligible Holder is solely responsible for ensuring the Joint Tax Election is completed correctly and filed with the CRA (and any applicable provincial income tax authorities) by the required deadline.

Neither SolGold nor ExchangeCo will be responsible for the proper completion or filing of any election form and the Eligible Holder will be solely responsible for the payment of any late filing penalty. ExchangeCo agrees only to execute any Joint Tax Election containing information provided by the Eligible Holder which complies with the provisions of the Tax Act (and any applicable provincial tax Law) and to return such Joint Tax Election to the Eligible Holder for filing with the CRA (and any applicable provincial tax authority). At its sole discretion, ExchangeCo may accept and execute a Joint Tax Election that is not received within the 90 day period; however, no assurances can be given that ExchangeCo will do so. Accordingly, all Eligible Holders who wish to make a Joint Tax Election with ExchangeCo should give their immediate attention to this matter. With the exception of execution of the Joint Tax Election by ExchangeCo, compliance with the requirements for a valid Joint Tax Election will be the sole responsibility of the Eligible Holder making the election. Accordingly, neither ExchangeCo nor the Depositary will be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to provide information necessary for the Joint Tax Election in accordance with the procedures set out in the web-based system, to properly complete any Joint Tax Election or to properly file it within the time prescribed and in the form prescribed under the Tax Act (or the corresponding provisions of any applicable provincial tax legislation).

In order for the CRA (and where applicable the provincial tax authorities) to accept a Joint Tax Election without a late filing penalty being paid by an Eligible Holder, the Joint Tax Election must be received by such tax authorities on or before the day that is the earliest of the days on or before which either ExchangeCo or the Eligible Holder is required to file an income tax return for the taxation year in which the disposition occurs. ExchangeCo’s taxation year in which the take-up of Cornerstone Shares under the Offer is expected to occur is scheduled to end on June 30, 2021, although

ExchangeCo’s taxation year could end earlier as a result of an event such as an amalgamation, and its tax return is required to be filed within six months from the end of the taxation year. Eligible Holders are urged to consult their own advisors as soon as possible respecting the deadlines applicable to their own particular circumstances. However, regardless of such deadlines, information necessary for an Eligible Holder to make a Joint Tax Election must be received by ExchangeCo in accordance with the procedures set out in the web-based system no later than 90 days after the first date on which Cornerstone Shares are taken up and paid for under the Offer.

Any Eligible Holder who does not ensure that information necessary to make a Joint Tax Election has been submitted to the special purpose website in accordance with the procedures set out in the web-based system on or before 90 days after the first date on which Cornerstone Shares are taken up and paid for under the Offer will not be able to benefit from the tax deferral provisions of the Tax Act (or the corresponding provisions of any applicable provincial tax legislation). Accordingly, all Eligible Holders who wish to enter into a Joint Tax Election with ExchangeCo should give their immediate attention to this matter. A link to the web-based system will be made available at  www.SolGold.com.au shortly after the first date on which Cornerstone Shares are taken up and paid for under the Offer. Eligible Holders wishing to make the Joint Tax Election should consult their own tax advisors. An Eligible Holder who does not make a valid Joint Tax Election (or the corresponding provisions of any applicable provisional tax legislation) may realize a taxable capital gain.

Ancillary Rights

The Joint Tax Elections will be executed by ExchangeCo on the basis that the fair market value of the Ancillary Rights is a nominal amount per Exchangeable Share issued on the exchange.

Dividends on Exchangeable Shares

In the case of a Resident Holder who is an individual, dividends received or deemed to be received on the Exchangeable Shares will be included in computing the Resident Holder’s income and will be subject to the gross-up and dividend tax credit rules that apply to taxable dividends received from taxable Canadian corporations. Provided that appropriate designations are made by ExchangeCo, such dividend will be treated as an “eligible dividend” for the purposes of the Tax Act and a holder who is an individual resident in Canada will be entitled to an enhanced dividend tax credit in respect of such dividend. There are limitations on the ability of a corporation to designate dividends and deemed dividends as eligible dividends.

In the case of a Resident Holder that is a corporation, dividends received or deemed to be received on the Exchangeable Shares will be required to be included in computing the Resident Holder’s income for the taxation year in which such dividends are received. Such dividends will generally be deductible in computing the corporation’s taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. A Resident Holder that is a corporation should consult their own tax advisor having regard to its own circumstances.

A Resident Holder that is a “private corporation” (as defined in the Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual or a related group of individuals may be liable under Part IV of the Tax Act to pay an additional tax (refundable in certain circumstances) on dividends received or deemed to be received on the Exchangeable Shares to the extent that such dividends are deductible in computing the Resident Holder’s taxable income. A Resident Holder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” (as defined in the Tax Act), including any dividends that are not deductible in computing taxable income.

The Exchangeable Shares will be taxable preferred shares and short-term preferred shares for the purposes of the Tax Act. Accordingly, ExchangeCo may be subject to a tax under Part VI.1 of the Tax Act on any dividends paid or deemed to be paid on the Exchangeable Shares and would be entitled to a deduction of an amount in respect of such tax in computing its taxable income under Part I of the Tax Act. A Resident Holder of Exchangeable Shares that is a corporation and that receives or is deemed to receive dividends on such shares will not be subject to the 10% tax under Part IV.1 of the Tax Act.

Redemption, Exchange and Disposition of Exchangeable Shares

A Resident Holder will be considered to have disposed of Exchangeable Shares:

(a)                                 on a redemption (including pursuant to the exercise of a Retraction Right) of such Exchangeable Shares by ExchangeCo; and

(b)                                 on an acquisition of such Exchangeable Shares by Callco or SolGold.

However, as discussed below, the Canadian federal income tax consequences of the disposition for the Resident Holder will be different depending on whether the event giving rise to the disposition is a redemption by ExchangeCo (including pursuant to the exercise of a Retraction Right) or an acquisition by Callco or SolGold.

A Resident Holder who exercises the right to require the redemption of an Exchangeable Share by exercising their Retraction Right cannot control whether the Exchangeable Share will be acquired (i) by Callco or SolGold; or (ii) by ExchangeCo.

Redemption or Retraction of Exchangeable Shares

On a redemption (including a retraction) of an Exchangeable Share by ExchangeCo, the Resident Holder of that Exchangeable Share will be deemed to have received a dividend equal to the amount, if any, by which the fair market value of the proceeds received on the redemption exceeds the “paid-up capital” (for purposes of the Tax Act) of the Exchangeable Share at the time of redemption, which paid-up capital is expected to be a minimal amount. See “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Dividends on Exchangeable Shares” above. On the redemption, the Resident Holder of the Exchangeable Share will also be considered to have disposed of the Exchangeable Share for proceeds of disposition equal to the redemption proceeds less the amount of such deemed dividend. The Resident Holder will, in general, realize a capital gain (or a capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to such holder of the Exchangeable Shares immediately before the redemption. For a description of the tax treatment of capital gains and losses, see “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains or Capital Losses” below.

Exchange of Exchangeable Shares with Callco or SolGold

On the exchange of an Exchangeable Share by the Resident Holder with Callco or SolGold for SolGold Shares, the Resident Holder will generally realize a capital gain (or a capital loss) to the extent the proceeds of disposition of the Exchangeable Share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Exchangeable Share immediately before the exchange. For these purposes, the proceeds of disposition will generally be the fair market value of the SolGold Shares received upon exchange plus an amount equal to declared and unpaid dividends on the Exchangeable Share. For a description of the tax treatment of capital gains and losses, see “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains or Capital Losses” below.

Disposition of Exchangeable Shares other than on Redemption, Retraction or Exchange

A disposition or deemed disposition of Exchangeable Shares by a Resident Holder, other than on the redemption, retraction or any other disposition of the shares to ExchangeCo or the exchange of the shares with Callco or SolGold, will generally result in a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of those Exchangeable Shares immediately before the disposition. For a description of the tax treatment of capital gains and losses, see “Certain

Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains or Capital Losses” below.

Dividends on SolGold Shares

A Resident Holder will be required to include in computing such Resident Holder’s income for a taxation year the amount of dividends, if any, received or deemed to be received on SolGold Shares. Dividends received on SolGold Shares by a Resident Holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to taxable dividends received from taxable Canadian corporations. A Resident Holder that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income.

A Resident Holder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” (as defined in the Tax Act), including any dividends received on the SolGold Shares.

Foreign withholding tax on dividends received on SolGold Shares generally will be eligible for foreign tax credit or deduction treatment where applicable under the Tax Act, subject to certain limitations. Resident Holders should consult their own tax advisors regarding the availability of a foreign tax credit or deduction, having regard to their particular circumstances.

Acquisition and Disposition of SolGold Shares

The cost of SolGold Shares received as consideration for a Cornerstone Share under the Offer, or received on the retraction, redemption or exchange of an Exchangeable Share, will be equal to the fair market value of such SolGold Shares at the time of such event and will generally be averaged with the adjusted cost base of any other SolGold Shares held at that time by the Resident Holder as capital property for the purpose of determining the holder’s adjusted cost base of such SolGold Shares.

A disposition or deemed disposition of SolGold Shares by a Resident Holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of the SolGold Shares immediately before the disposition. For a description of the tax treatment of capital gains and losses, see “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Taxation of Capital Gains or Capital Losses” below.

Taxation of Capital Gains or Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Resident Holder in a taxation year must be included in the Resident Holder’s income for the year, and one-half of any capital loss (an “allowable capital loss”) realized by a Resident Holder in a taxation year must be deducted from taxable capital gains realized by the holder in that year (subject to and in accordance with rules contained in the Tax Act). Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

A Resident Holder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” (as defined in the Tax Act), including any taxable capital gains.

If the Resident Holder of a Cornerstone Share or an Exchangeable Share is a corporation, the amount of any capital loss realized on a disposition or deemed disposition of such share may be reduced by the amount of dividends received or deemed to have been received by it on such share (and in certain circumstances a share exchanged for such share) to the extent and under circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Foreign Property Information Reporting

A Resident Holder that is a “specified Canadian entity” (as defined in the Tax Act) for a taxation year or a fiscal period and whose total “cost amount” of “specified foreign property” (as such terms are defined in the Tax Act), including SolGold Shares, at any time in the year or fiscal period exceeds $100,000 will be required to file an information return for the year or period disclosing prescribed information. Subject to certain exceptions, a taxpayer resident in Canada, other than a corporation or trust exempt from tax under Part I of the Tax Act, will be a “specified Canadian entity,” as will certain partnerships. Penalties may apply where a Resident Holder fails to file the required information return in respect of such Holder’s “specified foreign property” on a timely basis in accordance with the Tax Act.

The reporting rules in the Tax Act relating to “specified foreign property” are complex and this summary does not purport to address all circumstances in which reporting may be required by a Resident Holder. Resident Holders should consult their own tax advisors regarding the reporting rules contained in the Tax Act.

Alternative Minimum Tax

Capital gains realized and taxable dividends received or deemed to be received by a Resident Holder that is an individual (including certain trusts) may affect the Resident Holder’s liability to pay alternative minimum tax under the Tax Act. Resident Holders should consult their own tax advisors with respect to the application of alternative minimum tax.

Eligibility for Investment

The SolGold Shares issuable pursuant to the terms of the Offer will be qualified investments at the time of acquisition by a trust governed by a registered retirement savings plan (“RRSP”), a registered retirement income fund (“RRIF”), a deferred profit sharing plan (“DPSP”), a registered education savings plan (“RESP”), a registered disability savings plan (“RDSP”) or a tax free savings account (“TFSA”), each as defined in the Tax Act (collectively, the “Plans”), provided that, at the time of acquisition by the Plan, the SolGold Shares are listed on a “designated stock exchange” for the purposes of the Tax Act (which currently includes the TSX and the LSE).

Notwithstanding the foregoing, if the SolGold Shares are “prohibited investments” for the purposes of a TFSA, RDSP, RRSP, RRIF or RESP, the holder, annuitant or subscriber of such Plan, as the case may be, will be subject to a penalty tax as set out in the Tax Act. The SolGold Shares will not be a “prohibited investment” provided the holder, annuitant or subscriber of a TFSA, RDSP, RRSP, RRIF or RESP, as the case may be, deals at arm’s length with SolGold for purposes of the Tax Act and does not have a “significant interest” (within the meaning of the Tax Act for purposes of the prohibited investment rules) in SolGold. In addition, the SolGold Shares will not be a “prohibited investment” if the SolGold Shares are “excluded property” (within the meaning of the Tax Act for purposes of the prohibited investment rules) for trusts governed by a TFSA, RDSP, RRSP, RRIF or RESP. Resident Holders should consult their own tax advisors to ensure that the SolGold Shares will not be a prohibited investment for a trust governed by a TFSA, RDSP, RRSP, RRIF or RESP in their particular circumstances.

Exchangeable Shares and Ancillary Rights will not be qualified investments for any Plan. There may be significant adverse tax implications to a Shareholder who acquires or holds non-qualified investments through a Plan. Shareholders that currently hold their Cornerstone Shares in a Plan should consult with their own tax advisors in this regard and should assess whether any Cornerstone Shares currently held through a Plan should be tendered under the Offer for SolGold Shares instead of Exchangeable Shares.

Subsequent Acquisition Transaction

SolGold and ExchangeCo may, to the extent permitted by applicable Law, effect a Subsequent Acquisition Transaction in the form of a statutory plan of arrangement or similar transaction as described above under “Acquisition of Cornerstone Shares Not Deposited Pursuant to the Offer” in Section 20 of the Circular. The tax treatment of any

Subsequent Acquisition Transaction to a Shareholder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out. Shareholders are encouraged to consult their own tax advisors for advice with respect to the income tax consequences to them of having their Cornerstone Shares acquired in a Subsequent Acquisition Transaction.

Holders Not Resident in Canada

The following section of the summary is generally applicable to a Holder who, for the purposes of the Tax Act and any applicable income tax treaty and at all relevant times, (i) is not, and is not deemed to be, a resident of Canada; (ii) does not (and is not deemed to) use or hold Cornerstone Shares, and will not (and will not be deemed to) use or hold any SolGold Shares received pursuant to the Offer, in or in the course of, carrying on a business in Canada, and (iii) is not an insurer who carries on an insurance business or is deemed to carry on an insurance business in Canada and elsewhere (in this section, a “Non-Resident Holder”).

Exchange of Cornerstone Shares for SolGold Shares

Non-Resident Holders who exchange their Cornerstone Shares under the Offer for SolGold Shares should not be subject to tax under Part I of the Tax Act in respect of any capital gain realized on the exchange unless (a) the Cornerstone Shares constitute “taxable Canadian property” (as defined in the Tax Act, as discussed below) of the Non-Resident Holder at the time of the exchange, and (b) the Cornerstone Shares are not “treaty-protected property” (as defined for the purposes of the Tax Act) of the Non-Resident Holder at the time of the exchange.

Generally, Cornerstone Shares will not constitute “taxable Canadian property” to a Non-Resident Holder at a particular time provided the Cornerstone Shares are listed on a “designated stock exchange” for purposes of the Tax Act (which currently includes the TSX and LSE) unless at any time during the 60-month period immediately preceding the disposition (i) the Non-Resident Holder; persons with whom the Non-Resident Holder did not deal at arm’s length; partnerships in which the Non-Resident Holder or persons with whom the Non-Resident Holder did not deal at arm’s length held a membership interest, directly or indirectly through one or more partnerships; or the Non-Resident Holder together with all such persons, owned or was considered to own 25% or more of the issued shares of any class or series of shares of the capital stock of Cornerstone, and (ii) more than 50% of the fair market value of such shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, “timber resource properties” (each as defined in the Tax Act), and options in respect of, or interests in, or for civil Law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, a Cornerstone Share may be deemed to be “taxable Canadian property” where the Non-Resident Holder acquired or held the Cornerstone Share in certain circumstances, including acquiring the Cornerstone Share in consideration of the disposition of other taxable Canadian property to the issuer of such share.

In the event that the Cornerstone Shares constitute taxable Canadian property to a particular Non-Resident Holder on the disposition thereof pursuant to the Offer, and a capital gain realized on the disposition of such taxable Canadian property is not exempt from tax under the Tax Act pursuant to the terms of an applicable income tax treaty or convention, such Non-Resident Holder will realize a capital gain (or capital loss) generally in the circumstances and computed in the manner described above under “Holders Resident in Canada”. A Non-Resident Holder whose Cornerstone Shares are or may be taxable Canadian property should consult his, her or its own tax advisor.

26.                               Certain Australian Tax Considerations

Overview

The section below provides a general summary of the Australian income tax, capital gains tax (“CGT”), goods and services tax (“GST”) and stamp duty implications of the Offer for Shareholders that are not resident in Australia for purposes of the Australian Tax Act (“Non-Australian Shareholders”) if they are to accept the Offer and acquire, own and dispose of Cornerstone Shares, Exchangeable Shares and/or SolGold Shares.

The comments in this section are relevant to those Non-Australian Shareholders who do not hold their Cornerstone Shares, Exchangeable Shares or SolGold Shares in carrying on a business at or through a permanent establishment in Australia.

THE FOLLOWING DESCRIPTION IS BASED ON THE AUSTRALIAN TAX LAW IN EFFECT AT THE DATE OF THIS OFFER, BUT IT IS NOT INTENDED TO BE AN AUTHORITATIVE OR COMPLETE STATEMENT OF THE LAW APPLICABLE TO THE CIRCUMSTANCES OF EVERY SHAREHOLDER. IT IS RECOMMENDED THAT EACH SHAREHOLDER SEEKS INDEPENDENT PROFESSIONAL ADVICE THAT TAKES INTO CONSIDERATION THEIR OWN CIRCUMSTANCES.

SolGold is an Australian Tax Resident

SolGold is a company registered in England and Wales and is dual listed on the London Stock Exchange and the Toronto Stock Exchange. As the management and control of SolGold is in Brisbane, Australia, SolGold is an Australian resident for purposes of the Australian Tax Act and is not tax resident in any other country.

Australian Capital Gain or Loss on Disposal of Cornerstone Shares, Exchangeable Shares and SolGold Shares

For Non-Australian Shareholders, the disposal of their Cornerstone Shares, Exchangeable Shares and/or SolGold Shares should have no Australian CGT consequences as the SolGold Shares are not “taxable Australian property” as the underlying value of each SolGold Share is not principally derived from Australian real property (as defined).

Dividends on SolGold Shares

Dividends that may be declared and paid by SolGold to a Non-Australian Shareholder should not be subject to Australian dividend withholding tax as it is expected SolGold dividends declared to be conduit foreign income.

Other Australian Taxes

No Australian GST or stamp duty will be payable by Non-Australian Shareholders in respect of the disposal of Cornerstone Shares, Exchangeable Shares and/or SolGold Shares.

27.                               Certain Ecuador Tax Considerations

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all Ecuador income tax considerations. Accordingly, Shareholders should consult their own legal and tax advisors with respect to the tax consequences to them of having their Cornerstone Shares acquired based on their particular circumstances.

The following is a summary of the principal Ecuador income tax consequences of exchanging Cornerstone Shares for SolGold Shares pursuant to the Offer. This summary is based on the current provisions of the Internal Tax Regime Law, (the “Tax Law”) the Internal Tax Regime Law Regulations, and the Canada-Ecuador Income Tax Convention, referred to as the (the “Ecuador- Canada income tax treaty”) in each case as in effect on the date hereof.

This summary is applicable to Shareholders who, for purposes of the Tax Law and at all relevant times, are not a tax resident of Ecuador (a “Non-Resident Shareholder”). In addition, this summary is applicable to Non-Resident Shareholders who, for the purposes of the Ecuador-Canada income tax treaty and at all relevant times, are residents of Canada.

This summary does not address aspects of non-Ecuador tax Law. This summary is not applicable to persons holding Convertible Securities or other conversion or exchange rights to acquire Cornerstone Shares, or persons who acquired Cornerstone Shares on the exercise of Convertible Securities. In addition, this summary is not applicable to: (i) individuals or entities with tax residence in Ecuador; and, (ii) to entities whose beneficial owners are individuals or entities with tax residence in Ecuador.

This summary is based on certain assumptions and is subject to the limitations and qualifications set forth in this summary. The assumptions on which this summary is based include that there are no changes in existing facts and Law, and that the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction is completed in the manner contemplated in this Circular. If any of these assumptions is not correct, the summary cannot be relied upon and the Ecuador income tax consequences could differ significantly and adversely from those described in this summary.

Exchange of Cornerstone Shares Pursuant to the Offer

Generally, any direct or indirect transfer of shares of an Ecuadorian entity made by a Non-Resident Shareholder is subject to capital gains tax in Ecuador. Cornerstone indirectly holds 15% of ENSA through its Ecuadorian subsidiary CESA (the “Ecuadorian Entities”). Therefore, the exchange made by a Non-Resident Shareholder of Cornerstone Shares for Exchangeable Shares or SolGold shares pursuant to the Offer will be deemed as an indirect transfer of ENSA and CESA under Article 39 of the Tax Law.

Each Non-Resident Shareholder will be subject to capital gain tax in Ecuador for the exchange of Cornerstone Shares for Exchangeable Shares or SolGold shares pursuant to the Offer, provided that the following two conditions are met:

a.              That the total value of the shares of the Ecuadorian Entities is equal to 20% or more of the value of the shares of Cornerstone; and,

b.              That the accumulated value of Cornerstone Shares to be exchanged by each Non-Resident Shareholder or its related parties exceeds: (i) US$3,393,000, if the shares to be exchanged by the Non-Resident Shareholder exceed 10% of Cornerstone share capital; or, (ii) US$11,310,000 if the shares to be exchanged by the Non-Resident Shareholder do not exceed 10% of Cornerstone share capital. For the purpose of calculating whether these thresholds are met, all share disposals by the individual Non-Resident Shareholder (including related party transactions) taking place within a 12 month period preceding the exchange of ExchangeCo should be taken into consideration.

This summary assumes that: (i) the first condition is met; and, (ii) that the Non-Resident Shareholders have not transferred any Cornerstone Shares within 12 months prior to exchanging Cornerstone Shares for Exchangeable Shares or SolGold shares pursuant to the Offer. Each Non-Resident Shareholder would have to establish whether the second condition is met according to their ownership percentage of Cornerstone share capital.

If the Non-Resident Shareholder meets the two conditions under Article 39 of the Tax Law, such Non-Resident Shareholder will realize a capital gain (or capital loss) equal to the difference between the sale price attributable to the Ecuadorian Entities and, the cost base of the Ecuadorian Entities shares plus any reasonable costs associated with the disposal thereof.

The sale price attributable to the Ecuadorian Entities will be equal to the fair market value of the Exchangeable Shares or SolGold shares received on the exchange (as at the time of the exchange) multiplied by the ratio between the fair market value of the Ecuadorian Entities and the fair market value of Cornerstone (as at the time of the exchange). The cost base of the Ecuadorian Entities shares shall be equal to the higher amount between: (i) the purchase price of Cornerstone Shares attributable to the Ecuadorian Entities; and, (ii) the proportionate equity value of the Ecuadorian Entities shares (as of December 31st of the year prior to the sale) less any retained earnings.

The capital gains resulting from the exchange of Cornerstone Shares for Exchangeable Shares or SolGold shares pursuant to the Offer will be subject to up to 10% capital gains tax in Ecuador. The applicable tax rate will be contingent on the amount of the capital gains, as follows:

From US$	To US$	Tax rate (%)
—	20,000	0%
20,001	40,000	2%
40,001	80,000	4%
80,001	160,000	6%
160,001	320,000	8%
320,001	Forward	10%

Non-Resident Shareholders may be entitled to relief under the double tax treaties entered between their country of residence and Ecuador. Ecuador has not signed a double tax treaty with the U.S.; therefore, any capital gain realized by a U.S. tax resident will be subject to income tax in Ecuador as described above.

Canadian Residents

This section of the summary is generally applicable to a Shareholder who, at all relevant times, for purposes of the Ecuador-Canada income tax treaty, is a resident in Canada.

Generally, any direct or indirect transfer of shares of an Ecuadorian entity made by a Non-Resident Shareholder is subject to capital gains tax in Ecuador. However, a Canadian Resident may be entitled to relief under the Ecuador-Canada income tax treaty.

According to Article 13 of the Ecuador-Canada income tax treaty, any gains by a Canadian Resident derived from the alienation of shares shall be taxable in Canada only. However, if the value of such shares derives mainly from “immovable property” located in Ecuador, the gains obtained therefrom shall be taxed in Ecuador. Pursuant to paragraph 4 of Article 13, the term “immovable property” does not include any property in which the business of the entity is carried on.

This summary assumes that: (i) the value of Cornerstone Shares derives mainly from mining concessions and, (ii) that the mines located in Ecuador are being actively explored; therefore triggering the exception established in paragraph 4 of Article 13 and, as a result thereof, the capital gains realized by a Canadian Resident from the exchange of Cornerstone Shares for Exchangeable Shares or SolGold shares pursuant to the Offer, will be exempted from capital gains tax in Ecuador.

Future exchange of the Exchangeable Shares into SolGold shares

If the beneficial owners of the Ecuadorian Entities remain the same after exchanging the Exchangeable Shares for SolGold shares, then the exchange shall qualify as a reorganization within the meaning of Article 39 of the Tax Law and would not be subject to capital gains tax in Ecuador.

If the exchange does not qualify as a reorganization under Article 39 of the Tax Law, each Non-Resident Shareholder will be subject to capital gains tax in Ecuador for the exchange of Exchangeable Shares for SolGold shares pursuant to the Offer, provided the following two conditions are met:

(a)                                 That the total value of the Ecuadorian Entities shares is equal to 20% or more of the value of the shares of ExchangeCo; and,

(b)                                 That the accumulated value of ExchangeCo shares to be exchanged by each Non-Resident Shareholder or its related parties exceeds: (i) US$3,393,000, if the shares to be exchanged by the Non-Resident Shareholder exceed 10% of ExchangeCo share capital; or, (ii) US$11,310,000 if the shares to be exchanged by the Non-Resident Shareholder do not exceed 10% of ExchangeCo share capital. For the purpose of calculating whether these thresholds are met, all share disposals by the individual Non-Resident Shareholder (including related party transactions) taking place within a 12 month period preceding the exchange of ExchangeCo should be taken into consideration.

If the Non-Resident Shareholder meets the two conditions under Article 39 of the Tax Law, such Non-Resident Shareholder will realize a capital gain (or capital loss) equal to the difference between the sale price attributable to the Ecuadorian Entities and, the cost base of the Ecuadorian Entities shares plus any reasonable costs associated with the disposition.

The sale price attributable to the Ecuadorian Entities will be equal to the fair market value of the SolGold shares received on the exchange (as at the time of the exchange) multiplied by the ratio between the fair market value of the Ecuadorian Entities and the fair market value of ExchangeCo (as at the time of the exchange). The cost base of the Ecuadorian Entities shares shall be equal to the higher amount between: (i) the purchase price of ExchangeCo shares attributable to the Ecuadorian Entities; and, (ii) the proportionate equity value of the Ecuadorian Entities shares (as of December 31st of the year prior to the sale) less any retained earnings.

The capital gains resulting from the exchange of Exchangeable Shares for SolGold shares pursuant to the Offer will be subject to up to 10% capital gain tax in Ecuador.

Non-Resident Shareholders may be entitled to relief under the double tax treaties entered between their country of residence and Ecuador. Ecuador has not signed a double tax treaty with the U.S.; therefore, any capital gain realized by a U.S. tax resident will be subject to income tax in Ecuador as described above.

Reporting Requirements

A Non-Resident Shareholder is not required to file a capital gains tax return. The Ecuadorian Entities as substitute taxpayers must report the transaction to the tax authority in Ecuador within the following two months as from the date of the transfer. Failure to do so will be subject to a penalty equal to 5% of the value of the transaction.

28.                               Depositary and Co-Agents

Kingsdale Advisors is acting as Depositary. In such capacity, the Depositary will receive deposits of certificates and DRS Advices representing the Cornerstone Shares and accompanying Letters of Transmittal at the office specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at the office specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Cornerstone Shares purchased by the Offeror under the Offer. The Depositary will also facilitate book-entry transfers of Cornerstone Shares. The Depositary will receive reasonable and customary compensation from the Offeror and SolGold for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offeror and SolGold have also agreed to indemnify the Depositary for certain liabilities, including liabilities under Securities Laws, and expenses of the Offer.

The Offeror has engaged Kingsdale Advisors and Gryphon Advisors Inc. to act as Co-Agents to provide information to Shareholders in connection with the Offer. The Co-Agents may contact Shareholders by mail, telephone or fax and may request investment dealers, brokers, banks, trust companies and other nominees to forward materials relating to the Offer to Shareholders. The Co-Agents will receive reasonable and customary compensation from the Offeror for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Cornerstone Shares directly with the Depositary to accept the Offer. Shareholders should contact the Depositary, the Co-Agent, or a broker or dealer for assistance in accepting the Offer and depositing their Cornerstone Shares with the Depositary.

Except as set out herein, the Offeror and SolGold have not agreed to pay any fees or commissions to any stockbroker, dealer or other person for soliciting tenders of Cornerstone Shares under the Offer; provided that the Offeror and SolGold may make other arrangements with soliciting dealers, dealer managers or information agents, either within or outside Canada, for customary compensation during the Offer if they consider it appropriate to do so.

Questions and requests for assistance may be directed to the Depositary or the Co-Agents for the Offer using the contact information on the back page of this document

29.                               Legal Matters

Certain legal matters in connection with the Offer will be passed upon by Bennett Jones LLP, Canadian counsel to SolGold and the Offeror. Certain legal matters in connection with the Offer relating to Australian Law will be passed upon by HopgoodGanim Lawyers, Australian counsel to SolGold and the Offeror. Certain legal matters in connection with the Offer relating to English Law will be passed upon by White & Case LLP, English Law counsel to SolGold and the Offeror. Certain legal matters in connection with the Offer relating to Ecuadorean Law will be passed upon by Tobar ZVS C.L., Ecuador counsel to SolGold and the Offeror.

30.                               Interests of Experts

As of the date hereof, the partners and associates of Bennett Jones LLP, as a group, the partners and associates of HopgoodGanim Lawyers, as a group, the partners and associates of White & Case LLP, as a group, and the partners and associates of Tobar ZVS C.L., as a group, beneficially own directly or indirectly, respectively, less than one percent of the issued and outstanding securities of Cornerstone or SolGold or of any of their respective associates or affiliates.

The Cascabel Technical Report was prepared by Cecilia Artica. None of the aforementioned firms or persons received any direct or indirect interest in any of securities or property of Cornerstone or SolGold or of any of their respective associates or affiliates in connection with the preparation of such scientific and technical information. Information in this Offer to Purchase and Circular of a technical nature has been reviewed by Mr Jason Ward ((CP) B.Sc. Geol.), Exploration Manager Global of SolGold. Mr Ward is a Fellow of the Australasian Institute of Mining and Metallurgy, holds the designation FAusIMM (CP), and is a Qualified Person as defined in NI 43-101.

The audited consolidated financial statements incorporated by reference in this Offer to Purchase and Circular have been audited by BDO LLP, Chartered Professional Accountants, as stated in their report which are incorporated herein by reference. BDO LLP is SolGold’s auditor and has advised that it is independent of SolGold and the Offeror within the meaning of the CPA Code of Professional Conduct of the Chartered Professional Accountants of Ontario.

31.                               Offerees’ Statutory Rights

Securities legislation in the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at Law, one or more rights of rescission or price revision or damages, if there is a misrepresentation in a Circular or a notice that is required to be delivered to Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

32.                               Directors’ Approval

The contents of the Offer to Purchase and Circular have been approved, and the sending thereof to the Shareholders has been authorized by the board of directors of the Offeror and by the board of directors of SolGold.

CERTIFICATE OF SOLGOLD CANADIAN EXCHANGECO CORP.

The contents of the Offer to Purchase and Circular have been approved, and the sending thereof to the securityholders of Cornerstone has been authorized, by the board of directors of SolGold Canadian ExchangeCo Corp.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer or the securities to be distributed.

DATED: June 30, 2020

On behalf of the Board of Directors

(signed) “Brian Moller”	(signed) “Robert Weinberg”
Director	Director

CERTIFICATE OF SOLGOLD PLC

The contents of the Offer to Purchase and Circular have been approved, and the sending thereof to the securityholders of Cornerstone has been authorized, by the board of directors of SolGold plc.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer or the securities to be distributed.

DATED: June 30, 2020

(signed) “Nicholas Mather”	(signed) “Priy Jayasuriya”
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

(signed) “Brian Moller”	(signed) “Robert Weinberg”
Director	Director

SCHEDULE “A”

COMPARISON OF SHAREHOLDER RIGHTS UNDER THE COMPANIES ACT AND THE ABCA

The United Kingdom Companies Act provides shareholders with similar rights as are available to shareholders under the ABCA. However, there are certain differences between the two statutes and the regulations made thereunder.

The following is a summary of certain differences between the ABCA and the Companies Act, but it is not intended to be a comprehensive review of the two statutes. Reference should be made to the full text of both statutes and the regulations thereunder for particulars of any differences between them, and Shareholders should consult their legal or other professional advisors with regard to all of the implications of the Offer which may be of importance to them.

Charter Documents

Under the Companies Act, every company must have articles of association (the “Articles”) which is a company’s fundamental constitutional document. The Articles regulate the internal affairs of a company and form the basis of a statutory contract between the members and between each member and the company. Articles prescribe issues such as the limited liability of shareholders; directors’ powers and responsibilities and management of meetings; shares and distributions; decision-making by shareholders; and other administrative arrangements.

Under the ABCA, a corporation’s charter documents consist of “articles of incorporation” which set forth the name of the corporation and the amount and type of authorized capital, and the “by-laws” which govern the management of the corporation. The articles are filed with the Director under the ABCA and the by-laws are filed with the corporation’s registered office, or at another location designated by the corporation’s directors.

Sale of Business or Assets

Under the Companies Act, there are no provisions governing a sale, lease or exchange of all or substantially all of the property of the company that is other than in the ordinary course of business of the company. There is no requirement to obtain shareholder consent in such circumstances, unless the significant transaction were to be between the Company and a related party.

The ABCA requires approval of the holders of two-thirds of the shares of a company represented at a duly called meeting to approve a sale, lease or exchange of all or substantially all of the property of the company that is other than in the ordinary course of business of the company. If a sale, lease or exchange by a company would affect a particular class or series of shares of the company in a manner different from the shares of another class or series of the company entitled to vote on the sale, lease or exchange at the meeting, the holders of such first mentioned class or series of shares, whether or not they are otherwise entitled to vote, are entitled to vote separately as a class or series in respect to such sale, lease or exchange.

Amendments to the Charter Documents of a Company

Changes to the constitutional documents of a company under the Companies Act will generally be effected by a resolution passed by a majority of not less than 75% of the votes cast by those entitled to vote (a special resolution). Pursuant to the Companies Act, class consent will be required for any matter which varies the rights attached to a class of shares, unless the company’s articles provide otherwise. The statutory consent requirement for the variation of rights attached to a class of shares is either consent in writing from the holders of at least three-quarters in nominal value of the issued shares of that class (excluding any shares held as treasury shares), or, a special resolution passed at a separate general meeting of the holders of that class, sanctioning the variation.

Under the ABCA, certain amendments to the charter documents of a corporation require a resolution passed by not less than two-thirds of the votes cast by the shareholders voting on the resolution authorizing the amendments and, where certain specified rights of the holders of a class or series of shares are affected by the amendments differently than the rights of the holders of other classes or series of shares, such holders are entitled to vote separately as a class or series, whether or not such class or series of shares otherwise carry the right to vote. A resolution to amalgamate an ABCA corporation requires a special resolution passed by the holders of each class or series of shares, whether or not such shares otherwise carry the right to vote, if such class or series of shares are affected differently.

Rights of Dissent and Appraisal

The Companies Act does not contain provisions providing shareholders a statutory right of dissent for fundamental actions.

The ABCA contains a dissent remedy. Subject to specified exceptions, dissent rights are available where the corporation resolves to:

•                  amend its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

•                  amend its articles to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

•                  amalgamate with another corporation;

•                  be continued under the laws of another jurisdiction; or

•                  sell, lease or exchange all or substantially all its property.

Oppression Remedies

Under the Companies Act a shareholder, or certain non-members, of a company may petition the courts for relief where the affairs of the company are being conducted in a manner that is unfairly prejudicial to the member’s interests as a member, or, an actual or proposed act or omission of the company is or would be so prejudicial. Once a court is satisfied that a petition under the Companies Act is well founded, it may make an appropriate order, including for example, an order for the shares of the petitioning member to be bought by other members of the company or even by the company itself.

Under the ABCA a registered shareholder, beneficial shareholder, former registered shareholder or beneficial shareholder, director, former director, officer, former officer of a corporation or any of its affiliates, or any other person who, in the discretion of a court, is a proper person to seek an oppression remedy, and in the case of an offering corporation, the Ontario Securities Commission, may apply to a court for an order to rectify the matters complained of where in respect of a corporation or any of its affiliates:

•      any act or omission of a corporation or its affiliates effects or threatens to effect a result;

•                  the business or affairs of a corporation or its affiliates are or have been or are threatened to be carried on or conducted in a manner;

•                  the powers of the directors of the corporation or any of its affiliates are, have been or are threatened to be exercised in a manner, or

•                  any act or omission of a corporation is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of any security holder, creditor, director or officer of the corporation.

On such an application, the court may make such order as it sees fit, including but not limited to, an order restraining the conduct complained of.

Shareholder Derivative Actions

Under the Companies Act, a derivative claim may only be brought in respect of a cause of action arising from an actual or proposed act or omission involving any negligence, default, breach of duty, and/or breach of trust, by a director of the company. The right to bring a derivative claim is generally confined to members of the company.

A broad right to bring a derivative action is contained in the ABCA, and this right extends to former shareholders, directors or officers of a corporation or its affiliates, and any person who, in the discretion of the court, is a proper person to make an application to court to bring a derivative action. In addition, the ABCA permits derivative actions to be commenced in the name and on behalf of a corporation or any of its subsidiaries. The complainant must provide the directors of the corporation or its subsidiary with fourteen days’ notice of the complainant’s intention to apply to the court to bring a derivative action, unless all of the directors of the corporation or its subsidiary are defendants in the action.

Requisition of Meetings

Under the Companies Act, shareholders have the ability to require the directors to call a general meeting. These provisions override anything to the contrary in a company’s Articles. Generally, directors are required to call a general meeting once the company has received requests to do so from holders representing at least 5% of such of the paid-up capital of the company as carries the right of voting at general meetings of the company (excluding any paid-up capital held as treasury shares).

The directors must call a general meeting by sending out a notice of the meeting within 21 days of receiving a valid request from shareholders to do so. The meeting must be convened in the same manner as that in which meetings are usually convened by the directors. Shareholders who requisitioned the meeting (or any of them representing more than half of the total voting rights of the requisitionists) may themselves call the meeting where the directors are required to call a meeting but fail to do so.

The ABCA permits the holders of not less than 5% of the issued shares of a corporation that carry the right to vote to require the directors to call and hold a meeting of the shareholders of the corporation for the purposes stated in the requisition. Subject to certain exceptions, if the directors fail to provide notice of a meeting within 21 days of receiving the requisition, any shareholder who signed the requisition may call the meeting.

Form and Solicitation of Proxies, Information Circular

Under the Companies Act, in order for a meeting to be validly convened, a notice of meeting must be issued to all shareholders who are entitled to receive notice. The notice must be clear and concise and must comply with all statutory and regulatory requirements (as applicable), including any relevant provisions in a company’s Articles. If the content of the notice is ambiguous or vague, such a notice will be insufficient to convene a valid meeting.

The ABCA contains provisions prescribing the form and content of notices of meeting and information circulars. Under the ABCA, a person who solicits proxies, other than by or on behalf of management of the corporation, must send a dissident’s proxy circular in prescribed form to each shareholder whose proxy is solicited and certain other recipients. Pursuant to the ABCA, a person may solicit proxies without sending a dissident’s proxy circular if either (i) the total number of shareholders whose proxies solicited is 15 or fewer (with two or more joint holders being counted as one shareholder), or (ii) the solicitation is, in certain prescribed circumstances, conveyed by public broadcast, speech or publication.

Place of Shareholders’ Meetings

Under the Companies Act, there are no provisions regulating where shareholders’ meetings need to take place, provided that the venue is capable of accommodating all those shareholders who are entitled to attend and chose to do so, although the notice of meeting should clearly set out the venue for the meeting.

The ABCA provides that, subject to the articles and any unanimous shareholder agreement, meetings of shareholders may be held either inside or outside Alberta as the directors may determine, or in the absence of such a determination, at the place where the registered office of the corporation is located.

Directors’ Residency Requirements

Under the Companies Act, a public company must have at least two directors, neither of which are required to be resident in England.

The ABCA provides that a public corporation must have at least three directors. The ABCA requires that at least 25% of directors be resident Canadians, unless the corporation has less than four directors, in which case at least one director must be a resident Canadian.

Removal of Directors

The Companies Act provides that a company may by ordinary resolution at a meeting remove a director before the expiration of his or her period of office, subject to following prescribed procedure. An ordinary resolution is a resolution that is passed by a simple majority of the votes cast by those entitled to vote. Special notice is required of a resolution to remove a director under the Companies Act or to appoint somebody instead of a director at the meeting at which he or she is removed. Where special notice is required, the resolution will not be effective unless notice of the intention to move it has been given to the company at least 28 clear days before the meeting at which it is moved. The company must, where practicable, give its shareholders notice of such a resolution in the same manner and at the same time as it gives notice of the meeting.

The ABCA provides that the shareholders of a corporation may by ordinary resolution at an annual or special meeting remove any director or directors from office. An ordinary resolution under the ABCA requires the resolution to be passed, with or without amendment, at the meeting by at least a majority of the votes cast. The ABCA further provides that where the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Meaning of “Insolvent”

Under the Companies Act, when recommending or declaring the payment of a dividend or such other similar corporate transaction, the directors should have regard to their statutory duties under the Companies Act. A director who authorises the payment of a dividend which contravenes the Companies Act, such as a dividend in excess of a company’s distributable profits, may be in breach of his statutory and common law duties and may be personally liable to repay the company, even if the director is not a shareholder. When authorizing dividends or distributions, directors must have due regard to the effect of any proposed dividend or distribution on the company’s future financial requirements. A public company can fund a purchase of its shares either from distributable profits in excess of its liabilities or from the proceeds of a fresh issue of shares made for the purpose of financing the buyback. Public companies are not permitted to purchase their own shares out of capital.

Under the ABCA, a corporation may not pay dividends or purchase or redeem its shares if there are reasonable grounds for believing (i) it is or would be unable to pay its liabilities as they become due; or (ii) it would not meet a net asset solvency test. The net asset solvency tests for different purposes vary somewhat.

Reduction of Capital

Under the Companies Act, subject to minimum capital requirements, a public company limited by shares can reduce its share capital by a special resolution of its shareholders, provided that the reduction is not prohibited by its articles and following confirmation of the reduction by the court.

Under the ABCA, capital may be reduced by special resolution but not if there are reasonable grounds for believing that, after the reduction, (i) the corporation would be unable to pay its liabilities as they become due; or (ii) the realizable value of the corporation’s assets would be less than its liabilities.

Shareholder Proposals

Under the Companies Act, shareholders can require the company to circulate to shareholders entitled to receive notice of a meeting (including an annual general meeting (AGM)), a statement relating to: (i) a matter referred to in a proposed resolution to be considered at the meeting; or (ii) any other business to be dealt with at the meeting. In addition the Companies Act gives shareholders representing at least 5% of the total voting rights of the company the power to require (i) resolutions to be put before the AGM; and (ii) the company to include in the business to be dealt with at an AGM any matter (other than a proposed resolution) that may properly be included in the business of the meeting.

The ABCA allows shareholders entitled to vote or a beneficial owner of shares that are entitled to be voted to submit a notice of a proposal.

Compulsory Acquisition

Under the Companies Act, an offeror may compulsorily acquire minority shareholders if it has acquired or unconditionally contracted to acquire both 90% of the shares to which the offer relates and 90% of the voting rights in the company to which the offer relates to purchase the shares of the remaining shareholders.

The ABCA provides a right of compulsory acquisition for an offeror that acquires 90% of the target securities pursuant to a take-over bid or issuer bid, other than securities held at the date of the bid by or on behalf of the offeror.

SCHEDULE “B”

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS AT AND FOR THE NINE MONTHS ENDED 31 MARCH 2020 AND

FOR THE YEAR ENDED 30 JUNE 2019

(Expressed in Canadian Dollars)

(Unaudited)

B-1

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS AT 31 MARCH 2020

		Cornerstone
		Capital	Note	Pro Forma	Pro-Forma
	SolGold plc	Resources Inc.	Ref.	Adjustments	Consolidated
	C$	C$		C$	C$
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Non-current assets
Property, plant and equipment	20,379,889	243,144		—	20,623,033
Intangible assets	312,749,347	—		—	312,749,347
Long term investments	—	72,000,000	3(a)	(72,000,000)	—
Financial assets held at fair value through OCI	2,934,641	55,875,940	3(a)	(58,810,581)	—
Loans receivable and other non-current assets	11,324,734	—		—	11,324,734
Total non-current assets	347,388,611	128,119,084		(130,810,581)	344,697,114

Current assets
Other receivables and prepayments	7,202,903	1,031,363		—	8,234,266
Cash and cash equivalents	6,223,845	933,951		—	7,157,796
Total current assets	13,426,748	1,965,314		—	15,392,062
Total assets	360,815,359	130,084,398		(130,810,581)	360,089,176

Equity
Share capital	38,664,660	161,570,185	3(a)	5,971,111
			3(d)	(161,570,185)	44,635,771
Share premium	445,709,359	—	3(a)	92,552,216
			3(e)	(500,000)	537,761,575
Treasury share reserve	—	—	3(a)	(55,875,940)	(55,875,940)
Change in proportionate interest reserve	—	—	3(a)	(44,711,429)	(44,711,429)
Other reserves	44,185,095	23,586,589	3(d)	(23,586,589)	44,185,095
Accumulated loss	(179,572,293)	(75,882,143)	3(d)	75,882,143	(179,572,293)
Equity attributable to owners of the parent company	348,986,821	109,274,631		(111,838,673)	346,422,779
Non-controlling interest	(688,092)	—	3(a)	688,092	—
Total equity	348,298,729	109,274,631		(111,150,581)	346,422,779

2

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

AS AT 31 MARCH 2020 (CONTINUED)

		Cornerstone
		Capital	Note	Pro Forma	Pro-Forma
	SolGold plc	Resources Inc.	Ref.	Adjustments	Consolidated
	C$	C$		C$	C$
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Current Liabilities
Trade and other payables	8,413,643	649,767	3(e)	500,000	9,563,410
Lease liabilities	761,159	—		—	761,159
Total current liabilities	9,174,802	649,767		500,000	10,324,569

Non-Current Liabilities
Deferred tax liabilities	—	20,160,000	3(a)	(20,160,000)	—
Lease liabilities	1,370,711	—		—	1,370,711
Other financial liabilities	1,971,117	—		—	1,971,117
Total non-current liabilities	3,341,828	20,160,000		(20,160,000)	3,341,828
Total liabilities	12,516,630	20,809,767		(19,660,000)	13,666,397
Total equity and liabilities	360,815,359	130,084,398		(130,810,581)	360,089,176

The above pro forma consolidated statement of financial position should be read in conjunction with the accompanying notes.

3

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE NINE MONTH PERIOD ENDED 31 MARCH 2020

		Cornerstone
		Capital Resources	Note	Pro Forma	Pro-Forma
	SolGold plc	Inc.	Ref.	Adjustments	Consolidated
	C$	C$		C$	C$
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenue
Project revenue	—	142,348		—	142,348
Investment income	—	41		—	41
Unrealised gain (loss) on value of marketable securities	—	(101)		—	(101)
Total revenue	—	142,288		—	142,288

Expenses
Exploration and evaluation expenditures	—	(2,508,228)	3(b)	2,508,228	—
Exploration costs written-off	(305,524)	—		—	(305,524)
Share-based payment expenses	(108,136)	(1,624,393)			(1,732,529)
Administrative expenses	(10,440,208)	(1,369,478)		—	(11,809,686)
Operating loss	(10,853,868)	(5,359,811)		2,508,228	(13,705,451)
Other income	313,558	—		—	313,558
Finance income	575,803	—		—	575,803
Finance costs	(194,551)	(6,825)		—	(201,376)
Movement in fair value of derivative liability	1,687,053	—		—	1,687,053
Loss before tax	(8,472,005)	(5,366,636)		2,508,228	(11,330,413)
Tax (expense) benefit	(1,331,683)	—		—	(1,331,683)
Loss for the period	(9,803,688)	(5,366,636)		2,508,228	(12,662,096)
Other comprehensive profit / (loss)
Items that may be reclassified to profit and loss
Loss on disposal of marketable securities	—	(1,632,560)		1,632,560	—
Change in fair value of financial assets — net of tax	(4,135,323)	(63,983,418)	3(a)	68,118,741	—
Exchange differences on translation of foreign operations	(1,384,292)	8,848,000		(8,848,000)	(1,384,292)
Change in other reserves	(90,703)	—		—	(90,703)
Other Comprehensive (loss) / profit, net of tax	(5,610,318)	(56,767,978)		60,903,301	(1,474,995)
Total comprehensive (loss) / income for the period	(15,414,006)	(62,134,614)		63,411,529	(14,137,091)

Basic loss per share	(0.40)				(0.60)
Diluted loss per share	(0.40)				(0.60)

The above consolidated statement of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes.

4

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

FOR THE YEAR ENDED 30 JUNE 2019

		Cornerstone
		Capital Resources	Note	Pro Forma	Pro-Forma
	SolGold plc	Inc.	Ref.	Adjustments	Consolidated
	C$	C$		C$	C$
	(audited)	(unaudited)		(unaudited)	(unaudited)
Revenue
Project revenue	—	229,735		—	229,735
Unrealised gain (loss) on value of marketable securities	—	(4,624)		—	(4,624)
Total revenue	—	225,111		—	225,111

Expenses
Exploration and evaluation expenditures	—	(4,379,456)	3(b)	4,379,456	—
Exploration costs written-off	(298,701)	—		—	(298,701)
Share-based payment expenses	(31,254,696)	(3,030,127)			(34,284,823)
Administrative expenses	(12,103,310)	(1,664,287)		—	(13,767,597)
Operating loss	(43,656,707)	(8,848,759)		4,379,456	(48,126,010)
Finance income	883,875	—		—	883,875
Finance costs	—	(8,705)		—	(8,705)
Loss before tax	(42,772,832)	(8,857,464)		4,379,456	(47,250,840)
Tax (expense) benefit	804,697	—		—	804,697
Loss for the period	(41,968,135)	(8,857,464)		4,379,456	(46,446,143)
Other comprehensive profit / (loss)
Items that may be reclassified to profit and loss
Change in fair value of financial assets — net of tax	(2,666,955)	107,125,262	3(a)	(104,458,307)	—
Exchange differences on translation of foreign operations	1,886,182	(23,083,000)		23,083,000	1,886,182
Other Comprehensive (loss) / profit, net of tax	(780,773)	84,042,262		(81,375,307)	1,886,182
Total comprehensive (loss) / income for the period	(42,748,908)	75,184,798		(76,995,851)	(44,559,961)

Basic loss per share	(0.02)				(0.02)
Diluted loss per share	(0.02)				(0.02)

The above consolidated statement of profit or loss and other comprehensive income should be read in conjunction with the accompanying notes.

5

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTH PERIOD ENDED 31 MARCH 2020

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation

The accompanying unaudited pro forma condensed consolidated financial statements of SolGold plc (“SolGold”) have been prepared by management for illustrative purposes only to give effect to the proposed transaction described below and for inclusion in the SolGold plc Offer to Purchase Information Circular dated June 30, 2020.

These unaudited pro forma condensed consolidated financial statements have been derived using the following historical information:

a)             Interim unaudited condensed consolidated financial statements as at and for the period ended 31 March 2020 of SolGold and Cornerstone Capital Resources Inc. (“Cornerstone”) prepared under IAS 34, Interim Financial Reporting, within the IFRS framework. The SolGold condensed consolidated financial statements were translated into Canadian dollars using an exchange rate of $1.41124.

b)             Audited consolidated financial statements as at and for the year ended 31 December 2019 of Cornerstone prepared under International Financial Reporting Standards (“IFRS”).

c)              Audited consolidated financial statements as at and for the year ended 30 June 2019 of SolGold prepared under International Financial Reporting Standards as adopted by the European Union (“IFRS”). The SolGold audited consolidated financial statements were translated into Canadian dollars using an exchange rate of $1.30865

d)             Interim unaudited condensed consolidated financial statements as at and for the periods ended 31 March 2019, 30 June 2019, and 31 March 2020 of Cornerstone prepared under IAS 34, Interim Financial Reporting, within the IFRS framework.

None of Cornerstone’s public reports or securities filings has been incorporated by reference into the Offer to Purchase Information Circular or incorporated by reference into these pro forma condensed consolidated financial statements and SolGold has not requested a consent to use the audit report in respect of Cornerstone’s financial reports. As of the date of these pro forma condensed consolidated financial statements, SolGold has not had access to the non-public books and records of Cornerstone and SolGold is not in a position to independently assess or verify certain information in Cornerstone’s publicly filed documents, including its financial reports. Cornerstone has not reviewed these pro forma condensed consolidated financial statements and has not confirmed the accuracy and completeness of the information in respect of Cornerstone contained herein. As a result, all information regarding

Cornerstone included herein has been derived, by necessity, from Cornerstone’s public reports and securities filing as of March 31, 2020. While SolGold has no reason to believe that such publicly filed information is inaccurate or incomplete, SolGold does not assume any responsibility for the accuracy or completeness of any such information.

The unaudited pro forma condensed consolidated statement of financial position has been prepared as if the transaction described below had occurred on 31 March 2020.

The unaudited pro forma condensed consolidated statement of profit or loss and comprehensive income for the nine month period ended 31 March 2020 has been prepared as if the transaction described below had occurred on 1 July 2019.

In the opinion of management, the unaudited pro forma condensed consolidated financial statements include all necessary adjustments for the fair presentation of the transaction described below and based on the financial statements of the combined entities.

It is management’s opinion that these unaudited pro forma condensed consolidated financial statements present, in all material respects, the transaction, assumptions and adjustments described in accordance with IFRS. These unaudited pro forma condensed consolidated financial statements are not intended to reflect the financial position or results of operations which would have actually resulted if the events reflected herein had been in effect at the dates indicated. Actual amounts recorded once the transaction is completed are likely to differ from those recorded in the unaudited pro forma condensed consolidated financial statements. Any potential synergies that may be realised and integration costs that may be incurred upon consummation of the transaction have been excluded from the unaudited pro forma condensed consolidated financial statements. Further, these unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operation that may be obtained in the future.

6

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTH PERIOD ENDED 31 MARCH 2020

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the financial statements listed above for each of the two entities. The accounting policies used in the preparation of these unaudited pro forma condensed consolidated financial statements are as set out in SolGold’s audited financial statements for the year ended 30 June 2019. In preparing the unaudited pro forma condensed consolidated financial information, consideration was given to identify accounting policy differences between SolGold and Cornerstone where the impact was potentially material and could be reasonably estimated. Accounting policy differences may be identified after consummation and integration of the proposed acquisition. The accounting policies are believed to conform in all material respects to those of SolGold.

Critical accounting estimates and judgments

Management evaluate estimates and judgments incorporated into the condensed consolidated financial statements based on historical knowledge and best available information at the time. Estimates assume a reasonable expectation of future events and are based on current trends and economic data.

Key judgments — business combination

The proposed acquisition of Cornerstone has been deemed an asset acquisition as the primary assets of Cornerstone are in the exploration and evaluation phase. Accordingly, it was concluded that there were insufficient inputs and processes acquired to qualify as a business.

Description of the transaction

SolGold has made a take-over bid (the “Offer”) to acquire all the issued and outstanding shares of Cornerstone in exchange for common shares of SolGold on June 30, 2020. Under the Offer, each holder of Cornerstone shares is entitled to receive 11 ordinary shares of SolGold, or at the election of each Cornerstone shareholder 11 exchangeable shares of ExchangeCo. (each whole exchangeable share, an “Exchangeable Share”), in respect of each Cornerstone share held. The Exchangeable Shares of ExchangeCo will be exchangeable for SolGold shares on a one-for-one basis and will have the rights, privileges, restrictions and conditions described in this offer.

NOTE 2 SIGNIFICANT ACCOUNTING POLICIES

The accounting policies used in the preparation of these unaudited pro forma condensed financial statements are as set out in

SolGold’s financial statements as at and for the periods ended 30 June 2019 and 31 March 2020. The accounting policies applied in the financial statements for the year ended 30 June 2019 were consistent with those disclosed in the 30 June 2018 financial statements except for the adoption of IFRS 9 Financial Instruments which was applied from 1 July 2018. Management has determined based on their initial assessment that the following basis of presentation and accounting policies differ between SolGold and Cornerstone:

a)             Cornerstone expenses its exploration and evaluation expenditures including acquisition costs of tenements, property option payments and evaluation activities until commercial viability and technical feasibility are established, however SolGold capitalises its mineral property expenditures.

Management has adjusted the accounting and related disclosures in the pro forma financial statements to reflect the SolGold basis of preparation and accounting policies (see note 3(b)).

7

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTH PERIOD ENDED 31 MARCH 2020

NOTE 3 PRO FORMA ADJUSTMENTS

The unaudited condensed consolidated pro forma financial statements have been prepared giving effect to the proposed acquisition of all outstanding Cornerstone shares under the offer.

a)                 In accordance with IFRS 3, Business Combinations, a business combination is a transaction in which an acquirer obtains control of a business which is defined as an integrated set of activities and assets that is capable of being conducted and managed to provide a return to investors. For an integrated set of activities and assets to be considered a business, the set needs to contain inputs, and processes that will be used to create outputs. The acquisition of Cornerstone does not meet the definition of a business combination as the primary assets of Cornerstone are cash and cash equivalents, marketable securities (i.e. investment in SolGold) and its 15% interest in Exploraciones Novomining S.A. (“ENSA”). No value has been attributed to the other exploration stage mineral properties held by Cornerstone.

The following table provides the preliminary allocation of the purchase price:

No.
Purchase price consideration
Common shares of Cornerstone outstanding[1]	32,393,161
Cornerstone shares owned by SolGold[2]	(1,557,655)
30,835,506
Share exchange ratio	11
Common shares of SolGold to be issued	339,190,566

C$
Fair value per share[3]	$0.2905
Fair value of pro forma shares issued [6]	98,523,327
Fair value of shares in Cornerstone held by SolGold	2,934,641
Total consideration	101,457,968

Allocation of purchase price[4]
Cash and cash equivalents	933,951
Other receivables and prepayments	1,031,363
Property, plant and equipment	243,144
Trade and other payables	(649,767)
Change in proportionate interest reserve	44,711,429
Treasury shares	55,875,940
Non-controlling interest	(688,092)
Net identifiable assets acquired	101,457,968

Notes:

(1)         The estimated number of SolGold shares to be issued is based upon the assumption that there are 32,393,161 outstanding Cornerstone shares, 2,661,576 warrants and 2,322,625 share options. For the purposes of the pro forma condensed consolidated financial statements, the 2,661,576 warrants and 2,332,625 share options outstanding at 31 March 2020 have been assumed not to be exercised.

(2)         At the time of the offer, SolGold held 1,557,655 Cornerstone shares. These shares have been included in calculating the number of SolGold shares required to be issued to acquire the remaining outstanding Cornerstone shares.

(3)         For the purposes of the pro forma condensed consolidated financial statements, SolGold share price has been used based on SolGold’s closing share price (16.50p) and foreign exchange rate (GBP:CAD 1.7604) on 31 March 2020. The actual consideration may differ materially from this estimate based on the respective share price on the effective date of the Offer.

(4)         The deferred tax liabilities are not reflected in the pro forma purchase price allocation as the deferred tax liabilities are derived from Cornerstone’s fair value measurement of its 15% investment in ENSA. Furthermore, as the proposed acquisition of Cornerstone has been accounted for as an asset acquisition, no deferred taxes have been recognised.

(5)         Acquisition of Cornerstone’s 15% interest in ENSA under the proposed acquisition has been recognised in accordance with IFRS 10, Consolidated Financial Statements, whereby the difference between the non-controlling interest and the adjusted fair value of the consideration paid is recognised in equity as a change in proportionate interest reserve.

(6)         The fair value of pro forma shares issued has been allocated to share capital at nominal value of 1p translated using foreign exchange rate (GBP:CAD 1.7604) and remaining value as share premium.

8

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTH PERIOD ENDED 31 MARCH 2020

NOTE 3 PRO FORMA ADJUSTMENTS (CONTINUED)

b)                 Cornerstone expenses its exploration and evaluation expenditures including acquisition costs of mineral properties, property option payments and evaluation activities until it has been established as commercially viable and technically feasible. On the other hand, SolGold capitalises such exploration and evaluation expenditures.

c)                  As a result of the Offer, SolGold acquired 164,341,000 of its own shares that were held by Cornerstone. These shares have been recognised as a deduction from share capital and share premium and classified as treasury shares and are presented in the treasury share reserve.

d)                 On completion of the Offer, the share capital, reserves and accumulated losses of Cornerstone are eliminated.

e)                  Management has estimated that SolGold will incur approximately C$500,000 of transaction costs in completing the Offer. These costs have been accrued for in the pro forma condensed consolidated financial statements. They are incremental external costs directly attributable to issuance of additional shares, therefore have been accounted for as a deduction from equity.

NOTE 4 PRO FORMA SHAREHOLDERS’ CAPITAL

Shareholders’ capital as if the transactions described above had occurred on 31 March 2020 is comprised of the following:

	Number of shares	Amount
		C$
Shares issued and outstanding at 31 March 2020	1,923,321,033	484,374,019
Share issuance on completion of transaction	339,190,566	98,523,327
Pro forma basic and diluted weighted average shares outstanding	2,262,511,599	582,897,346

NOTE 5 PRO FORMA LOSS PER SHARE

	Period Ended	Year Ended
	31 March 2020	30 June 2019
Weighted average number of ordinary shares used in the calculation of basic loss per share	1,923,321,033	1,800,361,098
Weighted average number of ordinary shares used in the calculation of diluted loss per share	1,923,321,033	1,800,361,098
Pro forma weighted number of ordinary shares used in the calculation of basic loss per share *	2,098,170,599	1,964,983,205
Pro forma weighted number of ordinary shares used in the calculation of diluted loss per share *	2,098,170,599	1,964,983,205
Pro forma loss	(12,662,096)	(46,446,143)
Pro forma loss per share - basic	(0.60)	(0.02)
Pro forma loss per share - diluted	(0.60)	(0.02)

*                 Adjusted for treasury shares (164,341,000 shares previously held by Cornerstone in SolGold) and additional shares to be issued on completion of transaction (339,190,566 shares).

9

SCHEDULE “C”

FORM OF SUPPORT AGREEMENT

This SUPPORT AGREEMENT is made as of June 30, 2020, between SolGold plc, a company existing under the laws of England and Wales (“SolGold”), SolGold Canadian CallCo Corp., a corporation existing under the laws of Alberta (“Callco”) and SolGold Canadian ExchangeCo Corp., a corporation existing under the laws of Alberta (“Exchangeco”).

WHEREAS Exchangeco has offered, by way of a public take-over bid, to acquire all of the outstanding common shares (other than shares, if any, held by SolGold or its Subsidiaries), of Cornerstone Capital Resources Inc. (such shares, “Cornerstone Shares”), subject to and in accordance with the terms of an Offer to Purchase dated June 30, 2020 (the “Offer”);

AND WHEREAS certain holders of Cornerstone Shares may elect to receive, in consideration for such Cornerstone Shares, exchangeable shares in the capital of Exchangeco (“Exchangeable Shares”);

AND WHEREAS holders of Exchangeable Shares will be entitled to require Exchangeco to redeem such Exchangeable Shares, and upon such redemption Exchangeco will cause to be delivered one ordinary share of SolGold (each a “SolGold Common Share”) for each Exchangeable Share redeemed;

AND WHEREAS under the Share Provisions (as hereinafter defined), Callco is granted certain call rights to acquire Exchangeable Shares in certain circumstances;

AND WHEREAS the parties desire to make appropriate provision and to establish a procedure whereby SolGold will take certain actions and make certain payments and deliveries necessary to ensure that Exchangeco and Callco will be able to make certain payments and to deliver or cause to be delivered SolGold Common Shares in satisfaction of the obligations of Exchangeco and/or Callco under the Share Provisions (as hereinafter defined) and this agreement;

NOW THEREFORE, in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1                               Defined Terms

In this Agreement, each capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of Exchangeco, which Share Provisions are described in the Offer. The following terms shall have the following meanings:

“Automatic Exchange Right” has the meaning ascribed thereto in Section  3.11(b).

“Beneficiaries” mean the registered holders from time to time of Exchangeable Shares, other than SolGold and its Subsidiaries.

“Equivalent Dividend” has the meaning ascribed thereto in Section  2.1(a)(i)(A).

“Equivalent Stock Subdivision” has the meaning ascribed thereto in Section  2.1(a)(ii)(A).

“Exchange Right” has the meaning ascribed thereto in Section  3.1.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Insolvency Event” means (i) the institution by Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of Exchangeco to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or (ii) the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous Laws, including the Companies’ Creditors Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Exchangeco to contest in good faith any such proceedings within 30 days of becoming aware thereof, or the consent by Exchangeco to the filing of any such petition or to the appointment of a receiver, or (iii) the making by Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by Exchangeco of its inability to pay its debts generally as they become due, or (iv) Exchangeco not being permitted, pursuant to solvency requirements of applicable Law, to redeem any Retracted Shares pursuant to Section 6.1(d) of the Share Provisions specified in a Retraction Request delivered to Exchangeco in accordance with Article 6 of the Share Provisions.

“Other Corporation” has the meaning ascribed thereto in Section  4.4(c).

“Other Shares” has the meaning ascribed thereto in Section  4.4(c).

“Retracted Shares” has the meaning ascribed thereto in Section  3.7.

“SolGold Liquidation Event” has the meaning ascribed thereto in Section  3.11(a).

“SolGold Liquidation Event Effective Date” has the meaning ascribed thereto in Section  3.11(c).

“SolGold Successor” has the meaning ascribed thereto in Section  4.1(a).

“Tender Offer” has the meaning ascribed thereto in Section  2.8.

1.2                               Interpretation Not Affected By Headings

The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. Unless otherwise specified, references to an “Article” or “Section” refer to the specified Article or Section of this Agreement.

1.3                               Number, Gender, etc.

In this Agreement, unless the context otherwise requires, words importing the singular number include the plural and vice versa. Words importing any gender shall include all genders and words importing persons include individuals, corporations, partnerships, companies, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person.

1.4                               Date for any Action

If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

1.5                               Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in, and all payments provided for herein shall be made in, Canadian dollars, and amounts expressed in a currency other than Canadian dollars shall be converted to Canadian dollars as of the applicable date using the single daily exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

1.6                               Payments

All payments to be made hereunder will be made without interest and less any Tax required by Canadian or other applicable Law to be deducted and withheld.

ARTICLE 2

COVENANTS OF SOLGOLD AND EXCHANGECO

2.1                               Covenants Regarding Exchangeable Shares

So long as any Exchangeable Shares owned by Non-Affiliated Holders are outstanding, SolGold will:

(a)                                 not declare or pay any dividend on the SolGold Common Shares unless

(i)                                     Exchangeco shall:

(A)                               simultaneously declare or pay, as the case may be, an equivalent dividend or other distribution economically equivalent thereto (as determined in accordance with the Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”); and

(B)                               have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable Law and the terms of the Share Provisions, of any such Equivalent Dividend; or

(ii)                                  if the dividend is a stock dividend or distribution of stock, in lieu of such a dividend, Exchangeco shall:

(A)                               effect a corresponding, contemporaneous and economically equivalent subdivision of the Exchangeable Shares (as determined in accordance with the Share Provisions) (an “Equivalent Stock Subdivision”); and

(B)                               have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

(b)                                 advise Exchangeco sufficiently in advance of the declaration by SolGold of any dividend on SolGold Common Shares and take all such other actions as are reasonably necessary, in co-operation with Exchangeco, to ensure that:

(i)                                     the respective declaration date, record date and payment date for an Equivalent Dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the SolGold Common Shares; and

(ii)                                  the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the stock dividend or distribution of stock, in lieu of such a dividend, on the SolGold Common Shares;

(c)                                  ensure that the record date for determining shareholders entitled to receive any dividend declared on the SolGold Common Shares is not less than 10 Business Days after the declaration date for such dividend or such shorter period as may be permitted under applicable Law;

(d)                                 take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable Law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, in respect of each issued and outstanding Exchangeable Share held by Non-Affiliated Holders upon the liquidation, dissolution or winding-up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs including all such actions and all such things as are necessary or desirable to enable and permit Exchangeco to cause to be delivered SolGold Common Shares to the holders of Exchangeable Shares in accordance with the provisions of Article 5 of the Share Provisions;

(e)                                  take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Exchangeco, in accordance with applicable Law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price and the Redemption Price in respect of each issued and outstanding Exchangeable Share held by Non-Affiliated Holders upon the delivery of a Retraction Request by a holder of any Exchangeable Shares or a redemption of Exchangeable Share by Exchangeco, including all such actions and all such things as are necessary or desirable to enable and permit Exchangeco to cause to be delivered SolGold Common Shares to the holders of Exchangeable Shares, in accordance with the provisions of Article 6 or Article 7 of the Share Provisions, as the case may be;

(f)                                   take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Callco or SolGold, in accordance with applicable Law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit Callco or SolGold to cause to be delivered SolGold Common Shares or other property to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be together with a cheque or electronic payment in respect of any cash portion of the Liquidation Call Purchase Price, Retraction Call Purchase Price or Redemption Call Purchase Price, as the case may be; and

(g)                                  not (and will ensure that Callco or any of its affiliates do not) exercise its vote as a shareholder of Exchangeco to initiate the voluntary liquidation, dissolution or winding up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of Exchangeco or any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs.

2.2                               Segregation of Funds

SolGold will cause Exchangeco to deposit a sufficient amount of funds in a separate account of Exchangeco and segregate a sufficient amount of such other assets and property as is necessary to enable Exchangeco to pay or otherwise satisfy its obligations with respect to the applicable dividend, Liquidation Amount, Retraction Price or Redemption Price, once such amounts become payable under the terms of this Agreement or the Share Provisions, in each case for the benefit of Non-Affiliated Holders from time to time of the Exchangeable Shares, and Exchangeco will use such funds, assets and property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable net of any corresponding withholding Tax obligations and for the remittance of such withholding Tax obligations.

2.3                               Reservation of SolGold Common Shares

SolGold hereby represents, warrants and covenants in favour of Exchangeco and Callco that SolGold has reserved for issuance and will, at all times while any Exchangeable Shares are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of SolGold Common Shares (or other shares or securities into which SolGold Common Shares may be reclassified or changed as contemplated by Section  2.7): (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time, and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit each of SolGold, Callco and Exchangeco to meet its obligations under this Agreement, the Share Provisions and any other security or commitment pursuant to the Offer with respect to which SolGold, Callco and Exchangeco may now or hereafter be required to issue and/or deliver SolGold Common Shares to the Non-Affiliated Holders.

2.4                               Notification of Certain Events

In order to assist SolGold to comply with its obligations hereunder and to permit Callco or SolGold to exercise the Liquidation Call Right, Retraction Call Right and Redemption Call Right, as applicable, Exchangeco will notify SolGold and Callco of each of the following events at the time set forth below:

(a)                                 in the event of any determination by the board of directors of Exchangeco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs, at least 30 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)                                 promptly upon the earlier of (i) receipt by Exchangeco of notice of, and (ii) Exchangeco otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Exchangeco or to effect any other distribution of the assets of Exchangeco among its shareholders for the purpose of winding up its affairs;

(c)                                  immediately upon receipt by Exchangeco of a Retraction Request;

(d)                                 on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions; and

(e)                                  promptly upon the issuance by Exchangeco of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares or rights to acquire Exchangeable Shares pursuant to the Offer).

2.5                               Delivery of SolGold Common Shares

(a)                                 Upon notice from Exchangeco or Callco of any event that requires Exchangeco or Callco to cause to be delivered SolGold Common Shares to any holder of Exchangeable Shares, SolGold shall forthwith issue and deliver or cause to be delivered, in satisfaction of Exchangeco’s or Callco’s obligation to deliver the SolGold Common Shares, as appropriate, the requisite number of SolGold Common Shares to or for the benefit of the holder of the surrendered Exchangeable Shares. All such SolGold Common Shares shall be duly authorized and validly issued as fully paid, non-assessable, free of pre-emptive rights and shall be free and clear of any lien, claim or encumbrance.

(b)                                 For greater certainty, and unless otherwise indicated by SolGold or Callco, the issuance and delivery of SolGold Common Shares to a holder of Exchangeable Shares in satisfaction of Callco’s obligation shall be satisfied as follows:

(i)                                     prior to such issuance and delivery of SolGold Common Shares, SolGold will agree to subscribe for additional common shares of Callco for an aggregate subscription price equal to the fair market value (expressed in Canadian dollars) of the SolGold Common Shares required to be delivered to such holder;

(ii)                                  Callco will direct SolGold to deliver directly to the holder, in accordance with Section 6.2(c) of the Share Provisions, the number of SolGold Common Shares required to be delivered by Callco to the holder as fully-paid shares, which delivery shall be in full satisfaction of both (A) the obligation of Callco to deliver or cause to be delivered such SolGold Common Shares to the holder as payment for the Exchangeable Shares; and (B) SolGold’s obligation to pay to Callco the subscription price for the common shares of Callco to be issued to SolGold pursuant to  2.5(b)(i) above; and

(iii)                               contemporaneously with the delivery by SolGold of the SolGold Common Shares pursuant to the direction described above:

(A)                               Callco will issue the additional common shares to SolGold as fully-paid; and

(B)                               Callco shall, pursuant to subsection 28(2) of the Business Corporations Act (Alberta), add an amount to the stated capital account maintained in respect of its common shares equal to the fair market value (expressed in Canadian dollars) of the consideration received by Callco for the issuance of such common shares, being the fair market value (expressed in Canadian dollars) of the SolGold Common Shares delivered to the holder of Exchangeable Shares at Callco’s direction as payment for the Exchangeable Shares.

(c)                                  For greater certainty, and unless otherwise indicated by SolGold or Exchangeco, the issuance and delivery of SolGold Common Shares to a holder of Exchangeable Shares in satisfaction of Exchangeco’s obligation to deliver the SolGold Common Shares shall be satisfied as follows:

(i)                                     prior to such issuance and delivery of SolGold Common Shares, SolGold will agree to subscribe for additional common shares of Exchangeco for an aggregate subscription price equal to the fair market value (expressed in Canadian dollars) of the SolGold Common Shares required to be delivered to such holder;

(ii)                                  Exchangeco will direct SolGold to deliver directly to the holder, in accordance with Section 6.2(c) of the Share Provisions, the number of SolGold Common Shares required to be delivered by Exchangeco to the holder as fully-paid shares, which delivery shall be in full satisfaction of both (A) the obligation of Exchangeco to deliver or cause to be delivered such SolGold Common Shares to the holder as payment for the Exchangeable Shares; and (B) SolGold’s obligation to pay to Exchangeco the subscription price for the common shares of Exchangeco to be issued to SolGold pursuant to  2.5(b)(i) above; and

(iii)                               contemporaneously with the delivery by SolGold of the SolGold Common Shares pursuant to the direction described above:

(A)                               Exchangeco will issue the additional common shares to SolGold as fully-paid; and

(B)                               Exchangeco shall add an amount to the stated capital account maintained in respect of its common shares equal to the fair market value (expressed in Canadian dollars) of the consideration received by Exchangeco for the issuance of such common shares, being the fair market value (expressed in Canadian dollars) of the SolGold Common Shares delivered to the holder of Exchangeable Shares at Exchangeco’s direction as payment for the Exchangeable Shares.

2.6                               Qualification of SolGold Common Shares

SolGold covenants that it will use its reasonable best efforts to make such filings and seek such regulatory consents and approvals as are necessary so that the SolGold Common Shares to be issued to holders of Exchangeable Shares pursuant to the terms of the Share Provisions and this Agreement will be issued in compliance with the applicable securities Laws in Canada and the United Kingdom and may be freely traded thereafter (other than by reason of a holder being a “control person” of SolGold for purposes of Canadian federal, provincial or territorial securities Laws or by holders who are affiliates of SolGold within the meaning of U.K. securities Laws). SolGold will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all SolGold Common Shares to be delivered hereunder to be listed, quoted and posted for trading on all stock exchanges and quotation systems on which outstanding SolGold Common Shares have been listed by SolGold and remain listed and are quoted or posted for trading at such time.

Notwithstanding any other provision of the Share Provisions, or any term of this Agreement or the Offer, no SolGold Common Shares shall be issued (and SolGold will not be required to issue any SolGold Common Shares) in connection with any liquidation, dissolution or winding-up of Exchangeco, or any retraction, redemption or any other exchange, direct or indirect, of Exchangeable Shares, if such issuance of SolGold Common Shares would not be permitted by applicable Laws.

2.7                               Economic Equivalence

So long as any Exchangeable Shares owned by Non-Affiliated Holders are outstanding:

(a)                                 SolGold will not without prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions:

(i)                                     issue or distribute SolGold Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire SolGold Common Shares) to the holders of all or substantially all of the then outstanding SolGold Common Shares by way of stock dividend or other distribution, other than an issue of SolGold Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire SolGold Common Shares) to holders of SolGold Common Shares who: (A) exercise an option to receive dividends in SolGold Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire SolGold Common Shares) in lieu of receiving cash dividends; or (B) pursuant to any dividend reinvestment plan, scrip dividend or similar arrangement; or

(ii)                                  issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding SolGold Common Shares entitling them to subscribe for or to purchase SolGold Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire SolGold Common Shares); or

(iii)                               issue or distribute to the holders of all or substantially all of the then outstanding SolGold Common Shares (A) shares or securities of SolGold of any class other than SolGold Common Shares (or securities convertible into or exchangeable for or carrying rights to acquire such securities), (B) rights, options or warrants other than those referred to in Section 2.7(a)(ii)above, (C) evidences of indebtedness of SolGold; or (D) assets of SolGold;

unless (x) Exchangeco is permitted under applicable Law to issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets to holders of the Exchangeable Shares and (y) Exchangeco shall issue or distribute the economic equivalent of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares, provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by SolGold in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Offer.

(b)                                 SolGold will not without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions:

(i)                                     subdivide, redivide or change the then outstanding SolGold Common Shares into a greater number of SolGold Common Shares; or

(ii)                                  reduce, combine, consolidate or change the then outstanding SolGold Common Shares into a lesser number of SolGold Common Shares; or

(iii)                               reclassify or otherwise change the rights, privileges or other terms of the then outstanding SolGold Common Shares or effect an amalgamation, merger, reorganization or other transaction involving or affecting the SolGold Common Shares;

unless (x) Exchangeco is permitted under applicable Law to make the same or an economically equivalent change to, or in the rights of holders of, the Exchangeable Shares, and (y) the same or an economically equivalent change is made simultaneously to, or in the rights of the holders of, the Exchangeable Shares, provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by SolGold in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Offer.

(c)                                  SolGold will ensure that the record date for any event referred to in Section  2.7(a) or Section  2.7(b), or (if no record date is applicable for such event) the effective date for any such event, is not less than ten Business Days after the date on which such event is declared or announced by SolGold (with simultaneous notification thereof by SolGold to Exchangeco).

(d)                                 The board of directors of Exchangeco shall determine, acting in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), economic equivalence for the purposes of any event referred to in Section  2.7(a) or Section  2.7(b) and each such determination shall be conclusive and binding on SolGold. In making each such determination, the following factors shall, without excluding other factors determined by the board of directors of Exchangeco to be relevant, be considered by the board of directors of Exchangeco:

(i)                                     in the case of any stock dividend or other distribution payable in SolGold Common Shares, the number of such shares issued in proportion to the number of SolGold Common Shares previously outstanding;

(ii)                                  in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase SolGold Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire SolGold Common Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price, the volatility of the SolGold Common Shares and the term of any such instrument;

(iii)                               in the case of the issuance or distribution of any other form of property (including any shares or securities of SolGold of any class other than SolGold Common Shares, any rights, options or warrants other than those referred to in Section  2.7(d)(ii), any evidences of indebtedness of SolGold or any assets of SolGold), the relationship between the fair market value (as determined by the board of directors of Exchangeco in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding SolGold Common Share and the Current Market Price;

(iv)                              in the case of any subdivision, redivision or change of the then outstanding SolGold Common Shares into a greater number of SolGold Common Shares or the reduction, combination, consolidation or change of the then outstanding SolGold Common Shares into a lesser number of SolGold Common Shares or any amalgamation, merger, reorganization or other transaction affecting the SolGold Common Shares, the effect thereof upon the then outstanding SolGold Common Shares; and

(v)                                 in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares compared to holders of SolGold Common Shares (including to the extent that such consequences may differ as a result of differences between taxation Laws of Canada and Australia) except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares.

(e)                                  Exchangeco agrees that, to the extent required, upon due notice from SolGold, Exchangeco will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Exchangeco, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the SolGold Common Shares and the Exchangeable Shares as provided for in this Section  2.7.

2.8                               Tender Offers

In the event that a cash offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to SolGold Common Shares (a “Tender Offer”) is proposed by SolGold or is proposed to SolGold or its shareholders and is recommended by the board of directors of SolGold, or is otherwise effected or to be effected with the consent or approval of the board of directors of SolGold, and the Exchangeable Shares are not redeemed by Exchangeco or purchased by Callco or SolGold pursuant to the Redemption Call Right, SolGold and Exchangeco will use reasonable best efforts (to the extent, in the case of a Tender Offer by a third party, within its control) expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Tender Offer to the same extent and on an economically equivalent basis as the holders of SolGold Common Shares, without discrimination. Without limiting the generality of the foregoing, SolGold and Exchangeco will use reasonable best efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in each such Tender Offer without being required to retract Exchangeable Shares as against Exchangeco (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Tender Offer and only to the extent necessary to tender or deposit to the Tender Offer). Nothing herein shall affect the right of Exchangeco to redeem, or SolGold or Callco to purchase pursuant to the Redemption Call Right, Exchangeable Shares in the event of a SolGold Control Transaction.

2.9                               SolGold and Affiliates Not To Vote Exchangeable Shares

SolGold and Callco each covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Each of SolGold and Callco further covenants and agrees that it will not, and will cause its Subsidiaries not to, exercise any voting rights that may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the ABCA (or any successor or other corporate statute by which Exchangeco may in the future be governed) with respect to any Exchangeable Shares held by it or by its Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares, provided however, for further clarity, that this Section  2.9 shall not in any way restrict Callco’s right to vote its common shares of Exchangeco in accordance with the Share Provisions.

2.10                        Ownership of Outstanding Shares

Without the prior approval of Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Share Provisions, SolGold covenants and agrees in favour of Exchangeco that, as long as any outstanding Exchangeable Shares are owned by Non-Affiliated Holders, SolGold will be and remain the direct or indirect beneficial owner of all issued and outstanding common shares in the capital of Exchangeco and Callco. Notwithstanding the foregoing, SolGold shall not be in violation of this Section  2.10 if any person or group of persons acting jointly or in concert acquires all or substantially all of the assets of SolGold or the SolGold Common Shares pursuant to any merger of SolGold pursuant to which SolGold was not the surviving corporation.

2.11                        Ordinary Market Purchases

For greater certainty, nothing contained in this Agreement, including without limitation the obligations of SolGold contained in Section  2.8, shall limit the ability of SolGold (or any of its Subsidiaries (including without limitation, Callco or Exchangeco) to make ordinary market purchases of SolGold Common Shares in accordance with applicable Laws and regulatory or stock exchange requirements.

2.12                        Due Performance

On and after the Effective Date, SolGold, Callco and Exchangeco shall duly and timely perform all of their obligations under the Share Provisions.

ARTICLE 3

EXCHANGE RIGHT AND AUTOMATIC EXCHANGE RIGHT

3.1                               Grant of the Exchange Right and Automatic Exchange Right

SolGold, and Callco in the case of the Exchange Right, hereby grant to Exchangeco as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries: (i) the Automatic Exchange Right, and (ii) the right upon the occurrence and during the continuance of an Insolvency Event, to require SolGold or Callco to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary, all in accordance with the provisions of this Agreement (the “Exchange Right”). SolGold hereby acknowledges receipt from Exchangeco, as trustee for and on behalf of the Beneficiaries, of good and valuable consideration (and the adequacy thereof) for the grant of the Automatic Exchange Right and the Exchange Right by SolGold to Exchangeco. Callco hereby acknowledges receipt from Exchangeco, as trustee for and on behalf of the Beneficiaries, of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right by Callco to Exchangeco. During the term of this Agreement and subject to the terms and conditions of this Agreement, Exchangeco shall possess and be vested with full legal ownership of the Automatic Exchange Right and the Exchange Right and shall be entitled to exercise all of the rights and powers of an owner with respect to the Automatic Exchange Right and the Exchange Right, provided that Exchangeco shall:

(i)                                     hold the Automatic Exchange Right and the Exchange Right and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(ii)                                  except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Automatic Exchange Right or the Exchange Right.

3.2                               Legended Share Certificates

Exchangeco will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of the Automatic Exchange Right, the Exchange Right and their right to instruct Exchangeco with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary.

3.3                              Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by Exchangeco. Exchangeco shall exercise the Exchange Right only on the basis of instructions received pursuant to this  Article 3 from Beneficiaries entitled to instruct Exchangeco as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, Exchangeco shall not exercise or permit the exercise of the Exchange Right.

3.4                              Purchase Price

The purchase price payable by SolGold or Callco, as the case may be, for each Exchangeable Share to be purchased by SolGold or Callco, as the case may be, under the Exchange Right shall be an amount per share equal to the Exchangeable Share Price on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right. The Exchangeable Share Price for each such Exchangeable Share so purchased may be satisfied only by SolGold or Callco delivering or causing to be delivered to Exchangeco, on behalf of the relevant Beneficiary, the Exchangeable Share Consideration representing such Exchangeable Share Price.

3.5                              Exercise Instructions

Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct Exchangeco to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of Exchangeco. To cause the exercise of the Exchange Right by Exchangeco, the Beneficiary shall deliver to Exchangeco, in person or by certified or registered mail, at its principal office(s) in Calgary, Alberta or at such other places in Canada as Exchangeco may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires SolGold or Callco to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA, the by-laws of Exchangeco and such additional documents and instruments as Exchangeco may reasonably require together with: (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs Exchangeco to exercise the Exchange Right so as to require SolGold or Callco to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by SolGold or Callco free and clear of all liens, claims, security interests and encumbrances, (iii) the names in which the certificates representing SolGold Common Shares issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered; and (b) payment (or evidence satisfactory to Exchangeco and SolGold of payment) of the Taxes (if any) payable as contemplated by Section  3.8 of this Agreement. If only a portion of the Exchangeable Shares represented by any certificate or certificates delivered to Exchangeco are to be purchased by SolGold or Callco under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of Exchangeco.

3.6                              Delivery of SolGold Common Shares; Effect of Exercise

Promptly after receipt by Exchangeco of the certificates representing the Exchangeable Shares that a Beneficiary desires SolGold or Callco to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of Taxes, if any, payable as contemplated by Section  3.8 or evidence thereof), duly endorsed for transfer to SolGold or Callco, Exchangeco shall notify SolGold and Callco of its receipt of the same, which notice to SolGold and Callco shall constitute exercise of the Exchange Right by Exchangeco on behalf of the Beneficiary in respect of such Exchangeable Shares, and SolGold or Callco shall promptly thereafter deliver or cause to be delivered to the Beneficiary of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary), the Exchangeable Share Consideration deliverable in connection with such exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to Exchangeco, Callco and SolGold of the payment of) the Taxes (if any) payable as contemplated by Section  3.8 of this Agreement. Immediately upon the delivery of the Exchangeable Share Consideration to the holder in accordance with Section 6.2(c) of the Share Provisions, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to SolGold (or, at SolGold’s option, to Callco) all of its right, title and interest in and to such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof. Concurrently with the closing of the transaction of purchase and sale contemplated by the Exchange Right, such Beneficiary shall be considered and deemed for all purposes to be the holder of the SolGold Common Shares delivered to it pursuant to the Exchange Right.

3.7                              Exercise of Exchange Right Subsequent to Retraction

In the event that a Beneficiary has exercised its retraction right under Article 6 of the Share Provisions to require Exchangeco to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by Exchangeco pursuant to Section 6.1(d) of the Share Provisions that Exchangeco will not be permitted as a result of solvency requirements of applicable Law to redeem all such Retracted Shares, provided that neither SolGold nor Callco shall have exercised its Retraction Call Right with respect to the Retracted Shares and that the Beneficiary shall not have revoked the Retraction Request delivered by the Beneficiary to Exchangeco pursuant to Section 6.1(e) of the Share Provisions, the Retraction Request will constitute and will be deemed to constitute notice from the Beneficiary to Exchangeco instructing Exchangeco to exercise the Exchange Right with respect to those Retracted Shares that Exchangeco is unable to redeem. In any such event, Exchangeco will exercise the Exchange Right with respect to the Retracted Shares that Exchangeco is not permitted to redeem and will require SolGold or, at SolGold’s option, Callco, to purchase such shares in accordance with the provisions of this  Article 3.

3.8                              Stamp or Other Transfer Taxes

Upon any sale of Exchangeable Shares to SolGold or Callco pursuant to the Exchange Right or the Automatic Exchange Right, the share certificate or certificates representing SolGold Common Shares to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Beneficiary of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold, provided, however, that such Beneficiary: (a) shall pay (and none of SolGold, Callco or Exchangeco shall be required to pay) any documentary, stamp, transfer or other similar Taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary; or (b) shall have established to the satisfaction of SolGold, Callco and Exchangeco that such Taxes, if any, have been paid.

3.9                              Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, Exchangeco shall give written notice thereof to SolGold and shall mail to each Beneficiary a notice of such Insolvency Event in the form provided by SolGold, which notice shall contain a brief statement of the right of the Beneficiaries with respect to the Exchange Right.

3.10                       Call Rights

The Liquidation Call Right, the Redemption Call Right, the Retraction Call Right, the Automatic Exchange Right and the Exchange Right are hereby agreed, acknowledged, consented to and confirmed, and it is agreed and acknowledged that such rights are granted as part of the consideration for the obligations of SolGold under this Agreement.

3.11                        Automatic Exchange Right

(a)                                 SolGold shall give Exchangeco written notice of each of the following events (each a “SolGold Liquidation Event”) at the time set forth below:

(i)                                     in the event of any determination by the board of directors of SolGold to institute voluntary liquidation, dissolution or winding up proceedings with respect to SolGold or to effect any other distribution of assets of SolGold among its stockholders for the purpose of winding up its affairs, at least 30 days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution; and

(ii)                                  promptly following the earlier of (i) receipt by SolGold of notice of and (ii) SolGold otherwise becoming aware of any instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding up of SolGold or to effect any other distribution of assets of SolGold among its stockholders for the purpose of winding up its affairs in each case where SolGold has failed to contest in good faith any such proceeding commenced in respect of SolGold within 30 days of becoming aware thereof.

(b)                                 Promptly following receipt by Exchangeco from SolGold of notice of any SolGold Liquidation Event contemplated by Section  3.11(a)(i) or  3.11(a)(ii), Exchangeco will give notice or cause such notice to be given thereof to the Beneficiaries. Such notice shall be provided by SolGold to Exchangeco and shall include a brief description of the automatic exchange of Exchangeable Shares for SolGold Common Shares provided for in Section  3.11(c) below (the “Automatic Exchange Right”).

(c)                                  In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of SolGold Common Shares in the distribution of assets of SolGold in connection with a SolGold Liquidation Event, immediately prior to the effective date (the “SolGold Liquidation Event Effective Date”) of a SolGold Liquidation Event all of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by SolGold or its Subsidiaries) shall be automatically exchanged for SolGold Common Shares. To effect such automatic exchange, SolGold shall purchase each Exchangeable Share outstanding on the last Business Day immediately prior to the SolGold Liquidation Event Effective Date and held by a Beneficiary, and each such Beneficiary shall sell free and clear of any liens, claims or encumbrances the Exchangeable Shares held by it at such time, for a purchase price per share equal to the Exchangeable Share Price on the last Business Day immediately prior to the SolGold Liquidation Event Effective Date, which shall be satisfied in full by SolGold delivering to such holder the Exchangeable Share Consideration representing such Exchangeable Share Price.

(d)                                 On the Business Day immediately prior to the SolGold Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for SolGold Common Shares shall be deemed to have occurred, and each Beneficiary shall be deemed to have transferred to SolGold all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares free and clear of any liens, claims or encumbrances and shall cease to be a holder of such Exchangeable Shares and SolGold shall deliver or cause to be delivered to Exchangeco, for delivery to such holders, the Exchangeable Share Consideration deliverable upon the automatic exchange of the Exchangeable Shares. Concurrently with each such Beneficiary ceasing to be a holder of Exchangeable Shares, such Beneficiary shall be considered and deemed for all purposes to be the holder of the SolGold Common Shares delivered to it, or to Exchangeco on its behalf, pursuant to the automatic exchange of such Beneficiary’s Exchangeable Shares for SolGold Common Shares and the certificates held by such Beneficiary previously representing the Exchangeable Shares exchanged by such Beneficiary with SolGold pursuant to such automatic exchange shall thereafter be deemed to represent the SolGold Common Shares delivered to such Beneficiary by SolGold pursuant to such automatic exchange. Upon the request of any Beneficiary and the surrender by such Beneficiary of Exchangeable Share certificates deemed to represent SolGold Common Shares, duly endorsed in blank and accompanied by such instruments of transfer as SolGold may reasonably require, Exchangeco shall deliver or cause to be delivered to such Beneficiary certificates representing the SolGold Common Shares of which such Beneficiary is the holder and the remainder of the Exchangeable Share Consideration, if any.

1                                         SolGold Common Shares

The obligations of SolGold to issue SolGold Common Shares pursuant to the Automatic Exchange Right or the Exchange Right are subject to all applicable Laws and regulatory or stock exchange requirements.

3.13                       Withholding Rights

SolGold, Callco and Exchangeco shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of Exchangeable Shares or SolGold Common Shares such amounts as SolGold, Callco or Exchangeco is required or permitted to deduct and withhold with respect to such payment under the Tax Act or any provision of federal, provincial, state, territorial, local or foreign Tax Law, in each case as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate Taxing Authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, SolGold, Callco and Exchangeco are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to SolGold, Callco or Exchangeco, as the case may be, to enable it to comply with such deduction or withholding requirement and SolGold, Callco or Exchangeco shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

3.14                       No Fractional Entitlements

Notwithstanding anything contained in this Agreement, including, without limitation, this  Article 3, no Beneficiary (or Exchangeco as trustee for and on behalf of, and for the use and benefit of a Beneficiary) shall be entitled to, and SolGold and Callco will not deliver, fractions of SolGold Common Shares. Where the application of the provisions of this Agreement, including, without limitation, this  Article 3, would otherwise result in a Beneficiary (or Exchangeco, on behalf of the Beneficiary) receiving a fraction of a SolGold Common Share the Beneficiary (or Exchangeco on behalf of the Beneficiary) shall be entitled to receive the nearest whole number of SolGold Common Shares.

3.15                       Delivery of Shares

For greater certainty, the parties intend that the provisions of Section  2.5 of this Agreement shall apply with respect to the manner in which any SolGold Common Shares will be delivered in satisfaction of an obligation of Callco pursuant to this Article 3.

ARTICLE 4

SOLGOLD SUCCESSORS

4.1                              Certain Requirements in Respect of Combination, etc.

SolGold shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

(a)                                 such other Person or continuing corporation (the “SolGold Successor”) by operation of Law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the SolGold Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such SolGold Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of SolGold under this Agreement; and

(b)                                 such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of Exchangeable Shares.

4.2                              Vesting of Powers in Successor

Whenever the conditions of Section  4.1 have been duly observed and performed, the parties, if required by Section  4.1, shall execute and deliver the supplemental agreement provided for in Section  4.1(a) and thereupon the SolGold Successor and such other person that may then be the issuer of the SolGold Common Shares shall possess and from time to time may exercise each and every right and power of SolGold under this Agreement in the name of SolGold or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of SolGold or any officers of SolGold may be done and performed with like force and effect by the directors or officers of such SolGold Successor.

4.3                              Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any direct or indirect wholly-owned Subsidiary of SolGold with or into SolGold or the winding-up, liquidation or dissolution of any direct or indirect wholly-owned Subsidiary of SolGold, provided that all of the assets of such Subsidiary are transferred to SolGold or another direct or indirect wholly-owned Subsidiary of SolGold, and any such transactions are expressly permitted by this  Article 4.

4.4                              Successor Transaction

Notwithstanding the foregoing provisions of  Article 4, in the event of a SolGold Control Transaction:

(a)                                 in which SolGold merges or amalgamates with, or in which all or substantially all of the then outstanding SolGold Common Shares are acquired by, one or more other corporations to which SolGold is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Tax Act (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)                                 which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)                                  in which all or substantially all of the then outstanding SolGold Common Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such SolGold Control Transaction, owns or controls, directly or indirectly, SolGold, then all references herein to “SolGold” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to shares of “SolGold Common Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Share Provisions or exchange of such shares pursuant to this Agreement immediately subsequent to the SolGold Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Share Provisions, or exchange of such shares pursuant to this Agreement, had occurred immediately prior to the SolGold Control Transaction and the SolGold Control Transaction was completed), but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including without limitation, any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

ARTICLE 5

GENERAL

5.1                              Term

This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by Non-Affiliated Holders.

5.2                              Changes in Capital of SolGold and Exchangeco

Notwithstanding the provisions of Section  5.4 hereof, at all times after the occurrence of any event contemplated pursuant to Section  2.7 and Section  2.8 hereof or otherwise, as a result of which either the SolGold Common Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which the SolGold Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental agreement in writing giving effect to and evidencing such necessary amendments and modifications.

5.3                              Severability

Notwithstanding the provisions of Section  5.4 hereof, if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.4                              Amendments, Modifications

Subject to Section  5.2, Section  5.3, and Section  5.5, this Agreement may not be amended or modified except by an agreement in writing executed by Exchangeco, Callco and SolGold and approved by the holders of the Exchangeable Shares in accordance with Section 10.2 of the Share Provisions.

5.5                              Ministerial Amendments

Notwithstanding the provisions of Section  5.4 hereof, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a)                                 adding to the covenants of any or all of the parties hereto if the board of directors of each of Exchangeco, Callco and SolGold shall be of the opinion that such additions will not be prejudicial in any material respect to the rights or interests of the Non-Affiliated Holders as a whole;

(b)                                 evidencing the succession of SolGold Successors and the covenants of and obligations assumed by each such SolGold Successor in accordance with the provisions of  Article 4;

(c)                                  making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of each of Exchangeco, Callco and SolGold, having in mind the best interests of the Non-Affiliated Holders as a whole, it may be expedient to make, provided that each such board of directors shall be of the opinion that such amendments or modifications will not be prejudicial in any material respect to the rights or interests of the Non-Affiliated Holders as a whole;

(d)                                 making such changes or corrections which, on the advice of counsel to Exchangeco, Callco and SolGold, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of Exchangeco, Callco and SolGold shall be of the opinion that such changes or corrections will not be prejudicial in any material respect to the rights or interests of the Non-Affiliated Holders as a whole.

5.6                               Meeting to Consider Amendments

Exchangeco, at the request of SolGold, shall call a meeting or meetings of the holders of Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section  5.4 hereof. Any such meeting or meetings shall be called and held in accordance with the bylaws of Exchangeco, the Share Provisions and all applicable Laws.

5.7                              Enurement

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.8                              Assignment

No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of Law or otherwise) except that Callco may assign in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly-owned Subsidiary of SolGold.

5.9                              Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this Agreement shall be sufficiently given if delivered in person or if sent by facsimile transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(a)                                 in the case of SolGold, to the following address:

Level 27, 111 Eagle Street

Brisbane, Queensland

Australia 4000

Attention: Karl Schlobohm

Email:    kschlobohm@dgrglobal.com.au

with a copy, which shall not constitute notice for the purposes of this Agreement, to:

Bennett Jones LLP

100 King Street West, Suite 3400

Toronto, Ontario M5X 1A4

Attention: James Clare

Email:	clarej@bennettjones.com

and a copy, which shall not constitute notice for the purposes of this Agreement, to:

HopgoodGanim Lawyers

Level 8, Waterfront Place, 1 Eagle Street

Brisbane, Queensland

4000, Australia

Attention: Brian Moller

Email:	b.moller@hopgoodganim.com.au

(b)                                 in the case of Callco, to the following address:

Level 27, 111 Eagle Street
Brisbane, Queensland
Australia 4000

Attention:	Priy Jayasuriya
Email:	pjayasuriya@dgrglobal.com.au

with a copy, which shall not constitute notice for the purposes of this Agreement, to:

Bennett Jones LLP

4500 Bankers Hall East, 855 2 Street SW

Calgary, AB T2P 4K7

Attention: James McClary

Email:	mcclaryj@bennettjones.com

(c)                                  in the case of Exchangeco, to the following address:

Level 27, 111 Eagle Street

Brisbane, Queensland

Australia 4000

Attention:	Priy Jayasuriya
Email:	pjayasuriya@dgrglobal.com.au

with a copy, which shall not constitute notice for the purposes of this Agreement, to:

Bennett Jones LLP

4500 Bankers Hall East, 855 2 Street SW

Calgary, AB T2P 4K7

Attention: James McClary

Email:	mcclaryj@bennettjones.com

or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this Section, and if not given the same shall be deemed to have been received on the date of such delivery or sending.

5.10                       Counterparts

This Agreement may be executed in counterparts (by facsimile or otherwise), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

5.11                       Jurisdiction

This Agreement shall be construed and enforced in accordance with the Laws of the Province of Ontario and the Laws of Canada applicable therein. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising hereunder or related hereto.

[Remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SOLGOLD PLC

Per:
Name:
Title:

SOLGOLD CANADIAN CALLCO CORP.

Per:
Name:
Title:

SOLGOLD CANADIAN EXCHANGECO CORP.

Per:
Name:
Title:

SCHEDULE “D”

EXCHANGEABLE SHARE PROVISIONS

AUTHORIZED CAPITAL

SolGold Canadian ExchangeCo Corp. (the “Corporation”)

The maximum number of shares of each class that the Corporation is authorized to issue and the designation, rights, privileges, restrictions and conditions of each class of shares are set out below.

A.                                   COMMON SHARES

The Corporation is authorized to issue an unlimited number of Common Shares, which constitute a separate and distinct class of shares. The Common Shares shall carry and be subject to the following rights, privileges, restrictions and conditions, namely:

1.                                      The holders of Common Shares are entitled to receive notice of any meeting of the shareholders of the Corporation and to attend and vote thereat except those meetings where only holders of a specified class or particular series of shares are entitled to vote and each holder thereof shall be entitled to one (1) vote per share in person or by proxy.

2.                                      Subject to the rights, privileges, restrictions and conditions attaching to any other shares of the Corporation, the holders of the Common Shares are entitled to receive any dividend declared and paid by the Corporation.

3.                                      Subject to the rights, privileges, restrictions and conditions attaching to any other shares of the Corporation, in the event of the liquidation, dissolution or winding-up of the Corporation, the holders of the Common Shares are entitled to receive the remaining property of the Corporation after payment of all of the Corporation’s liabilities.

B.                                   EXCHANGEABLE SHARES

The Corporation is authorized to issue an unlimited number of Exchangeable Shares, which constitute a separate and distinct class of shares. The Exchangeable Shares shall carry and be subject to the following rights, privileges, restrictions and conditions, namely:

1.                                     INTERPRETATION

1.1                              Definitions

For the purposes of these Share Provisions, unless something in the subject matter or context is inconsistent therewith:

“ABCA” means the Business Corporations Act (Alberta), including the regulations promulgated thereunder, in either case as amended from time to time.

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means a day, other than a Saturday, Sunday or statutory or civic holiday, on which banks in the Province of Ontario and the Province of Alberta are generally open for the transaction of banking business.

“Callco” means SolGold Canadian CallCo Corp., a corporation incorporated under the Laws of the Province of Alberta.

“Canadian Dollar Equivalent” means in respect of an amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”) at any date the product obtained by multiplying:

(a)                                 the Foreign Currency Amount; by

(b)                                 the single daily exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

“Common Shares” means the common shares in the capital of the Corporation.

“Contract” means any contract, instrument, franchise, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, arrangement or understanding whether written or oral.

“Cornerstone” means Cornerstone Capital Resources Inc., a corporation incorporated under the Laws of the Province of Alberta.

“Current Market Price” means, in respect of a SolGold Common Share on any date, the Canadian Dollar Equivalent of the average closing sale price on the TSX during the period of 20 consecutive trading days ending on the third trading day immediately before such date or, if the SolGold Common Shares are not then listed on the TSX, on such other stock exchange or automated quotation system on which the SolGold Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of SolGold Common Shares during such period does not reflect the fair market value of a SolGold Common Share, then the Current Market Price of a SolGold Common Share shall be determined by the Board of Directors, based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding, absent manifest error.

“Dividend Amount” means an amount equal to the Canadian Dollar Equivalent of the full amount of all dividends and distributions declared and unpaid on each Exchangeable Share and all dividends and distributions declared on a SolGold Common Share that have not been declared on the Exchangeable Shares in accordance with Section  3, in each case with a record date prior to the effective date of the acquisition of, redemption of, purchase of, or distribution of assets of the Corporation in respect of, such Exchangeable Share pursuant to these Share Provisions, the Offer or the Support Agreement.

“Effective Date” means the earliest date on which the Corporation first takes up shares of Cornerstone pursuant to the Offer (by paying for such shares and becoming the beneficial owner of such shares at the time of payment).

“Exchange Right” has the meaning ascribed thereto in the Support Agreement.

“Exchangeable Shares” means the exchangeable shares in the capital of the Corporation, having the rights, privileges, restrictions and conditions set forth in these Share Provisions.

“Exchangeable Share Consideration” means, with respect to each Exchangeable Share, for any acquisition of, redemption of or distribution of assets of the Corporation in respect of such Exchangeable Share, or purchase of such Exchangeable Share pursuant to these Share Provisions, the Offer or the Support Agreement:

(a)                                 one SolGold Common Share; plus

(b)                                 a cheque or cheques payable at par at any branch of the bankers of the payor in an amount equal to the portion of the Dividend Amount represented by cash dividends or distributions; plus

(c)                                  such stock or other property constituting the portion of the Dividend Amount represented by non-cash dividends or distributions,

provided that: (i) the share described in (a) above shall be duly issued, fully paid and non-assessable; (ii) the part of the consideration which represents (c) above shall be fully paid and satisfied by delivery of such non-cash items; (iii) any such consideration shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest; and (iv) any such consideration shall be paid less any Tax required to be deducted and withheld therefrom and without interest.

“Exchangeable Share Price” means, for each Exchangeable Share, an amount equal to the aggregate of:

(a)                                 the Current Market Price of one SolGold Common Share; plus

(b)                                 the Dividend Amount.

“Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Corporation, other than an Exempt Exchangeable Share Voting Event.

“Exempt Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Corporation in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of the Exchangeable Shares and the SolGold Common Shares.

“Governmental Entity” means any (i) multinational, federal, provincial, territorial, state, municipal, local or other government, governmental or public department, central bank, court, commission, commissioner, tribunal, arbitral body, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision, agent or authority of any of the foregoing, (iii) any quasi-governmental or private body exercising any regulatory, expropriation or Taxing Authority under or for the account of any of the foregoing, or (iv) stock exchange, automated quotation system, self regulatory authority or securities regulatory authority, including, without limitation, the TSX and the LSE.

“Laws” means all laws (including common law and civil law), by-laws, statutes, rules, regulations, principles of law and equity, orders, ordinances, judgments, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, and the term “applicable” with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Person or its business, undertaking, property or securities.

“LCR Exercising Party” has the meaning set out in Section  5.2(a).

“Liquidation Amount” has the meaning ascribed thereto in Section  5.1(a).

“Liquidation Call Purchase Price” has the meaning set out in Section  5.2(a).

“Liquidation Call Right” has the meaning ascribed thereto in Section  5.2(a).

“Liquidation Date” has the meaning ascribed thereto in Section  5.1(a).

“LSE” means the London Stock Exchange.

“Non-Affiliated Holders” means the registered holders (and for greater certainty excluding any Exchangeable Shares beneficially held by SolGold and its Subsidiaries through any registered holder) of Exchangeable Shares other than SolGold and its Subsidiaries.

“Offer” means the offer by the Corporation, by way of a public takeover bid, to purchase all of the issued and outstanding common shares of Cornerstone (other than shares, if any, held by SolGold or its Subsidiaries), subject to and in accordance with the terms of an Offer to Purchase dated June 30, 2020.

“Other Corporation” has the meaning ascribed thereto in Section  11.1(c)(iii).

“Other Shares” has the meaning ascribed thereto in Section  11.1(c)(iii).

“Person” means and includes individuals, corporations, partnerships, general partnerships, joint stock companies, limited liability companies, joint ventures, associations, companies, trusts, banks, trust companies, pension funds, business trusts or other organizations, whether or not legal entities, and governments, agencies and political subdivisions thereof.

“RCR Exercising Party” has the meaning ascribed thereto in Section  6.2(a).

“Redemption Call Purchase Price” has the meaning ascribed thereto in Section  7.2(a).

“Redemption Call Right” has the meaning ascribed thereto in Section  7.2(a).

“Redemption CR Exercising Party” has the meaning ascribed thereto in Section  7.2(a).

“Redemption Date” means the date, if any, established by the Board of Directors for the redemption by the Corporation of all but not less than all of the outstanding Exchangeable Shares, which date shall be no earlier than the third anniversary of the Effective Date, unless:

(a)                                 the aggregate number of Exchangeable Shares issued and outstanding (other than Exchangeable Shares held by SolGold and its Subsidiaries) is less than 5% of the number of Exchangeable Shares issued in respect of the acquisition by the Corporation of common shares of Cornerstone pursuant to the Offer and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision, combination or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares in which case the Board of Directors may accelerate such redemption date to such date, as they may determine, upon at least 30 days’ prior written notice to the registered holders of the Exchangeable Shares;

(b)                                 a SolGold Control Transaction occurs, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such a SolGold Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such SolGold Control Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date as it may determine, upon such number of days prior written notice to the registered holders of the Exchangeable Shares as the Board of Directors may determine to be reasonably practicable in such circumstances;

(c)                                  an Exchangeable Share Voting Event is proposed, in which case, provided that the Board of Directors has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose (which business purpose must be bona fide and not for the primary purpose of causing the occurrence of a Redemption Date) intended by the Exchangeable Share Voting Event in a commercially reasonable manner that does not result in an Exchangeable Share Voting Event, the redemption date shall be the Business Day prior to the record date for any meeting or vote of the holders of the Exchangeable Shares to consider the Exchangeable Share Voting Event and the Board of Directors shall give such number of days prior written notice of such redemption to the registered holders of the Exchangeable Shares as the Board of Directors may determine to be reasonably practicable in such circumstances; or

(d)                                 an Exempt Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the redemption date shall be the Business Day following the day on which the holders of the Exchangeable Shares failed to take such action, provided, however, that the accidental failure or omission to give any notice of redemption under clauses  (a), (b),  (c) or  (d) above to any of such holders of Exchangeable Shares shall not affect the validity of any such redemption.

“Redemption Price” has the meaning ascribed thereto in Section  7.1(a).

“Retracted Shares” has the meaning ascribed thereto in Section  6.1(a).

“Retraction Call Purchase Price” has the meaning ascribed thereto in Section  6.2(a).

“Retraction Call Right” has the meaning ascribed thereto in Section  6.2(a).

“Retraction Date” has the meaning ascribed thereto in Section  6.1(a).

“Retraction Price” has the meaning ascribed thereto in Section  6.1(a).

“Retraction Request” has the meaning ascribed thereto in Section  6.1(a).

“Share Provisions” means the rights, privileges, restrictions and conditions set out herein.

“SolGold” means SolGold plc, a company existing under the laws of the United Kingdom.

“SolGold Call Notice” has the meaning ascribed thereto in Section  6.2(b).

“SolGold Common Shares” means the ordinary shares of SolGold, and any other securities into which such shares may be changed or for which such shares may be exchanged (whether or not SolGold shall be the issuer of such securities) or any other consideration which may be received by the holders of such shares pursuant to a recapitalization, reconstruction, reorganization or reclassification of, or amalgamation, merger, liquidation or similar transaction affecting, such shares.

“SolGold Control Transaction” shall be deemed to have occurred if:

(a)                                 any merger, amalgamation, arrangement, take-over bid or tender offer, material sale of shares or rights or interest therein or thereto, restructuring or reorganization or similar transactions involving SolGold occurs (or any proposal to do so occurs) that would, immediately following implementation of such transaction, result in either (i) any Person, either individually or together with any non-arm’s length or affiliated Persons, acquiring voting securities representing more than 50 per cent of the total voting power of all of the then outstanding voting securities of SolGold on a fully-diluted basis; or (ii) the holders of outstanding voting securities of SolGold as a group determined immediately prior to the implementation of such transaction holding voting securities representing less than 50 per cent of the total voting power of all of the then outstanding voting securities of SolGold on a fully-diluted basis;

(b)                                 the shareholders of SolGold approve a liquidation of SolGold; or

(c)                                  the shareholders of SolGold approve the sale or disposition of all or substantially all of SolGold’s assets.

“SolGold Dividend Declaration Date” means the date on which the board of directors of SolGold declares any dividend or other distribution on the SolGold Common Shares.

“SolGold Successors” has the meaning ascribed thereto in Section  12.2(b).

“Subdivision” has the meaning ascribed thereto in Section  3.2.

“Subsidiary” means, with respect to a specified Person, any entity, whether incorporated or unincorporated, in which such Person owns, directly or indirectly, a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the directors or other Persons performing similar functions, or the management and policies of which such Person otherwise has the power to direct.

“Support Agreement” means a support agreement to be entered into prior to the issuance by the Corporation of any Exchangeable Shares among SolGold, Callco and the Corporation, as may be amended, supplemental or otherwise modified from time to time in accordance with the terms thereof, the purpose of which will be for SolGold (for itself and on behalf of Callco) and the Corporation to covenant to do all things reasonably necessary and desirable to enable and permit the Corporation or Callco to perform its obligations hereunder.

“Tax” and “Taxes” means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes and charges, sales taxes, use taxes, ad valorem taxes, value added taxes, subsoil use or extraction taxes and ownership fees, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, licence taxes, withholding taxes, health taxes, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security, workers’ compensation, employment/unemployment insurance or compensation taxes, mandatory pension and other social fund taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, harmonized sales tax, customs duties or other taxes, fees, imports, assessments or charges or any kind whatsoever, and any instalments in respect thereof, together with any interest, fines and any penalties or additional amounts imposed by any Taxing Authority (domestic or foreign) and any interest, fines, penalties, additional Taxes and additions to Tax imposed by any Taxing Authority (domestic or foreign) with respect to the foregoing and including any amount in respect of the foregoing as a transferee or successor, guarantor or surety or in a similar capacity under any Contract or by operation of Law.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time.

“Taxing Authority” means any Governmental Entity exercising regulatory authority in respect of any Taxes.

“Transfer Agent” means any Person as may from time to time be appointed by the Corporation as the registrar and transfer agent for the Exchangeable Shares.

“TSX” means the Toronto Stock Exchange.

1.2                              Sections and Headings

Unless otherwise indicated, any reference in these Share Provisions to an article or section refers to the specified article or section of these Share Provisions.

1.3                              Number Gender and Persons

In these Share Provisions, unless the context otherwise requires, words importing the singular number include the plural and vice versa, and words importing any gender include all genders.

References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person.

1.4                              Date for any Action

If any date on which any action is required to be taken under these Share Provisions is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

1.5                              Payments

All payments to be made hereunder shall be made without interest and less any Tax required by Law to be deducted and withheld.

1.6                              Currency

In these Share Provisions, unless stated otherwise, all references to sums of money are expressed in, and all payments provided for herein shall be made in, Canadian dollars, and “$” or “C$” refers to Canadian dollars.

2.                                     RANKING OF EXCHANGEABLE SHARES

2.1                              Ranking

The Exchangeable Shares shall be entitled to a preference over the Common Shares, and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends as and to the extent provided in Article  3 and with respect to the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs as and to the extent provided in Article  5.

3.                                     DIVIDENDS

3.1                              Dividends

A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable Law, on each SolGold Dividend Declaration Date, declare a dividend on each Exchangeable Share:

(a)                                 in the case of a cash dividend or distribution declared on the SolGold Common Shares, in an amount in cash for each Exchangeable Share equal to the Canadian Dollar Equivalent of the cash dividend or distribution declared on each SolGold Common Share on the SolGold Dividend Declaration Date;

(b)                                 in the case of a stock dividend or distribution declared on the SolGold Common Shares to be paid in SolGold Common Shares, subject to Section  3.2, by the issue or transfer by the Corporation of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of SolGold Common Shares to be paid on each SolGold Common Share; or

(c)                                  in the case of a dividend or distribution declared on the SolGold Common Shares in property other than cash or SolGold Common Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by Section  3.6 hereof) the type and amount of property declared as a dividend or distribution on each SolGold Common Share.

Such dividends or distributions shall be paid out of the assets of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares or other securities of the Corporation, as applicable. Subject to Section  3.2, the holders of Exchangeable Shares shall not be entitled to any dividends other than or in excess of the dividends referred to in this Section  3.1.

3.2                              Subdivision on Stock Dividend

In the case of a stock dividend declared on the SolGold Common Shares to be paid in SolGold Common Shares, in lieu of declaring the stock dividend contemplated by Section  3.1(b) on the Exchangeable Shares, the Board of Directors may, in good faith and in its discretion and subject to applicable Law and to obtaining all required regulatory approvals, subdivide, redivide or change (the “Subdivision”) each issued and unissued Exchangeable Share on the basis that each Exchangeable Share before the Subdivision becomes a number of Exchangeable Shares equal to the sum of: (i) one; plus (ii) the number of SolGold Common Shares to be paid as a share dividend on each SolGold Common Share. In making such Subdivision, the Board of Directors shall consider the effect thereof upon the then outstanding Exchangeable Shares and the general taxation consequences of the Subdivision to the holders of the Exchangeable Shares (other than SolGold and its Subsidiaries). In such instance, and notwithstanding any other provision hereof, such Subdivision, shall become effective on the effective date specified in Section  3.4 without any further act or formality on the part of the Board of Directors or of the holders of Exchangeable Shares. For greater certainty, subject to applicable Law, no approval of the holders of Exchangeable Shares to an amendment to the articles of the Corporation shall be required to give effect to such Subdivision.

3.3                              Payment of Dividends

Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash dividends or distributions contemplated by Section  3.1(a) hereof and the sending of such cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Subject to applicable Law and any applicable requirements of a central depository for securities, certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends or other distributions contemplated by Section  3.1(b) hereof or any Subdivision contemplated by Section  3.2 and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend or other distribution represented thereby. Such other type and amount of property in respect of any dividends or distributions contemplated by Section  3.1(c) hereof shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend or other distribution represented thereby. Subject to the requirements of applicable Law with respect to unclaimed property, no holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend or distribution that is represented by a cheque that has not been duly presented to the Corporation’s bankers for payment or that otherwise remains unclaimed for a period of five years from the date on which such dividend was first payable. Payment may also be made in such other manner as may be agreed upon in writing between the Corporation and the holder.

3.4                              Record and Payment Dates

The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend or distribution declared on the Exchangeable Shares under Section  3.1 hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend or distribution declared on the SolGold Common Shares. The record date for the determination of the holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any Subdivision of the Exchangeable Shares under Section  3.2 and the effective date of such Subdivision shall be the same dates as the record date and payment date, respectively, for the corresponding dividend or distribution declared on the SolGold Common Shares.

3.5                              Partial Payment

If on any payment date for any dividends or distributions declared on the Exchangeable Shares under Section  3.1 hereof the dividends or distributions are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys or other assets properly applicable to the payment of such dividends or distributions.

3.6                              Economic Equivalence

For the purposes of Section  3.1 and Section  3.2 hereof, the Board of Directors shall determine, acting in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), economic equivalence and each such determination shall be conclusive and binding on the Corporation and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(a)                                 in the case of any stock dividend or other distribution payable in SolGold Common Shares, the number of such shares issued in proportion to the number of SolGold Common Shares previously outstanding;

(b)                                 in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase SolGold Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire SolGold Common Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price, the volatility of SolGold Common Shares and the term of any such instrument;

(c)                                  in the case of the issuance or distribution of any other form of property (including, without limitation, any shares or securities of SolGold of any class other than SolGold Common Shares, any rights, options or warrants other than those referred to in Section  3.6(b), any evidences of indebtedness of SolGold or any assets of SolGold), the relationship between the fair market value

(as determined by the Board of Directors in the manner contemplated above) of such property to be issued or distributed with respect to each outstanding SolGold Common Share and the Current Market Price;

(d)                                 in the case of any subdivision, redivision or change of the then outstanding SolGold Common Shares into a greater number of SolGold Common Shares or the reduction, combination, consolidation or change of the then outstanding SolGold Common Shares into a lesser number of SolGold Common Shares or any amalgamation, merger, reorganization or other transaction affecting the SolGold Common Shares, the effect thereof upon the then outstanding SolGold Common Shares; and

(e)                                  in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares compared to holders of SolGold Common Shares (including to the extent that such consequences may differ as a result of differences between taxation Laws of Canada and Australia) except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares.

4.                                      CERTAIN RESTRICTIONS

4.1                              Certain Restrictions

So long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section  10.2 hereof:

(a)                                 pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends, other than stock dividends payable in Common Shares or in any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b)                                 redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or the distribution of the assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs;

(c)                                  redeem or purchase or make any capital distribution in respect of any other shares of the Corporation ranking equally with the Exchangeable Shares with respect to the payment of dividends or the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs; or

(d)                                 issue any shares other than (i) Exchangeable Shares, (ii) Common Shares, and (iii) any other shares ranking junior to the Exchangeable Shares, other than by way of stock dividends to the holders of such Exchangeable Shares, provided that the restrictions in Sections  4.1(a), 4.1(b) and  4.1(c) hereof shall not apply if all dividends and distributions on the outstanding Exchangeable Shares corresponding to dividends and distributions declared and paid to date on the SolGold Common Shares shall have been declared and paid in full on the Exchangeable Shares.

5.                                     LIQUIDATION

5.1                               Participation Upon Liquidation, Dissolution or Winding Up of the Corporation

(a)                                 Subject to applicable Law and the due exercise by SolGold or Callco of a Liquidation Call Right, in the event of the liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date of such liquidation, dissolution or winding up or other distribution (the “Liquidation Date”), before any distribution of any part of the assets of the Corporation among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the “Liquidation Amount”), which shall be satisfied in full by the Corporation causing to be delivered to such holder the Exchangeable Share Consideration representing the Liquidation Amount.

(b)                                 In the case of a distribution on Exchangeable Shares under this Section  5.1 and provided the Liquidation Call Right has not been exercised by SolGold or Callco, on the Liquidation Date, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the articles and by-laws of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. Payment of the aggregate Liquidation Amount for such Exchangeable Shares shall be satisfied by causing to be delivered to each holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares on behalf of the Corporation of the Exchangeable Share Consideration representing the aggregate Liquidation Amount. On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Support Agreement), other than the right to receive their proportionate part of the aggregate Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Liquidation Amount has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the Liquidation Date to transfer or cause to be issued or transferred, and deposited in a custodial account with any chartered bank or trust company in Canada named in such notice, the Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof, such Liquidation Amount to be held by such bank or trust company as trustee for and on behalf of, and for the use and benefit of, such holders. Upon such deposit being made, the rights of a holder of Exchangeable Shares after such deposit shall be limited to receiving its proportionate part of the Liquidation Amount for such Exchangeable Shares so deposited, and all dividends and other distributions with respect to the SolGold Common Shares to which such holder is entitled with a record date after the date of such deposit and before the date of transfer of such SolGold Common Shares to such holder (in each case less any amounts withheld on account of Tax required to be deducted and withheld therefrom, and without interest) against presentation and surrender of the certificates for the Exchangeable Shares held by the holder in accordance with the foregoing provisions. Upon such payment or deposit of the total Liquidation Amount (less any amounts withheld on account of Tax required to be deducted and withheld therefrom), the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the SolGold Common Shares delivered to them or the custodian on their behalf.

(c)                                  After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the total Liquidation Amount pursuant to this Section  5.1, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

5.2                               Liquidation Call Rights

(a)                                 Subject to the limitations set forth in Section  5.2(b), including that Callco shall only be entitled to exercise its Liquidation Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which SolGold has not exercised its Liquidation Call Right, SolGold and Callco shall each have the overriding right (a “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation for the purpose of winding up its affairs pursuant to Section  5.1 hereof, to purchase from all but not less than all of the holders of Exchangeable Shares on the Liquidation Date (other than SolGold and its Subsidiaries) all but not less than all of the Exchangeable Shares held by each such holder on payment by whichever of SolGold or Callco is exercising such right (the “LCR Exercising Party”) of an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the “Liquidation Call Purchase Price”) which shall be satisfied in full by delivery to such holder of the Exchangeable Share Consideration representing the Liquidation Call Purchase Price. In the event of the exercise of a Liquidation Call Right, each holder of Exchangeable Shares (other than SolGold and its Subsidiaries) shall be obligated to sell all the Exchangeable Shares held by such holder to the LCR Exercising Party on the Liquidation Date on payment by the LCR Exercising Party to the holder of the Liquidation Call Purchase Price for each such share and the Corporation shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased by the LCR Exercising Party.

(b)                                 Callco shall only be entitled to exercise its Liquidation Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which SolGold has not exercised its Liquidation Call Right. In order to exercise its Liquidation Call Right, an LCR Exercising Party must notify in writing the Transfer Agent, as agent for the holders of Exchangeable Shares and the Corporation of its intention to exercise such right at least 30 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding up of the Corporation and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding up of the Corporation. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not a Liquidation Call Right has been exercised (such notice to specify the LCR Exercising Party and such form of notice to be provided by SolGold to the Transfer Agent) forthwith after the earlier of: (i) the date notice of exercise has been provided to the Transfer Agent; and (ii) the expiry of the date by which the same may be exercised. If an LCR Exercising Party exercises its Liquidation Call Right in accordance with this Section  5.2, all obligations of the Corporation under Section  5.1 shall terminate and on the Liquidation Date such LCR Exercising Party will purchase and the holders of Exchangeable Shares (other than SolGold and its Subsidiaries) will sell all of their Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price (payable in the form of Exchangeable Share Consideration).

(c)                                  For the purposes of completing a purchase of the Exchangeable Shares pursuant to the exercise of a Liquidation Call Right, the LCR Exercising Party shall deposit or cause to be deposited, with the Transfer Agent on behalf of the holders of such Exchangeable Shares, on or before the Liquidation Date, the Exchangeable Share Consideration representing the aggregate Liquidation Call Purchase Price less any required Tax withholdings. Provided that the aggregate Liquidation Call Purchase Price has been so deposited with the Transfer Agent, on and after the Liquidation Date holders of the Exchangeable Shares (other than SolGold and its Subsidiaries) shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Support Agreement), other than the right to receive such holder’s proportionate part of the total Liquidation Call Purchase Price payable by the LCR Exercising Party, without interest, upon presentation and surrender of certificates representing the Exchangeable Shares held by such holder and the holder shall be deemed for all purposes to be holders of SolGold Common Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the articles of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Transfer Agent shall deliver to such holder, the Exchangeable Share Consideration representing the Liquidation Call Purchase Price. If neither SolGold nor Callco exercises its Liquidation Call Right in the manner described above, on the Liquidation Date the holders of Exchangeable Shares shall be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by the Corporation in connection with the liquidation, dissolution or winding up of the Corporation pursuant to Section  5.1 hereof.

6.                                     RETRACTION AT OPTION OF HOLDER

6.1                               Retraction at Option of Holder

(a)                                 Subject to applicable Law and the due exercise by either SolGold or Callco of a Retraction Call Right, a holder of Exchangeable Shares shall be entitled at any time to require the Corporation to redeem, on the fifth Business Day after the date on which the Retraction Request is received by the Corporation (the “Retraction Date”), any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the “Retraction Price”), which shall be satisfied in full by the Corporation causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Price. The holder must give notice of a requirement to redeem by presenting and surrendering at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares that the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA, the Corporation’s articles and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, together with a duly executed statement (the “Retraction Request”) in the form of Schedule A hereto or in such other form as may be acceptable to the Corporation specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the “Retracted Shares”) redeemed by the Corporation.

(b)                                 In the case of a redemption of Exchangeable Shares under this Section  6.1, upon receipt by the Corporation or the Transfer Agent in the manner specified in Section  6.1(a) hereof of a certificate representing the number of Exchangeable Shares which the holder desires to have the Corporation redeem and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section  6.1(e) and that neither SolGold or Callco has exercised the Retraction Call Right, the Corporation shall redeem the Retracted Shares effective at the close of business (Toronto time) on the Retraction Date. On the Retraction Date, the Corporation shall deliver or cause to be delivered to the relevant holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder’s Retraction Request or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent, as may be specified by the Corporation by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the Retraction Price and such delivery of such Exchangeable Share Consideration by the Corporation or on behalf of the Corporation by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Price to the extent that the same is represented by such Exchangeable Share Consideration, unless any cheque comprising part of such Exchangeable Share Consideration is not paid on due presentation. If only a part of the Exchangeable Shares represented by any certificate is redeemed, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

(c)                                  On and after the close of business (Toronto time) on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive its proportionate part of the total Retraction Price, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the aggregate Retraction Price payable to such holder shall not be made, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Price has been paid in the manner hereinbefore provided. On and after the close of business (Toronto time) on the Retraction Date, provided that presentation and surrender of certificates and payment of such aggregate Retraction Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation shall thereafter be considered and deemed for all purposes to be a holder of the SolGold Common Shares delivered to such holder.

(d)                                 Notwithstanding any other provision of this Section  6.1, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable Law. If the Corporation believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and neither SolGold nor Callco shall have exercised its Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to solvency requirements or other provisions of applicable Law and more than one holder has delivered a Retraction Request, the Corporation shall redeem Retracted Shares in accordance with Section  6.1(b) on a pro rata basis and shall issue to each such holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to Section  6.1(b) hereof. If the Retraction Request is not revoked by the holder in the manner specified in Section  6.1(e) and neither SolGold nor Callco shall have exercised its Retraction Call Right in respect of any such Retracted Shares, an Insolvency Event (as defined in the Support Agreement) shall, to the extent it has not theretofore occurred, be deemed thereupon to have occurred and the holder of any such Retracted Shares not redeemed by the Corporation pursuant to Section  6.1(b) as a result of solvency requirements or other provisions of applicable Law shall be deemed by giving the Retraction Request to have exercised its Exchange Right so as to require SolGold or, at the option of SolGold, Callco to purchase the unredeemed Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by SolGold or, at the option of SolGold, Callco to such holder of the Retraction Price, all as more specifically provided in the Support Agreement.

(e)                                  A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business (Toronto time) on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to SolGold or Callco shall be deemed to have been revoked.

(f)                                   Notwithstanding any other provision of this Article  6, if:

(i)                                     exercise of the rights of the holders of the Exchangeable Shares, or any of them, to require the Corporation to redeem any Exchangeable Shares pursuant to this Article  6 on any Retraction Date would require listing particulars or any similar document to be issued in order to obtain the approval of the LSE or TSX to the listing and trading (subject to official notice of issuance) of, the SolGold Common Shares that would be required to be delivered to such holders of Exchangeable Shares in connection with the exercise of such rights; and

(ii)                                  as a result of  (i) above, it would not be practicable (notwithstanding the reasonable endeavours of SolGold) to obtain such approvals in time to enable all or any of such SolGold Common Shares to be admitted to listing and trading by the LSE or TSX (subject to official notice of issuance) when so delivered, the Retraction Date shall, notwithstanding any other date specified or otherwise deemed to be specified in any relevant Retraction Request, be deemed for all purposes to be the earlier of (i) the second Business Day immediately following the date the approvals referred to in Section  6.1(f)(i) are obtained, and (ii) the date which is 30 Business Days after the date on which the relevant Retraction Request is received by the Corporation, and references in these Share Provisions to such Retraction Date shall be construed accordingly.

6.2                               Retraction Call Rights

(a)                                 In the event that a holder of Exchangeable Shares delivers a Retraction Request pursuant to Section  6.1 and subject to the limitations set forth in Section  6.2(b), including that Callco shall only be entitled to exercise its Retraction Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which SolGold has not exercised its Retraction Call Right, SolGold and Callco shall each have the overriding right (a “Retraction Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by the Corporation pursuant to Section  6.1 hereof, to purchase from such holder on the Retraction Date all but not less than all of the Retracted Shares held by such holder on payment by whichever of SolGold or Callco is exercising such right (the “RCR Exercising Party”) of an amount per share equal to the Exchangeable Share Price on the last Business Day prior to the Retraction Date (the “Retraction Call Purchase Price”) which shall be satisfied in full by the RCR Exercising Party causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Call Purchase Price. In the event of the exercise of a Retraction Call Right, a holder of Exchangeable Shares who has delivered a Retraction Request shall be obligated to sell all the Retracted Shares to the RCR Exercising Party on the Retraction Date on payment by the RCR Exercising Party of an amount per share equal to the Retraction Call Purchase Price for each such share in the form of Exchangeable Share Consideration.

(b)                                 Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify SolGold and Callco thereof. Callco shall only be entitled to exercise its Retraction Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which SolGold has not exercised its Retraction Call Right. In order to exercise its Retraction Call Right, the RCR Exercising Party must notify the Corporation in writing of its determination to do so (a “SolGold Call Notice”) no later than five Business Days after notification to such RCR Exercising Party by the Corporation of the receipt by the Corporation of the Retraction Request. If neither SolGold nor Callco has so notified the Corporation before the end of such fifth Business Day, the Corporation shall notify the holder as soon as possible thereafter that neither will exercise the Retraction Call Right. If either SolGold or Callco has delivered a SolGold Call Notice before the end of such fifth Business Day and duly exercises its Retraction Call Right in accordance with this Section  6.2, the obligation of the Corporation to redeem the Retracted Shares shall terminate and, provided that the Retraction Request is not revoked by the holder in the manner specified in Section  6.1(e), the RCR Exercising Party shall purchase from such holder and such holder shall sell to the RCR Exercising Party on the Retraction Date the Retracted Shares for the Retraction Call Purchase Price in the form of Exchangeable Share Consideration. Provided that the aggregate Retraction Call Purchase Price has been delivered as provided in Section  6.2(c), the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business (Toronto time) on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that neither SolGold nor Callco has delivered a SolGold Call Notice before the end of such fifth Business Day, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section  6.1(e), the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in Section  6.1(b).

(c)                                  For the purpose of completing a purchase of Exchangeable Shares pursuant to the exercise of a Retraction Call Right, the RCR Exercising Party shall deliver or cause to be delivered to the relevant holder, at the address of the holder recorded in the securities register of the Corporation for the Exchangeable Shares or at the address specified in the holder’s Retraction Request or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, the Exchangeable Share Consideration representing the Retraction Call Purchase Price to which such holder is entitled and such delivery of Exchangeable Share Consideration on behalf of the RCR Exercising Party shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Call Purchase Price to the extent that the same is represented by such Exchangeable Share Consideration, unless any cheque comprising part of such Exchangeable Share Consideration is not paid on due presentation.

(d)                                 On and after the close of business (Toronto time) on the Retraction Date, provided that the aggregate Retraction Call Purchase Price in respect of the Retracted Shares has been delivered prior to such time, the holder of the Retracted Shares shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive its Retraction Call Purchase Price unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the aggregate Retraction Call Purchase Price payable to such holder shall not be made, in which case the rights of such holder shall remain unaffected until such aggregate Retraction Call Purchase Price has been paid in the manner hereinbefore provided. On and after the close of business (Toronto time) on the Retraction Date, provided that presentation and surrender of certificates and payment of such aggregate Retraction Call Purchase Price has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so purchased by the RCR Exercising Party shall thereafter be considered and deemed for all purposes to be a holder of the SolGold Common Shares delivered to such holder.

7.                                     REDEMPTION BY THE CORPORATION

7.1                               Redemption by the Corporation

(a)                                 Subject to applicable Law and the due exercise by either SolGold or Callco of a Redemption Call Right, the Corporation shall on the Redemption Date redeem all of the then outstanding Exchangeable Shares for an amount per share equal to the Exchangeable Share Price on the last Business Day prior to such Redemption Date (the “Redemption Price”) which shall be satisfied in full by the Corporation causing to be delivered the Exchangeable Share Consideration representing the Redemption Price.

(b)                                 In any case of a redemption of Exchangeable Shares under this Section  7.1, the Corporation shall, at least 30 days before the Redemption Date (other than a Redemption Date established in connection with a SolGold Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Corporation or the purchase by SolGold or Callco under its Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder (other than SolGold and its Subsidiaries in the case of a purchase by SolGold or Callco). In the case of a Redemption Date established in connection with a SolGold Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event the written notice of redemption by the Corporation or the purchase by SolGold or Callco under the Redemption Call Right will be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, such Redemption Date and, if applicable, particulars of the Redemption Call Right. In the case of any notice given in connection with a possible Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

(c)                                  On or prior to the Redemption Date and subject to the exercise by SolGold or Callco of a Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price (in the form of Exchangeable Share Consideration) for each such Exchangeable Share upon presentation and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA, the articles of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require. Payment of the aggregate Redemption Price for Exchangeable Shares held by a holder shall be made by delivery to such holder, at the address of such holder recorded in the securities register of the Corporation or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent on behalf of the Corporation as may be specified by the Corporation in such notice, of the Exchangeable Share Consideration representing the aggregate Redemption Price. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price, unless payment of the aggregate Redemption Price deliverable to a holder for Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holder shall remain unaffected until the aggregate Redemption Price deliverable to such holder has been paid in the manner hereinbefore provided.

(d)                                 The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the total Redemption Price (in the form of Exchangeable Share Consideration) of the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice and any interest allowed on such deposit shall belong to the Corporation. Provided that such total Redemption Price has been so deposited prior to the Redemption Date, on and after the Redemption Date, the Exchangeable Shares shall be redeemed and the rights of the holders thereof after the Redemption Date shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Redemption Price, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the SolGold Common Shares delivered to them.

7.2                               Redemption Call Rights

(a)                                 Subject to the limitations set forth in Section  7.2(b), including that Callco shall only be entitled to exercise its Redemption Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which SolGold has not exercised its Redemption Call Right, SolGold and Callco shall each have the overriding right (a “Redemption Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by the Corporation pursuant to Section  7.1 hereof, to purchase from all but not less than all of the holders of Exchangeable Shares (other than SolGold and its Subsidiaries) on the Redemption Date in respect of which the Redemption Call Right is exercised all but not less than all of the Exchangeable Shares held by each such holder on payment by whichever of SolGold or Callco is exercising such right (the “Redemption CR Exercising Party”) of an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to such Redemption Date (the “Redemption Call Purchase Price”) which shall be satisfied in full by causing to be delivered to such holder the Exchangeable Share Consideration representing the Redemption Call Purchase Price. In the event of the exercise of a Redemption Call Right, each holder of Exchangeable Shares (other than SolGold and its Subsidiaries) shall be obligated to sell all the Exchangeable Shares held by such holder to the Redemption CR Exercising Party on the Redemption Date on payment by the Redemption CR Exercising Party to such holder of the Redemption Call Purchase Price for each such share (in the form of Exchangeable Share Consideration).

(b)                                 Callco shall only be entitled to exercise its Redemption Call Right with respect to those holders of Exchangeable Shares, if any, in respect of which SolGold has not exercised its Redemption Call Right. In order to exercise its Redemption Call Right, a Redemption CR Exercising Party must notify in writing the Transfer Agent, as agent for the holders of Exchangeable Shares, and the Corporation of its intention to exercise such right at least 30 days before the Redemption Date, except in the case of a redemption occurring as a result of an SolGold Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, in which case SolGold or Callco, as the case may be, shall so notify the Transfer Agent and ExchangeCo on or before the Redemption Date. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not a Redemption Call Right has been exercised (such notice to specify the Redemption CR Exercising Party and such form of notice to be provided by SolGold to the Transfer Agent) forthwith after the earlier of: (i) the date notice of exercise has been provided to the Transfer Agent; and (ii) the expiry of the date by which the same may be exercised. If a Redemption CR Exercising Party duly exercises its Redemption Call Right in accordance with this Section  7.2, the right of the Corporation to redeem any Exchangeable Shares pursuant to Section  7.1 on the Redemption Date shall terminate at such time and on the Redemption Date such Redemption CR Exercising Party will purchase and the holders of Exchangeable Shares (other than SolGold and its Subsidiaries) will sell all of their Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price (in the form of Exchangeable Share Consideration).

(c)                                  For the purposes of completing a purchase of the Exchangeable Shares pursuant to the exercise of a Redemption Call Right, the Redemption CR Exercising Party shall deposit with the Transfer Agent, on behalf of the holders of Exchangeable Shares, before the Redemption Date, the aggregate Exchangeable Share Consideration representing the Redemption Call Purchase Price deliverable by the Redemption CR Exercising Party. Provided that the total Redemption Call Purchase Price has been so deposited with the Transfer Agent, following the close of business (Toronto time) on the Redemption Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Support Agreement) other than the right to receive such holder’s proportionate part of the total Redemption Call Purchase Price, without interest, payable by the Redemption CR Exercising Party upon presentation and surrender by such holder of certificates representing the Exchangeable Shares held by such holder in accordance with the following provisions and such holder shall following the close of business (Toronto time) on such Redemption Date be considered and deemed for all purposes to be the holder of the SolGold Common Shares which such holder is entitled. Upon surrender to the Transfer Agent of a certificate representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA, the articles of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of the Redemption CR Exercising Party shall deliver to such holder, the Exchangeable Share Consideration representing the Redemption Call Purchase Price. If neither SolGold nor Callco exercises the Redemption Call Right in the manner described above, on the Redemption Date a holder of Exchangeable Shares shall be entitled to receive in exchange therefor the Redemption Price otherwise payable by the Corporation in connection with the redemption of the Exchangeable Shares pursuant to Section 7.1 hereof.

8.                                      PURCHASE FOR CANCELLATION

8.1          Purchase for Cancellation

(a)                                 Subject to applicable Law and the articles of the Corporation and notwithstanding Section  8.1(b) the Corporation may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares by private agreement with any holder of Exchangeable Shares.

(b)                                 Subject to applicable Law and the articles of the Corporation, the Corporation may at any time and from time to time purchase for cancellation all or any part of the outstanding Exchangeable Shares at any price per share by tender to all the holders of record of Exchangeable Shares then outstanding or through the facilities of any stock exchange on which the Exchangeable Shares are listed or quoted together with an amount equal to all declared and unpaid dividends thereon for which the record date has occurred prior to the date of purchase. If in response to an invitation for tenders under the provisions of this Section  8.1(b), more Exchangeable Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, the Exchangeable Shares to be purchased by the Corporation shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Corporation, provided that when shares are tendered at different prices, the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Corporation is prepared to purchase after the Corporation has purchased all the shares tendered at lower prices. If only part of the Exchangeable Shares represented by any certificate shall be purchased, a new certificate for the balance of such shares shall be issued at the expense of the Corporation.

9.                                     VOTING RIGHTS

9.1                              Voting Rights

Subject to applicable Law, holders of Exchangeable Shares shall not be entitled to notice of, attend or vote at any meeting of the shareholders of the Corporation other than as set forth in Sections  4.1,  10.1, 11.1 or  12.2 or as expressly provided in the Support Agreement.

10.                              AMENDMENT AND APPROVAL

10.1                       Amendment

The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

10.2                       Approval

Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares as a separate class shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable Law, subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 10% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that such approval must be given also by the affirmative vote of holders of more than two-thirds of the Exchangeable Shares represented in person or by proxy at the meeting excluding Exchangeable Shares beneficially owned by SolGold or any of its Subsidiaries. If at any such meeting the holders of at least 10% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such reconvened meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such reconvened meeting excluding Exchangeable Shares beneficially owned by SolGold or any of its Subsidiaries shall constitute the approval or consent of the holders of the Exchangeable Shares. For purposes of this Section  10.2, any spoiled votes, illegible votes, defective votes and abstentions shall be deemed to be votes not cast.

11.                              RECIPROCAL CHANGES, ETC. IN RESPECT OF SOLGOLD COMMON SHARES

11.1                        Reciprocal Changes

(a)                                 Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that SolGold will not, except as provided in the Support Agreement, without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section  10.2 hereof:

(i)                                     issue or distribute SolGold Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire SolGold Common Shares) to the holders of all or substantially all of the then outstanding SolGold Common Shares, by way of stock dividend or other distribution, other than an issue of SolGold Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire SolGold Common Shares) to holders of SolGold Common Shares who exercise an option to receive dividends in SolGold Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire SolGold Common Shares) in lieu of receiving cash dividends or pursuant to any dividend reinvestment plan or scrip dividend or similar arrangement;

(ii)                                  issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding SolGold Common Shares entitling them to subscribe for or to purchase SolGold Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire SolGold Common Shares); or

(iii)                               issue or distribute to the holders of all or substantially all of the then outstanding SolGold Common Shares:

(A)                               shares or securities of SolGold of any class other than SolGold Common Shares (or securities convertible into or exchangeable for or carrying rights to acquire such securities);

(B)                               rights, options or warrants other than those referred to in Section  11.1(a)(ii) above;

(C)                               evidences of indebtedness of SolGold; or

(D)                               assets of SolGold,

unless (x) the Corporation is permitted under applicable Law to issue or distribute the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets to the holders of the Exchangeable Shares and (y) the Corporation shall issue or distribute the economic equivalent of such rights, options, warrants, securities, shares evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by SolGold in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Offer.

(b)                                 Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that SolGold will not, except as provided in the Support Agreement, without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section  10.2 hereof:

(i)                                     subdivide, redivide or change the then outstanding SolGold Common Shares into a greater number of SolGold Common Shares;

(ii)                                  reduce, combine, consolidate or change the then outstanding SolGold Common Shares into a lesser number of SolGold Common Shares; or

(iii)                               reclassify or otherwise change the rights, privileges or other terms of the then outstanding SolGold Common Shares or effect an amalgamation, merger, reorganization or other transaction involving or affecting the SolGold Common Shares, unless (x) the Corporation is permitted under applicable Law to make the same or an economically equivalent change to, or in the rights of holders of, the Exchangeable Shares, and (y) the same or an economically equivalent change is made simultaneously to, or in the rights of the holders of, the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by SolGold in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Offer. The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 hereof.

(c)                                  Notwithstanding the foregoing provisions of this Article  11, in the event of a SolGold Control Transaction:

(i)                                     in which SolGold merges or amalgamates with, or in which all or substantially all of the then outstanding SolGold Common Shares are acquired by one or more other corporations to which SolGold is, immediately before such merger, amalgamation or acquisition, related within the meaning of the Tax Act (otherwise than virtue of a right referred to in paragraph 251(5)(b) thereof);

(ii)                                  which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(iii)                               in which all or substantially all of the then outstanding SolGold Common Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such SolGold Control Transaction, owns or controls, directly or indirectly, SolGold, then all references herein to “SolGold” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to shares of “SolGold Common Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of shares pursuant to these Share Provisions or exchange of shares pursuant to the Support Agreement immediately subsequent to the SolGold Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, option or retraction of such shares pursuant to these Share Provisions, or exchange of such shares pursuant to the Support Agreement had occurred immediately prior to the SolGold Control Transaction and the SolGold Control Transaction was completed) but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including without limitation, any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

12.                              ACTIONS BY THE CORPORATION UNDER SUPPORT AGREEMENT

12.1                       Actions by the Corporation

The Corporation will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by SolGold and Callco with all provisions of the Support Agreement applicable to SolGold, Callco and the Corporation, respectively, in accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation under or pursuant to such agreement.

12.2                       Changes to Support Agreement

The Corporation shall not agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section  10.2 hereof other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(a)                                 adding to the covenants of any or all of the parties to the Support Agreement if the board of directors of each of the Corporation, Callco and SolGold shall be of the opinion that such additions will not be prejudicial in any material respect to the rights or interests of the Non-Affiliated Holders;

(b)                                 evidencing the succession of successors to SolGold either by operation of Law or agreement to the liabilities and covenants of SolGold under the Support Agreement (“SolGold Successors”) and the covenants of and obligations assumed by each such SolGold Successor in accordance with the provisions of Article 4 of the Support Agreement;

(c)                                  making such amendments or modifications not inconsistent with the Support Agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of each of the Corporation, Callco and SolGold, having in mind the best interests of the Non-Affiliated Holders as a whole, it may be expedient to make, provided that each such board of directors shall be of the opinion that such amendments or modifications will not be prejudicial in any material respect to the rights or interests of the Non-Affiliated Holders as a whole; or

(d)                                 making such changes or corrections which, on the advice of counsel to the Corporation, Callco and SolGold, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of the Corporation, Callco and SolGold shall be of the opinion that such changes or corrections will not be prejudicial in any material respect to the rights or interests of the Non-Affiliated Holders.

13.                              LEGEND; CALL RIGHTS; WITHHOLDING RIGHTS

13.1                       Legend

The certificates evidencing the Exchangeable Shares may contain or have affixed thereto the following legends in form and on terms approved by the Board of Directors:

(a)                                 “Unless permitted under securities legislation, the holder of this security must not trade the security before the date that is 4 months and a day after the later of (i) [distribution date], and (ii) the date the issuer became a reporting issuer in any province or territory.”

(b)                                 [Legend with respect to the Support Agreement including, but not limited to the provisions with respect to the call rights and exchange rights thereunder.]

13.2                        Call Rights

Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of SolGold and Callco, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of SolGold or Callco, as the case may be, as herein provided.

13.3                       Withholding Rights

SolGold, Callco, the Corporation and the Transfer Agent shall be entitled to deduct and withhold from any consideration otherwise payable to any holder of Exchangeable Shares such amounts as SolGold, Callco, the Corporation or the Transfer Agent is required or permitted to deduct and withhold with respect to such payment under the Tax Act or any provision of provincial, state, territorial, local or foreign Tax Law, in each case as amended or succeeded. The Transfer Agent may act and rely on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate Taxing Authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, SolGold, Callco, the Corporation and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to SolGold, Callco, the Corporation or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and SolGold, Callco, the Corporation or the Transfer Agent shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

14.                              NOTICES

14.1                       Notices

Subject to applicable Law, any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by email or by mail (postage prepaid) or by facsimile or by delivery to the registered office of the Corporation and addressed to the attention of the Secretary of the Corporation. Any such notice, request or other communication, if given by email, mail, facsimile or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

14.2                       Certificates

Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case, addressed to the attention of the Secretary of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail (postage prepaid) shall be at the sole risk of the holder mailing the same.

14.3                       Notices to Shareholders

Subject to applicable Law, any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the register of shareholders of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the fifth Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares, or any defect in such notice, shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Corporation pursuant thereto.

In the event of any interruption of mail service immediately prior to a scheduled mailing or in the period following a mailing during which delivery normally would be expected to occur, the Corporation will make reasonable efforts to disseminate any notice by other means, such as publication. Except as otherwise required or permitted by Law, if post offices in Canada or the United Kingdom are not open for the deposit of mail, any notice which the Corporation or the Transfer Agent may give or cause to be given will be deemed to have been properly given and to have been received by holders of Exchangeable Shares if (i) it is given to the TSX for dissemination or (ii) it is published once in the National Edition of The Globe and Mail and in the daily newspapers of general circulation in each of the French and English languages in the City of Montreal, provided that if the National Edition of The Globe and Mail is not being generally circulated, publication thereof will be made in any other daily newspaper of general circulation published in the City of Toronto.

Notwithstanding any other provisions of these Share Provisions, notices, other communications and deliveries need not be mailed if the Corporation determines that delivery thereof by mail may be delayed. Persons entitled to any deliveries (including certificates and cheques) which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent to which the deliveries were made, upon application to the Transfer Agent, until such time as the Corporation has determined that delivery by mail will no longer be delayed. The Corporation will provide notice of any such determination not to mail made hereunder as soon as reasonably practicable after the making of such determination and in accordance with this Section  14.3. Such deliveries in such circumstances will constitute delivery to the Persons entitled thereto.

15.                              DISCLOSURE OF INTERESTS IN EXCHANGEABLE SHARES

15.1                       Disclosure of Interests

The Corporation shall be entitled to require any Person whom the Corporation knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share (i) to confirm that fact or (ii) to give such details as to whom has an interest in such Exchangeable Share, in each case as would be required (if the Exchangeable Shares were a class of “equity securities” of the Corporation) under applicable Canadian securities laws or as would be required under the articles of SolGold or any Laws or regulations, or pursuant to the rules or regulations of any regulatory authority, of Canada, Australia or the United Kingdom as if, and only to the extent that, the Exchangeable Shares were SolGold Common Shares.

SCHEDULE “A”

RETRACTION REQUEST

To:                                                               SolGold plc (“SolGold”), SolGold Canadian CallCo Corp. (“Callco”) and SolGold Canadian ExchangeCo Corp. (the “Corporation”)

This notice is given pursuant to Article 6 of the provisions (the “Share Provisions”) attaching to the share(s) represented by this certificate and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

The undersigned hereby notifies the Corporation that, subject to the Retraction Call Right referred to below, the undersigned desires to have the Corporation redeem in accordance with Article 6 of the Share Provisions:

☐                                    all share(s) represented by this certificate; or

☐                                           share(s) only represented by this certificate.

The undersigned acknowledges the Retraction Call Right of SolGold and Callco to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to SolGold or Callco in accordance with the Retraction Call Right on the Retraction Date for the Retraction Call Purchase Price and on the other terms and conditions set out in Section  6.2 of the Share Provisions. If neither SolGold nor Callco determines to exercise its Retraction Call Right, the Corporation will notify the undersigned of such fact as soon as possible. This Retraction Request, and this offer to sell the Retracted Shares to SolGold or Callco, may be revoked and withdrawn by the undersigned only by notice in writing given to the Corporation at any time before the close of business (Toronto time) on the Business Day immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of solvency provisions of applicable Law, the Corporation is unable to redeem all Retracted Shares and provided that neither SolGold nor Callco has exercised the Retraction Call Right with respect to the Retracted Shares, the undersigned will be deemed to have exercised the Exchange Right so as to require SolGold or, at the option of SolGold, Callco to purchase the unredeemed Retracted Shares.

The undersigned hereby represents and warrants to the Corporation, SolGold and Callco that the undersigned:

☐                                    is

(select one)

☐                                    is not

a resident in Canada for purposes of the Income Tax Act (Canada). THE UNDERSIGNED ACKNOWLEDGES THAT IN THE ABSENCE OF AN INDICATION THAT THE UNDERSIGNED IS A RESIDENT IN CANADA, WITHHOLDING ON ACCOUNT OF CANADIAN TAX MAY BE MADE FROM AMOUNTS PAYABLE TO THE UNDERSIGNED ON THE REDEMPTION OR PURCHASE OF THE RETRACTED SHARES.

The undersigned hereby represents and warrants to the Corporation, SolGold and Callco that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by the Corporation, SolGold or Callco, as the case may be, free and clear of all liens, claims, encumbrances, security interests and adverse claims.

(Date)

(Signature of Shareholder)

(Guarantee of Signature)

☐                                    Please check box if the securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder at the principal transfer office of the Transfer Agent in Toronto, Ontario or Calgary, Alberta, failing which such securities and any cheque will be mailed to the last address of the shareholder as it appears on the register.

NOTE: This panel must be completed and this certificate, together with such additional documents as the Transfer Agent and the Corporation may require, must be deposited with the Transfer Agent at its principal transfer office in Toronto, Ontario or Calgary, Alberta. The securities and any cheque resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to respectively, the name of the shareholder as it appears on the register of the Corporation and the securities and cheque resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date:

Name of Person in Whose Name Securities or Cheque(s) Are to be
Registered, Issued or Delivered (please print)

Street Address or P.O. Box

Signature of Shareholder

City, Province and Postal Code

Signature Guaranteed by

NOTE: If this Retraction Request is for less than all of the share(s) represented by this certificate, a certificate representing the remaining shares of the Corporation will be issued and registered in the name of the shareholder as it appears on the register of the Corporation, unless the Share Transfer Power on the share certificate is duly completed in respect of such share(s).

The Depositary for the Offer is:

KINGSDALE ADVISORS

For questions or requests for additional copies of the Offer to Purchase and Circular, contact:

Toll Free Phone: 1-888-823-4343

contactus@kingsdaleadvisors.com

The Co-Agents for the Offer are

KINGSDALE ADVISORS	GRYPHON ADVISORS INC.

For questions about the Offer, contact:

Toll Free Phone: 1-888-823-4343

contactus@kingsdaleadvisors.com

Cornerstone shareholders are also encouraged to regularly visit  www.solgoldofferforcornerstone.com for up-to-date information and to read, in its entirety and carefully consider, our Offer and Circular.